PROSPECTUS

                                                Filed Pursuant to Rule 424(b)(3)
                                                       Registration No. 333-8043
                               FOUR M CORPORATION

                             OFFER TO EXCHANGE ITS
                   12% SERIES B SENIOR SECURED NOTES DUE 2006
              WHICH HAVE BEEN REGISTERED UNDER THE SECURITIES ACT
                       FOR ANY AND ALL OF ITS OUTSTANDING
                   12% SERIES A SENIOR SECURED NOTES DUE 2006
                  ($170,000,000 PRINCIPAL AMOUNT OUTSTANDING)
            GUARANTEED BY CERTAIN SUBSIDIARIES OF FOUR M CORPORATION

    THE EXCHANGE OFFER AND WITHDRAWAL RIGHTS WILL EXPIRE AT 5:00 P.M., NEW YORK CITY TIME, ON OCTOBER 29, 1996, AS SUCH DATE MAY BE EXTENDED (THE "EXPIRATION DATE").

    Four M Corporation, a Maryland corporation (the "Company" or "Four M"), hereby offers (the "Exchange Offer"), upon the terms and subject to the conditions set forth in this Prospectus and the accompanying letter of transmittal (the "Letter of Transmittal"), to exchange an aggregate of up to $170,000,000 principal amount of 12% Series B Senior Secured Notes due 2006, including the Guarantees thereof (the "New Notes") for an identical face amount of the outstanding 12% Series A Senior Secured Notes due 2006, including the Guarantees thereof (the "Old Notes" and, with the New Notes, the "Notes"). The terms of the New Notes are identical in all material respects to the terms of the Old Notes except that the registration and other rights relating to the exchange of Old Notes for New Notes and the restrictions on transfer set forth on the Old Notes will not appear on the New Notes. See "The Exchange Offer." The New Notes are being offered hereunder in order to satisfy certain obligations of the Company under a Registration Rights Agreement dated as of May 30, 1996 (the "Registration Rights Agreement") among the Company, the Guarantors (as defined herein) and Bear, Stearns & Co. Inc. (the "Initial Purchaser"). Based on an interpretation by the staff of the Securities and Exchange Commission (the "Commission") set forth in no-action letters issued to third parties unrelated to the Company, New Notes issued pursuant to the Exchange Offer in exchange for Old Notes may be offered for resale, resold, and otherwise transferred by a holder thereof (other than a holder which is an "affiliate" of the Company within the meaning of Rule 405 under the Securities Act of 1933, as amended (the "Securities Act")), without compliance with the registration and the prospectus delivery provisions of the Securities Act, provided that such New Notes are acquired in the ordinary course of such holder's business and such holder has no arrangement with any person to participate in or is engaged in or is planning to be engaged in the distribution of such New Notes.

    The New Notes will bear interest at the rate of 12% per annum, payable semi-annually in arrears on June 1 and December 1 of each year, commencing December 1, 1996. The New Notes are guaranteed on a senior secured basis by Box USA Group, Inc., Four M Paper Corporation, Page Packaging Corporation, Box USA, Inc. and Four M Manufacturing Group of Georgia, Inc., each a direct or indirect wholly-owned subsidiary of the Company. The New Notes will not be guaranteed by Box USA Paper Corporation, Box USA of Florida, L.P., Florida Coast Paper Company, L.L.C., and MannKraft Corporation. The Company will not be required to make any mandatory redemption or sinking fund payment with respect to the New Notes prior to maturity. The New Notes are redeemable at the option of the Company, in whole or in part, at any time on or after June 1, 2001 at the redemption prices set forth herein. In addition, at the option of the Company, up to one-third of the New Notes may be redeemed prior to June 1, 1999 at the redemption price set forth herein with the net proceeds of a public offering of common stock of the Company; PROVIDED that at least two-thirds of the aggregate principal amount of the New Notes remain outstanding following each such redemption. In addition, upon the occurrence of a Change of Control (as defined herein) prior to June 1, 2001, the Company, at its option, may redeem all, but not less than all, of the outstanding New Notes at a redemption price equal to 100% of the principal amount thereof plus the applicable Make-Whole Premium (as defined herein). Upon the occurrence of a Change of Control at any time, the Company is required to make an offer to repurchase each holder of the Notes ("Holder") at a price equal to 101% of the aggregate principal amount thereof plus accrued and unpaid interest, if any, to the date of purchase. There can be no assurance that the Company will have the financial resources necessary to repurchase the New Notes upon a Change of Control. The New Notes are senior secured obligations of the Company, are senior in right of payment to all subordinated indebtedness of the Company and are PARI PASSU in right of payment with all other existing and future senior indebtedness of the Company. As of April 30, 1996, after giving pro forma effect to the Acquisition (as defined herein) and the financings therefor, the Company would have had total outstanding indebtedness of $210.8 million, including the New Notes and indebtedness pursuant to the Credit Facility (as defined herein). As of June 30, 1996, the Company had outstanding $31.8 million of indebtedness that is subordinate to the Notes and no additional indebtedness could be incurred by the Company which would be on par with or senior to the Notes. The New Notes are secured by a first priority security interest in substantially all of the equipment of the Company and its Restricted subsidiaries (as defined herein) and certain other assets (but excluding, among other things, land and improvements thereon, inventories and accounts receivable, and the proceeds thereof), and by a pledge of the capital stock of the Subsidiaries of the Company (collectively, the "Collateral"). See "Description of New Notes."

    The Company will accept for exchange from an Eligible Holder any and all Old Notes that are validly tendered prior to 5:00 p.m., New York City time, on the Expiration Date. For purposes of the Exchange Offer, "Eligible Holder" shall mean the registered owner of any Old Notes that remain Transfer Restricted Securities, as reflected on the records of Norwest Bank Minnesota, National Association, as registrar for the Old Notes (in such capacity, the "Registrar"), or any person whose Old Notes are held of record by the depository of the Old Notes. Tenders of Old Notes may be withdrawn at any time prior to 5:00 p.m., New York City time, on the Expiration Date, unless previously accepted for exchange. For purposes of the Exchange Offer, "Transfer Restricted Securities" means each Old Note until the earliest to occur of (i) the date on which such Old Note is exchanged in the Exchange Offer and is entitled to be resold to the public by the holder thereof without complying with the prospectus delivery requirements of the Securities Act, (ii) the date on which such Old Note is registered under the Securities Act and is disposed of in a shelf registration statement or (iii) the date on which such Old Note has been distributed to the public pursuant to Rule 144 under the Securities Act or by a broker-dealer pursuant to the plan of distribution described herein. See "Plan of Distribution."

    Each broker-dealer that receives New Notes for its own account pursuant to the Exchange Offer must acknowledge that it will deliver a prospectus in connection with any resale of such New Notes. The Letter of Transmittal states that by so acknowledging and by delivering a prospectus, a broker-dealer will not be deemed to admit that it is an "underwriter" within the meaning of the Securities Act. This Prospectus, as it may be amended or supplemented from time to time, may be used by a broker-dealer in connection with resales of New Notes received in exchange for Old Notes where such Old Notes were acquired by such broker-dealer as a result of market-making activities or other trading activities. The Company has agreed that, for a period of 270 days after the effective date of the Exchange Offer Registration Statement (as defined herein), it will make this Prospectus available to any broker-dealer for use in connection with any such resale. See "The Exchange Offer" and "Plan of Distribution."

    Prior to this Exchange Offer, there has been no public market for the Old Notes or the New Notes. The Company does not expect that an active trading market in the Notes will develop.

    The Exchange Agent for the Exchange Offer is Norwest Bank Minnesota, National Association.
                         ------------------------------

       SEE "RISK FACTORS" BEGINNING ON PAGE 12 HEREIN FOR A DISCUSSION OF
              RISKS THAT SHOULD BE CONSIDERED BY ELIGIBLE HOLDERS
                       IN EVALUATING THE EXCHANGE OFFER.
                             ---------------------

THESE  SECURITIES HAVE NOT BEEN APPROVED  OR DISAPPROVED BY THE SECURITIES AND
  EXCHANGE COMMISSION  OR  ANY  STATE  SECURITIES  COMMISSION  NOR  HAS  THE
    SECURITIES  AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION
      PASSED UPON  THE  ACCURACY  OR ADEQUACY  OF  THIS  PROSPECTUS.  ANY
             REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.
                            ------------------------

               THE DATE OF THIS PROSPECTUS IS SEPTEMBER 30, 1996.

                             AVAILABLE INFORMATION

    The Company has filed with the Commission a Registration Statement (which term shall include any amendments thereto) on Form S-4 under the Securities Act with respect to the securities offered by this Prospectus. This Prospectus, which constitutes a part of the Registration Statement, does not contain all the information set forth in the Registration Statement and the exhibits and schedules thereto, to which reference is hereby made. Each statement made in this Prospectus referring to a document filed as an exhibit or schedule to the Registration Statement is qualified in its entirety by reference to the exhibit or schedule for a complete statement of its terms and conditions, although all of the material terms of the Company's contracts and agreements that would be material to an investor have been summarized in the Prospectus. In addition, upon the effectiveness of the Registration Statement filed with the Commission, the Company will be subject to the informational requirements of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), and in accordance therewith the Company will file periodic reports and other information with the Commission relating to its business, financial statements and other matters. Any interested parties may inspect and/or copy the Registration Statement, its schedules and exhibits, and the periodic reports and other information filed in connection therewith, at the public reference facilities maintained by the Commission at Room 1024, Judiciary Plaza, 450 Fifth Street, N.W., Washington, D.C. 20549 and at the Commission's regional offices located at Citicorp Center, 500 W. Madison Street, Suite 1400, Chicago, Illinois 60661, and 7 World Trade Center, Suite 1300, New York, New York 10048. Copies of such materials can be obtained at prescribed rates by addressing written requests for such copies to the Public Reference Section of the Commission at its principal office at Judiciary Plaza, 450 Fifth Street, N.W., Room 1024, Washington, D.C. 20549. The obligations of the Company under the Exchange Act to file periodic reports and other information with the Commission may be suspended, under certain circumstances, if the New Notes are held of record by fewer than 300 holders at the beginning of any fiscal year and are not listed on a national securities exchange. The Company has agreed that, whether or not it is required to do so by the rules and regulations of the Commission, for so long as any of the Notes remain outstanding it will furnish to the holders of the Notes and if required by the Exchange Act, file with the Commission (unless the Commission will not accept such a filing) all annual, quarterly and current reports that the Company is or would be required to file with the Commission pursuant to Section 13(a) or 15(d) of the Exchange Act. In addition, for so long as any of the Old Notes remain outstanding, the Company has agreed to make available to any prospective purchaser of the Old Notes or beneficial owner of the Old Notes in connection with any sale thereof the information required by Rule 144A(d)(4) under the Securities Act.

    This Prospectus incorporates documents by reference which are not present herein or delivered herewith. Copies of any such documents filed by the Company, including exhibits to such documents, are available to any registered holder or beneficial owner of the Old Notes upon written or oral request and without charge from Four M Corporation, 115 Stevens Ave., Valhalla, NY 10595. Attention:
Chief Financial Officer. Telephone requests may be directed to the Company at 914-749-3200. In order to ensure timely delivery of the documents, any such request should be made by October 18, 1996.

    NO PERSON HAS BEEN AUTHORIZED TO GIVE ANY INFORMATION OR TO MAKE ANY REPRESENTATIONS, OTHER THAN THOSE CONTAINED IN THIS PROSPECTUS. IF GIVEN OR MADE, SUCH INFORMATION OR REPRESENTATIONS MAY NOT BE RELIED UPON AS HAVING BEEN AUTHORIZED BY THE COMPANY. THIS PROSPECTUS DOES NOT CONSTITUTE AN OFFER OR SOLICITATION WITH RESPECT TO ANY SECURITY OTHER THAN THE SECURITIES OFFERED HEREBY OR AN OFFER TO OR SOLICITATION OF ANY PERSON IN ANY JURISDICTION IN WHICH SUCH AN OFFER OR SOLICITATION WOULD BE UNLAWFUL. NEITHER THE DELIVERY OF THIS PROSPECTUS NOR ANY DISTRIBUTION OF SECURITIES HEREUNDER SHALL UNDER ANY CIRCUMSTANCES CREATE ANY IMPLICATION THAT THE INFORMATION CONTAINED HEREIN IS CORRECT AS OF ANY TIME SUBSEQUENT TO THE DATE HEREOF OR THAT THERE HAS BEEN NO CHANGE IN THE INFORMATION SET FORTH HEREIN OR IN THE AFFAIRS OF THE COMPANY SINCE THE DATE HEREOF.

                               PROSPECTUS SUMMARY

    THE FOLLOWING SUMMARY IS QUALIFIED IN ITS ENTIRETY BY THE MORE DETAILED INFORMATION AND FINANCIAL STATEMENTS, INCLUDING THE NOTES THERETO, APPEARING ELSEWHERE IN THIS PROSPECTUS. UNLESS THE CONTEXT OTHERWISE REQUIRES, ALL REFERENCES HEREIN TO THE "COMPANY" OR "FOUR M" INCLUDE FOUR M CORPORATION AND ITS CONSOLIDATED SUBSIDIARIES. REFERENCES TO "FISCAL 1995," "FISCAL 1994" AND THE LIKE SHALL MEAN THE 12 MONTHS ENDED ON JULY 31 OF SUCH YEAR. ALL CAPITALIZED TERMS USED IN THIS PROSPECTUS WITHOUT A DEFINITION ARE DEFINED AS SET FORTH BELOW UNDER THE CAPTION "DESCRIPTION OF NEW NOTES--CERTAIN DEFINITIONS."

                                  THE COMPANY

    Four M Corporation, which operates under the trade name Box USA, believes that it is one of the largest independent full-service converters of corrugated packaging materials in North America. The Company operates 28 strategically located converting facilities, which sold 9.6 billion square feet of finished corrugated containers, partitions and sheets during the twelve months ended April 30, 1996. The Company has developed and maintains longstanding customer relationships with leading consumer products and packaging companies including Anchor Glass, Avon, Clorox, Owens Illinois and Procter & Gamble. The Company also owns and operates a paper mill located in Ft. Madison, Iowa (the "Ft.
Madison Mill") which produced 77,710 tons of corrugating medium during the twelve months ended April 30, 1996, most of which was sold to third parties. For the twelve months ended April 30, 1996, the Company generated net sales of $223.0 million, net income of $6.8 million and EBITDA (as defined herein) of $19.3 million.

    On May 30, 1996, the Company acquired substantially all of the assets of St. Joe Container, which primarily consisted of 16 converting facilities and related working capital (the "Acquisition"). The Acquisition more than doubled the size of the Company to 28 converting facilities which sold 10.0 billion square feet of corrugated packaging materials in 1995. The Company and St. Joe Container utilized similar manufacturing equipment and production processes, and the two businesses operated with minimal geographic redundancy and no material customer overlap. Accordingly, the Company believes that the Acquisition creates opportunities to pursue continued growth in its business, utilize its purchasing power to achieve reductions in raw material costs, improve productivity and reduce operating expenses. For the twelve months ended April 30, 1996, after giving pro forma effect to the Acquisition, the Company would have generated net sales of $524.6 million, net income of $7.0 million and EBITDA of $46.0 million. See "Unaudited Pro Forma Combined Condensed Financial Data."

    The Company was founded in 1966 as a manufacturer of corrugated partitions. From a single partition plant, the Company expanded initially through internal growth and later through 11 separate acquisitions involving 17 manufacturing facilities. The Company has historically targeted distressed properties and undermanaged assets which could significantly improve the Company's profitability. The Company's ability to target and integrate acquisitions successfully is reflected in an increase in average revenue per plant from $9.0 million in 1991 to $15.1 million in 1995, while average annual production per plant has grown from 201.7 million square feet to 291.8 million square feet over the same period.

    The Company's strategy is to enhance its position as one of the largest independent full-service converters of corrugated packaging materials in North America. Fundamental elements of the Company's strategy include:

    -providing a full line of high-quality products

    -capitalizing on the Company's significant raw materials purchasing power

    -implementing   cost-reduction   manufacturing   techniques   and  operating
     efficiency programs

    -responding quickly to customer needs and offering high levels of customer service

    -expanding the Company's penetration of national accounts and increasing the Company's share of existing customers' business

    One of the Company's competitive advantages is its long-term relationships with many customers, some of which have been maintained for over 25 years. The Company currently has business relationships which have existed for five or more years with approximately 800 customers; seven customers have maintained their relationship with the Company for at least 25 years. A second feature which distinguishes the Company from its competitors is the significant relationships it has established with its containerboard suppliers. The Company believes that it is the largest customer of its three primary raw material suppliers. As one of the largest purchasers of linerboard and corrugating medium in the industry, the Company believes that it has been able to purchase raw materials at prices substantially below those reported in PULP & PAPER WEEK, an industry trade publication.

                                THE ACQUISITION

    On November 1, 1995, the Company entered into an Asset Purchase Agreement (the "Acquisition Agreement") pursuant to which on May 30, 1996 (i) the Company acquired substantially all of the assets of St. Joe Container and (ii) a joint venture (the "Mill Joint Venture") between the Company and Stone Container Corporation ("Stone Container") acquired a 500,000 tons per year linerboard mill (the "St. Joe Mill"). In 1995, St. Joe Container sold 6.5 billion square feet of corrugated packaging materials and generated $326.7 million in net sales, $3.3 million in net income and $11.5 million in EBITDA. The purchase price for the St. Joe Container facilities was $87.8 million for the fixed assets, plus approximately $69.7 million for working capital, for a total purchase price of $157.5 million, subject to adjustment for changes in working capital as described herein. The purchase price for the St. Joe Mill was $185.0 million for the fixed assets, plus approximately $17.4 million for working capital, for a total purchase price of $202.4 million, subject to adjustment for changes in working capital as described herein. The Company also acquired a 50.0% equity interest in the Mill Joint Venture for $5.0 million.

    Historically, the St. Joe Container facilities have been operated as a captive outlet for linerboard produced by the St. Joe Mill. Because these facilities represented only a small portion of the operations of St. Joe Paper Company ("St. Joe Paper"), the Company believes that maximization of revenues and profitability of St. Joe Paper's container operations was not a primary priority of prior management. Based on its experience in integrating acquisitions, the Company believes that it can successfully integrate the St. Joe Container facilities and improve overall productivity and profitability by
(i) increasing revenues through utilization of available capacity, (ii) capitalizing on the Company's raw materials purchasing leverage and (iii) enhancing productivity and reducing operating expenses.

    INCREASING REVENUES. The Acquisition enabled the Company to increase its geographic coverage from nine to 17 states. As a result, the Company is able to serve new markets in the Midwest, Mid-Atlantic and the faster growing Southeast. In addition, the Company believes that the Acquisition, by expanding the Company's geographic coverage, will particularly benefit its national account sales program by enabling it to serve national accounts from the St. Joe Container facilities in markets not previously covered by the Company. In addition, the Company strives to operate its corrugator plants at three shifts per day, five days per week. The Company believes that the addition of a third shift at the St. Joe Container facilities would increase aggregate production at these facilities by approximately 50.0%. The Company intends to utilize available capacity to increase production of corrugated sheets to supply sheet plants owned by third parties in the vicinity of the St. Joe Container facilities.

    CAPITALIZING ON RAW MATERIALS PURCHASING LEVERAGE. Historically, the St. Joe Container facilities purchased linerboard from the St. Joe Mill at the prices reported in PULP & PAPER WEEK. As one of the largest purchasers of linerboard and corrugating medium in the industry, the Company believes that it has been able to purchase raw materials at prices substantially below those reported in PULP & PAPER WEEK. Based on the Company's average raw material prices paid, St. Joe Container's net income and EBITDA for the twelve months ended March 31, 1996, after giving pro forma effect to the Acquisition, would have each increased by approximately $17.3 million. See "Unaudited Pro Forma Combined Condensed Financial Data."

    ENHANCING  PRODUCTIVITY  AND  REDUCING  OPERATING  EXPENSES.    The  Company
believes  it  can  achieve  improved   profitability  by  focusing  on   maximum
utilization of available production capacity, minimization of waste and the development and implementation of financial controls and management systems. In addition, the Company believes that it can eliminate certain duplicative functions and achieve efficiencies in manufacturing, administration and sales and marketing. Furthermore, the Company believes that it can reduce manufacturing costs by reducing waste at the St. Joe Container facilities.

                               RECENT PERFORMANCE

    The Company's net sales declined to $164.7 million for the nine-month period ended April 30, 1996 from $213.7 million in the nine-month period ended April 30, 1995, and the Company's operating income declined to $11.0 million for the nine-month period ended April 30, 1996 from $16.0 million for the nine-month period ended April 30, 1995. Both of these decreases were primarily attributable to the disposition of two of the Company's subsidiaries. For the three-month period ended July 31, 1996, the Company and St. Joe Container experienced a continued decline in prices for their products as a result of a decline in industry-wide demand during this period. This decline in prices and demand had a negative effect on certain financial results of the Company and St. Joe Container. Since such period, the Company believes that prices for its products have stabilized. See "Management's Discussion and Analysis of Financial Condition and Results of Operations."

    The Company is incorporated under the laws of Maryland. The principal executive office of the Company is located at 115 Stevens Avenue, Valhalla, New York 10595 and its telephone number is (914) 749-3200.

    Four M has no assets or independent business operations other than its ownership interest in its subsidiaries. The following chart sets forth the relationship between the Company and its subsidiaries:

                             [ORGANIZATIONAL CHART]

                           ISSUANCE OF THE OLD NOTES

    The outstanding $170.0 million principal amount of 12% Series A Senior Secured Notes due 2006 (the "Old Notes") were sold by the Company to Bear, Stearns & Co. Inc. (the "Initial Purchaser"), on May 30, 1996 (the "Closing Date") pursuant to a Purchase Agreement, dated May 30, 1996 (the "Purchase Agreement"), among the Company, Box USA Group, Inc., Four M Paper Corporation, Page Packaging Corporation, Box USA, Inc. and Four M Manufacturing Group of Georgia, Inc. (collectively the "Guarantors") and the Initial Purchaser. The Initial Purchaser subsequently resold the Old Notes in reliance on Rule 144A under the Securities Act and other available exemptions under the Securities Act (the "Offering"). The Company and the Initial Purchaser also entered into a registration rights agreement, dated as of May 30, 1996 (the "Registration Rights Agreement"), among the Company, the Guarantors and the Initial Purchaser, pursuant to which the Company granted certain registration rights for the benefit of the holders of the Old Notes. The Exchange Offer is intended to satisfy certain of the Company's obligations under the Registration Rights Agreement with respect to the Old Notes. See "The Exchange Offer -- Purposes and Effects."

    The Old Notes were issued under the Indenture, dated as of May 30, 1996 (the "Indenture"), among the Company, the Guarantors and Norwest Bank Minnesota, National Association, as trustee (in such capacity, the "Trustee"). The New Notes are also being issued under the Indenture and are entitled to the benefits of the Indenture. The form and terms of the New Notes will be identical in all material respects to the form and terms of the Old Notes, except that (i) the New Notes have been registered under the Securities Act and, therefore will not bear legends restricting the transfer thereof, (ii) holders of New Notes will not be entitled to the Liquidated Damages otherwise payable under the terms of the Registration Rights Agreement in respect of Old Notes constituting Transfer Restricted Securities held by such holders during any period in which a Registration Default (as defined herein) is continuing (the "Liquidated Damages") and (iii) holders of New Notes will no longer be, and upon the consummation of the Exchange Offer, Eligible Holders of Old Notes will no longer be, entitled to certain rights under the Registration Rights Agreement intended for the holders of unregistered securities. The Exchange Offer shall be deemed consummated upon the delivery by the Company to the Registrar under the Indenture of New Notes in the same aggregate principal amount as the aggregate principal amount of Old Notes that are validly tendered by holders thereof pursuant to the Exchange Offer. See "The Exchange Offer -- Termination of Certain Rights" and "-- Procedures for Tendering" and "Description of New Notes -- Registration Rights; Liquidated Damages."

    The proceeds received by the Company from the issuance of the Old Notes were used to fund a portion of the cash required to consummate the Acquisition. There will be no proceeds to the Company from any exchange pursuant to the Exchange Offer.

                               THE EXCHANGE OFFER

THE EXCHANGE OFFER................  The  Company is offering, upon  the terms and subject to the conditions set forth herein and in the  accompanying
                                    Letter  of  Transmittal, to  exchange  its 12%  Series B
                                    Senior Secured Notes due 2006, including the  Guarantees
                                    thereof, for an identical face amount of the outstanding
                                    Old  Notes, including the Guarantees  thereof. As of the
                                    date of  this Prospectus,  $170.0 million  in  aggregate
                                    principal  amount of  the Old Notes  is outstanding, the
                                    maximum amount  authorized  by  the  Indenture  for  all
                                    Notes.   As  of  September  10,   1996,  there  was  one
                                    registered holder of the Old Notes, Cede & Co. ("Cede"),
                                    which held $170.0 million of aggregate principal  amount
                                    of  the Old Notes.  See "The Exchange  Offer -- Terms of
                                    the Exchange Offer."

EXPIRATION DATE...................  5:00 p.m., New York City  time, on October 29, 1996,  as the  same may  be extended.  See "The  Exchange Offer --
                                    Expiration Date; Extension; Termination; Amendments."

CONDITIONS OF THE EXCHANGE
 OFFER............................  The Exchange Offer is  not conditioned upon any  minimum
                                    principal   amount  of  Old  Notes  being  tendered  for
                                    exchange. However,  the  Exchange Offer  is  subject  to
                                    certain customary conditions, which may be waived by the
                                    Company.  See "The  Exchange Offer --  Conditions of the
                                    Exchange Offer."

ACCRUED INTEREST ON THE OLD
 NOTES............................  The New Notes will bear interest at a rate equal to  12%
                                    per  annum from  and including  their date  of issuance.
                                    Eligible  Holders  whose  Old  Notes  are  accepted  for
                                    exchange will have the right to receive interest accrued
                                    thereon  from the date  of original issuance  of the Old
                                    Notes or the last Interest Payment Date, as  applicable,
                                    to,  but not including, the date  of issuance of the New
                                    Notes, such  interest  to  be  payable  with  the  first
                                    interest  payment on the New  Notes. Interest on the Old
                                    Notes accepted for exchange,  which accrues at the  rate
                                    of  12% per annum, will cease to accrue on the day prior
                                    to the issuance of the New Notes.

PROCEDURES FOR TENDERING OLD
 NOTES............................  Each holder of Old Notes wishing to accept the  Exchange
                                    Offer  must  complete,  sign  and  date  the  Letter  of
                                    Transmittal, or a facsimile thereof, in accordance  with
                                    the  instructions contained herein and therein, and mail
                                    or otherwise deliver such Letter of Transmittal, or such
                                    facsimile, together  with the  Old Notes  and any  other
                                    required   documentation  to  the  exchange  agent  (the
                                    "Exchange Agent") at the  address set forth herein.  Old
                                    Notes may be physically delivered, but physical delivery
                                    is  not required  if a  confirmation of  a book-entry of
                                    such Old Notes  to the Exchange  Agent's account at  The
                                    Depositary  Trust Company ("DTC" or the "Depositary") is
                                    delivered in a timely  fashion. By executing the  Letter
                                    of  Transmittal,  each  holder  will  represent  to  the
                                    Company that, among other things, the New Notes acquired
                                    pursuant to the Exchange Offer are being obtained in the
                                    ordinary course of business of the person receiving such
                                    New Notes, whether  or not  such person  is the  holder,
                                    that  neither the  holder nor  any such  other person is
                                    engaged  in,  or  intends  to  engage  in,  or  has   an
                                    arrangement   or  understanding   with  any   person  to
                                    participate in, the distribution  of such New Notes  and

                                    that  neither the holder nor any such other person is an
                                    "affiliate," as defined under Rule 405 of the Securities
                                    Act, of the  Company or  any Guarantor.  Each broker  or
                                    dealer  that receives New  Notes for its  own account in
                                    exchange for  Old  Notes,  where  such  Old  Notes  were
                                    acquired  by  such  broker  or  dealer  as  a  result of
                                    market-making activities  or other  trading  activities,
                                    must  acknowledge that  it will deliver  a prospectus in
                                    connection with any resale of  such New Notes. See  "The
                                    Exchange Offer -- Procedures for Tendering" and "Plan of
                                    Distribution."

GUARANTEED DELIVERY PROCEDURES....  Eligible  Holders of Old Notes  who wish to tender their
                                    Old Notes and  (i) whose Old  Notes are not  immediately
                                    available  or (ii) who cannot deliver their Old Notes or
                                    any  other   documents  required   by  the   Letter   of
                                    Transmittal   to  the   Exchange  Agent   prior  to  the
                                    Expiration  Date   (or   complete  the   procedure   for
                                    book-entry transfer on a timely basis), may tender their
                                    Old   Notes   according  to   the   guaranteed  delivery
                                    procedures set forth in  the Letter of Transmittal.  See
                                    "The Exchange Offer -- Guaranteed Delivery Procedures."

ACCEPTANCE OF OLD NOTES AND
 DELIVERY OF NEW NOTES............  Upon  satisfaction or  waiver of  all conditions  of the
                                    Exchange Offer, the Company will accept any and all  Old
                                    Notes  that are properly tendered  in the Exchange Offer
                                    prior  to  5:00  p.m.,  New  York  City  time,  on   the
                                    Expiration  Date. The  New Notes issued  pursuant to the
                                    Exchange  Offer   will  be   delivered  promptly   after
                                    acceptance   of  the   Old  Notes.   See  "The  Exchange
                                    Offer -- Terms of the Exchange Offer."

WITHDRAWAL RIGHTS.................  Tenders of Old Notes may be withdrawn at any time  prior to  5:00  p.m., New  York City  time, on  the Expiration
                                    Date, unless previously accepted for exchange. See  "The
                                    Exchange Offer -- Withdrawal of Tenders."

THE EXCHANGE AGENT................  Norwest  Bank  Minnesota,  National  Association  is the
                                    exchange agent (in such capacity, the "Exchange Agent").
                                    The address and telephone  number of the Exchange  Agent
                                    are set forth in "The Exchange Offer -- Exchange Agent."

FEES AND EXPENSES.................  All  expenses incident to  the Company's consummation of the Exchange Offer and compliance with the  Registration
                                    Rights  Agreement  will  be borne  by  the  Company. The
                                    Company will also pay certain transfer taxes  applicable
                                    to  the Exchange Offer. See  "The Exchange Offer -- Fees
                                    and Expenses."

RESALES OF THE NEW NOTES..........  Based on interpretations by the staff of the  Commission set  forth in no-action letters issued to third parties,
                                    the Company believes that  New Notes issued pursuant  to
                                    the Exchange Offer to an Eligible Holder in exchange for
                                    Old   Notes  may  be  offered  for  resale,  resold  and
                                    otherwise transferred  by  such Eligible  Holder  (other
                                    than  (i) a  broker-dealer who  purchased the  Old Notes
                                    directly from the  Company for resale  pursuant to  Rule
                                    144A  under the  Securities Act  or any  other available
                                    exemption under  the Securities  Act, or  (ii) a  person
                                    that  is an affiliate of  the Company within the meaning
                                    of  Rule  405   under  the   Securities  Act),   without
                                    compliance   with   the   registration   and  prospectus

                                    delivery provisions of the Securities Act, provided that
                                    the Eligible Holder  is acquiring the  New Notes in  the
                                    ordinary  course of  business and  is not participating,
                                    and has no arrangement or understanding with any  person
                                    to participate, in a distribution of the New Notes. Each
                                    broker-dealer  that  receives  New  Notes  for  its  own
                                    account in exchange for Old Notes, where such Old  Notes
                                    were   acquired   by  such   broker   as  a   result  of
                                    market-making  or   other   trading   activities,   must
                                    acknowledge   that  it  will  deliver  a  prospectus  in
                                    connection with any resale of such New Notes. See  "Plan
                                    of Distribution."

                            DESCRIPTION OF NEW NOTES

    The Exchange Offer applies to $170.0 million aggregate principal amount of Old Notes. The terms of the New Notes are identical in all material respects to the Old Notes, except for certain transfer restrictions and registration and other rights relating to the exchange of the Old Notes for New Notes. The New Notes will evidence the same debt as the Old Notes and will be entitled to the benefits of the Indenture under which both the Old Notes were, and the New Notes will be, issued. See "Description of New Notes."

ISSUER............................  Four M Corporation.

SECURITIES OFFERED................  $170.0 million  in  aggregate principal  amount  of  12%
                                    Series B Senior Secured Notes due 2006.

MATURITY DATE.....................  June 1, 2006

INTEREST AND INTEREST PAYMENT
 DATES............................  12%  per annum, payable semi-annually in arrears on June
                                    1 and December 1, commencing on December 1, 1996.

GUARANTEES........................  The New Notes  will be  guaranteed on  a senior  secured basis  by all  current direct  or indirect, wholly-owned
                                    Subsidiaries (as defined  herein) of  the Company  other
                                    than  Box USA  Paper Corporation. The  Notes are jointly
                                    and  severally  guaranteed   by  such  Guarantors.   The
                                    obligations  of  each  Guarantor  are  unconditional and
                                    remain in  full force  and effect  until the  guaranteed
                                    obligations  have been paid  in full. In  the event of a
                                    sale of all  of the  assets or  the capital  stock of  a
                                    Guarantor,  such Guarantor or  the corporation acquiring
                                    the  property  will  be  released  from  the  guaranteed
                                    obligations.  The Company may apply such Net Proceeds to
                                    the acquisition  of a  controlling interest  in  another
                                    business,  the making  of a  capital expenditure  or the
                                    acquisition of other tangible  assets, in each case,  in
                                    the  same line of business as the Company was engaged in
                                    on the date of such sale, upon the consummation of which
                                    the Collateral  Agent shall  have received  a  perfected
                                    first  priority  security  interest  in  the  assets  so
                                    acquired. The  Net  Proceeds  of all  such  sales  shall
                                    promptly  and without commingling  be deposited with the
                                    Trustee in the form received  to be held by the  Trustee
                                    as  Pledged Collateral in the applicable Cash Collateral
                                    Account established  pursuant  to  the  Indenture  until
                                    applied  as  permitted  pursuant  to  the  Indenture (as
                                    defined herein).  Any release  of a  Guarantor will  not
                                    have a material affect on the security of the Holders of
                                    the  Notes.  See "Description  of  New Notes--Subsidiary
                                    Guarantees," "-- Repurchase  at the  Option of  Holders"
                                    and "--Asset Sales and Events of Loss." In addition, Box
                                    USA of Florida, L.P., Florida

                                    Coast  Paper Company, L.L.C., and MannKraft Corporation,
                                    which are not wholly-owned subsidiaries of the  Company,
                                    are  not guaranteeing the Notes.  As of the date hereof,
                                    all of  the Company's  Subsidiaries other  than Box  USA
                                    Paper  Corporation will  be Restricted  Subsidiaries (as
                                    defined herein). Box  USA Paper Corporation  will be  an
                                    Unrestricted  Subsidiary  (as defined  herein),  and the
                                    Company will  be  able  to designate  other  current  or
                                    future  Subsidiaries  to  be  Unrestricted  Subsidiaries
                                    under certain  circumstances. Unrestricted  Subsidiaries
                                    will not be subject to many of the restrictive covenants
                                    set  forth  in the  Indenture.  See "Description  of New
                                    Notes--Certain   Covenants--Restricted   Payments"   and
                                    "--Certain Definitions-- Unrestricted Subsidiaries."

RANKING...........................  The  New Notes will be senior secured obligations of the
                                    Company that will rank senior in right of payment to all
                                    subordinated indebtedness of the Company. The New  Notes
                                    will  rank PARI PASSU in right of payment with all other
                                    existing and future senior indebtedness of the  Company.
                                    As  of April 30, 1996, after  giving pro forma effect to
                                    the Acquisition and the financings therefor, the Company
                                    would have had total outstanding indebtedness of  $210.8
                                    million,   including  the  New  Notes  and  indebtedness
                                    pursuant to the Credit Facility.

SECURITY..........................  The New  Notes  will  be secured  by  a  first  priority security  interest in substantially all of the equipment
                                    of the  Company  and  its  Restricted  Subsidiaries  and
                                    certain other assets (but excluding, among other things,
                                    land  and improvements thereon, inventories and accounts
                                    receivable, and the proceeds  thereof), and by a  pledge
                                    of the capital stock of the Subsidiaries of the Company.
                                    See "Description of New Notes--Security."

OPTIONAL REDEMPTION...............  The  New Notes will  not be redeemable  at the Company's option prior to June 1, 2001. Thereafter, the New  Notes
                                    will  be  subject to  redemption, at  the option  of the
                                    Company, in whole or in  part, at the redemption  prices
                                    set  forth herein  plus accrued and  unpaid interest, if
                                    any, to the applicable redemption date.  Notwithstanding
                                    the  foregoing, at any  time prior to  June 1, 1999, the
                                    Company  may  redeem  up   to  one-third  in   aggregate
                                    principal  amount of the New Notes at a redemption price
                                    of 112% of  the principal amount  thereof, in each  case
                                    plus  accrued  and  unpaid  interest,  if  any,  to  the
                                    redemption date,  with  the  net proceeds  of  a  public
                                    offering  of common stock of  the Company; PROVIDED that
                                    at least two-thirds in aggregate principal amount of the
                                    New Notes originally issued hereunder remain outstanding
                                    immediately  after   the   occurrence   of   each   such
                                    redemption;  and  PROVIDED  that  such  redemption shall
                                    occur within 60 days following  the date of the  closing
                                    of  such public offering of common stock of the Company.
                                    In addition, upon the occurrence of a Change of  Control
                                    prior  to June 1, 2001, the  Company, at its option, may
                                    redeem all, but  not less than  all, of the  outstanding
                                    New  Notes at  a redemption price  equal to  100% of the
                                    principal amount thereof plus the applicable  Make-Whole
                                    Premium.   See  "Description  of  New  Notes--  Optional
                                    Redemption."

CHANGE OF CONTROL.................  Upon the occurrence of a Change of Control at any  time, the  Company  will  be  required  to  make  an  offer to
                                    repurchase each Holder's New Notes  at a price equal  to
                                    101%  of  the  aggregate principal  amount  thereof plus
                                    accrued and  unpaid interest,  if any,  to the  date  of
                                    purchase.  There can  be no  assurance that  the Company
                                    will have the financial resources to repurchase the  New
                                    Notes  upon a Change of Control. See "Description of New
                                    Notes--Repurchase at the Option of Holders."
COVENANTS.........................  The indenture pursuant  to which the  New Notes will  be issued  (the "Indenture") will contain certain covenants
                                    that, among  other  things,  limit the  ability  of  the
                                    Company   and  its  Restricted   Subsidiaries  to  incur
                                    additional  indebtedness,  issue  preferred  stock,  pay
                                    dividends or make other distributions, repurchase Equity
                                    Interests  (as  defined  herein)  or  repay subordinated
                                    indebtedness or make  certain other Restricted  Payments
                                    (as  defined herein),  create certain  liens, enter into
                                    certain transactions with affiliates, sell assets, issue
                                    or sell Equity Interests  of the Company's  Subsidiaries
                                    or   enter  into  certain  mergers  and  consolidations.
                                    Subject  to   certain   exceptions,  pursuant   to   the
                                    Indenture,  the Company  may incur  certain indebtedness
                                    and issue preferred stock  if the Fixed Charge  Coverage
                                    Ratio  for the  Company's most recently  ended four full
                                    fiscal quarters would be at least 2.0 to 1, if  incurred
                                    prior  to  July 31,  1998 or  2.25  to 1  thereafter. In
                                    addition,  the   Indenture  requires   the  Company   to
                                    repurchase  the Notes upon a Change of Control, an Event
                                    of Default  or  an  Event  of  Loss.  There  can  be  no
                                    assurance  that the Company  will be able  to obtain the
                                    necessary financing  to repurchase  the Notes  upon  any
                                    such  event. In addition,  the requirement to repurchase
                                    the Notes  upon  a  Change  of  Control  may  discourage
                                    persons  from  making a  tender offer  for  or a  bid to
                                    acquire the  Company  or its  Subsidiaries.  Conversely,
                                    because  the Indenture limits the ability of the Company
                                    or any  of  its  Restricted Subsidiaries  to  engage  in
                                    certain transactions except under certain circumstances,
                                    the  Company  and  its  Restricted  Subsidiaries  may be
                                    prohibited from entering into transactions that could be
                                    beneficial to  the  Company.  See  "Description  of  New
                                    Notes--Certain Covenants."
USE OF PROCEEDS...................  There  will  be  no  proceeds to  the  Company  from any
                                    exchange  pursuant  to  the  Exchange  Offer.  The   net
                                    proceeds from the issuance of the Old Notes were used to
                                    fund  a portion of  the cash required  to consummate the
                                    Acquisition by the Company.
ABSENCE OF A PUBLIC MARKET FOR THE
 NEW NOTES........................  The New  Notes are  a new  issue of  securities with  no established market, and the Company does not expect that
                                    an  active  trading market  in  the Notes  will develop.
                                    Accordingly,  there  can  be  no  assurance  as  to  the
                                    development  or  liquidity  of any  market  for  the New
                                    Notes. The  Initial Purchaser  has advised  the  Company
                                    that  it  currently makes  a  market in  the  Notes. The
                                    Company does not currently  intend to apply for  listing
                                    of the New Notes on any securities exchange.

    FOR A DISCUSSION OF FACTORS THAT SHOULD BE CONSIDERED BY ELIGIBLE HOLDERS EVALUATING THE EXCHANGE OFFER, SEE "RISK FACTORS."

                             SUMMARY FINANCIAL DATA
                             (DOLLARS IN THOUSANDS)

                                                                                                              PRO FORMA (1)
                                                                                                     -------------------------------
                                                                                          TWELVE                 NINE       TWELVE
                                                                     NINE MONTHS ENDED    MONTHS                MONTHS      MONTHS
                                        FISCAL YEAR ENDED JULY 31,       APRIL 30,         ENDED                 ENDED       ENDED
                                       ----------------------------  ------------------  APRIL 30,    FISCAL   APRIL 30,   APRIL 30,
                                         1993      1994      1995      1995      1996      1996        1995      1996        1996
                                       --------  --------  --------  --------  --------  ---------   --------  ---------   ---------
STATEMENT OF OPERATIONS DATA:
Net sales............................  $214,936  $228,563  $271,994  $213,723  $164,736  $223,007    $534,680  $383,902    $524,607
Cost of goods sold...................   192,208   205,025   232,154   181,870   141,973   192,257     442,332   336,580     452,179
                                       --------  --------  --------  --------  --------  ---------   --------  ---------   ---------
Gross profit.........................    22,728    23,538    39,840    31,853    22,763    30,750      92,348    47,322      72,428
Selling, general and administrative
 expenses............................    21,813    22,018    19,703    15,810    11,664    15,557      36,847    29,550      38,863
                                       --------  --------  --------  --------  --------  ---------   --------  ---------   ---------
Income from operations...............       915     1,520    20,137    16,043    11,099    15,193      55,501    17,772      33,565
Other income (expense)...............     3,651       126     1,927     1,761        --       166       4,174       (68)      3,129
Interest expense.....................     4,948     5,448     5,607     4,672     2,697     3,632      23,958    17,969      23,958
Minority interest....................        --      (180)     (146)       --        --      (146)       (146)       --        (146)
Provision (benefit) for income
 taxes...............................       453      (325)    5,483     4,350     3,658     4,791      12,704       662       5,231
Extraordinary item...................        --       381     2,219     2,219        --        --          --        --          --
                                       --------  --------  --------  --------  --------  ---------   --------  ---------   ---------
Net income (loss)....................  $   (835) $ (3,276) $ 13,047  $ 11,001  $  4,744  $  6,790    $ 22,867  $   (927)   $  7,359
                                       --------  --------  --------  --------  --------  ---------   --------  ---------   ---------
                                       --------  --------  --------  --------  --------  ---------   --------  ---------   ---------
OTHER FINANCIAL DATA:
Ratio of earnings to fixed
 charges (2).........................      1.0x      0.5x      3.3x      3.3x      3.2x      3.3x        2.4x      1.0x        1.5x
EBITDA (3)...........................  $  6,209  $  6,796  $ 25,382  $ 20,033  $ 13,951  $ 19,300    $ 68,349  $ 26,831    $ 45,988
Ratio of EBITDA to interest expense
 (4).................................        --        --        --      3.3x      3.2x      3.3x        2.9x      1.5x        1.9x
Net cash provided by (used in)
 operating activities (5)............     8,860     4,794    (2,217)   (5,065)    7,319     9,432          --        --          --
Net cash used by investing
 activities..........................    (4,135)   (9,126)   (1,975)   (1,235)   (2,704)   (3,207)         --        --          --
Net cash (used in) provided by
 financing activities................    (3,841)    5,182     3,518     5,079    (3,892)   (5,482)         --        --          --
Depreciation and amortization........  $  5,294  $  5,276  $  5,245  $  3,990  $  2,852  $  4,107    $ 12,848  $  9,059    $ 12,423
Capital expenditures.................     3,935     3,916     3,690     2,950     4,281     5,021       8,054     4,659       5,134
Adjusted net sales (6)...............   153,857   155,869   212,562   158,380   154,919   209,101          --        --          --
Adjusted EBITDA (6)..................     2,196     3,926    24,210    20,715    16,884    20,379          --        --          --
OPERATING DATA:
Corrugated Converting Operations:
  Million square feet sold...........     3,513     3,799     3,794     2,944     2,629     3,476      10,754     7,116       9,593
  Average production per day
   (tons)............................     1,007     1,296     1,133       941       967     1,080       3,010     2,662       2,708
  Plants opened or acquired..........         2         4        --        --        --        --          16        16          16
  Plants closed or sold..............         1         4         2         2         2         1           3         3           2
  Plants at period end...............        15        15        13        13        12        12          28        27          27
Ft. Madison Mill Operations:
  Tons sold..........................        --    38,029    75,872    57,267    58,982    77,586      75,872    58,982      77,586
  Average production per day
   (tons)............................        --       119       217       214       214       213         217       214         213

                                                                                            AS OF APRIL 30, 1996
                                                                                          ------------------------
                                                                                           ACTUAL    PRO FORMA (1)
                                                                                          ---------  -------------
BALANCE SHEET DATA:
Working capital.........................................................................  $  12,925    $  72,949
Property, plant and equipment, net......................................................     34,977      125,166
Total assets............................................................................     77,254      251,282
Total long-term debt....................................................................     33,279      196,942
Total stockholder's equity..............................................................     13,393       13,993

THE ACCOMPANYING FOOTNOTES TO THE SUMMARY FINANCIAL DATA APPEAR ON THE FOLLOWING
                                     PAGE.

FOOTNOTES TO THE SUMMARY FINANCIAL DATA:

----------------------------------

(1) Gives pro forma effect to (a) the Acquisition and the financings therefor, and (b) the closing of the Company's corrugator plant located in Flint, Michigan ("Flint"), which the Company intends to close in 1996, as if such transactions had occurred on August 1, 1994 with respect to Fiscal 1995 and the nine months ended April 30, 1996, on May 1, 1995 with respect to the twelve months ended April 30, 1996, and on April 30, 1996 with respect to the balance sheet data. The pro forma statement of operations data for Fiscal 1995 reflect the disposition in March 1995 by the Company of The Fonda Group, Inc. ("Fonda"), a subsidiary of the Company which produced paper plates, cups and other food service disposables. See "Unaudited Pro Forma Combined Condensed Financial Data."

(2) For purposes of calculating the ratio of earnings to fixed charges, earnings consist of earnings (loss) before provision (benefit) for income taxes, minority interest and extraordinary gain on early retirement of debt plus fixed charges, and fixed charges consist of interest expense plus that portion of rental payments on operating leases deemed representative of the interest factor.

(3) EBITDA represents income from operations before interest expense, provision (benefit) for income taxes and depreciation and amortization. EBITDA provides information regarding a company's ability to service and/or incur debt. EBITDA should not be considered in isolation or as a substitute for net income, cash flows from operations, or other consolidated income or cash flow data prepared in accordance with generally accepted accounting principles or as a measure of a company's profitability or liquidity. EBITDA is not intended to disclose excess funds available for reinvestment because other commitments and obligations exist, including, but not limited to, principal repayment obligations and lease commitments, that are not considered in the calculation of EBITDA. See Notes 6, 11 and 12 to the Company's financial statements. EBITDA is a measure used as part of the covenants of the Credit Facility.

(4) Interest expense excludes the amortization of debt issuance costs of $880, $660 and $880 for pro forma Fiscal 1995, the pro forma nine months ended April 30, 1996 and the pro forma twelve months ended April 30, 1996, respectively.

(5) Material differences between EBITDA and net cash provided by or used in operating activities may occur because of the inherent differences in each such calculation including (a) the change in operating assets and liabilities between the beginning and end of each period, as well as certain non-cash items which are considered when presenting net cash provided by or used in operating activities but are not used when calculating EBITDA and (b) interest expense, provision for income taxes and other income or expense which are included when presenting net cash provided by or used in operating activities but are not included in the calculation of EBITDA.

(6)  Adjusted to exclude the results of Fonda and Flint.

                                  RISK FACTORS

    HOLDERS OF THE OLD NOTES SHOULD CAREFULLY CONSIDER THE FOLLOWING MATTERS, AS WELL AS THE OTHER INFORMATION CONTAINED IN THIS PROSPECTUS, BEFORE DECIDING TO TENDER THEIR OLD NOTES IN THE EXCHANGE OFFER.

SUBSTANTIAL LEVERAGE
    Since the issuance of the Old Notes and subsequent to the Acquisition, the Company has become highly leveraged. As of April 30, 1996, after giving pro forma effect to the Acquisition and the financings therefor, including the issuance of the New Notes, the Company would have had approximately $210.8 million of indebtedness outstanding and approximately $39.7 million of additional borrowing capacity under the Credit Facility, subject to borrowing base limitations. See "Capitalization." As of April 30, 1996, the Company's debt to equity ratio was 2.8:1, and its annual debt service is expected to be $24.3 million.

    The significant indebtedness incurred as a result of the Acquisition has several important consequences to the Holders of the New Notes, including, but not limited to, the following: (i) a substantial portion of the Company's cash flow from operations must be dedicated to service such indebtedness, and the failure of the Company to generate sufficient cash flow to service such indebtedness could result in a default under such indebtedness, including under the New Notes; (ii) the Company's ability to obtain additional financing in the future for working capital, capital expenditures, acquisitions or for other purposes may be impaired; (iii) the Company's flexibility to expand, make capital expenditures and respond to changes in the industry and economic conditions generally may be limited; (iv) the Credit Facility and the Indenture contain, and future agreements relating to the Company's indebtedness may contain, numerous financial and other restrictive covenants, including, among other things, limitations on the ability of the Company to incur additional indebtedness, to create liens and other encumbrances, to make certain payments and investments, to sell or otherwise dispose of assets, or to merge or consolidate with another entity, the failure to comply with which may result in a default under such agreements, which, if not cured or waived, could have a material adverse effect on the Company; and (v) the ability of the Company to satisfy its obligations pursuant to such indebtedness, including pursuant to the New Notes, will be dependent upon the Company's future performance which, in turn, will be subject to management, financial, business, regulatory and other factors affecting the business and operations of the Company, some of which are not in the Company's control.

INTEGRATION OF THE ACQUIRED FACILITIES
    Although St. Joe Container utilizes manufacturing equipment, raw materials and production processes which are similar to those used by the Company, there can be no assurance that the Company will be able to integrate successfully the facilities acquired in the Acquisition with the Company's existing operations. Integration of such facilities could be affected by a number of factors, some of which are not in the Company's control, including the ability of the Company's existing management and systems infrastructure to absorb the increased operations, the response of competition and general economic conditions. The Company may pursue additional acquisitions in the future. There can be no assurance that future acquisitions will be advantageous or that anticipated results of such acquisitions will be realized. See "The Acquisition."

HIGHLY COMPETITIVE INDUSTRY; INDUSTRY CONDITIONS
    The corrugated packaging industry is a highly fragmented and competitive industry. The markets for corrugated packaging materials are sensitive to changes in industry capacity and cyclical changes in the economy. Both of these factors can significantly impact the Company's profitability. After a period of declining prices for the Company's products because of a decline in industry-wide demand, beginning in 1994, demand improved which allowed the Company to increase prices for most of its products. Since October 1995, prices for the Company's products have declined due to a decrease in industry-wide demand. Since the end of the fourth quarter ended July 31, 1996, the Company believes that prices for its products have stabilized. See "Management's Discussion and Analysis of Financial Condition and Results of Operations--Recent Performance."

    The Company's competitors include large, vertically integrated corrugated packaging companies and, on a local and regional level, many smaller, independent companies. The primary competitive factors in the corrugated packaging industry are price, design, quality and service. In addition, corrugated packaging materials compete with other packaging materials, including paper, plastic, wood and metal.

    Linerboard and corrugating medium are the principal raw materials used in all of the Company's converting facilities and are purchased in highly competitive and price sensitive markets. These raw materials have historically exhibited price and demand cyclicality. In addition, the supply and price of wood fiber, the principal component of linerboard and corrugating medium, are dependent upon a variety of factors many of which are not in the Company's control, including environmental and conservation regulations, natural disasters, such as forest fires and hurricanes, and weather. Although the Company has not experienced any significant difficulty in obtaining wood fiber for the manufacture of corrugating medium at the Ft. Madison Mill, or in obtaining linerboard and corrugating medium for use in its converting facilities, there can be no assurance that the Company will be able to continue to do so or that increased costs of purchasing such materials could be passed along to the Company's customers.

RELATIONSHIP WITH MILL JOINT VENTURE

    In connection with the Acquisition, the Company and Stone Container formed the Mill Joint Venture for the purpose of acquiring the St. Joe Mill from St. Joe Forest Products Company ("St. Joe Forest"), an affiliate of St. Joe Container. The Company and Stone Container each invested $5.0 million in the common equity of the Mill Joint Venture. In addition, Stone Container loaned $30.0 million to Florida Coast Paper Holding Co., L.L.C, the parent of the Mill Joint Venture. See "The Acquisition." In addition, the Company and Stone Container each agreed to provide the Mill Joint Venture with up to $10.0 million of subordinated indebtedness, if needed, in addition to the capital invested in the Mill Joint Venture, for general corporate purposes pursuant to a Subordinated Credit Facility (the "Subordinated Credit Facility").

    Both the Company and Stone Container also agreed to purchase from the Mill Joint Venture one-half of the St. Joe Mill's entire annual linerboard production at a price that is $25 per ton below the price of such product published in PULP & PAPER WEEK, under the section entitled "Price Watch: Paper and Paperboard," subject to a minimum purchase price, which price is intended to generate sufficient funds to cover cash operating costs, cash interest expense and maintenance capital expenditures. The price that the Company is required to pay the Mill Joint Venture for such linerboard may be higher than the prices at which the Company could purchase linerboard from unrelated third parties. In addition, there can be no assurance that if the prices that the Company is required to pay to the Mill Joint Venture for linerboard is substantially higher than the prices available to the Company from third parties, such higher pricing will not have a material adverse effect on the Company. See "The Acquisition."

FT. MADISON MILL OPERATIONS

    In Fiscal 1995 and the nine months ended April 30, 1996, the Ft. Madison Mill contributed approximately 12.3% and 10.9%, respectively, to the Company's net sales, approximately 38.2% and 104.6%, respectively, to the Company's net income and approximately 27.1% and 34.4%, respectively, to the Company's EBITDA before corporate overhead. After giving pro forma effect to the Acqusition, in Fiscal 1995 and in the twelve months ended April 30, 1996, the Ft. Madison Mill would have contributed approximately 6.3% and 6.9%, respectively, to the Company's net sales, approximately 23.4% and 81.3%, respectively, to the Company's net income and approximately 11.3% and 21.1%, respectively, to the Company's EBITDA before corporate overhead. Any adverse change in the operations of the Ft. Madison Mill could have a material adverse effect on the Company's financial condition and results of operations. See "Management's Discussion and Analysis of Financial Condition and Results of Operations."

ENVIRONMENTAL MATTERS

    The Company's operations are subject to environmental regulation by federal, state and local authorities in the United States. Unreimbursed liabilities arising from environmental claims, if significant, could have a material adverse effect on the Company's financial condition and results of operations.
Furthermore, actions by federal, state and local governments concerning environmental matters could result in laws or regulations that could increase the cost of compliance with environmental laws and regulations. There can be no assurance that future capital expenditures by the Company to comply with such laws and regulations will not be significant or that such costs will not result in a material adverse effect on the Company's financial condition or results of operations.

    In November 1993, the U.S. Environmental Protection Agency (the "EPA") announced proposed regulations, known as the "cluster rules," that would require more stringent controls on air and water discharges from pulp and paper mills under the Clean Water Act and the Clean Air Act. The Company estimates that these regulations, if adopted as currently proposed, would require capital expenditures of approximately $1.5 million to $2.0 million by the Company with respect to the Ft. Madison Mill. The ultimate financial impact of the proposed regulations on the Company will depend on the nature of the final regulations, the timing of required implementation and the cost and availability of new technology. See "Business--Environmental Matters." St. Joe Container, St. Joe Paper and St. Joe Forest (collectively, the "Paper Indemnitors") agreed to indemnify the Company for certain environmental matters based on activities prior to the closing of the Acquisition (the "Closing"). There can be no assurance that this indemnification will be sufficient to reimburse the Company for all environmental liabilities. See "Business--Environmental Matters."

CREDIT FACILITY AND INDENTURE RESTRICTIONS

    The Credit Facility and the Indenture contain numerous restrictive covenants including, among other things, limitations on the ability of the Company and its Restricted Subsidiaries to incur additional indebtedness, to issue preferred stock, to create liens and other encumbrances, to pay dividends, to repurchase Equity Interests, to repay subordinated indebtedness or to make certain other payments and investments, to enter into certain transactions with affiliates, to sell or otherwise dispose of assets, to issue or sell Equity Interests of the Company's Subsidiaries or to merge or consolidate with another entity. The Credit Facility also requires the Company to meet certain financial tests. The Company's failure to comply with its obligations under the Credit Facility or the Indenture, or under agreements relating to indebtedness incurred in the future, could result in an event of default under such agreements, which could permit acceleration of the related indebtedness and acceleration of indebtedness under other financing arrangements that may contain cross-acceleration or cross-default provisions. See "Description of New Notes" and "Description of Credit Facility."

    In addition, the Indenture requires the Company to repurchase the Notes upon a Change of Control, an Event of Default or an Event of Loss. There can be no assurance that the Company will be able to obtain the necessary financing to repurchase the Notes upon any such event. In addition, the requirement to repurchase the Notes upon a Change of Control may discourage persons from making a tender offer for or a bid to acquire the Company or its Subsidiaries. Conversely, because the Indenture limits the ability of the Company or any of its Restricted Subsidiaries to engage in certain transactions except under certain circumstances, the Company and its Restricted Subsidiaries may be prohibited from entering into transactions that could be beneficial to the Company. See "Description of New Notes -- Certain Covenants."

LABOR MATTERS

    As of April 30, 1996, approximately 44.0% of the Company's employees were covered by collective bargaining agreements. In addition, as of April 30, 1996, approximately 53.0% of the employees at the facilities acquired in the Acquisition were covered by collective bargaining agreements. Since the Company has not assumed St. Joe Container's obligations under such collective bargaining agreements, the Company must negotiate new collective bargaining agreements covering such employees. There can be no assurance that the Company will be successful in renegotiating collective bargaining agreements that are due to expire or in negotiating new collective bargaining agreements relating to the employees at the acquired facilities, or that the Company will not incur increased costs as a result of such negotiations. See "Business-- Employees."

CONTROL BY PRINCIPAL STOCKHOLDER

    All of the outstanding common stock of the Company is owned by Dennis Mehiel, the Company's Chairman and Chief Executive Officer. As a result, Mr. Mehiel controls the Company and has the power to elect all of its directors, appoint new management and approve any other action requiring the approval of the holders of the Company's stock, including adopting amendments to the Company's articles of incorporation and approving mergers or sales of all of the Company's assets.

DEPENDENCE ON KEY PERSONNEL

    The Company is dependent on the retention of, and continued performance by, its senior management, particularly Dennis Mehiel, its Chairman and Chief
Executive Officer, and Chris Mehiel, its Executive Vice President and Chief Operating Officer. The Company believes that the loss of the services of either of these officers could have a material adverse effect on the Company. The Company does not have employment contracts with either Dennis Mehiel or Chris Mehiel.

UNCERTAIN VALUE OF SECURITY INTERESTS

    No assurance can be given that the proceeds of a sale of the Collateral securing the Notes would be sufficient to repay all of the Notes following a foreclosure upon the Collateral or a liquidation of the Company. If the net proceeds received from the sale of the Collateral (after payment of expenses relating to the sale) were insufficient to pay all amounts due with respect to the Notes, then Holders of the Notes would, to the extent of such insufficiency, have only an unsecured claim against any remaining assets of the Company. Furthermore, the ability of the Trustee to foreclose upon the Collateral would be delayed if the Company were the subject of any bankruptcy, receivership or similar proceedings.

FRAUDULENT TRANSFER STATUTES; ENFORCEABILITY OF GUARANTEES

    Under federal or state fraudulent transfer laws, the Notes or the Subsidiary Guarantees may be subordinated to existing or future indebtedness of the Company or the Guarantors, as the case may be, or found not to be enforceable in accordance with their terms. Under such statutes, if a court were to find that, at the time the Notes and the Subsidiary Guarantees were issued, the Company or any such Guarantor was insolvent, was rendered insolvent by the issuance of the Notes or its Subsidiary Guarantee, as the case may be, together with the substantially concurrent use of the proceeds therefrom, was engaged in a business or transaction for which the assets remaining with the Company or such Guarantor constituted unreasonably small capital, intended to incur, or believed that it would incur, debts beyond its ability to pay such debts as they matured, or intended to hinder, delay or defraud its creditors, such court could void the Company's obligations under the Notes or such Guarantor's obligations under its Subsidiary Guarantee, or subordinate the Notes or such Subsidiary Guarantee to all other indebtedness of the Company or such Guarantor, as the case may be. In such event, there can be no assurance that any repayment of the Notes could ever be recovered by Holders of the Notes.

    For purposes of the foregoing, the measure of insolvency varies depending upon the law of the jurisdiction that is being applied. Generally, however, the Company or a Guarantor would be considered to have been insolvent at the time the Notes and the Subsidiary Guarantees were issued if the sum of its debts was, at that time, greater than the sum of the value of all of its property at a fair valuation, or if the then fair saleable value of its assets was less than the amount that was then required to pay its probable liability on its existing debts as they became absolute and matured. There can be no assurance as to the standard a court would apply in order to determine whether the Company or a Guarantor was insolvent as of the date the Notes and the Subsidiary Guarantees were issued, or that, regardless of the method of valuation, a court would not determine that the Company or a Guarantor was insolvent on that date, or that, regardless of whether the Company or such Guarantor was insolvent on the date the Notes and the Subsidiary Guarantees were issued, that the issuances constituted fraudulent transfers on another of the grounds summarized above.

CHANGE OF CONTROL PROVISIONS

    Upon the occurrence of a Change of Control at any time, the Company will be required to offer to repurchase each Holder's Notes at a price equal to 101% of the aggregate principal amount thereof plus accrued and unpaid interest, if any, to the date of purchase. There can be no assurance that the Company will have the financial resources necessary to repurchase the Notes upon a Change of
Control. See "Description of New Notes--Repurchase at the Option of Holders--Change of Control." In addition, a Change of Control may constitute a default under the Credit Facility.

CONSEQUENCES OF FAILURE TO EXCHANGE

    Holders of Old Notes who do not exchange their Old Notes for New Notes pursuant to the Exchange Offer will continue to be subject to the restrictions on transfer of such Old Notes as set forth in the legend thereon as a consequence of the issuance of the Old Notes pursuant to exemptions from, or in transactions not subject to, the registration requirements of the Securities Act and applicable state securities laws. In general, the Old Notes may not be offered or sold, unless registered under the Securities Act, except pursuant to an exemption from, or in a transaction not subject to, the Securities Act and applicable state securities laws. The Company does not currently anticipate that it will register the Old Notes under the Securities Act. New Notes issued pursuant to the Exchange Offer in exchange for Old Notes may be offered for resale, resold or otherwise transferred by Holders thereof (other than any such holder who is an "affiliate" of the Company or any Guarantor within the meaning of Rule 405 under the Securities Act) without compliance with the registration and prospectus delivery provisions of the Securities Act provided that such New Notes are acquired in the ordinary course of such holders' business and such holders have no arrangement with any person to participate in the distribution of such Notes. Each broker-dealer that receives New Notes for its own account pursuant to the Exchange Offer must acknowledge that it will deliver a prospectus in connection with any resale of such new Notes. The Letter of Transmittal states that, by so acknowledging and by delivering a prospectus, a broker-dealer will not be deemed to admit that it is an "underwriter" within the meaning of the Securities Act. This Prospectus, as it may be amended or supplemented from time to time, may be used by a broker-dealer in connection with resales of New Notes received in exchange for Old Notes where such Old Notes were acquired by such broker-dealer as a result of market-making activities or other trading activities. The Company has agreed that, for a period 270 days after the effective date of the Exchange Offer Registration Statement (as defined herein), it will make this Prospectus available to any broker-dealer for use in connection with any such resale. See "Plan of Distribution." However, to comply with the securities laws of certain jurisdictions, if applicable, the New Notes may not be offered or sold unless they have been registered or qualified for sale in such jurisdictions or an exemption from registration or qualification is available and is complied with. To the extent that Old Notes are tendered and accepted in the Exchange Offer, the trading market for untendered and tendered but unaccepted Old Notes will be adversely affected.

ABSENCE OF PUBLIC MARKET

    Prior to this Prospectus, there has been no public market for the New Notes, and the Company does not expect that an active trading market in the Notes will develop. In addition, the Company does not currently intend to apply for listing of the New Notes on any securities exchange. If a market for the New Notes should develop, the New Notes may trade at a discount from their initial offering price, depending upon prevailing interest rates, the market for similar securities, the Company's performance and other factors. The Initial Purchaser has made a market in the Notes as permitted by applicable law and regulation; however, the Initial Purchaser is not obligated to do so and any such market-making activities may be discontinued at any time without notice. In addition, such market-making activities may be limited during the Exchange Offer. Therefore, there can be no assurance that an active market for the New Notes will develop after the Company's performance of its obligations under the Registration Rights Agreement. See "Description of New Notes."

                               THE EXCHANGE OFFER

PURPOSES AND EFFECTS

    The Old Notes were sold by the Company on May 30, 1996 to the Initial Purchaser, who resold the Old Notes to "qualified institutional buyers" (as defined in Rule 144A under the Securities Act) and other institutional "accredited investors" (as defined in Rule 501(a) under the Securities Act). In connection with the sale of the Old Notes, the Company and the Initial Purchaser entered into a Registration Rights Agreement dated as of May 30, 1996 (the "Registration Rights Agreement") pursuant to which the Company agreed to file with the Commission a registration statement (the "Exchange Offer Registration Statement") with respect to an offer to exchange the Old Notes for New Notes within 45 days following the closing date of the Old Notes. In addition, the Company agreed to use its best efforts to cause the Exchange Offer Registration Statement to become effective under the Securities Act and to issue the New Notes pursuant to the Exchange Offer. A copy of the Registration Rights Agreement has been filed as an exhibit to the Exchange Offer Registration Statement.

    The Exchange Offer is being made pursuant to the Registration Rights Agreement to satisfy the Company's obligations thereunder. For purposes of the Exchange Offer, the term "Eligible Holder" shall mean the registered owner of any Old Notes that remain Transfer Restricted Securities, as reflected on the records of Norwest Bank Minnesota, National Association as registrar for the Old Notes (in such capacity, the "Registrar"), or any person whose Old Notes are held of record by the depositary of the Old Notes. The Company is not required to include any securities other than the New Notes in the Exchange Offer Registration Statement. Holders of Old Notes who do not tender their Old Notes or whose Old Notes are tendered but not accepted would have to rely on exemptions to registration requirements under the securities laws, including the Securities Act, if they wish to sell their Old Notes.

    Based on an interpretation by the staff of the Commission set forth in no-action letters issued to third parties unrelated to the Company, the Company believes that the New Notes issued pursuant to the Exchange Offer in exchange for Old Notes may be offered for resale, resold and otherwise transferred by any holder of such New Notes (other than a person that is an "affiliate" of the Company or a Guarantor within the meaning of Rule 405 under the Securities Act and except as set forth in the next paragraph) without compliance with the registration and prospectus delivery provisions of the Securities Act, provided that such New Notes are acquired in the ordinary course of such holder's business and such holder is not participating and does not intend to participate, and has no arrangement or understanding with any person to participate, in the distribution of such New Notes.

    If any person were to participate in the Exchange Offer for the purpose of distributing securities in a manner not permitted by the Commission's interpretation (i) the position of the staff of the Commission enunciated in the aforementioned interpretive letters would be inapplicable to such person and
(ii) such person would be required to comply with the registration and prospectus delivery requirements of the Securities Act in connection with any resale transaction. Each broker-dealer that receives New Notes for its own account in exchange for Old Notes, where such Old Notes were acquired by such broker-dealer as a result of market-making activities or other trading activities, must acknowledge that it will deliver a prospectus in connection with any resale of such New Notes. See "Plan of Distribution."

    The Exchange Offer is not being made to, nor will the Company accept surrenders for exchange from, holders of Old Notes in any jurisdiction in which the Exchange Offer or the acceptance thereof would not be in compliance with the securities or blue sky laws of such jurisdiction. Prior to the Exchange Offer, however, the Company will use its best efforts to register or qualify the New Notes for offer and sale under the securities or blue sky laws of such jurisdictions as is necessary to permit consummation of the Exchange Offer and do any and all other acts or things necessary or advisable to enable the offer and sale in such jurisdictions of the New Notes.

TERMS OF THE EXCHANGE OFFER

    Upon the terms and subject to the conditions set forth in this Prospectus and in the accompanying Letter of Transmittal, the Company will accept any and all Old Notes validly tendered prior to 5:00 p.m.,

New York City time, on the Expiration Date. The Company will issue up to $170,000,000 aggregate principal amount of New Notes in exchange for a like principal amount of outstanding Old Notes which are validly tendered and accepted in the Exchange Offer. Subject to the conditions of the Exchange Offer described below, the Company will accept any and all Old Notes which are so tendered. Holders may tender some or all of their Old Notes pursuant to the Exchange Offer; however, the Old Notes may be tendered only in multiples of $1,000. See "Description of New Notes."

    The form and terms of the New Notes will be the same in all material respects as the form and terms of the Old Notes, except that the New Notes will be registered under the Securities Act and hence will not bear legends restricting the transfer thereof.

    Holders of Old Notes do not have any appraisal or dissenters' rights under the General Corporation Law of the State of Maryland or the Indenture in connection with the Exchange Offer. The Company intends to conduct the Exchange Offer in accordance with the provisions of the Registration Rights Agreement. Old Notes which are not tendered for exchange or are tendered but not accepted in the Exchange Offer will remain outstanding and be entitled to the benefits of the Indenture, but will not be entitled to any registration rights under the Registration Rights Agreement.

    The Company shall be deemed to have accepted validly tendered Old Notes when, as and if the Company has given oral or written notice thereof to the Exchange Agent for the Exchange Offer. The Exchange Agent will act as agent for the tendering holders for the purposes of receiving the New Notes from the Company.

    If any tendered Old Notes are not accepted for exchange because of an invalid tender, the occurrence of certain other events set forth herein or otherwise, certificates for any such unaccepted Old Notes will be returned, without expense, to the tendering holder thereof as promptly as practicable after the Expiration Date.

    Eligible Holders who tender Old Notes in the Exchange Offer will not be required to pay brokerage commissions or fees or, subject to the instructions in the Letter of Transmittal, transfer taxes with respect to the exchange of Old Notes pursuant to the Exchange Offer. The Company will pay all charges and expenses, other than certain applicable taxes described below, in connection with the Exchange Offer. See "--Fees and Expenses."

EXPIRATION DATE; EXTENSION; TERMINATION; AMENDMENTS

    The Exchange Offer will expire at 5:00 p.m., New York City time, on October 29, 1996, subject to extension by the Company by notice to the Exchange Agent as herein provided. The Company reserves the right to so extend the Exchange Offer at its discretion, in which event the term "Expiration Date" shall mean the time and date on which the Exchange Offer as so extended shall expire. The Company will notify the Exchange Agent of any extension by oral or written notice and will make a public announcement thereof, each prior to 9:00 a.m., New York City time, on the next business day after the previously scheduled Expiration Date.

    The Company reserves the right (i) to delay accepting for exchange any Old Notes for any New Notes or to extend or terminate the Exchange Offer and not accept for exchange any Old Notes for any New Notes if any of the events set forth below under the caption "Conditions of the Exchange Offer" shall have occurred and shall not have been waived by the Company by giving oral or written notice of such delay or termination to the Exchange Agent, or (ii) to amend the terms of the Exchange Offer in any manner. Any such delay in acceptance for exchange, extension or amendment will be followed as promptly as practicable by public announcement thereof. If the Exchange Offer is amended in a manner determined by the Company to constitute a material change, the Company will promptly disclose such amendment in a manner reasonably calculated to inform the holder of the New Notes of such amendment, and the Company will extend the Exchange Offer for a minimum of five business days, depending upon the significance of the amendment and the manner of disclosure to the holders of the New Notes, if the Exchange Offer would otherwise expire during such five business-day period. The rights reserved by the Company in this paragraph are in addition to the Company's rights set forth below under the caption "Conditions of the Exchange Offer."

TERMINATION OF CERTAIN RIGHTS

    The Registration Rights Agreement provides that, subject to certain exceptions, in the event of a Registration Default, Eligible Holders of Old Notes are entitled to receive Liquidated Damages in an amount equal to 50 basis points per annum for each 90 day period or any portion thereof (up to a maximum of 200 basis points per annum). For purposes of the Exchange Offer, "Registration Default" shall occur if (i) the Company fails to file any of the Registration Statements required by the Registration Rights Agreement on or before the date specified for such filing; (ii) any such Registration Statement is not declared effective by the Commission on or prior to the date specified for such effectiveness (the "Effectiveness Target Date") or (iii) the Company fails to consummate the Exchange Offer within 30 days of the Effectiveness Target Date with respect to the Exchange Offer Registration Statements; or (iv) the Shelf Registration Statement (as defined in the Registration Rights Agreement) or the Exchange Offer Registration Statement is declared effective but thereafter ceases to be effective or usable in connection with the resales of the New Notes.

    Holders of New Notes will not be and, upon consummation of the Exchange Offer, Eligible Holders of Old Notes will no longer be entitled to (i) the right to receive the Liquidated Damages or (ii) certain other rights under the Registration Rights Agreement intended for holders of Transfer Restricted Securities. The Exchange Offer shall be deemed consummated upon the occurrence of the delivery by the Company to the Registrar under the Indenture of New Notes in the same aggregate principal amount as the aggregate principal amount of Old Notes that are tendered by holders thereof pursuant to the Exchange Offer.

PROCEDURES FOR TENDERING

    Only Eligible Holders of Old Notes may tender such Old Notes in the Exchange Offer. To tender in the Exchange Offer, Eligible Holders must complete, sign and date the Letter of Transmittal, or a facsimile thereof, have the signatures thereon guaranteed if required by the Letter of Transmittal, and mail or otherwise deliver such Letter of Transmittal or such facsimile, together with the Old Notes (unless such tender is being effected pursuant to the procedure for book-entry transfer described below) and any other required documents, to the Exchange Agent prior to 5:00 p.m., New York City time, on the Expiration Date.

    Any financial institution that is a participant in the Depositary's Book-Entry Transfer Facility system may make book-entry delivery of the Old Notes by causing the Depositary to transfer such Old Notes into the Exchange Agent's account in accordance with the Depositary's procedure for such transfer. Although delivery of Old Notes may be effected through book-entry transfer in the Exchange Agent's account at the Depositary, the Letter of Transmittal (or facsimile thereof), with any required signature guarantees and any other required documents, must, in any case, be transmitted to and received or confirmed by the Exchange Agent at its addresses set forth under the caption "Exchange Agent" below prior to 5:00 p.m., New York City time, on the Expiration Date. DELIVERY OF DOCUMENTS TO THE DEPOSITARY IN ACCORDANCE WITH ITS PROCEDURES DOES NOT CONSTITUTE DELIVERY TO THE EXCHANGE AGENT.

    The tender by an Eligible Holder of Old Notes will constitute an agreement between such holder and the Company in accordance with the terms and subject to the conditions set forth herein and in the Letter of Transmittal.

    The method of delivery of Old Notes and the Letter of Transmittal and all other required documents to the Exchange Agent is at the election and risk of the Eligible Holders. Instead of delivery by mail, it is recommended that Eligible Holders use an overnight or hand delivery service. In all cases, sufficient time should be allowed to assure delivery to the Exchange Agent before the Expiration Date. No Letter of Transmittal or Old Notes should be sent to the Company. Eligible Holders may request their respective brokers, dealers, commercial banks, trust companies or nominees to effect the tenders for such holders.

    Signatures on a Letter of Transmittal or a notice of withdrawal, as the case may be, must be guaranteed by an Eligible Institution (as defined below) unless the Old Notes tendered pursuant thereto are tendered (i) by a registered holder who has not completed the box entitled "Special Issuance Instructions" or "Special Delivery Instructions" on the Letter of Transmittal, or (ii) for the account of an Eligible Institution. In the event that signatures on a Letter of Transmittal or a notice of withdrawal, as the case may be, are required to be guaranteed, such guarantee must be by a member of a signature guarantee program within the meaning of Rule 17Ad-15 under the Exchange Act (an "Eligible Institution").

    If the Letter of Transmittal or any Old Notes or bond powers are signed by trustees, executors, administrators, guardians, attorneys-in-fact, officers of corporations or others acting in a fiduciary or representative capacity, such persons should so indicate when signing, and unless waived by the Company, evidence satisfactory to the Company of their authority to so act must be submitted with the Letter of Transmittal.

    All questions as to the validity, form, eligibility (including time of receipt) and acceptance and withdrawal of tendered Old Notes will be determined by the Company in its sole discretion, which determination will be final and binding. The Company reserves the absolute right to reject any and all Old Notes not properly tendered or any Old Notes the Company's acceptance of which would, in the opinion of counsel for the Company, be unlawful. The Company also reserves the right to waive any defects, irregularities or conditions of tender as to particular Old Notes. The Company's interpretation of the terms and conditions of the Exchange Offer (including the instructions in the Letter of Transmittal) will be final and binding on all parties. Unless waived, any defects or irregularities in connection with tenders of Old Notes must be cured within such times as the Company shall determine. Although the Company intends to request the Exchange Agent to notify holders of defects or irregularities with respect to tenders of Old Notes, neither the Company, the Exchange Agent nor any other person shall incur any liability for failure to give such notification. Tenders of Old Notes will not be deemed to have been made until such defects or irregularities have been cured or waived. Any Old Notes received by the Exchange Agent that are not properly tendered and as to which the defects or irregularities have not been cured or waived will be returned by the Exchange Agent to the tendering holders, unless otherwise provided in the Letter of Transmittal, as soon as practicable following the Expiration Date.

    In addition, the Company reserves the right in its sole discretion (subject to limitations contained in the Indenture) (i) to purchase or make offers for any Old Notes that remain outstanding subsequent to the Expiration Date and (ii) to the extent permitted by applicable law, purchase Old Notes in privately negotiated transactions or otherwise. The terms of any such purchases or offers could differ from the terms of the Exchange Offer.

    By tendering, each Eligible Holder will represent to the Company that, among other things, the New Notes acquired pursuant to the Exchange Offer are being obtained in the ordinary course of business by persons receiving such New Notes, whether or not such person is the holder and that neither the Eligible Holder nor any such other person has an arrangement or understanding with any person to participate in the distribution of such New Notes and that neither the Eligible Holder nor any such other person is an "affiliate," as defined in Rule 405 under the Securities Act, of the Company. If the holder is a broker-dealer that will receive New Notes for its own account in exchange for Old Notes that were acquired as a result of market-making activities or other trading activities, such holder by tendering will acknowledge that it will deliver a prospectus in connection with any resale of such New Notes.

GUARANTEED DELIVERY PROCEDURES

    Eligible Holders who wish to tender their Old Notes and (i) whose Old Notes are not immediately available, or (ii) who cannot deliver their Old Notes and other required documents to the Exchange Agent or cannot complete the procedure for book-entry transfer prior to the Expiration Date, may effect a tender if:

       (a) the tender is made through an Eligible Institution;

       (b) prior to the Expiration Date, the Exchange Agent receives from such Eligible Institution a properly completed and duly executed Notice of
    Guaranteed Delivery (by facsimile transmission, mail or hand delivery) setting forth the name and address of the Eligible Holder, the certificate number(s) of such Old Notes (if available) and the principal amount of Old Notes tendered together with a duly executed Letter of Transmittal (or a facsimile thereof), stating that the tender is being made thereby and guaranteeing that, within three business days after the Expiration Date, the certificate(s) representing the Old Notes to be tendered in proper form for transfer (or a confirmation of a book-entry transfer into the Exchange Agent's account at the Depositary of Old Notes delivered electronically) and any other documents required by the Letter of Transmittal will be deposited by the Eligible Institution with the Exchange Agent; and

       (c) such certificate(s) representing all tendered Old Notes in proper form for transfer (or confirmation of a book-entry transfer into the
    Exchange Agent's account at the Depositary of Old Notes delivered electronically) and all other documents required by the Letter of Transmittal are received by the Exchange Agent within three business days after the Expiration Date.

    Upon request to the Exchange Agent, a Notice of Guaranteed Delivery will be sent to Eligible Holders who wish to tender their Old Notes according to the guaranteed delivery procedures set forth above.

WITHDRAWAL OF TENDERS

    Except as otherwise provided herein, tenders of Old Notes may be withdrawn at any time prior to 5:00 p.m., New York City time, on the Expiration Date, unless previously accepted for exchange.

    To withdraw a tender of Old Notes in the Exchange Offer, a written or facsimile transmission notice of withdrawal must be received by the Exchange Agent at its address set forth herein prior to 5:00 p.m., New York City time, on the Expiration Date, and prior to acceptance for exchange thereof by the Company. Any such notice of withdrawal must (i) specify the name of the person having deposited the Old Notes to be withdrawn (the "Depositor"), (ii) identify the Old Notes to be withdrawn (including the certificate number or numbers and principal amount of such Old Notes), (iii) be signed by the Depositor in the same manner as the original signature on the Letter of Transmittal by which such Old Notes were tendered (including any required signature guarantees) or be accompanied by documents of transfer sufficient to have the Trustee with respect to the Old Notes register the transfer of such Old Notes into the name of the person withdrawing the tender, and (iv) specify the name in which any such Old Notes are to be registered, if different from that of the Depositor. All questions as to the validity, form and eligibility (including time of receipt) of such withdrawal notices will be determined by the Company in its sole discretion, whose determination shall be final and binding on all parties. Any Old Notes so withdrawn will be deemed not to have been validly tendered for purposes of the Exchange Offer, and no New Notes will be issued with respect thereto unless the Old Notes so withdrawn are validly re-tendered. Any Old Notes which have been tendered but which are not accepted for exchange or which are withdrawn will be returned to the holder thereof without cost to such holder as soon as practicable after withdrawal, rejection of tender or termination of the Exchange Offer. Properly withdrawn Old Notes may be re-tendered by following one of the procedures described above under "Procedures for Tendering" or "Guaranteed Delivery Procedures" at any time prior to the Expiration Date.

CONDITIONS OF THE EXCHANGE OFFER

    In addition, and notwithstanding any other term of the Exchange Offer, the Company will not be required to accept for exchange any Old Notes for any New Notes tendered and may terminate or amend the Exchange Offer as provided herein before the acceptance of such Old Notes, if any of the following conditions exist:

       (a) any action or proceeding is instituted or threatened in any court or by or before any governmental agency or regulatory authority with respect to the Exchange Offer which, in the sole judgment of the Company, might materially impair the ability of the Company to proceed with the Exchange Offer or have a material adverse effect on the contemplated benefits of the Exchange Offer to the Company; or

       (b) there shall have occurred any change, or any development involving a prospective change, in the business or financial affairs of the
    Company or any of its subsidiaries, which in the sole judgment of the Company, might materially impair the ability of the Company to proceed with the Exchange Offer or materially impair the contemplated benefits of the Exchange Offer to the Company; or

       (c) there shall have been proposed, adopted or enacted any law, statute, rule or regulation which, in the sole judgment of the Company, might materially impair the ability of the Company to proceed with the Exchange Offer or have a material adverse effect on the contemplated benefits of the Exchange Offer to the Company; or

       (d) there shall have occurred (i) any general suspension of, shortening of hours for, or limitation on prices for, trading in securities on the New York Stock Exchange (whether or not mandatory), (ii) a declaration of a banking moratorium or any suspension of payments in respect of banks by Federal or state authorities in the United States (whether or not mandatory), (iii) a commencement of a war, armed hostilities or other international or national crisis directly or indirectly involving the United States, (iv) any limitation (whether or not mandatory) by any governmental authority on, or other event having a reasonable likelihood of affecting, the extension of credit by banks or other lending institutions in the United States, or (v) in the case of any of the foregoing existing at the time of the commencement of the Exchange Offer, a material acceleration or worsening thereof.

    The foregoing conditions are for the sole benefit of the Company and may be asserted by the Company regardless of the circumstances giving rise to such conditions or may be waived by the Company in whole or in part at any time and from time to time in its sole discretion. If the Company waives or amends the foregoing conditions, the Company will, if required by applicable law, extend the Exchange Offer for a minimum of five business days from the date that the Company first gives notice, by public announcement or otherwise, of such waiver or amendment, if the Exchange Offer would otherwise expire within such five business-day period. Any determination by the Company concerning the events described above will be final and binding upon all parties.

FEES AND EXPENSES

    The expenses of soliciting tenders pursuant to the Exchange Offer will be borne by the Company. The principal solicitation for tenders pursuant to the Exchange Offer is being made by mail; however, additional solicitation may be made by telecopy, telephone or in person by officers and regular employees of the Company and its affiliates.

    The Company has not retained any dealer-manager in connection with the Exchange Offer and will not make any payments to brokers, dealers or others soliciting acceptances of the Exchange Offer. The Company, however, will pay the Exchange Agent reasonable and customary fees for its services and will reimburse it for its reasonable out-of-pocket expenses in connection therewith. The Company may also pay brokerage houses and other custodians, nominees and fiduciaries the reasonable out-of-pocket expenses incurred by them in forwarding copies of this Prospectus, Letters of Transmittal and related documents to the beneficial owners of the Old Notes and in handling or forwarding tenders for exchange. The Company will pay the other expenses to be incurred in connection with the Exchange Offer, including fees and expenses of the Trustee, accounting and legal fees and printing costs.

    The Company will pay all transfer taxes, if any, applicable to the exchange of Old Notes pursuant to the Exchange Offer. If, however, certificates representing New Notes or Old Notes for principal amounts not tendered or accepted for exchange are to be delivered to, or are to be issued in the name of, any person other than the registered holder of the Old Notes tendered, or if tendered Old Notes are registered in the name of any person other than the person signing the Letter of Transmittal, or if a transfer tax is imposed for any reason other than the exchange of Old Notes pursuant to the Exchange Offer, then the amount of any such transfer taxes (whether imposed on the registered holder or any other persons) will be payable by the tendering holder. If satisfactory evidence of payment of such taxes or exemption therefrom is not submitted with the Letter of Transmittal, the amount of such transfer taxes will be billed directly to such tendering holder.

CONSEQUENCES OF FAILURE TO EXCHANGE OLD NOTES

    Generally, Eligible Holders (other than any holder who is an "affiliate" of the Company within the meaning of Rule 405 under the Securities Act) who exchange their Old Notes for New Notes pursuant to the Exchange Offer may offer such New Notes for resale, resell such New Notes, and otherwise transfer such

New Notes without compliance with the registration and prospectus delivery provisions of the Securities Act, provided such New Notes are acquired in the ordinary course of the holders' business, and such holders have no arrangement with any person to participate in a distribution of such New Notes. Each broker-dealer that receives New Notes for its own account in exchange for Old Notes, where such Old Notes were acquired by such broker-dealer as a result of market-making activities or other trading activities, must acknowledge that it will deliver a prospectus in connection with any resale of such New Notes. See "Plan of Distribution." To comply with the securities laws of certain jurisdictions, it may be necessary to qualify for sale or register the New Notes prior to offering or selling such New Notes. Upon request by Eligible Holders prior to the Exchange Offer, the Company will register or qualify the New Notes in certain jurisdictions subject to the conditions in the Registration Rights Agreement. If an Eligible Holder does not exchange such Old Notes for New Notes pursuant to the Exchange Offer, such Old Notes will continue to be subject to the restrictions on transfer contained in the legend thereon and will not have the benefit of any covenant regarding registration under the Securities Act. In general, the Old Notes may not be offered or sold, unless registered under the Securities Act, except pursuant to an exemption from, or in a transaction not subject to, the Securities Act and applicable state securities laws. To the extent that Old Notes are tendered and accepted in the Exchange Offer, a holder's ability to sell untendered Old Notes could be adversely affected.

ACCOUNTING TREATMENT

    The New Notes will be recorded at the same carrying value as the Old Notes, as reflected in the Company's accounting records on the date of the exchange. Accordingly, no gain or loss for accounting purposes will be recognized by the Company upon the consummation of the Exchange Offer. The expenses of the Exchange Offer will be amortized by the Company over the term of the New Notes under generally accepted accounting principles.

EXCHANGE AGENT

    Norwest Bank Minnesota, National Association has been appointed as Exchange Agent for the Exchange Offer. All correspondence in connection with the Exchange Offer and the Letter of Transmittal should be addressed to the Exchange Agent, as follows:

BY HAND OR OVERNIGHT COURIER:            BY MAIL:                      IN PERSON:
                                 (registered or certified
                                       recommended)
   Norwest Bank Minnesota,        Norwest Bank Minnesota,         Northstar East Bldg.
    National Association           National Association             608 2nd Avenue S.
 Corporate Trust Operations     Corporate Trust Operations             12th Floor
       Norwest Center                  P.O. Box 1517              Corporate Trust Ser.
     Sixth and Marquette        Minneapolis, MN 55480-1517           Minneapolis, MN
 Minneapolis, MN 55479-0113

               FACSIMILE NUMBER (FOR ELIGIBLE INSTITUTIONS ONLY)
                                 (612) 667-4927
                           CONFIRM RECEIPT OF NOTICE
                             OF GUARANTEED DELIVERY
                                 BY TELEPHONE:
                                 (612) 667-9764

    Requests for additional copies of this Prospectus or the Letter of Transmittal should be directed to the Exchange Agent.

                                THE ACQUISITION

    On May 30, 1996 (the "Closing Date"), the Company acquired substantially all of the assets of St. Joe Container, and the Mill Joint Venture, a joint venture between the Company and Stone Container, acquired a 500,000 tons per year linerboard mill from St. Joe Forest. In 1995, St. Joe Container sold 6.5 billion square feet of corrugated packaging materials and generated $326.7 million in net sales, $3.3 million in net income and $11.5 million in EBITDA. The purchase price for the St. Joe Container facilities was $87.8 million for the fixed assets, plus approximately $69.7 million for working capital, for a total purchase price of $157.5 million, subject to adjustment for changes in working capital and certain other items subsequent to June 30, 1995. The purchase price for the St. Joe Mill was $185.0 million for the fixed assets, plus approximately $17.4 million for working capital, for a total purchase price of $202.4 million, subject to adjustment for changes in working capital and certain other items subsequent to June 30, 1995. The Company acquired a 50.0% equity interest in the Mill Joint Venture for $5.0 million.

    The Acquisition Agreement contains customary representations, warranties and covenants. The Company, on the one hand, and St. Joe Container and St. Joe Paper, on the other hand, also agreed to indemnify one another and their respective affiliates for breaches of representations and warranties contained in the Acquisition Agreement, PROVIDED that claims with respect thereto (other than environmental claims) are asserted on or before September 30, 1997. In addition, pursuant to the terms of the Acquisition Agreement, St. Joe Container and St. Joe Paper, agreed to indemnify and reimburse the Company and its affiliates for all losses arising from breaches of covenants and agreements in the Acquisition Agreement, all retained liabilities, liens other than permitted liens and certain other matters as specified in the Acquisition Agreement. In turn, the Company agreed to indemnify and reimburse St. Joe Container and its affiliates for all losses arising from breaches of covenants and agreements of the Company in the Acquisition Agreement, all assumed liabilities and certain other matters as specified in the Acquisition Agreement. There are no dollar limitations as to the foregoing indemnification obligations.

    The Paper Indemnitors (as defined in the Acquisition Agreement) agreed to indemnify the Company and the Mill Joint Venture, to the extent permissible by law, for on-site environmental claims arising from the operation of the St. Joe Container facilities and the St. Joe Mill prior to the consummation of the Acquisition up to a maximum of $10.0 million of the first $17.5 million of costs, subject to certain exceptions and limitations. The Company and the Mill Joint Venture will be required to fund $7.5 million of the first $17.5 million of any such costs, and any costs in excess of $17.5 million will not be indemnified by the Paper Indemnitors. The obligations of the Paper Indemnitors with respect to on-site environmental liabilities will terminate in the event the Company or the Mill Joint Venture is subject to a "change of control" (as defined in the Acquisition Agreement). Pursuant to an Indemnification Reimbursement Agreement between the Company and the Mill Joint Venture (the "Indemnification Reimbursement Agreement"), the benefit of indemnification from the Paper Indemnitors with respect to such environmental liabilities will be allocated 80.0% to the Mill Joint Venture and 20.0% to the Company, with the Company or the Mill Joint Venture being obligated, under certain circumstances, to reimburse each other in the event either recovers more than its allocated percentage share. See "Business--Environmental Matters."

    On the Closing Date, the Company entered into certain agreements with Stone Container and the Mill Joint Venture. Pursuant to an Output Purchase Agreement, Stone Container and the Company will each purchase from the Mill Joint Venture one-half of the St. Joe Mill's entire linerboard production, which will represent approximately one-third of the Company's total requirements, at a price that is $25 per ton below the price of such product published in PULP & PAPER WEEK under the section entitled "Price Watch: Paper and Paperboard," subject to a minimum purchase price, which minimum purchase price is intended to generate sufficient funds to cover cash operating costs, cash interest expense and maintenance capital expenditures. The Mill Joint Venture must also use its best efforts to operate the St. Joe Mill at a production rate not less than the average capacity utilization rate of domestic linerboard producers.

    Pursuant to the Subordinated Credit Facility, the Company and Stone Container each will provide the Mill Joint Venture with up to $10.0 million of subordinated indebtedness, if needed, on a revolving credit basis for general corporate purposes.

                                 CAPITALIZATION

    The following table sets forth the consolidated capitalization of the Company as of April 30, 1996 on an actual basis and as adjusted to give effect to the Acquisition and the financings therefor. This table should be read in conjunction with the other financial information appearing elsewhere in this Prospectus.

                                                                               ACTUAL    ADJUSTMENTS  AS ADJUSTED
                                                                              ---------  -----------  -----------
                                                                                    (DOLLARS IN THOUSANDS)

Current maturities of long-term debt........................................  $   4,158   $   (1,151)  $   3,007
                                                                              ---------  -----------  -----------
                                                                              ---------  -----------  -----------

Long-term debt:
  Credit Facility (1).......................................................  $      --   $   16,731   $  16,731
  Notes.....................................................................         --      170,000     170,000
  Existing indebtedness.....................................................     33,279      (23,068)     10,211
                                                                              ---------  -----------  -----------
    Total long-term debt....................................................     33,279      163,663     196,942
                                                                              ---------  -----------  -----------

Stockholder's equity:
  Common stock, $0.125 par value, 10,000,000 shares authorized, 7,229,770
   shares issued and 6,815,867 shares outstanding...........................        904           --         904
  Additional paid-in capital................................................        117          600(2)        717
  Retained earnings.........................................................     13,334                   13,334
  Treasury stock............................................................       (962)          --        (962)
                                                                              ---------  -----------  -----------
    Total stockholder's equity..............................................     13,393          600      13,993
                                                                              ---------  -----------  -----------
      Total capitalization..................................................  $  46,672   $  164,263   $ 210,935
                                                                              ---------  -----------  -----------
                                                                              ---------  -----------  -----------

------------------------
(1) The Credit Facility will provide up to $80.0 million on a revolving basis, subject to borrowing base limitations. See "Description of Credit Facility."

(2) For the purpose of this presentation, the Company valued warrants that were issued to the Initial Purchaser in connection with the Acquisition at $0.6 million.

                       SELECTED HISTORICAL FINANCIAL DATA

    The following selected historical financial data have been derived from the consolidated financial statements of the Company. The data as of and for each fiscal year in the three-year period ended July 31, 1993 are derived from the consolidated financial statements of the Company audited by KPMG Peat Marwick LLP, independent certified public accountants, whose report with respect to the fiscal year ended July 31, 1993 is included elsewhere in this Prospectus. The data as of and for the fiscal years ended July 31, 1994 and 1995 are derived from the consolidated financial statements of the Company audited by BDO Seidman, LLP, independent certified public accountants, whose report thereon is included elsewhere in this Prospectus. The data as of and for the nine months ended April 30, 1995 and 1996 and the twelve months ended April 30, 1996 are derived from the Company's unaudited consolidated financial statements, which, in the opinion of management, include all adjustments (consisting of only normal recurring adjustments) necessary for a fair presentation of the information set forth therein. The results of operations for the nine months ended April 30, 1996 are not necessarily indicative of the results that may be expected for the full year. The following data should be read in conjunction with the Company's consolidated financial statements and related notes, "Management's Discussion and Analysis of Financial Condition and Results of Operations," and the other financial information included elsewhere herein.

                                                                                           NINE MONTHS ENDED
                                                                                                                   TWELVE
                                                FISCAL YEAR ENDED JULY 31,                     APRIL 30,        MONTHS ENDED
                                   -----------------------------------------------------  --------------------    APRIL 30,
                                     1991       1992       1993       1994       1995       1995       1996         1996
                                   ---------  ---------  ---------  ---------  ---------  ---------  ---------  -------------
                                                                     (DOLLARS IN THOUSANDS)
STATEMENT OF OPERATIONS DATA:
Net sales........................  $ 189,661  $ 203,179  $ 214,936  $ 228,563  $ 271,994  $ 213,723  $ 164,736    $ 223,007
Cost of goods sold...............    166,812    178,189    192,208    205,025    232,154    181,870    141,973      192,257
                                   ---------  ---------  ---------  ---------  ---------  ---------  ---------  -------------
Gross profit.....................     22,849     24,990     22,728     23,538     39,840     31,853     22,763       30,750
Selling, general and
 administrative expenses.........     20,379     23,663     21,813     22,018     19,703     15,810     11,664       15,557
                                   ---------  ---------  ---------  ---------  ---------  ---------  ---------  -------------
Income from operations...........      2,470      1,327        915      1,520     20,137     16,043     11,099       15,193
Other income.....................        755      5,917      3,651        126      1,927      1,761         --          166
Interest expense.................      6,431      5,903      4,948      5,448      5,607      4,672      2,697        3,632
                                   ---------  ---------  ---------  ---------  ---------  ---------  ---------  -------------
Income (loss) before provision
 (benefit) for income taxes,
 minority interest and
 extraordinary gain on early
 retirement of debt..............     (3,206)     1,341       (382)    (3,802)    16,457     13,132      8,402       11,727
Minority interest................        274         94         --       (180)      (146)        --         --         (146)
Provision (benefit) for income
 taxes...........................       (655)       832        453       (325)     5,483      4,350      3,658        4,791
Extraordinary gain on early
 retirement of debt..............         --        321         --        381      2,219      2,219         --           --
                                   ---------  ---------  ---------  ---------  ---------  ---------  ---------  -------------
Net income (loss)................  $  (2,277) $     924  $    (835) $  (3,276) $  13,047  $  11,001  $   4,744    $   6,790
                                   ---------  ---------  ---------  ---------  ---------  ---------  ---------  -------------
                                   ---------  ---------  ---------  ---------  ---------  ---------  ---------  -------------
OTHER FINANCIAL DATA:
Ratio of earnings to fixed
 charges (1).....................       0.7x       1.1x       1.0x       0.5x       3.3x       3.3x       3.2x         3.3x
EBITDA (2).......................  $   7,675  $   6,664  $   6,209  $   6,796  $  25,382  $  20,033  $  13,951    $  19,300
Net cash provided by (used in)
 operating activities (3)........      7,030      3,615      8,860      4,794     (2,217)    (5,065)     7,319        9,432
Net cash provided by (used in)
 investing activities............     (2,723)     3,733     (4,135)    (9,126)    (1,975)    (1,235)    (2,704)      (3,207)
Net cash (used in) provided by
 financing activities............     (4,234)    (8,336)    (3,841)     5,182      3,518      5,079     (3,892)      (5,482)
Depreciation and amortization....  $   5,205  $   5,337  $   5,294  $   5,276  $   5,245  $   3,990  $   2,852    $   4,107
Capital expenditures.............      2,064      2,862      3,935      3,916      3,690      2,950      4,281        5,021
Adjusted net sales (4)...........    126,580    139,116    153,857    155,869    212,562    158,380    154,919      209,101
Adjusted EBITDA (4)..............      3,283      3,110      2,196      3,926     24,210     20,715     16,884       20,379

                                                                                                                    AS OF
                                                                         AS OF JULY 31,                           APRIL 30,
                                                      -----------------------------------------------------  --------------------
                                                        1991       1992       1993       1994       1995       1995       1996
                                                      ---------  ---------  ---------  ---------  ---------  ---------  ---------
                                                                                (DOLLARS IN THOUSANDS)
BALANCE SHEET DATA:
Working capital.....................................  $   4,984  $  11,573  $  10,413  $   8,903  $  14,504  $   7,853  $  12,925
Property, plant and equipment, net..................     40,148     37,636     36,052     36,536     27,044     27,183     34,977
Total assets........................................     91,444     85,744     79,716     93,933     73,137     77,113     77,254
Total long-term debt................................     41,646     44,285     40,993     44,105     30,998     29,199     33,279
Stockholder's equity................................      4,465      5,389      4,554      1,278      8,649      5,798     13,393

------------------------------
(1) For purposes of calculating the ratio of earnings to fixed charges, earnings consist of earnings (loss) before provision (benefit) for income taxes, minority interest and extraordinary gain on early retirement of debt plus fixed charges, and fixed charges consist of interest expense plus that portion of rental payments on operating leases deemed representative of the interest factor.

(2) EBITDA represents income from operations before interest expense, provision (benefit) for income taxes and depreciation and amortization. EBITDA provides information regarding a company's ability to service and/or incur debt. EBITDA should not be considered in isolation or as a substitute for net income, cash flows from operations, or other consolidated income or cash flow data prepared in accordance with generally accepted accounting principles or as a measure of a company's profitability or liquidity. EBITDA is not intended to disclose excess funds available for reinvestment because other commitments and obligations exist, including, but not limited to, principal repayment obligations and lease commitments, that are not considered in the calculation of EBITDA. See Notes 6, 11 and 12 to the Company's financial statements.

(3) Material differences between EBITDA and net cash provided by or used in operating activities may occur because of the inherent differences in each such calculation including (a) the change in operating assets and liabilities between the beginning and end of each period, as well as certain non-cash items which are considered when presenting net cash provided by or used in operating activities but are not used when calculating EBITDA and (b) interest expense, provision for income taxes and other income or expense which are included when presenting net cash provided by or used in operating activities but are not included in the calculation of EBITDA. EBITDA is a measure used as part of the covenants of the Credit Facility.

(4)  Adjusted to exclude the results of Fonda and Flint.

             UNAUDITED PRO FORMA COMBINED CONDENSED FINANCIAL DATA

    On November 1, 1995, the Company entered into the Acquisition Agreement pursuant to which on May 30, 1996 (i) the Company acquired substantially all of the assets of St. Joe Container and (ii) the Mill Joint Venture acquired the St. Joe Mill. The purchase price for the St. Joe Container facilities was $87.8 million for the fixed assets, plus approximately $69.7 million for working capital, for a total purchase price of $157.5 million, subject to adjustment for changes in working capital described herein. The purchase price for the St. Joe Mill was $185.0 million for the fixed assets, plus approximately $17.4 million for working capital, for a total purchase price of $202.4 million, subject to adjustment for changes in working capital described herein. The Company acquired a 50.0% equity interest in the Mill Joint Venture for $5.0 million.

    In addition, on August 16, 1996, Box USA Group, Inc. ("Box USA"), a wholly-owned subsidiary of the Company, discontinued its operations at its Flint, Michigan facility and disposed of substantially all of the machinery and equipment, finished goods and work-in-progress inventory and certain related assets utilized at such facility for a purchase price of approximately $2.6 million. Box USA retained all accounts receivable, accounts payable and raw material inventory. The equipment was transferred pursuant to a like-kind exchange within the meaning of section 1031 of the Code.

    The following unaudited pro forma combined condensed financial data as of April 30, 1996 and for the fiscal year ended July 31, 1995 and the nine and twelve months ended April 30, 1996 (the "Pro Forma Financial Statements") are derived from the Company's consolidated financial statements as of April 30, 1996 and for the fiscal year ended July 31, 1995 and the nine and twelve months ended April 30, 1996 and the financial statements of St. Joe Container as of March 31, 1996 and for the twelve months ended June 30, 1995 and the nine and twelve months ended March 31, 1996. The Pro Forma Financial Statements give effect to the Acquisition and the closing of Flint, as if such transactions had occurred on April 30, 1996, in the case of the balance sheet data, on August 1, 1994 in the case of the statement of operations data for the twelve months ended July 31, 1995, and the nine months ended April 30, 1996, and on May 1, 1995 in the case of the statement of operations data for the twelve months ended April 30, 1996. In addition, the pro forma statement of operations data for the twelve months ended July 31, 1995, reflect the disposition of Fonda as if such disposition had occurred on August 1, 1994. The Pro Forma Financial Statements do not give effect to the disposition of three individually insignificant converting facilities. See Note (a) of the Notes to the Unaudited Pro Forma Combined Condensed Financial Data. The pro forma adjustments are based upon available information and certain assumptions that the Company believes are reasonable. The Pro Forma Financial Statements do not purport to represent what the Company's results of operations or financial position would actually have been had the Acquisition in fact occurred on such dates or to project results of operations for or at any future period or date. The Pro Forma Financial Statements should be read in conjunction with "Capitalization," "Management's Discussion and Analysis of Financial Condition and Results of Operations" and the financial statements of the Company and St. Joe Container and the notes thereto included elsewhere in this Prospectus.

    The Acquisition has been accounted for under the purchase method of accounting. The total purchase price for the Acquisition was allocated to the assets and liabilities acquired based upon their relative fair values at the closing date, based upon valuation and other studies which are not yet complete. The allocation of the purchase price reflected herein is subject to revision when additional information from the valuations and studies become available. The Company does not expect that the effects of the final allocation will differ materially from those set forth herein. The Mill Joint Venture will be accounted for under the equity method of accounting.

              UNAUDITED PRO FORMA COMBINED CONDENSED BALANCE SHEET
                             (DOLLARS IN THOUSANDS)

                                                                                                        AS OF
                                                       AS OF           AS OF                          APRIL 30,
                                                     APRIL 30,     MARCH 31, 1996                       1996
                                                       1996           ST. JOE                         PRO FORMA
                                                      FOUR M         CONTAINER       ADJUSTMENTS      COMBINED
                                                   -------------  ----------------  --------------  -------------
ASSETS:
  Current assets:
    Cash and cash equivalents....................    $   1,949       $      871     $     (871)(a)   $     1,949
    Accounts receivable, net.....................       21,997           28,837           (124)(d)        50,710
    Inventories..................................       11,019           30,128         21,824(b)         47,095
                                                                                       (15,876)(d)
    Other current assets.........................        3,285              687           (687)(a)         3,285
                                                   -------------        -------     --------------  -------------
        Total current assets.....................       38,250           60,523          4,266           103,039
  Property, plant and equipment, net.............       34,977           35,298         54,891(b)        125,166
  Goodwill and other intangibles, net............          987               --             --               987
  Other assets...................................        3,040              128           (128)(a)        11,840
                                                                                         8,800(b)
  Long-term investment...........................           --            3,113          2,137(b)          5,250
  Investment in Mill Joint Venture...............           --               --          5,000(b)          5,000
                                                   -------------        -------     --------------  -------------
                                                     $  77,254       $   99,062     $   74,966       $   251,282
                                                   -------------        -------     --------------  -------------
                                                   -------------        -------     --------------  -------------
LIABILITIES AND STOCKHOLDER'S EQUITY:
  Current liabilities:
    Accounts payable and accrued liabilities.....    $  21,167       $    9,748     $   (1,659)(a)   $    27,083
                                                                                        (2,173)(d)
                                                                                         2,971(c)
                                                                                        (2,971)(d)

    Current maturities of long-term debt.........        4,158               --         (1,151)(c)         3,007
                                                   -------------        -------     --------------  -------------
        Total current liabilities................       25,325            9,748         (4,983)           30,090
  Long-term debt less current maturities:
    Credit Facility..............................           --               --         27,587(c)         16,731
                                                                                       (10,856)(d)
    Notes........................................           --               --        170,000(c)        170,000
    Existing indebtedness........................       33,279               --        (23,068)(c)        10,211
  Deferred income taxes..........................        4,410            4,234         (4,234)(a)         4,410
  Other liabilities..............................          847            1,939         (1,939)(a)         5,847
                                                                                         5,000(b)
                                                   -------------        -------     --------------  -------------
        Total liabilities........................       63,861           15,921        157,507           237,289
                                                   -------------        -------     --------------  -------------
  Stockholder's equity:
    Common stock.................................          904               --             --               904
    Additional paid-in capital...................          117               --            600(c)            717
    Equity in net assets.........................           --           81,318        (81,318)               --
    Net unrealized gain on marketable equity
     securities..................................           --            1,823         (1,823)(a)            --
    Retained earnings............................       13,334               --             --            13,334
    Treasury stock...............................         (962)              --             --              (962)
                                                   -------------        -------     --------------  -------------
        Total stockholder's equity...............       13,393           83,141        (82,541)           13,993
                                                   -------------        -------     --------------  -------------
                                                     $  77,254       $   99,062     $   74,966       $   251,282
                                                   -------------        -------     --------------  -------------
                                                   -------------        -------     --------------  -------------

See accompanying notes to Unaudited Pro Forma Combined Condensed Balance Sheet.

         NOTES TO UNAUDITED PRO FORMA COMBINED CONDENSED BALANCE SHEET

(a) Reflects the elimination of assets and liabilities of St. Joe Container that were retained by St. Joe Container and therefore are excluded in the Acquisition as follows:

                                                                                              (DOLLARS IN
                                                                                              THOUSANDS)
                                                                                              -----------
Cash and cash equivalents...................................................................   $     871
Other current assets........................................................................         687
Other assets................................................................................         128
Accrued liabilities.........................................................................      (1,659)
Deferred taxes..............................................................................      (4,234)
Non-current workers compensation reserves...................................................      (1,939)
Net unrealized gain on marketable equity securities.........................................      (1,823)
                                                                                              -----------
    Net liabilities excluded................................................................     $(7,969)
                                                                                              -----------
                                                                                              -----------

(b) The Acquisition was accounted for as a purchase in accordance with Accounting Principles Board Opinion No. 16, "Business Combinations," pursuant to which the purchase price has been allocated to the acquired assets and liabilities based upon their relative fair values as of the Closing Date.

    The following table sets forth the Company's preliminary allocation of the purchase price of the Acquisition:

                                                                        ASSETS    CARRYING
                                                                       ACQUIRED     VALUE    ADJUSTMENT
                                                                      ----------  ---------  -----------
                                                                            (DOLLARS IN THOUSANDS)
Accounts receivable, net............................................  $   28,837  $  28,837   $      --
Inventories, net....................................................      30,128     30,128          --
Reversal of LIFO reserve............................................      21,824         --      21,824
Property plant and equipment, net...................................      90,189     35,298      54,891
Long-term investment................................................       5,250      3,113       2,137
Deferred financing costs............................................       8,800         --       8,800
Investment in Mill Joint Venture....................................       5,000         --       5,000
Accounts payable and accrued liabilities............................      (8,089)    (8,089)         --
Acquisition related provisions (1)..................................      (5,000)        --      (5,000)
                                                                      ----------  ---------  -----------
                                                                        $176,939    $89,287     $87,652
                                                                      ----------  ---------  -----------
                                                                      ----------  ---------  -----------

(c) Reflects the financing of the Acquisition as follows:

                                                                                  (DOLLARS IN THOUSANDS)
                                                                                  ----------------------
Notes...........................................................................              $  170,000
Credit Facility.................................................................                  27,587
Refinancing of existing indebtedness -- current.................................  $   (1,151)
Refinancing of existing indebtedness -- noncurrent..............................     (23,068)    (24,219)
                                                                                  ----------
Warrants issued to the Initial Purchaser (2)....................................                     600
Additional consideration based on working capital at March 31, 1996 (3).........                   2,971
                                                                                              ----------
                                                                                              $  176,939
                                                                                              ----------
                                                                                              ----------

------------------------------
(1) Includes the following provisions: (i) professional costs incurred with respect to the Acquisition, (ii) reserve for plant closure, and (iii) severance/relocation accrual.
(2) For the purpose of this presentation, the Company has valued warrants that were issued to the Initial Purchaser in connection with the Acquisition at $0.6 million.
(3) The Acquisition Agreement provides for a post-closing adjustment to adjust for actual working capital acquired at Closing. The acquisition of working capital as of March 31, 1996 results in an assumed purchase price adjustment of $3.0 million. (See note (d) for subsequent amendment to assumed purchase price based on the closing balance sheet delivered by St. Joe Container.)

(d) St. Joe Container has delivered to the Company its preliminary balance sheet as of May 30, 1996 and, based on such balance sheet, has paid approximately $13.8 million to the Company as the purchase price adjustment. The purchase price adjustment is reflected in the working capital components of the pro forma balance sheet as follows:

Reduction of accounts receivable, net......................................  $     124
Reduction of inventories, net..............................................     15,876
                                                                             ---------
Reduction of accounts payable and accrued liabilities......................     (2,173)
                                                                             ---------
  Net adjustment to working capital (1)....................................  $  13,827
                                                                             ---------
                                                                             ---------

    The purchase price adjustment is reflected in the financing components of the Acquisition as follows:

Reduction of Credit Facility...............................................  $  10,856
Reduction in additional consideration based on working capital at March 31,
 1996......................................................................      2,971
                                                                             ---------
                                                                             $  13,827
                                                                             ---------
                                                                             ---------

------------------------
(1) The Company believes that this amount is understated and has notified St. Joe Paper of its position pursuant to the Acquisition Agreement.

             UNAUDITED PRO FORMA COMBINED CONDENSED FINANCIAL DATA
                             (DOLLARS IN THOUSANDS)

                                                                 TWELVE MONTHS
                                                  FISCAL YEAR   ENDED JUNE 30,
                                                  ENDED JULY         1995         ADJUSTMENTS
                                                   31, 1995     ---------------       FOR
                                                 -------------      ST. JOE         DISPOSED     ACQUISITION   PRO FORMA
                                                    FOUR M         CONTAINER     OPERATIONS(A)   ADJUSTMENTS   COMBINED
                                                 -------------  ---------------  --------------  -----------  -----------
SUMMARY OF OPERATIONS DATA:
  Net sales....................................   $   271,994     $   322,118      $  (59,432)    $      --    $ 534,680
  Cost of goods sold...........................       232,154         291,370         (51,921)      (29,271)(b)    442,332
                                                 -------------  ---------------  --------------  -----------  -----------
  Gross profit.................................        39,840          30,748          (7,511)       29,271       92,348
  Selling, general and administrative
   expenses....................................        19,703          23,458          (7,323)        1,009(c)     36,847
                                                 -------------  ---------------  --------------  -----------  -----------
  Income from operations.......................        20,137           7,290            (188)       28,262       55,501
  Other income.................................         1,927           2,071             176            --        4,174
  Interest expense.............................         5,607             539          (1,308)       19,120(d)     23,958
                                                 -------------  ---------------  --------------  -----------  -----------
  Income before provision for income taxes,
   minority interest and extraordinary gain on
   early retirement of debt....................        16,457           8,822           1,296         9,142       35,717
  Minority interest............................          (146)             --              --            --         (146)
  Provision for income taxes...................         5,483           3,127             437         3,657(e)     12,704
                                                 -------------  ---------------  --------------  -----------  -----------
  Net income before extraordinary gain on early
   retirement of debt..........................   $    10,828     $     5,695      $      859     $   5,485    $  22,867
                                                 -------------  ---------------  --------------  -----------  -----------
                                                 -------------  ---------------  --------------  -----------  -----------

OTHER FINANCIAL DATA:
  Ratio of earnings to fixed charges...........            --              --              --            --         2.4x(f)
  EBITDA.......................................   $    25,382     $    15,177      $   (1,172)    $  28,962    $  68,349
  Ratio of EBITDA to interest expense..........            --              --              --            --         2.9x(g)
  Depreciation and amortization................   $     5,245     $     7,887      $     (984)    $     700    $  12,848
  Capital expenditures.........................         3,690           4,603            (239)           --        8,054

OPERATING DATA:
  Corrugated Converting Operations:
    Million square feet sold...................         3,794           7,201            (241)           --       10,754
    Average production per day (tons)..........         1,133           1,969             (92)           --        3,010
    Plants at period end.......................            13              16              (1)           --           28

  Ft. Madison Mill Operations:
    Tons sold..................................        75,872              --              --            --       75,872
    Average production per day (tons)..........           217              --              --            --          217

See accompanying notes to Unaudited Pro Forma Combined Condensed Financial Data.

             UNAUDITED PRO FORMA COMBINED CONDENSED FINANCIAL DATA
                             (DOLLARS IN THOUSANDS)

                                                                NINE MONTHS
                                                NINE MONTHS        ENDED
                                                ENDED APRIL   MARCH 31, 1996    ADJUSTMENTS
                                                 30, 1996     ---------------       FOR
                                               -------------      ST. JOE        DISPOSED      ACQUISITION     PRO FORMA
                                                  FOUR M         CONTAINER     OPERATIONS(A)   ADJUSTMENTS     COMBINED
                                               -------------  ---------------  -------------  --------------  -----------
SUMMARY OF OPERATIONS DATA:
  Net sales..................................   $   164,736     $   228,983      $  (9,817)     $       --     $ 383,902
  Cost of goods sold.........................       141,973         218,759        (11,841)        (12,311)(b)    336,580
                                               -------------  ---------------  -------------  --------------  -----------
  Gross profit...............................        22,763          10,224          2,024          12,311        47,322
  Selling, general and administrative
   expenses..................................        11,664          18,020           (891)            757(c)     29,550
                                               -------------  ---------------  -------------  --------------  -----------
  Income from operations.....................        11,099          (7,796)         2,915          11,554        17,772
  Other income (expense).....................            --             (64)            (4)             --           (68)
  Interest expense...........................         2,697              84           (155)         15,343(d)     17,969
                                               -------------  ---------------  -------------  --------------  -----------
  Income (loss) before provision (benefit)
   for income taxes and extraordinary gain on
   early retirement of debt..................         8,402          (7,944)         3,066          (3,789)         (265)
  Provision (benefit) for income taxes.......         3,658          (2,815)         1,334          (1,515)(e)        662
                                               -------------  ---------------  -------------  --------------  -----------
  Net income (loss) before extraordinary gain
   on early retirement of debt...............   $     4,744     $    (5,129)     $   1,732      $   (2,274)    $    (927)
                                               -------------  ---------------  -------------  --------------  -----------
                                               -------------  ---------------  -------------  --------------  -----------

OTHER FINANCIAL DATA:
  Ratio of earnings to fixed charges.........            --              --             --              --          1.0x(f)
  EBITDA.....................................   $    13,951     $    (1,978)     $   2,779      $   12,079     $  26,831
  Ratio of EBITDA to interest expense........                            --             --              --          1.5x(g)
  Depreciation and amortization..............   $     2,852     $     5,818      $    (136)     $      525     $   9,059
  Capital expenditures.......................         4,281             456            (78)             --         4,659

OPERATING DATA:
  Corrugated Converting Operations:
    Million square feet sold.................         2,629           4,607           (120)             --         7,116
    Average production per day (tons)........           967           1,759            (64)             --         2,662
    Plants at period end.....................            12              16             (1)             --            27

  Ft. Madison Mill Operations:
    Tons sold................................        58,982              --             --              --        58,982
    Average production per day (tons)........           214              --             --              --           214

See accompanying notes to Unaudited Pro Forma Combined Condensed Financial Data.

             UNAUDITED PRO FORMA COMBINED CONDENSED FINANCIAL DATA
                             (DOLLARS IN THOUSANDS)

                                                               TWELVE MONTHS
                                               TWELVE MONTHS       ENDED
                                                ENDED APRIL   MARCH 31, 1996    ADJUSTMENTS
                                                 30, 1996     ---------------       FOR
                                               -------------      ST. JOE         DISPOSED     ACQUISITION    PRO FORMA
                                                  FOUR M         CONTAINER     OPERATIONS(A)   ADJUSTMENTS    COMBINED
                                               -------------  ---------------  --------------  ------------  -----------
SUMMARY OF OPERATIONS DATA:
  Net sales..................................   $   223,007      $ 315,506       $  (13,906)   $         --   $ 524,607
  Cost of goods sold.........................       192,257        293,808          (14,536)        (19,350 (b)    452,179
                                               -------------  ---------------  --------------  ------------  -----------
  Gross profit...............................        30,750         21,698              630          19,350      72,428
  Selling, general and administrative
   expenses..................................        15,557         23,578           (1,281)          1,009(c)     38,863
                                               -------------  ---------------  --------------  ------------  -----------
  Income from operations.....................        15,193         (1,880)           1,911          18,341      33,565
  Other income...............................           166          1,878            1,085              --       3,129
  Interest expense...........................         3,632            205             (205)         20,326(d)     23,958
                                               -------------  ---------------  --------------  ------------  -----------
  Income (loss) before provision (benefit)
   for income taxes, minority interest and
   extraordinary gain on early retirement of
   debt......................................        11,727           (207)           3,201          (1,985)     12,736
  Minority interest..........................          (146)            --               --              --        (146)
  Provision (benefit) for income taxes.......         4,791            (73)           1,307            (794 (e)      5,231
                                               -------------  ---------------  --------------  ------------  -----------
  Net income (loss) before extraordinary gain
   on early retirement of debt...............   $     6,790      $    (134)      $    1,894    $     (1,191)  $   7,359
                                               -------------  ---------------  --------------  ------------  -----------
                                               -------------  ---------------  --------------  ------------  -----------
OTHER FINANCIAL DATA:
  Ratio of earnings to fixed charges.........            --             --               --              --        1.5x(f)
  EBITDA.....................................   $    19,300      $   5,894       $    1,753    $     19,041   $  45,988
  Ratio of EBITDA to interest expense........                           --               --              --        1.9x(g)
  Depreciation and amortization..............   $     4,107      $   7,774       $     (158)   $        700   $  12,423
  Capital expenditures.......................         5,021            470             (357)             --       5,134
OPERATING DATA:
  Corrugated Converting Operations:
    Million square feet sold.................         3,476          6,284             (167)             --       9,593
    Average production per day (tons)........         1,080          1,705              (77)             --       2,708
    Plants at period end.....................            12             16               (1)             --          27
  Ft. Madison Mill Operations:
    Tons sold................................        77,586             --               --              --      77,586
    Average production per day (tons)........           213             --               --              --         213

See accompanying notes to Unaudited Pro Forma Combined Condensed Financial Data.

         NOTES TO UNAUDITED PRO FORMA COMBINED CONDENSED FINANCIAL DATA

(a) Reflects elimination of the results of operations of Fonda, which was spun off in March 1995, and Flint, which will be closed in 1996. The Company historically has allocated general and administrative expenses to the disposed operations; however, these allocated expenses were not eliminated in the Pro Forma Financial Statements. In addition, interest expense that was allocated to the disposed operations was limited to the interest on debt of the disposed operations that was assumed or paid by the buyer. The Pro Forma Financial Statements do not give effect to the disposition of three individually insignificant converting facilities which together generated net sales, net income and EBITDA as follows:

                                                        FISCAL YEAR
                                                           ENDED        NINE MONTHS     TWELVE MONTHS
                                                          JULY 31,         ENDED            ENDED
                                                            1995      APRIL 30, 1996   APRIL 30, 1996
                                                        ------------  ---------------  ---------------
                                                                    (DOLLARS IN THOUSANDS)
Net sales.............................................   $   17,211     $     1,398      $     4,910
Net income............................................          235              58             (368)
EBITDA................................................          908              78             (806)

(b) Reflects (i) cost savings at the acquired facilities based on the Output Purchase Agreement, pursuant to which the Company will purchase approximately 250,000 tons of linerboard at a cost of $25 per ton below the price reported in PULP & PAPER WEEK, subject to a minimum purchase price, which minimum purchase price is intended to generate sufficient funds to cover cash operating costs, cash interest expense and maintenance capital expenditures; however, in the event such purchase price is adjusted pursuant to the Output Purchase Agreement, the Company's costs of goods sold will increase accordingly to reflect the impact of this increased purchase price (while the St. Joe Mill has a maximum output capacity of 500,000 tons and the Company is required to purchase half of such output, the Mill's entire production may not reach the 500,000 ton capacity level under the Output Purchase Agreement), (ii) cost savings at the acquired facilities relating to the purchase by the Company of the remainder of its linerboard requirements at an average price paid by the Company, (iii) estimated increased costs of providing benefits for hourly employees at the acquired facilities, (iv) reduced cost of goods sold resulting from the restatement of St. Joe Container's results of operations from the last-in first-out ("LIFO") method to the first-in first-out ("FIFO") method and (v) increased depreciation and amortization based upon the preliminary purchase price allocation of the Acquisition. The following table summarizes these adjustments:

                                                             FISCAL YEAR    NINE MONTHS
                                                                ENDED          ENDED      TWELVE MONTHS
                                                               JULY 31,      APRIL 30,        ENDED
                                                                 1995          1996       APRIL 30, 1996
                                                             ------------  -------------  --------------
                                                                       (DOLLARS IN THOUSANDS)
Reduction in raw material prices to reflect the Output
 Purchase Agreement (1)....................................   $   (5,500)   $    (3,861)   $     (5,291)
Reduction in raw material prices to reflect prices paid by
 the Company (2)...........................................      (12,712)       (10,069)        (12,013)
Increase in cost of pension benefits to hourly employees...          639            479             639
Effect on cost of goods sold of change from
 LIFO to FIFO..............................................      (12,398)           615          (3,385)
Increase in depreciation expense resulting from preliminary
 purchase price allocation.................................          700            525             700
                                                             ------------  -------------  --------------
    Total adjustments......................................   $  (29,271)   $   (12,311)   $    (19,350)
                                                             ------------  -------------  --------------
                                                             ------------  -------------  --------------

------------------------

(1) For the twelve months ended April 30, 1996, on a pro forma basis giving effect to the Output Purchase Agreement, the Company would have purchased linerboard from the Mill Joint Venture at a cost of $25 per ton below the price reported in PULP & PAPER WEEK. However, there can be no assurance that the purchase price will not have to be increased pursuant to the Output Purchase

     Agreement. Although the current cash operating costs, cash interest costs and maintenance capital expenditures will not remain constant, assuming that they do, the Company believes that the purchase price would have to be increased in the event the price of linerboard published in PULP & PAPER WEEK falls below approximately $335 per ton.

(2) Pursuant to current vendor agreements, the Company has the capacity to purchase the remainder of its linerboard requirements at prices below those reported in PULP & PAPER WEEK. Historically, St. Joe Container purchased all its linerboard from its parent, St. Joe Forest Products Company, at prices published in PULP & PAPER WEEK, which are not indicative of prices at which such quantities of linerboard are typically purchased.

(c) Reflects the elimination of corporate overhead charges allocated to St. Joe Container by St. Joe Paper and the Company's estimate of incremental overhead expenses that will be incurred following the Acquisition, as follows:

                                                              FISCAL YEAR     NINE MONTHS     TWELVE MONTHS
                                                                 ENDED           ENDED            ENDED
                                                             JULY 31, 1995  APRIL 30, 1996   APRIL 30, 1996
                                                             -------------  ---------------  ---------------
                                                                         (DOLLARS IN THOUSANDS)
Reversal of St. Joe Container corporate charges............    $    (931)      $    (698)       $    (931)
Estimated incremental corporate overhead expense (1).......        1,940           1,455            1,940
                                                                  ------           -----           ------
                                                               $   1,009       $     757        $   1,009
                                                                  ------           -----           ------
                                                                  ------           -----           ------

------------------------------

(1) Reflects hiring of approximately 22 additional personnel as a result of the Acquisition.

(d) Reflects the elimination of historical interest expense and the addition of the interest expense resulting from the pro forma capitalization of the Company, as follows:

                                                             FISCAL YEAR    NINE MONTHS
                                                                ENDED          ENDED      TWELVE MONTHS
                                                               JULY 31,      APRIL 30,        ENDED
                                                                 1995          1996       APRIL 30, 1996
                                                             ------------  -------------  --------------
                                                                       (DOLLARS IN THOUSANDS)
Notes at 12%...............................................   $   20,400     $  15,300      $   20,400
Credit Facility at an assumed rate of 8.5%.................        1,422         1,067           1,422
Existing indebtedness at weighted average interest rate of
 9.5%......................................................        1,256           942           1,256
                                                             ------------  -------------       -------
Cash interest expense......................................       23,078        17,309          23,078
Amortization of financing costs............................          880           660             880
                                                             ------------  -------------       -------
Pro forma interest expense.................................       23,958        17,969          23,958
Less historical interest expense...........................       (4,838)       (2,626)         (3,632)
                                                             ------------  -------------       -------
    Total adjustments......................................   $   19,120     $  15,343      $   20,326
                                                             ------------  -------------       -------
                                                             ------------  -------------       -------

(e) Reflects the cumulative tax effect of the pro forma adjustments at an effective rate of 40.0%.

(f) For purposes of calculating the ratio of earnings to fixed charges, earnings consist of earnings (loss) before provision (benefit) for income taxes, minority interest and extraordinary gain on early retirement of debt plus fixed charges, and fixed charges consist of interest expense plus that portion of rental payments on operating leases deemed representative of the interest factor.

(g) Interest expense excludes the amortization of debt issuance costs of $880,000, $660,000 and $880,000 for pro forma Fiscal 1995, the pro forma nine months ended April 30, 1996 and the pro forma twelve months ended April 30, 1996, respectively.

               MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL
                      CONDITION AND RESULTS OF OPERATIONS

GENERAL

    The following discussion and analysis should be read in conjunction with the financial statements of the Company and the notes thereto included elsewhere in this Prospectus.

    The markets for corrugated packaging materials produced by the Company are generally subject to changes in industry capacity and cyclical changes in the economy, both of which can significantly impact the Company's profitability. The ability of the Company to sustain profitability during cyclical fluctuations in corrugating packaging material markets is dependent upon the Company's ability to maintain value-added margins (net sales less the cost of raw materials). For corrugated packaging material manufacturers, raw materials typically represent approximately 70.0% of the total cost of goods sold. The ability of the Company to maintain value-added margins is a function of the speed with which the Company can pass on raw material cost increases to its customers. The Company has been able to sustain consistent value-added margins on a unit basis. While there can be no assurance that the Company will be able to maintain these value-added margins, the Company believes that historically it has demonstrated an ability to show growth and productivity despite changes in market conditions. In addition, the Company also believes it has been able to mitigate raw material price increases at its converting facilities by entering into several long-term supply contracts. Income from operations for the twelve months ended April 30, 1996, on a pro forma basis, would have had to decline to approximately $12.1 million from $33.6 million for the Company to be unable to meet its debt service requirements.

    In addition to maintaining value-added margins, the Company has also focused on controlling costs through maximum utilization of available production capacity, the development and implementation of financial controls and management systems and minimization of waste. Direct costs of production at the Company's converting facilities have declined on a per unit basis from 1992 through the present. By controlling costs and maintaining value-added margins, together with adding to its manufacturing base through acquisitions completed in a cost effective manner, the Company has been able to increase its net sales from $36.3 million in Fiscal 1985 to $272.0 million in Fiscal 1995, to increase net income from $0.7 million to $13.0 million over the same period and to increase EBITDA from $2.6 million to $25.4 million over the same period.

                                                                                                    NINE MONTHS ENDED
                                                                    FISCAL YEAR ENDED JULY 31,          APRIL 30,
                                                                  -------------------------------  --------------------
                                                                    1993       1994       1995       1995       1996
                                                                  ---------  ---------  ---------  ---------  ---------
Corrugated Converting Operations:
  Square feet sold (millions)...................................      3,513      3,799      3,794      2,944      2,629
  Net sales (millions)..........................................  $   153.9  $   155.4  $   196.0  $   147.1  $   146.9
  Gross profit (millions).......................................       11.5       13.3       24.4       19.5       15.3
  Average price per thousand square feet sold...................      43.90      40.90      51.66      49.97      55.88
  Value-added margin per thousand square feet sold (1)..........      17.66      18.29      20.73      20.17      20.03
Ft. Madison Mill Operations:
  Tons sold.....................................................         --     38,029     75,872     57,267     58,982
  Net sales (millions)..........................................         --  $    11.3  $    33.6  $    24.2  $    17.8
  Gross profit (millions).......................................         --        0.1        9.0        6.0        7.5
  Average price per ton sold....................................         --     297.98     442.67     422.58     408.60
  Value-added margin per ton sold (1)...........................         --     198.30     313.12     300.71     308.14
Fonda:
  Net sales (millions)..........................................  $    61.1  $    61.8  $    42.4  $    42.4         --
  Gross profit (millions).......................................       11.2       10.1        6.4        6.4         --

------------------------

(1)  Value-added margin represents net sales less the cost of raw materials.

RECENT PERFORMANCE

    For the three-month period ended July 31, 1996, the Company and the acquired St. Joe Container facilities have experienced a continued decline in prices for their products as a result of a decline in industry-wide demand during this period. This decline in prices and demand has had a negative effect on certain financial results of the Company and St. Joe Container. Since such period, the Company believes that prices for its products have stabilized.

    Pro forma combined net loss and EBITDA of the Company and St. Joe Container based on the three-month period ended April 30, 1996 for the Company and the three-month period ended March 31, 1996 for St. Joe Container, which aggregated $0.7 million and $3.5 million, respectively, include all pro forma adjustments made in the Unaudited Pro Forma Combined Condensed Financial Data included elsewhere herein. The historical financial statements of St. Joe Container, which are being used as the basis for the pro forma financial statements, were negatively impacted by a $5.8 million inventory devaluation primarily due to a decrease in the prices of St. Joe Container's linerboard. The pro forma combined EBITDA of the Company and St. Joe Container for the three-month period ended April 30, 1996 would have been insufficient to cover cash interest expense by $2.4 million.

    On May 30, 1996, the Mill Joint Venture acquired the St. Joe Mill for its strategic location and to fulfill a portion of the linerboard requirements of the corrugated container facilities of the two Mill Joint Venture partners, each of which has committed to purchase one-half of the St. Joe Mill's output. The St. Joe Mill has two paper machines which are capable of producing approximately 500,000 tons of linerboard annually in a variety of grades and basis weights. Since 1990, approximately $147.8 million has been spent for the maintenance and modernization of the St. Joe Mill's plant, equipment and machinery and for environmental compliance. The St. Joe Mill's production presently is approximately evenly divided between mottled white linerboard, a premium priced product, and unbleached kraft linerboard. The St. Joe Mill's operations will be managed principally by personnel designated by Stone Container.

    Prior to the consummation of the Acquisition, both of the St. Joe Mill's paper machines were shut down for maintenance and to reduce inventory from April 17, 1996 through May 6, 1996, and in December 1995 and January 1996, one paper machine was shut down for the same reasons. Since the consummation of the Acquisition, the St. Joe Mill was shut down in July 1996 for its annual maintenance. While there can be no assurance, the Mill Joint Venture does not expect any shut downs in the next twelve months other than for routine maintenance. The Output Purchase Agreement requires that the St. Joe Mill operate at a production rate not less than the average capacity utilization rate of domestic linerboard producers. In the event further shut downs occur, the Company will need to purchase that portion of its linerboard that it would have otherwise purchased from the Mill Joint Venture from outside suppliers.

RESULTS OF OPERATIONS

                                                                                                     NINE MONTHS ENDED
                                                FISCAL YEAR ENDED JULY 31,                               APRIL 30,
                         ------------------------------------------------------------------------  ----------------------
                                  1993                    1994                                              1995
                         ----------------------  ----------------------            1995            ----------------------
                                       PERCENT                 PERCENT   ------------------------                PERCENT
                                       OF NET                  OF NET                 PERCENT OF                 OF NET
                           AMOUNT       SALES      AMOUNT       SALES      AMOUNT      NET SALES     AMOUNT       SALES
                         -----------  ---------  -----------  ---------  -----------  -----------  -----------  ---------
                                                              (DOLLARS IN MILLIONS)
Net sales..............      $214.9       100.0%     $228.6       100.0%     $272.0        100.0 %     $213.7       100.0%
Cost of goods sold.....       192.2        89.5       205.0        89.7       232.2         85.4        181.9        85.1
                         -----------  ---------  -----------  ---------  -----------  -----------  -----------  ---------
Gross profit...........        22.7        10.5        23.6        10.3        39.8         14.6         31.8        14.9
Selling, general and
 administrative
 expenses..............        21.8        10.1        22.0         9.6        19.7          7.2         15.8         7.4
Income from
 operations............         0.9         0.4         1.6         0.7        20.1          7.4         16.0         7.5
Other income...........         3.7         1.7         0.1         0.1         2.0          0.7          1.8         0.8
Interest expense.......         5.0         2.3         5.5         2.4         5.6          2.1          4.7         2.2
                         -----------  ---------  -----------  ---------  -----------  -----------  -----------  ---------
Income (loss) before
 provision (benefit)
 for income taxes,
 minority interest and
 extraordinary gain on
 early retirement of
 debt..................        (0.4 )      (0.2)       (3.8 )      (1.6)       16.5          6.1         13.1         6.1
Provision (benefit) for
 income taxes..........         0.4         0.2        (0.3 )      (0.1)        5.5          2.0          4.4         2.0
                         -----------  ---------  -----------  ---------  -----------  -----------  -----------  ---------
Net income (loss)
 before minority
 interest and
 extraordinary gain on
 early retirement of
 debt..................      $ (0.8 )      (0.4)%     $ (3.5 )      (1.5)%     $ 11.0        4.1 %      $ 8.7        4.1%
                         -----------  ---------  -----------  ---------  -----------  -----------  -----------  ---------
                         -----------  ---------  -----------  ---------  -----------  -----------  -----------  ---------


                                  1996
                         ----------------------
                                       PERCENT
                                       OF NET
                           AMOUNT       SALES
                         -----------  ---------

Net sales..............      $164.7       100.0%
Cost of goods sold.....       142.0        86.2
                         -----------  ---------
Gross profit...........        22.7        13.8
Selling, general and
 administrative
 expenses..............        11.7         7.1
Income from
 operations............        11.0         6.7
Other income...........          --          --
Interest expense.......         2.7         1.6
                         -----------  ---------
Income (loss) before
 provision (benefit)
 for income taxes,
 minority interest and
 extraordinary gain on
 early retirement of
 debt..................         8.3         5.1
Provision (benefit) for
 income taxes..........         3.6         2.2
                         -----------  ---------
Net income (loss)
 before minority
 interest and
 extraordinary gain on
 early retirement of
 debt..................       $ 4.7        2.9%
                         -----------  ---------
                         -----------  ---------

NINE MONTHS ENDED APRIL 30, 1996 COMPARED TO NINE MONTHS ENDED APRIL 30, 1995

    The Company's net sales decreased $49.0 million, or 22.9%, to $164.7 million for the nine months ended April 30, 1996 compared to net sales of $213.7 million for the nine months ended April 30, 1995. Net sales for the Company's converting operations decreased $0.2 million, or 0.1%, to $146.9 million in the nine months ended April 30, 1996 compared to $147.1 million in the nine months ended April 30, 1995 primarily as a result of a 10.7% decrease in volume of million square feet sold of 2,944 square feet sold to 2,629 square feet sold which was partially offset by a 11.8% increase in average price per thousand square feet sold to $55.88 from $49.97. Net sales at the Ft. Madison Mill decreased $6.4 million, or 26.4%, to $17.8 million for the nine months ended April 30, 1996 from $24.2 million for the nine months ended April 30, 1995 due to a 3.3% decrease in price per ton sold to $408.60 from $422.58 which was partially offset by a 3.0% increase in volume to 58,982 tons sold from 57,267 tons sold. The decreases in net sales for the Company's converting operations and the Ft. Madison Mill were affected by the elimination of net sales generated by Fonda, which accounted for $42.4 million, or 19.8%, of net sales for the nine months ended April 30, 1995, and the elimination of eight months of net sales produced by Timberline Packaging, Inc. ("Timberline"), a converting facility which accounted for $10.1 million, or 4.7%, of net sales for the nine months ended April 30, 1995 compared to $1.2 million, or 1.0%, for the nine months ended April 30, 1996. The Company spun off Fonda in March 1995 and sold its 67.0% interest in Timberline in August 1995.

    The Company's cost of goods sold as a percentage of net sales increased to 86.2% for the nine months ended April 30, 1996 from 85.1% in the nine months ended April 30, 1995. Cost of goods sold at the Company's converting operations increased as a percentage of net sales to 89.6% in the nine months ended April 30, 1996 from 86.7% for the nine months ended April 30, 1995 primarily as a result of a shift in product mix for the nine months ended April 30, 1996. Cost of goods sold at the Ft. Madison Mill decreased as a percentage of net sales to 68.9% for the nine months ended April 30, 1996 from 75.2% for the nine months ended April 30, 1995 primarily as a result of a 2.5% increase in value-added margins per ton to $308.4 from $300.17.

    Gross profit decreased $9.1 million, or 28.5%, to $22.8 million for the nine months ended April 30, 1996 from $31.9 million for the nine months ended April 30, 1995. As a percentage of net sales, gross profit decreased to 13.8% for the nine months ended April 30, 1996 compared to 14.9% for the nine months ended

April 30, 1995. Gross profit as a percentage of net sales for the Company's converting operations decreased to 10.4% for the nine months ended April 30, 1996 compared to 13.3% for the nine months ended April 30, 1995. Gross profit as a percentage of net sales for the Ft. Madison Mill increased to 31.1% in the nine months ended April 30, 1996 compared to 24.8% for the nine months ended April 30, 1995.

    Selling, general and administrative expenses decreased $4.1 million, or 26.0%, to $11.7 million for the nine months ended April 30, 1996 from $15.8 million for the nine months ended April 30, 1995 primarily as a result of the elimination of Fonda's expenses after March 1995. Selling, general and administrative expenses as a percentage of net sales decreased to 7.1% for the nine months ended April 30, 1996 from 7.4% for the nine months ended April 30, 1995.

    Operating income decreased $4.9 million, or 31.0%, to $11.1 million for the nine months ended April 30, 1996 from $16.0 million for the nine months ended April 30, 1995. This decrease was net of a $5.9 million decrease in operating income for the Company's converting operations between the two periods primarily as a result of the disposition of Fonda and Timberline.

    For the nine months ended April 30, 1996, other income represented a gain on disposed assets of $1.8 million, while for the nine-month period ended April 30, 1995, there was no corresponding activity.

    Income taxes decreased $0.7 million to $3.7 million for the nine months ended April 30, 1996 compared to $4.4 million for the nine months ended April 30, 1995. This decrease in the provision for income taxes was related to the decrease in income before taxes.

FISCAL 1995 COMPARED TO FISCAL 1994

    The Company's net sales increased $43.4 million, or 19.0%, to $272.0 million in Fiscal 1995 compared to $228.6 million in Fiscal 1994. Net sales for the Company's converting operations increased $40.6 million, or 26.1%, to $196.0 million in Fiscal 1995 compared to $155.4 million in Fiscal 1994 primarily as a result of an increase in average price per thousand square feet sold to $51.66 in Fiscal 1995 from $40.90 in Fiscal 1994 with volume remaining virtually flat at 3,794 million square feet sold compared to 3,799 million square feet sold. Net sales at the Ft. Madison Mill increased $22.3 million, or 197.3%, to $33.6 million in Fiscal 1995 compared to $11.3 million in Fiscal 1994 primarily as a result of net sales in Fiscal 1994 reflecting only five full months of operations of the Ft. Madison Mill, which was acquired by the Company in January 1994, and by a 48.6% rise in the average price per ton sold of corrugating medium to $442.67 in Fiscal 1995 from $297.98 in Fiscal 1994. Volume at the Ft. Madison Mill increased to 75,872 tons sold in Fiscal 1995 from 38,029 tons sold in Fiscal 1994. The increase in net sales from the Company's converting and mill operations was partially offset by a decrease of $19.4 million, or 31.4%, in Fonda's net sales to $42.4 million in Fiscal 1995 from $61.8 million in Fiscal 1994, resulting from the elimination of four months of operations following the spin-off of Fonda in March 1995.

    The Company's cost of goods sold as a percentage of net sales improved to 85.4% in Fiscal 1995 compared to 89.7% in Fiscal 1994. Cost of goods sold as a percentage of net sales at the Company's converting facilities improved to 87.1% in Fiscal 1995 compared to 91.2% in Fiscal 1994. This improvement was primarily a result of a decrease in labor costs to 10.3% of net sales in Fiscal 1995 from 13.8% of net sales in Fiscal 1994 and reductions in other major components of manufacturing costs as a percentage of net sales. Cost of goods sold as a percentage of net sales at the Ft. Madison Mill improved to 73.2% in Fiscal 1995 from 99.1% of net sales for the initial five months of ownership ended July 31, 1994. The improved performance at the Ft. Madison Mill was primarily a result of improved value-added margins which resulted from the 48.6% increase in average price per ton sold of corrugating medium partially offset by a 24.7% increase in raw material costs per ton sold. Manufacturing costs per ton (excluding raw materials used at the Ft. Madison Mill) decreased to $169 per ton in Fiscal 1995, or 1.7%, from $172 per ton sold in Fiscal 1994.

    Gross profit increased $16.3 million, or 69.4%, to $39.8 million in Fiscal 1995 from $23.5 million in Fiscal 1994, primarily as a result of the reduction in the cost of goods sold as a percentage of net sales to 85.4% from 89.7% during this period. Gross profit as a percentage of net sales for the Company's converting operations increased to 12.4% in Fiscal 1995 compared to 8.8% in Fiscal 1994. Gross profit as a percentage of net sales for the Ft. Madison Mill improved to 26.8% in Fiscal 1995 compared to 0.9% in Fiscal 1994.

    Selling, general and administrative expenses decreased $2.3 million, or 10.5%, to $19.7 million in Fiscal 1995 from $22.0 million in Fiscal 1994 due, in part, to the elimination of Fonda's expenses subsequent to March 1995. Selling, general and administrative expenses as a percentage of net sales were 7.2% in Fiscal 1995 compared to 9.6% in Fiscal 1994. This decrease was primarily a result of a reduction in certain selling, legal, insurance and other costs at the Company's converting facilities.

    Operating income increased $18.6 million to $20.1 million in Fiscal 1995 from $1.5 million in Fiscal 1994. This increase was attributable to a 26.1% increase in net sales in the Company's converting operations and a 13.2% improvement in value-added margin for the Company's converting operations, as well as a reduction in overall selling, general and administrative expenses primarily as a result of the exclusion of Fonda after March 1995.

    Other income increased $1.8 million to $1.9 million in Fiscal 1995 compared to $0.1 million in Fiscal 1994. This increase was due to a gain on the sale of the assets of the Company's fiber partitions division.

    Income taxes increased $5.8 million to $5.5 million in Fiscal 1995 compared to a tax benefit in Fiscal 1994 of $0.3 million. This increase was directly related to the change in income before taxes.

FISCAL 1994 COMPARED TO FISCAL 1993

    The Company's net sales increased $13.7 million, or 6.4%, to $228.6 million in Fiscal 1994 compared to $214.9 million in Fiscal 1993. Net sales for the Company's converting operations increased $1.5 million, or 1.0%, to $155.4 million in Fiscal 1994 from $153.9 million in Fiscal 1993 primarily as a result of an 8.1% increase in volume to 3,799 million square feet sold from 3,513 million square feet sold, partially offset by a 6.6% decrease in average price per thousand square feet sold to $40.90 from $43.90. The Ft. Madison Mill generated $11.3 million in net sales in its five months of operations in Fiscal 1994. Net sales from Fonda remained relatively flat at $61.8 million in Fiscal 1994 compared to $61.1 million in Fiscal 1993.

    Cost of goods sold as a percentage of net sales increased to 89.7% in Fiscal 1994 compared to 89.4% in Fiscal 1993. Cost of goods sold as a percentage of net sales for the Company's converting facilities declined 1.1% to 91.2% in Fiscal 1994 from 92.5% in Fiscal 1993. This reduction was primarily a result of lower raw material costs, which declined to 55.3% of net sales in Fiscal 1994 compared to 59.8% of net sales in Fiscal 1993, partially offset by increases in freight, direct and indirect expenses. Value-added margin per thousand square feet sold improved 3.6% to $18.29 in Fiscal 1994 from $17.66 in Fiscal 1993. Cost of goods sold as a percentage of net sales at the Ft. Madison Mill were 99.0% for the five months of operations in Fiscal 1994 which followed the purchase of the Ft. Madison Mill out of bankruptcy by the Company in January 1994. Cost of goods sold as a percentage of net sales at Fonda were 83.6% in Fiscal 1994 compared to 81.6% in Fiscal 1993.

    Gross profit increased $0.9 million, or 4.0%, to $23.6 million in Fiscal 1994 from $22.7 million in Fiscal 1993. Gross profit as a percentage of net sales for the Company's converting operations increased to 8.8% in Fiscal 1994 compared to 7.5% in Fiscal 1993. Gross profit as a percentage of net sales for the Ft. Madison Mill was 0.9% in Fiscal 1994.

    Selling, general and administrative expenses increased $0.2 million, or 0.9%, to $22.0 million in Fiscal 1994 from $21.8 million in Fiscal 1993.
Selling, general and administrative expenses as a percentage of net sales decreased to 9.6% in Fiscal 1994 compared to 10.1% in Fiscal 1993. This reduction was primarily a result of a constant amount paid for expenses compared to increased sales volume.

    Operating income increased $0.6 million, or 66.7%, to $1.5 million in Fiscal 1994 from $0.9 million in Fiscal 1993. This increase was attributable to a 1.0% increase in net sales attributable to the Company's converting operations combined with a 3.8% improvement in value-added margin partially offset by a reduction in gross profit attributable to Fonda.

    Other income decreased $3.6 million to $0.1 million in Fiscal 1994 compared to $3.7 million in Fiscal 1993. This decrease was primarily attributable to a gain on a disposition of assets of $3.9 million in Fiscal 1993.

    Income taxes decreased $0.8 million to $0.3 million benefit in Fiscal 1994 compared to $0.5 million in Fiscal 1993. This increase is directly related to the decrease in income before taxes.

LIQUIDITY AND CAPITAL RESOURCES

    Historically, the Company has relied on cash flows from operations and bank borrowing to finance its working capital requirements and capital expenditures.

    Net cash provided by operating activities for the nine months ended April 30, 1996 was $7.3 million compared to net cash used in operating activities of $5.1 million for the nine months ended April 30, 1995. Cash provided in the nine months ended April 30, 1996 was driven by net income of $4.7 million for the period and a $3.2 million reduction in the level of accounts receivable and inventory which was offset by a $4.1 million reduction in accounts payable and accrued liabilities. Net cash provided by operating activities was $4.8 million for Fiscal 1994 compared to $2.2 million net cash used for Fiscal 1995. The period-to-period change was due primarily to the net changes related to the exclusion of Fonda after March 1995.

    Net cash used by investing activities was $2.7 million for the nine months ended April 30, 1996 compared to $1.2 million for the nine months ended April 30, 1995. The Company's net cash used by investing activities decreased to $2.0 million in Fiscal 1995 compared to $9.1 million for Fiscal 1994. The decrease was principally the result of the acquisition by the Company in January 1994 of three converting facilities and the Ft. Madison Mill for $5.3 million (the "CPC Acquisition").

    Capital expenditures for the nine months ended April 30, 1996 were $4.3 million compared to $2.9 million for the nine months ended April 30, 1995. Capital expenditures for Fiscal 1995 were $3.7 million compared to $3.9 million in Fiscal 1994. Estimated capital expenditures for Fiscal 1996 will be approximately $7.5 million.

    Following the Acquisition, the Company plans to implement a targeted capital expenditure program with annual capital expenditures totaling approximately $10.0 million to $15.0 million for Fiscal 1997. The Company intends to finance capital expenditures primarily through operating cash flow.

    Net cash used in financing activities was $3.9 million in the nine months ended April 30, 1996 compared to net cash provided by financing activities of $5.1 million in the nine months ended April 30, 1995. For Fiscal 1995, net cash provided by financing activities totaled $3.5 million and additional borrowings were used in part to pay $8.6 million of subordinated debt. Net cash provided by financing activities for Fiscal 1994 totaled $5.2 million. In addition to normal capital expenditures, additional borrowings in Fiscal 1994 were used to fund acquisitions, primarily the CPC Acquisition.

    The Company had a $35.0 million bank credit facility consisting of term loans and revolving credit facilities. As of April 30, 1996, the Company had unused availability of approximately $14.1 million. On November 1, 1995, the Company increased its approved credit under the bank credit facility from $31.0 million to $35.0 million.

    On May 30, 1996, the Company established a Credit Facility which will mature in 2001. The Credit Facility provides total borrowing of up to $80.0 million on a revolving basis, subject to borrowing base limitations, to finance the Company's working capital needs. Unused borrowing base availability must be at least $5.0 million. On May 30, 1996, the Company had unused borrowing capacity of approximately $33.4 million under the Credit Facility excluding any purchase price adjustments. Pursuant to the Credit Facility, the Company is subject to certain affirmative and negative covenants customarily found in agreements of this type, including, without limitation, covenants that restrict, subject to specified exceptions (i) mergers, consolidations, asset sales or changes in capital structure, (ii) creation or acquisition of subsidiaries, (iii) purchase or redemption of the Company's capital stock or declaration or payment of dividends or distributions on such capital stock, (iv) incurrence of additional indebtedness, (v) investment activities, (vi) capital expenditures, (vii) granting or incurrence of liens to secure other indebtedness, (viii) prepayment or modification of the terms of subordinated indebtedness and (ix) transactions with affiliates. In addition, the Credit Facility requires that the Company maintain certain specified financial covenants, including, without limitation, a minimum tangible net worth, a minimum interest coverage ratio, a maximum funded debt to EBITDA ratio and a minimum fixed charge coverage ratio. See "Description of Credit Facility." In addition, the Company will provide, if needed, the Mill Joint Venture with up to $10.0 million of subordinated indebtedness on a revolving credit basis. The Company anticipates that the Mill Joint Venture will need to draw down on this facility to supplement its cash flow in order to meet its 1996 debt service requirements.

    On November 1, 1995, the Company entered into the Acquisition Agreement pursuant to which on May 30, 1996 (i) the Company acquired substantially all of the assets of St. Joe Container and (ii) the Mill Joint Venture acquired the St. Joe Mill. The purchase price for the St. Joe Container facilities was $87.8 million for the fixed assets, plus approximately $69.7 million for working capital, for a total purchase price of $157.5 million, subject to adjustment for changes in working capital described herein. The purchase price for the St. Joe Mill was $185.0 million for the fixed assets, plus approximately $17.4 million for working capital, for a total purchase price of $202.4 million, subject to adjustment for changes in working capital described herein. The Company acquired a 50.0% equity interest in the Mill Joint Venture for $5.0 million dollars. The Acquisition was funded by the sale of the Old Notes and borrowings under the Credit Facility.

    Following the Acquisition, the Company believes that cash generated by operations, combined with amounts available under the Credit Facility, will be sufficient to meet its capital expenditure needs, debt service requirements and working capital needs for the next twelve months.

IMPACT OF INFLATION

    A period of rising prices will affect the Company's cost of production and, in particular, the Company's raw material costs. Since the Company's business is a margin business, the impact of increased costs on the Company will depend upon the Company's ability to pass on such costs to its customers. The Company is typically able to pass on a significant portion of its increased raw material costs in a timely fashion. From time to time, however, there is a lag in passing on price adjustments which creates a temporary margin contraction in a rising price environment. Historically, the Company has been able to recover fully from the impact of rising prices over a short period of time.

                               INDUSTRY OVERVIEW

    The corrugated container is unrivaled in most industrial applications for providing an economical and safe means of transporting products. In addition, corrugated containers are increasingly utilized as an integrated transportation and marketing device in the form of point-of-sale displays. According to the Fibre Box Association, the corrugated container industry generated revenue of $19.6 billion in 1995. The major end-use markets for corrugated containers are food, beverage and agricultural products, paper and fiber products, petroleum, petrochemical resins, plastics and rubber products, glass and metal containers, electronic products and electrical and other machinery.

    Corrugated sheet, consisting of linerboard and corrugating medium, is the principal raw material used in the manufacture of corrugated containers. Linerboard provides the strength component of a container while corrugating medium provides rigidity. Corrugating medium is fluted and laminated to linerboard to produce corrugated sheets. The sheets are subsequently printed, cut, folded and glued to produce finished corrugated containers or corrugated partitions. Over 90.0% of the corrugated containers produced are unbleached kraft products. However corrugated containers produced from bleached linerboard (mottled white or white-top) have recently experienced increasing demand due to the increased use of graphics in displays for fresh produce, office paper, electronic devices, office equipment, household goods, bins and other point-of-sale displays. Mottled white containers generally sell at a premium over unbleached kraft, in part to cover the higher costs associated with the bleaching process.

    There are generally three types of corrugated container plants: feeder plants that combine linerboard with corrugating medium to produce corrugated sheets; sheet plants that convert the corrugated sheets supplied by the feeder plants into finished corrugated containers with printed graphics; and large, integrated corrugator plants that perform both functions. Most corrugated container plants generally run jobs to an individual customer's specifications, necessitating a carefully managed process of machine set up between each job to meet production schedules. The increased use of automation has greatly decreased the amount of downtime during the production process, thereby allowing for increased operating efficiencies.

    Target customers for corrugated containers fall into two general categories: national and local. National accounts seek suppliers with wide geographic coverage that can service most of their locations with long run, low cost products. Local accounts place a high priority on assurance of supply on a timely or as needed basis. Both types of customers are price and quality conscious, and place a strong emphasis on the ability of their supplier to meet their product need and delivery time requirements.

    Shipping costs and customer service obligations require corrugated container plants to be located relatively close to customers. Each corrugated container plant typically services a market within a 150 mile radius of the plant, and employs its own sales force which sells and services accounts within this geographic area. Corrugated containers generally are delivered by truck due to the large number of customers and demand for timely service. The dispersion of customers and the high bulk and low density and value of corrugated containers make shipping costs a relatively high percentage of total costs.

    According to the Fibre Box Association, shipments of corrugated containers have increased at a compound annual rate of 3.0% since 1970. Shipments in 1995 declined approximately 0.6% from 1994 to 372.5 billion square feet, after experiencing increases of 4.9%, 5.4% and 6.0% in 1992, 1993 and 1994, respectively. The decline in 1995 represents the seventh decline in annual shipments in the past 26 years; only once during this period have shipments declined in successive years (1974-1975).

                                    [CHART]
Description of the chart is a bar graph depicting corrugated container shipments in billions of square feet from 1970 through 1995 starting with approximately 175 billion square feet in 1970 to approximately 375 billion square feet in 1995.

                     Source: Fibre Box Association

    Corrugated container plant profits are dependent on the ability to pass through the cost of linerboard and on the maintenance of high operating efficiencies. For corrugated container manufacturers, linerboard and corrugating medium typically represent approximately 70.0% of total cost of goods sold. Manufacturers of corrugated containers are generally able to respond to raw material price increases from suppliers by increasing product prices to their customers. Conversely, when raw material prices are reduced by suppliers, corrugated container manufacturers must decrease product prices to remain competitive. Converting margins are typically best during weak linerboard markets when manufacturers of corrugated containers are able to purchase their raw materials at lower prices. The success of a corrugated container plant operation depends on, among other factors: (i) efficient low-cost operations,
(ii) operation at or near full capacity, (iii) careful management of inventory levels, (iv) access to reasonably priced linerboard and corrugating medium and
(v) ability to respond quickly and profitably to customer needs.

                                    [CHART]
Description of the chart is a graph of linerboard and corrugated container price trends in dollars per ton from the first quarter of 1990 to the fourth quarter of 1995 in quarterly increments. The graph tracks the dollars per ton of each of
(i) corrugated containers, (ii) linerboard, and (iii) the difference between (i) and (ii). In the first quarter of 1990, corrugated containers were approximately $620 per ton, linerboard was approximately $390 per ton and the difference was approximately $230 per ton. In the last quarter of 1995, corrugated containers were approximately $780 per ton, linerboard was approximately $550 per ton and the difference was approximately $290 per ton.

                     Source: Pulp & Paper Forecaster

                                    BUSINESS

THE COMPANY

    Four M Corporation, which operates under the trade name Box USA, believes that it is one of the largest independent full-service converters of corrugated packaging materials in North America. The Company operates 28 strategically located converting facilities, which sold 9.6 billion square feet of finished corrugated containers, partitions and sheets during the twelve months ended April 30, 1996. The Company has developed and maintains longstanding customer relationships with leading consumer products and packaging companies including Anchor Glass, Avon, Clorox, Owens Illinois and Procter & Gamble. The Company also owns and operates a paper mill at Ft. Madison, Iowa which produced 77,710 tons of corrugating medium during the twelve months ended April 30, 1996, most of which was sold to third parties. For the twelve months ended April 30, 1996, the Company generated net sales of $223.0 million, net income of $6.8 million and EBITDA of $19.3 million.

    On May 30, 1996, the Company acquired substantially all of the assets of St. Joe Container, which consisted primarily of 16 converting facilities and related working capital. The Acquisition more than doubled the size of the Company to 28 converting facilities which sold 10.0 billion square feet of corrugated packaging materials in 1995. The Company and St. Joe Container utilize similar manufacturing equipment and production processes, and the two businesses operate with minimal geographic redundancy and no material customer overlap. Accordingly, the Company believes that the Acquisition creates opportunities to pursue continued growth in its business, utilize its purchasing power to achieve reductions in raw material costs, improve productivity and reduce operating expenses. For the twelve months ended April 30, 1996, after giving pro forma effect to the Acquisition, the Company would have generated net sales of $524.6 million, net income of $7.0 million and EBITDA of $46.0 million. See "Unaudited Pro Forma Combined Condensed Financial Data."

    The Company was founded in 1966 as a manufacturer of corrugated partitions. From a single partition plant, the Company expanded initially through internal growth and later through 11 separate acquisitions involving 17 manufacturing facilities. These strategic acquisitions have allowed the Company to (i) supply its partition plants with lower-cost corrugated sheets for conversion into interior packaging components, (ii) capture a portion of its partition customers' corrugated container business and (iii) diversify its customer base to include a broader variety of users of corrugated packaging materials. The Company has historically targeted distressed properties and undermanaged assets to which the Company could significantly improve profitability. The Company's ability to target and integrate acquisitions successfully is reflected in an increase in average revenue per plant from $9.0 million in 1991 to $15.1 million in 1995 while average annual production per plant has grown from 201.7 million square feet to 291.8 million square feet over the same period.

    The Company's strategy is to enhance its position as one of the largest independent full-service converters of corrugated packaging materials in North America. Fundamental elements of the Company's strategy include:

       -providing a full line of high-quality products
       -capitalizing  on   the   Company's  significant   raw   materials
        purchasing power
       -implementing    cost-reduction   manufacturing   techniques   and
        operating efficiency programs
       -responding quickly to customer needs and offering high levels  of customer service
       -expanding the Company's penetration of national accounts and increasing the Company's share of existing customers' business

    One of the Company's competitive advantages is its long-term relationships with many customers, some of which have been maintained for over 25 years. A second feature which distinguishes the Company from its competitors is the significant relationships it has established with its containerboard suppliers. The Company believes that it is the largest customer of its three primary raw material suppliers. As one of the largest purchasers of linerboard and corrugating medium in the industry, the Company believes that it has been able to purchase raw materials at prices substantially below those reported in PULP & PAPER WEEK.

    Four M has no assets or independent business operations other than its ownership interest in its subsidiaries.

THE ACQUISITION

    Historically, the St. Joe Container facilities were operated as a captive outlet for linerboard produced by the St. Joe Mill. Because these facilities represented only a small portion of the operations of St. Joe Paper, the Company believes that maximization of revenues and profitability of St. Joe Paper's container operations was not a primary priority of prior management. Based on its experience in integrating acquisitions, the Company believes that it can successfully integrate the St. Joe Container facilities and improve overall productivity and profitability by (i) increasing revenues through utilization of available capacity, (ii) capitalizing on the Company's raw materials purchasing leverage and (iii) enhancing productivity and reducing operating expenses.

INCREASING REVENUES

    The Company has built its business through internal growth and opportunistic acquisitions. The Company's strategy has resulted in (i) geographic expansion of its operations, (ii) new product offerings which have allowed the Company to attract new customers and capture an increasing share of its existing customers' business and (iii) vertical integration of the Company's converting operations.

    The Acquisition enabled the Company to increase its geographic coverage from nine to 17 states. As a result, the Company is able to serve new markets in the Midwest, Mid-Atlantic and the faster growing Southeast. While corrugated packaging plants typically serve customers within a 150-mile radius, the Company is generally able to extend its service area to a radius of approximately 250 miles. The Company believes that improved operating efficiencies have enabled it to overcome any incremental freight costs associated with its larger trading areas.

    The Company believes that the Acquisition, by expanding the Company's geographic coverage, will particularly benefit its national account sales program by enabling it to serve national accounts from St. Joe Container facilities in markets not previously covered by the Company. National accounts comprise approximately 18.1% of net sales for the Company in Fiscal 1995. In addition, the Company strives to operate its corrugator plants at three shifts per day, five days per week rather than the two shifts, five days per week operation of the St. Joe Container facilities. The Company believes that the addition of a third shift at the St. Joe Container facilities will increase aggregate production at these facilities by approximately 50.0%. The Company intends to utilize available capacity to increase production of corrugated sheets to supply sheet plants owned by third parties in the vicinity of the St. Joe Container facilities.

    The Company also believes that the Acquisition will further improve the vertical integration of the Company's converting operations. The Company anticipates that the 15 additional corrugator plants operated by the Company after the Acquisition will produce corrugated sheets for use at other Company facilities, reducing the dependence of the Company on external suppliers of corrugated sheets. The Company may also pursue acquisitions of sheet plants in areas contiguous to its existing operations in order to maintain outlets for its production of corrugated sheets.

CAPITALIZING ON RAW MATERIALS PURCHASING LEVERAGE

    Historically, the St. Joe Container facilities purchased linerboard from the St. Joe Mill at the prices reported in PULP & PAPER WEEK, an industry trade publication. As one of the largest purchasers of linerboard and corrugating medium in the industry, the Company believes that it has been able to purchase raw materials at prices substantially below those reported in PULP & PAPER WEEK. Based on the Company's average raw materials prices paid during 1995, St. Joe Container's net income and EBITDA for 1995, after giving pro forma effect to the Acquisition, would have increased by approximately $15.9 million. See "Unaudited Pro Forma Combined Condensed Financial Data."

ENHANCING PRODUCTIVITY AND REDUCING OPERATING EXPENSES

    The Company has improved profitability by focusing on maximum utilization of available production capacity, minimization of waste and the development and implementation of financial controls and management systems. In addition, the Company believes that it can eliminate certain duplicative functions and achieve efficiencies in manufacturing, administration and sales and marketing. Furthermore, the Company believes that it can reduce manufacturing costs by reducing waste at the St. Joe Container facilities.

OPERATIONS

    The Company operates three types of converting facilities: (i) corrugator plants which convert linerboard and corrugating medium into corrugated sheets and then convert the sheets into corrugated containers, (ii) sheet or specialty container plants which receive corrugated sheets from the Company's corrugator plants or external suppliers and then manufacture corrugated containers and displays and (iii) partition plants which receive corrugated sheets from the Company's corrugator plants or external sources and make corrugated interior packaging components. The Company also owns a paper mill which produces corrugating medium primarily for sale to third parties.

CORRUGATORS

    The Company believes that it is one of the largest independent full-service converters of corrugated containers in North America. The Company operates five corrugator plants located in the Midwest, the Southeast and California. As a result of the Acquisition, the Company currently operates an additional 15 full-service corrugators located in the Southeast, Midwest, Mid-Atlantic and Texas. The Company supplies corrugated containers to national, regional and local accounts, which include companies in the food, household products, cosmetics, personal care, beverage, pharmaceutical, electrical and other machinery, and high-tech industries. The Company's corrugator plants are value-added container manufacturers as well as suppliers of corrugated sheets to the Company's and third-parties' sheet and partition plants.

    During  Fiscal 1995, the Company's  corrugator plants produced approximately
4.1 billion square feet of corrugated sheets, of which 61.2% were used in the Company's plants and the remaining 38.8% were sold to third parties. The Company supplied approximately 88.7% of its own corrugated sheet requirements in 1995 and purchased the remaining 11.3% in the marketplace from third parties.

    The Company's corrugators convert mottled white linerboard, unbleached kraft linerboard and corrugating medium into corrugated sheets and containers. Mottled white containers are generally sold at a premium over kraft containers; however, the premium tends to cover the higher cost of mottled white linerboard without increasing operating margins at the container facilities. Approximately 89.9% of the corrugated materials produced in these facilities in Fiscal 1995 required unbleached kraft linerboard and the remaining 10.1% required mottled white linerboard.

SHEET PLANTS

    The Company's sheet plants convert corrugated sheets into specialty containers and point-of-sale displays. The Company operates one sheet plant in Ohio, one in Alabama and two in California. During Fiscal 1995, the Company's sheet plants produced approximately 831.7 million square feet of corrugated containers, accounting for approximately 22.3% of the Company's net sales. The Alabama facility, which was acquired by the Company in the Acquisition, shipped approximately 70.4 million square feet of corrugated containers in 1995.

    The Company's sheet plants operate on a two shifts per day, five days per week schedule. The Company operates the sheet plants for smaller production runs and specialized containers. The customers for these plants are primarily local and regional accounts. By serving different market segments, sheet plants allow the Company to operate in trading areas which overlap those of the corrugator plants without competing with the larger, integrated facilities.

PARTITION PLANTS

    The  Company believes that it is the largest producer of corrugated interior
packaging  components  in   the  United  States.   The  Company  operates   four
free-standing partition plants in the West, Midwest and

Southeast and supplies interior packaging components to major food, household products, and glass and plastic container producers. The Company also has partition manufacturing capability at two of its sheet plants. The Company maintains a leading position in the partition segment of the corrugated market by supplying national account, high-volume users such as Anchor Glass, Clorox, Owens Illinois and Procter & Gamble. Output at the partition plants totaled
448.9 million square feet in Fiscal 1995.

FT. MADISON MILL

    The Company's paper mill in Ft. Madison, Iowa was acquired out of bankruptcy in January 1994. In 1993, the Ft. Madison Mill had a capacity of approximately 70,000 tons per year and 200 tons per day of corrugating medium and actual production of approximately 165 tons per day. Following the acquisition of the Ft. Madison Mill, the Company improved production by providing management leadership, supplying necessary working capital and initiating significant repairs. By the first quarter of 1995, the Ft. Madison Mill began to achieve record daily production levels, thereby lowering unit operating costs and increasing sales. The following table sets forth average tons produced per day and total tons produced per year at the Ft. Madison Mill in 1994 and 1995.

                                                                    AVERAGE TONS PER
                                                                      DAY PRODUCED      TOTAL TONS PRODUCED
                                                                   -------------------  -------------------
First Quarter 1994...............................................             178               15,134
Second Quarter 1994..............................................             199               17,885
Third Quarter 1994...............................................             201               17,855
Fourth Quarter 1994..............................................             215               18,531

First Quarter 1995...............................................             220               19,820
Second Quarter 1995..............................................             218               19,818
Third Quarter 1995...............................................             211               19,374
Fourth Quarter 1995..............................................             224               20,168

    The Ft. Madison Mill is currently capable of producing up to 80,000 tons per year of corrugating medium. The Ft. Madison Mill sells its output primarily to smaller, independent corrugated container manufacturers in the Midwest. In 1995, the Ft. Madison Mill generated net sales of $33.6 million through sales of 75,872 tons of corrugating medium to third parties. In addition, the Ft. Madison Mill supplied 3,186 tons of corrugating medium for processing at the Company's corrugator plants.

    The Ft. Madison Mill has the capability to process both wood fiber and recycled fiber. Recycled fiber utilized at the Ft. Madison Mill consists of double-lined kraft clippings. This flexibility in raw materials processing has enabled the Company to reduce the impact of fluctuations in raw material prices. In 1995, the output of the Ft. Madison Mill consisted of approximately 39.0% recycled fiber. Presently, the Company is benefiting from lower recycled fiber costs. The price of recycled fiber paid by the Ft. Madison Mill has declined from an average of approximately $205 per ton in August 1995 to an average of approximately $80 per ton as of March 31, 1996.

ST. JOE MILL

    On May 30, 1996, the Mill Joint Venture acquired the St. Joe Mill for its strategic location and to fulfill a portion of the linerboard requirements of the corrugated container facilities of the two Mill Joint Venture partners, each of which has committed to purchase one-half of the St. Joe Mill's output. The St. Joe Mill has two paper machines which are capable of producing approximately 500,000 tons of linerboard annually in a variety of grades and basis weights. Since 1990, approximately $147.8 million has been spent for the maintenance and modernization of the St. Joe Mill's plant, equipment and machinery and for environmental compliance. The St. Joe Mill's production presently is approximately evenly divided between mottled white linerboard, a premium priced product, and unbleached kraft linerboard. The St. Joe Mill's operations will be managed principally by personnel designated by Stone Container.

FIBRE MARKETING GROUP

    In 1996, the Company acquired a 50.0% interest in Fibre Marketing Group, LLC ("Fibre Marketing"), which procures and markets waste paper. Fibre Marketing acts as a broker for the sale and transportation of waste material from companies which generate waste, such as printers, paper converters and recycling processors, to paper mills. Fibre Marketing currently provides brokerage services to all of the Company's converting facilities. Fibre Marketing also owns and operates Fibre Processing Corporation, a waste paper processing company located in Edgemere, Maryland, which services sources of recyclable waste paper which are too small to utilize brokerage services.

MANNKRAFT CORPORATION

    On August 5, 1996, the Company acquired 490 shares of the common stock of MannKraft Corporation ("MannKraft") from Stone Container. The purchase represented 49% of MannKraft's outstanding shares and was acquired by the Company for $5.5 million, which was paid on August 6, 1996. The Company's interest in MannKraft is now 50%. This transaction was made in compliance with the covenants contained in the Indenture.

SALES, MARKETING AND CUSTOMERS

SALES AND MARKETING

    The Company's products are sold on a direct basis and, to a lesser degree, through the use of brokers. Currently, the Company generates approximately 90% of its business through direct sales and approximately 10% through brokers. The Company seeks to be a leader in customer service for the markets it serves by capitalizing on its marketing experience, technical expertise and manufacturing flexibility. The Company's corrugated packaging materials are typically manufactured to customer order. The Company believes that the strong integration between manufacturing, marketing and sales provides it with a competitive advantage by allowing it to respond favorably and quickly to changing customer demands. The Company prides itself on its sales oriented culture and its long-standing relationships with customers. The Company's senior executive officers personally handle a number of the larger accounts.

    The Company's sales are coordinated by five regional sales managers, one in each of the East, Southeast and West and two in the Midwest. Each regional sales manager is responsible for directing sales of corrugated containers and partitions to large national accounts and smaller regional and local purchasers and sales of corrugated sheets to other corrugated container companies through a regional sales force consisting of sales representatives from each facility. In addition to the regional sales force, the Company uses the services of several brokers in the West and Northeast regions.

    Each of the Company's sales representatives receives training in product specifications and manufacturing techniques in order to satisfy customer requirements and maintain existing national and local account relationships. The Company emphasizes achieving sales efficiency by preserving existing relationships, having a thorough knowledge of customer requirements and being flexible and responsive to changing customer needs. The Company has focused on capturing market share by targeting a diverse customer base and offering a full product line within a given geographical area. The Company believes that the Acquisition has provided access to markets currently outside the Company's geographic service areas as well as allow it to expand relationships with existing customers which have packaging requirements within geographic areas serviced by the St. Joe Container facilities.

    The Company's sales and marketing system is supported by a centralized computer network. All sales are invoiced and entered into the computer network at the plant level. Sales information and data are accessible on a real-time basis from computer terminals at each plant and at the Company's executive offices. The Company's sales and marketing organization provides the Company with accurate and timely information on projected product demand, competitive activity in the marketplace and potential markets for new products and services.

CUSTOMERS

    In Fiscal 1995, the Company's largest customer accounted for approximately 8.7% of net sales, with the top 10 customers accounting for approximately 23.5%. Following the Acquisition, it is anticipated that no customer will account for more than 5.0% of sales. The Company typically has one-year, and in some cases multi-year, contracts with its national accounts. These contracts have provisions which provide for price adjustments based on changes in the Company's raw material prices. Sales to national accounts accounted for approximately 18.1% of net sales in Fiscal 1995.

COMPETITION

    The markets in which the Company sells its products are highly competitive. Competitors of the Company's corrugators include large, integrated manufacturers with operations throughout the United States as well as small, independent converters with a regional or local focus. The Company competes by offering its customers high-quality products produced to the customers' specifications, rapid order turnaround, competitive pricing and high levels of customer service.

    The Company's sheet plants generally compete with independent regional and local sheet plants. Competitive factors include product quality, price, delivery time and customer service. The Company believes that its ready access to raw materials from its corrugator plants provides it a competitive advantage over its non-integrated competitors.

    The market for corrugated partitions is mature. The primary competitors in the partition business are producers of solid fiber partitions. Solid fiber partitions have a price advantage over corrugated partitions due to lower raw material costs but are not as effective as corrugated partitions for protection of fragile products during shipment and storage. The Company competes with the solid fiber manufacturers by tailoring timing, manufacturing specifications and delivery requirements to individual customer needs. As consolidation among users of corrugated partitions has increased, the Company has continued to focus on aligning its manufacturing capabilites with individual customer needs to maintain its market share in the partition segment. In addition, the Company has utilized its relationships with its partition customers to increase sales of corrugated containers.

DISTRIBUTION

    Corrugated packaging materials generally are delivered by truck due to the large number of customers and demand for timely service. The dispersion of customers and the high bulk and low density and value of corrugated packaging materials make shipping costs a relatively high percentage of total costs. As a result, corrugated packaging material plants tend to be located close to customers to minimize freight costs. Generally, corrugated packaging material plants service an area within a 150-mile radius of the plant locations. Each of the Company's plants typically services a market within a 250-mile radius of the plant. The Company believes that improved operating efficiencies have enabled it to overcome any incremental freight costs associated with its larger trading areas.

RAW MATERIALS

    The Company's primary raw materials are linerboard and corrugating medium. Historically, over two-thirds of the Company's raw materials have been provided by Stone Container, Inland Container Corporation and Tenneco Packaging Inc. pursuant to long-term supply contracts. The Company has recently negotiated renewals of two of these contracts through March and July, 2000, and is currently negotiating the renewal of the third contract. The Company has also entered into an additional long-term supply contract with Georgia-Pacific Corporation. The contracts specify certain monthly and annual discounts to negotiated market prices, which are based on volumes purchased. The Company believes that alternate sources of raw materials are available.

    In 1995, St. Joe Container bought a substantial amount of its containerboard from the St. Joe Mill. Under the Output Purchase Agreement entered into by the Company, St. Joe Container, and the Mill Joint Venture on the Closing Date, the Company must purchase one-half of the Mill's entire annual linerboard production (approximately 250,000 tons), representing approximately one-third of its total requirements, at a price that is $25 per ton below the price published in PULP & PAPER WEEK, under the section entitled "Price Watch: Paper and Paperboard," subject to a minimum purchase price, which price is intended to generate sufficient funds to cover cash operating costs, cash interest expense and maintenance capital expenditures.

    The Ft. Madison Mill purchases its virgin fiber and its recycled fiber from several suppliers, including some suppliers of recycled fiber who are also customers of the Ft. Madison Mill. The Ft. Madison Mill does not typically enter into long-term supply contracts.

ENVIRONMENTAL MATTERS

    The Company's operations are subject to environmental regulation by federal, state and local authorities in the United States. The Company believes that it is in substantial compliance with current federal, state and local environmental regulation. Unreimbursed liabilities arising from environmental claims, if significant, could have a material adverse effect on the Company's results of operations and financial condition. Furthermore, actions by federal, state and local governments concerning environmental matters could result in laws or regulations that could increase the cost of compliance with environmental laws and regulations.

    In November 1993, the EPA announced proposed regulations, known as the "cluster rules," that would require more stringent controls on air and water discharges from pulp and paper mills under the Clean Water Act and the Clean Air Act. In March 1996, the EPA reopened the comment period for certain of the proposed cluster rule air regulations and proposed additional regulations regarding air discharges. Pulp and paper manufacturers have submitted extensive comments to the EPA on the proposed cluster rules in support of the position that requirements under the proposed regulations are unnecessarily complex, burdensome and environmentally unjustified. It cannot be predicted at this time whether the EPA will modify the requirements in the final regulations. Based on information presently available from the EPA, it is expected that the EPA will promulgate the final cluster rules in 1996. In addition, the Company anticipates that the earliest time for industry compliance with certain aspects of the regulations should not be prior to the last quarter of 1997, and that compliance with the remaining elements will be required by the end of 1999. The Company estimates that these regulations, if adopted as currently proposed, would require capital expenditures of approximately $1.5 million to $2.0 million by the Company with respect to the Ft. Madison Mill. The ultimate financial impact of the proposed regulations on the Company will depend on the nature of the final regulations, the timing of required implementation and the cost and availability of new technology.

    The Acquisition Agreement provides that the Paper Indemnitors will indemnify the Company for certain "On-Site Environmental Liabilities" (as defined in the Acquisition Agreement) arising from conditions existing on the Closing Date and relating either to the St. Joe Mill or the St. Joe Container facilities. Pursuant to these provisions, (1) 100.0% of the first $2.5 million of such liability will be paid by the Company or the Mill Joint Venture, (2) 100.0% of the next $2.5 million by the Paper Indemnitors, (3) 100.0% of the next $2.5 million of such liability will be paid by the Company or the Mill Joint Venture,
(4) 100.0% of the next $2.5 million of such liability will be paid by the Paper Indemnitors, (5) 100.0% of the next $2.5 million of such liability will be paid by the Company or the Mill Joint Venture and (6) 100.0% of the next $5.0 million of such liability will be paid by the Paper Indemnitors; PROVIDED that the conditions that give rise to such On-Site Environmental Liabilities are discovered and the Paper Indemnitors are notified not later than three years after the Closing and, subject to certain exceptions, remediation expenses are incurred within five years after the Closing. The Paper Indemnitors will have no responsibility to indemnify the Company or the Mill Joint Venture for expenses relating to On-Site Environmental Liabilities in excess of the foregoing or for any On-Site Environmental Liabilities discovered after the third anniversary of the Closing. The Company is solely responsible for On-Site Environmental Liabilities that arise from the acts or omissions of the Company after the Closing. In the event that On-Site Environmental Liabilities arise from acts or omissions which occurred both before and after the Closing, such liabilities will be allocated between the Paper Indemnitors, on the one hand, and the Company or the Mill Joint Venture, on the other hand, based on the relative contribution of the acts and omissions occurring in each time period to such On-Site Environmental Liabilities. St. Joe Paper and its affiliates, including St. Joe Container, have retained responsibility for "Off-Site Environmental Liabilities" (as defined in the Acquisition Agreement) that arise from conditions existing on the Closing Date. In the event Off-Site Environmental Liabilities arise from acts or omissions that occurred both before and after the Closing, such Liabilities will be allocated between the Paper Indemnitors, on the one hand, and the Company and the Mill Joint Venture, on the other hand, based on the relative contribution of the acts and omissions occurring in each time period to such Off-Site Environmental Liabilities. Should a condition exist that requires remediation costs to be incurred both within and without the boundaries of the real property, the costs for work within the boundaries will be deemed On-Site Environmental Liabilities, and the work outside such boundaries will be deemed Off-Site Environmental Liabilities. Subject to certain exceptions, On-Site Environmental Liabilities do not include liabilities that arise due to a change in any law or regulation becoming effective after November 1, 1995.

    Pursuant to the Indemnification Reimbursement Agreement between the Mill Joint Venture and the Company, the benefit of indemnification from the Paper Indemnitors with respect to such environmental liabilities will be allocated 80.0% to the Mill Joint Venture and 20.0% to the Company, with the Mill Joint Venture or the Company being obligated, under certain circumstances, to reimburse the other in the event either recovers more than its allocated share and the other recovers less.

    The obligations of the Paper Indemnitors with respect to On-Site Environmental Liabilities will terminate in the event that either the Company or the Mill Joint Venture undergoes a "change of control" (as defined in the Acquisition Agreement). Change of Control is defined to mean (i) a transaction in which any Person or Group (as defined in Rule 13d-5 of the Exchange Act) other than the "Principals" (as defined in the Acquisition Agreement) or the "Lenders" (as defined in the Acquisition Agreement) acquires more than 50.0% of the total voting power of all classes of voting stock of the Company or the Mill Joint Venture, as the case may be, (ii) a transaction in which any Person or Group (as defined in Rule 13d-5 of the Exchange Act) other than the Principals or the Lenders has a sufficient number of nominees elected to constitute a majority of the Board of Directors of the Company or of the Board of Managers of the Mill Joint Venture, as the case may be, (iii) the sale of all or substantially all of the capital stock of the Company or the Mill Joint Venture, as the case may be, as an entirety or substantially as an entirety to any Person or Group (as defined in Rule 13d-5 of the Exchange Act) other than the Principals or the Lenders and (iv) the sale or transfer of all or substantially all of the assets of the Company or the Mill Joint Venture, as the case may be, as an entirety or substantially as an entirety to any Person other than the Principals or the Lenders. For purposes of the definition of Change of Control, "Principals" is defined as (1) Dennis Mehiel in the case of the Company, (2) the Company and Stone Container, in the case of the Mill Joint Venture, and (3) any subsidiary of Dennis Mehiel, the Company or Stone Container; and "Lenders" is defined as one or more institutional lenders which provide debt financing to the Company or the Mill Joint Venture as of the Closing.

    Pursuant to the Acquisition Agreement, St. Joe Container has agreed to undertake and complete, at its sole cost, remedial actions required for a former land application area at the container facility located in Laurens, South Carolina and remedial actions associated with two underground storage tanks at the container facility located in Chicago, Illinois. St. Joe Container has also agreed to reimburse the Company for up to $1.4 million of expenses incurred by the Company after the Closing to undertake certain identified environmental projects at several of the acquired container facilities.

    The indemnification provisions in the Acquisition Agreement are generally intended to be the exclusive remedies of the parties with respect to such agreements.

LEGAL PROCEEDINGS

    On July 19, 1996, a civil action was filed in the Superior Court of Fulton County, Georgia (the "Suit") by Sid Dunken, a former employee, individually and on behalf of D&M Partnership, a Georgia partnership, against Four M, Box USA Group, Inc., Four M Manufacturing Group of Georgia, Inc. and Dennis Mehiel. The complaint alleges that Dunken is entitled to an equity interest in Four M or in the alternative, $150,000,000 in compensatory damages, as well as punitive damages and attorneys' fees. The Company believes that the Suit is without merit. The Company intends to defend against the Suit vigorously and believes that it has adequate defenses. However, the Suit is in a very preliminary stage, and there can be no assurance that the outcome of the Suit will not be adverse to Four M.

    From time to time, the Company is subject to legal proceedings and other claims arising in the ordinary course of its business. The Company maintains insurance coverage against claims in an amount which it believes to be adequate. The Company believes that it is not presently a party to any litigation, the outcome of which could reasonably be expected to have a material adverse effect on its financial condition or results of operations.

PROPERTIES

    The Company owns or leases manufacturing properties having an aggregate floor space of approximately 4.3 million square feet. The table below provides summary information regarding the principal properties owned or leased by the Company.

                             APPROXIMATE                          LEASED OR
LOCATION                    SQUARE FOOTAGE         TYPE             OWNED
--------------------------  --------------  -------------------  ------------
Birmingham, AL (1)               167,000    Corrugator           Owned
Lake Wales, FL (1)               275,000    Corrugator           Owned
Chicago, IL (1)                  185,000    Corrugator           Owned
Hartford City, IN (1)            277,150    Corrugator           Owned
Louisville, KY (1)               240,000    Corrugator           Owned
Baltimore, MD (1)                220,000    Corrugator           Owned
Newark, OH                       107,000    Corrugator           Owned
Charlotte, NC (1)                170,000    Corrugator           Owned
Eighty Four, PA                  133,000    Corrugator           Owned
Pittsburgh, PA (1)               225,000    Corrugator           Owned
Laurens, SC (1)                  180,000    Corrugator           Owned
Memphis, TN (1)                  216,000    Corrugator           Owned
Dallas, TX (1)                   187,000    Corrugator           Owned
Houston, TX (1)                  157,000    Corrugator           Owned
Chesapeake, VA (1)               148,000    Corrugator           Owned
Compton, CA                      135,000    Corrugator           Leased
Port St. Joe, FL (1)(2)          142,000    Corrugator           Leased
Stockbridge, GA (3)              160,000    Corrugator           Leased
Dothan, AL (1)                    31,000    Sheet                Owned
Byesville, OH                     60,000    Sheet                Owned
Montebello, CA                    90,000    Sheet (4)            Leased
San Leandro, CA                  110,000    Sheet (4)            Leased
Vernon, CA (6)                   200,000    Sheet                Owned
Jacksonville, FL (3)(5)           69,000    Partition            Leased
Litchfield, IL                    42,000    Partition            Leased
Portland, IN (3)                  40,500    Partition            Leased
Bethesda, OH (3)                  44,100    Partition            Leased
Ft. Madison, IA                  138,570    Mill                 Owned
Valhalla, NY                      16,000    Executive Offices    Leased
Union, NJ (1)                        800    Sales                Leased
Newark, NJ                       180,000    Corrugator           Leased

------------------------------
(1)  Properties acquired in the Acquisition.

(2) Property to be net leased from the Mill Joint Venture for a nominal rental payment.

(3) Properties owned, directly or indirectly, by Dennis Mehiel. See "Related Party Transactions."

(4)  Sheet plants which have the capability to produce partitions.

(5) As of March 21, 1996, the Company has leased an additional sheet plant of approximately 72,690 square feet located in Jacksonville, Florida which became fully operational on July 1, 1996.

(6) Acquired on June 4, 1996 by Box USA Group, Inc. for approximately $4.5 million. The Company anticipates that it will spend approximately $1.1 million for capital expenditures on this plant.

EMPLOYEES

    As of April 30, 1996, the Company had 915 employees, of whom 672 were hourly employees and 243 were salaried employees. Of such employees, 205 were engaged in management and administrative functions, 38 were engaged in sales and marketing and 672 were engaged in manufacturing. Three hundred ninety-one hourly employees at seven Company facilities are members of unions under seven separate contracts. Two of these contracts expire in 1996, one in 1997 and four in 1998. Management believes that its employee relations are good.

    As of January 31, 1996, 1,409 people were employed in the St. Joe Container facilities, of whom 997 were hourly employees and 412 were salaried employees. Of such employees, 140 were engaged in management and administrative functions, 120 were engaged in sales and marketing, 997 were engaged in manufacturing, and 152 were engaged in distribution. Approximately 740 of the hourly employees were members of various unions. None of the union agreements to which St. Joe Container is a party were assignable to the Company in the Acquisition, and the Company must negotiate new collective bargaining agreements with the relevant unions in connection with the consummation of the Acquisition. See "Risk Factors -- Labor Matters."

                                   MANAGEMENT

DIRECTORS AND EXECUTIVE OFFICERS OF THE COMPANY

    The following is a table setting forth certain information with respect to the individuals who are the directors and executive officers of the Company.

            NAME                  AGE                            POSITION
-----------------------------     ---     ------------------------------------------------------
Dennis Mehiel                     54      Chairman, Chief Executive Officer and Director
Chris Mehiel                      57      Executive Vice President, Chief Operating Officer and
                                           Director
Timothy D. McMillin               53      Senior Vice President, Chief Financial Officer and
                                           Director
Gerald K. Adams                   43      Chief Executive Officer
Harvey L. Friedman                54      Corporate Secretary and General Counsel
Frederick H. Woestendiek          66      Vice President and Regional Manager
Ingrid Santiago                   44      Vice President--Materials Management
Clinton G. Ames                   74      Director
Lawrence A. Bishop                51      Director
Samuel B. Guren                   49      Director
Thomas Uleau                      51      Director
James Armenakis                   53      Director
John Nevin                        61      Director

    DENNIS MEHIEL, a co-founder of the Company, has been the Chairman and Chief Executive Officer of the Company, except during a leave of absence from April 1994 through July 1995, since 1977. He was also the Chief Executive Officer of the Company's subsidiary, Box USA Group, Inc., until June 1996. He is also the Chairman of the Executive Committee of the Company's Board of Directors. Mr. Mehiel is also the Chairman of Fonda and the MannKraft Corporation, a corrugated container manufacturer ("MannKraft").

    CHRIS MEHIEL, the brother of Dennis Mehiel, is a co-founder of the Company and has been Executive Vice President, Chief Operating Officer and a Director of the Company since September 1995. Mr. Mehiel was President of Fibre Marketing Group, Inc., a waste paper recovery business which he co-founded, from 1994 to January 1996. He is the President of the managing member of Fibre Marketing Group, LLC, the successor to Fibre Marketing Group, Inc. From 1993 to 1994, Mr. Mehiel served as President and Chief Operating Officer of MannKraft Corporation, a corrugated container manufacturer. From 1982 to 1992, Mr. Mehiel served as the President and Chief Operating Officer of Specialty Industries, Inc., a waste paper processing and container manufacturing company.

    TIMOTHY D. MCMILLIN has been a Director of the Company since 1983 and Senior Vice President and Chief Financial Officer since September 1995. From November 1994 to September 1995, he was Chairman of Executive Advisors, Inc., a consulting firm specializing in financial restructuring. From 1991 to 1994, Mr. McMillin was an independent strategic and financial consultant. Mr. McMillin spent over 25 years in the financial services industry and served in various capacities, including Executive Vice President, at Maryland National Bank, from 1965 to 1990. Mr. McMillin is a Director of EIL Instruments, Inc., a manufacturer and distributor of testing, measurement and energy control systems. Mr. McMillin is a member of the Audit Committee of the Company's Board of Directors.

    GERALD K. ADAMS became Chief Executive Officer of the Company's subsidiary, Box USA Group, Inc., in June 1996. From March 1992 to March 1996, he was Chief Executive Officer of Amcor Fibre Packaging Group, a corrugated packaging company and a division of Amcor, Ltd. From March 1988 until March 1992, Mr. Adams was the General Manager of Australian Paper, a folding cartonboard producer and a division of Amcor, Ltd.

    HARVEY L. FRIEDMAN has been General Counsel since 1991 and Corporate Secretary since May 1996. He was a Director of the Company from 1985 to May 1996. He was formerly a partner in Kramer, Levin, Naftalis & Frankel, a New York City law firm.

    FREDERICK H. WOESTENDIEK has been Vice President and Regional Manager of the Company's subsidiary, Box USA Group, Inc., since 1990. Mr. Woestendiek has been in the corrugated industry for over 30 years. He joined the Company when Eastern Ohio Packaging Company (a company he started in 1984) was acquired by the Company in 1988. He was Sales Manager with Greif Brothers Corporation, a manufacturer of corrugated containers and fiber drums, from 1961 to 1984.

    INGRID SANTIAGO has been Vice President--Materials Management of the Company's subsidiary, Box USA Group, Inc., since 1991. Ms. Santiago joined the Company in 1977 as Executive Secretary. In 1982 she joined the Customer Service Department and in 1984 was named Director of the Company's Corporate Sales Service Department.

    CLINTON G. AMES has been a Director of the Company since 1992 and has been Chief Executive Officer of Four M Paper Corporation, a subsidiary of the Company and the operating company for the Ft. Madison Mill, since July 1995. From April 1994 through July 1995, Mr. Ames served as the Company's President, Chief Executive Officer and Chief Operating Officer. From 1990 to 1994, he served as the Chief Executive Officer of Fonda. From 1988 to 1990, Mr. Ames served as a consultant to the Company. Prior to joining the Company, Mr. Ames was with Inland Container Corporation for 19 years, commencing in 1968. In 1974, he became Inland's President and, in 1978, its Chief Executive Officer and Chairman, positions he held until he retired from Inland in 1987. Mr. Ames is also a Director of Bell Packaging Corporation.

    LAWRENCE A. BISHOP has been a Director of the Company since November 1985. He has held various positions since 1980 at Gray, Seifert and Co., Inc., a registered investment advisor that provides money management services to individuals and institutions, and currently holds the title of Executive Vice President. From 1972 to 1979, he was a Vice President of Bessemer Trust Company, N.A. Mr. Bishop is a Director of Synergistics, Inc., and Unapix Entertainment, Inc. Mr. Bishop is Chairman of the Compensation/Stock Appreciation Rights Committee and a member of the Executive Committee and Audit Committee of the Company's Board of Directors. Mr. Bishop is also a Director of Fonda.

    SAMUEL B. GUREN has been a Director of the Company since 1987. He is a Managing Director of Baird Capital Partners, a private equity fund. He is also co-founder and Managing Partner since 1982 of William Blair Venture Management Company, the general partner of three private equity funds. Mr. Guren was a Vice President at Continental Illinois Corporation from 1974 to 1981. Mr. Guren is Chairman of the Audit Committee of the Company's Board of Directors. Mr. Guren is also a Director of Fonda.

    THOMAS ULEAU has been the Chief Operating Officer of Fonda since March 1995 a Director of Fonda since 1988 and a Director of the Company since May 1989. Mr. Uleau was Executive Vice President and Chief Financial Officer of the Company from 1989 through March 1994. He served as President of Cardinal Container Corporation (which was acquired by the Company in 1985) from 1983 to 1986. Mr. Uleau started his career as an accountant at Deloitte, Haskins and Sells from 1969 to 1972, after which he spent several years in various capacities at IU International, a transportation and paper products conglomerate.

    JAMES ARMENAKIS has been a Director of the Company since May 1996. He has been a partner in Armenakis & Armenakis, a New York City law firm, since 1990.

    JOHN NEVIN has been a Director of the Company since May 1996. He has been an Executive Vice President at Fieldcrest Cannon, Inc. since October 1995. From September 1990 to October 1995 he was a Senior Vice President at James River Corporation. From 1957 to 1990, Mr. Nevin served in various capacities at International Paper Company, including Vice President and Group Executive of the Pulp and Coated Papers Businesses.

EXECUTIVE COMPENSATION

    The following table sets forth the compensation paid to the Company's Chairman of the Board of Directors and the Company's four most highly compensated executive officers (the "Named Executive Officers") during Fiscal 1995:

                           SUMMARY COMPENSATION TABLE

                                                                                       LONG-TERM
                                                                                     COMPENSATION
                                                                                    ---------------
                                              ANNUAL COMPENSATION                     SECURITIES
                                             ----------------------  OTHER ANNUAL     UNDERLYING       ALL OTHER
        NAME AND PRINCIPAL POSITION            SALARY      BONUS     COMPENSATION     OPTION/SARS    COMPENSATION
-------------------------------------------  ----------  ----------  -------------  ---------------  -------------
Dennis Mehiel
 Chairman of the Board of
 Directors                                     $333,044    $375,000       $38,904 (1)            --      $137,448 (2)

Clinton Ames
 Chief Executive Officer
 of Four M Paper
 Corporation                                    360,000     120,000            --              --              --

William Hutchinson, Jr. (3)
 former Executive Vice President                160,000      55,000            --              --           1,542 (4)

Frederick H. Woestendiek
 Vice President and Regional
 Manager of Box USA
 Group, Inc.                                    122,855      16,000            --           1,500           3,452 (4)

Thomas Uleau
 Chief Operating Officer
 of Fonda                                       106,667(5)         --           --             --           1,208 (4)

------------------------------
(1)  Includes  imputed  interest  ($37,189)  from  non-interest  bearing   loans
     provided to Dennis Mehiel by the Company.

(2) Consists of split-dollar term life insurance premiums for Mr. Mehiel paid by the Company.

(3) Resigned as Executive Vice President in August 1995 when the Company sold its interest in Timberline Packaging, Inc.

(4)  Consists of contributions to the Company's Savings and Investment Plan.

(5)  Consists of salary through March 1995 when Fonda was spun off.

COMPENSATION OF DIRECTORS

    Any Director who is not an employee of the Company receives annual compensation of $5,000 and a fee of $500 for attendance at each meeting of the Board of Directors. Directors who are employees of the Company do not receive any compensation or fees for service on the Board of Directors.

STOCK APPRECIATION RIGHTS

    The following table provides information on grants of stock appreciation rights ("SARs") made during Fiscal 1995 to the Named Executive Officers:

                        OPTION/SAR GRANTS IN FISCAL 1995

                                                                                INDIVIDUAL GRANTS
                                                                --------------------------------------------------
                                                                 NUMBER OF
                                                                SECURITIES    % OF TOTAL
                                                                UNDERLYING   OPTIONS/SARS    EXERCISE
                                                                 OPTIONS/     GRANTED TO     OR BASE
                                                                   SARS      EMPLOYEES IN     PRICE     EXPIRATION
NAME                                                              GRANTED     FISCAL YEAR   PER SHARE    DATE (1)
--------------------------------------------------------------  -----------  -------------  ----------  ----------
Frederick H. Woestendiek......................................       1,500          6.1 %        $0.13      --

------------------------------
(1) Unless otherwise determined by the non-employee directors of the Company and the Chief Executive Officer of the Company (the "Administering Committee"), awards of SARs will vest on each anniversary of their grant at the rate of 20.0% per year commencing on the first anniversary date. However, in the event that at the time of any grant of SARs the grantee has not been continuously employed by the Company for at least five years, such vesting shall be conditional and shall be deemed unvested until the completion of such five-year period. Upon voluntary termination of employment, involuntary termination without cause or termination due to death, disability or retirement at age 60 or above, all unvested SARs will be forfeited and vested SARs not previously redeemed will be redeemed automatically by the Company as of the date of termination.

    The following table provides information on SARs exercised by the Named Executive Officers in Fiscal 1995 and the value held by such officers as of the end of Fiscal 1995:

                 AGGREGATE OPTION/SAR EXERCISES IN FISCAL 1995
                     AND FISCAL YEAR END OPTION/SAR VALUES

                                                                  NUMBER OF SECURITIES        VALUE OF UNEXERCISED
                                                                 UNDERLYING UNEXERCISED           IN-THE-MONEY
                                                                      OPTIONS/SARS                OPTIONS/SARS
                                                                  AS OF JULY 31, 1995         AS OF JULY 31, 1995
                                 SHARES ACQUIRED     VALUE     --------------------------  --------------------------
NAME                               ON EXERCISE     REALIZED    EXERCISABLE  UNEXERCISABLE  EXERCISABLE  UNEXERCISABLE
-------------------------------  ---------------  -----------  -----------  -------------  -----------  -------------
William Hutchinson, Jr.........            --             --        8,000          7,000           --             --
Thomas Uleau...................            --             --        4,800          4,200           --             --
Frederick H. Woestendiek.......            --             --        1,100          2,400           --             --

                               SECURITY OWNERSHIP

    The following table sets forth information as of December 31, 1995 with respect to the beneficial ownership of shares of Common Stock:

                                                                  AMOUNT OF
                                                                 BENEFICIAL       PERCENTAGE OF BENEFICIAL
                                                             OWNERSHIP OF SHARES   OWNERSHIP OF SHARES OF
NAME                                                         OF COMMON STOCK(1)         COMMON STOCK
-----------------------------------------------------------  -------------------  -------------------------
Dennis Mehiel..............................................        6,815,867                   100%

                           RELATED PARTY TRANSACTIONS

    Dennis Mehiel is an owner of entities from which the Company rents certain property, plant and equipment. Rental expense incurred and paid to these entities in Fiscal 1993, Fiscal 1994 and Fiscal 1995 amounted to approximately $0.9 million, $1.1 million, and $0.9 million, respectively. The Company believes that such rents are not in excess of market levels. The partition plant located in Jacksonville, Florida is currently leased by Fonda from Mr. Mehiel, and a portion of the facility is subleased to the Company.

    Dennis Mehiel has been a part owner since 1993 of MannKraft, to which the Company sold approximately $15.0 million, $3.3 million and $30,000 of material in Fiscal 1993, Fiscal 1994 and Fiscal 1995, respectively. The Company believes that the prices at which such sales were made are not below market levels.

    In March 1995, the Company spun off its Fonda subsidiary to Dennis Mehiel. The Company sold approximately $0.8 million, $0.6 million and $1.1 million of material to Fonda in Fiscal 1993, Fiscal 1994 and Fiscal 1995, respectively. The Company believes that the prices at which such sales were made are not below market levels.

    Chris Mehiel has been a part owner since 1994 of Fibre Marketing, to which the Company sold approximately $3.4 million of material in Fiscal 1995. The Company believes that the prices at which such sales were made are not below market levels.

    The Company had outstanding notes and loans receivable from Dennis Mehiel in the amount of $0.8 million, $1.3 million and $1.5 million at the end of Fiscal 1993, Fiscal 1994 and Fiscal 1995, respectively, all of which were non-interest bearing and all of which have been paid.

    In addition, the Initial Purchaser provided certain financial advisory services to the Company in connection with the Acquisition. In connection therewith, the Initial Purchaser received a fee of $1.2 million and warrants to purchase 1.3% of the Company, plus reimbursement of certain expenses.

                            DESCRIPTION OF NEW NOTES

    GENERAL. The New Notes will be issued pursuant to an Indenture (the "Indenture") between the Company and Norwest Bank Minnesota, N.A., as trustee (the "Trustee"), in a private transaction that is not subject to the registration requirements of the Securities Act. The terms of the New Notes include those stated in the Indenture and those made part of the Indenture by reference to the Trust Indenture Act of 1939 (the "Trust Indenture Act"). The New Notes are subject to all such terms, and Holders of New Notes are referred to the Indenture and the Trust Indenture Act for a statement thereof. The following summary of certain provisions of the Indenture does not purport to be complete and is qualified in its entirety by reference to the Indenture, including the definitions therein of certain terms used below. Copies of the Indenture, Collateral Documents (as defined herein) and Registration Rights Agreement are available as set forth under the caption "--Additional Information." The definitions of certain terms used in the following summary are set forth below under the caption "--Certain Definitions."

    The New Notes will be senior secured obligations of the Company, rank senior in right of payment to all subordinated indebtedness of the Company and rank PARI PASSU in right of payment with all senior borrowings. The New Notes will be secured by a lien on certain assets of the Company and its Restricted Subsidiaries, including a first priority security interest in substantially all of the equipment of the Company and its Restricted Subsidiaries and a pledge of the Capital Stock of the Subsidiaries of the Company. See "--Security."

    The New Notes will be guaranteed, on a senior secured basis, by all current Subsidiaries of the Company other than Box USA Paper Corporation, which indirectly holds the Company's interests in the St. Joe Mill, and Box USA of Florida, L.P., which operates one converting facility. See "--Subsidiary Guarantees." As of the date of the Indenture, all of the Company's Subsidiaries other than Box USA Paper Corporation are Restricted Subsidiaries. Box USA Paper Corporation is an Unrestricted Subsidiary, and the Company is able to designate other current or future Subsidiaries as Unrestricted Subsidiaries under certain circumstances. Unrestricted Subsidiaries are not subject to many of the restrictive covenants set forth in the Indenture. See "--Certain Covenants--Restricted Payments" and "--Certain Definitions--Unrestricted Subsidiary."

    SUBSIDIARY  GUARANTEES.   The  Company's payment  obligations under  the New
Notes will be jointly and severally guaranteed (the "Subsidiary Guarantees") by the Guarantors.

    The Indenture provides that no Guarantor may consolidate with or merge with or into (whether or not such Guarantor is the surviving Person) another corporation, Person or entity, whether or not affiliated with such Guarantor, unless (i) subject to the provisions of the following paragraph, the Person formed by or surviving any such consolidation or merger (if other than such
Guarantor) assumes all the obligations of such Guarantor, pursuant to a supplemental indenture and the appropriate Collateral Documents in form and substance reasonably satisfactory to the Trustee, under the New Notes, the Indenture and the Collateral Documents; (ii) immediately after giving effect to such transaction, no Default or Event of Default exists; (iii) such Guarantor, or any Person formed by or surviving any such consolidation or merger, would have Consolidated Net Worth (immediately after giving effect to such transaction) equal to or greater than the Consolidated Net Worth of such Guarantor immediately preceding the transaction; and (iv) the Company would be permitted by virtue of the Company's pro forma Fixed Charge Coverage Ratio, immediately after giving effect to such transaction, to incur at least $1.00 of additional Indebtedness pursuant to the Fixed Charge Coverage Ratio test set forth in the covenant described below under the caption "--Certain Covenants--Incurrence of Indebtedness"; PROVIDED, that the foregoing provisions do not restrict the ability of a Restricted Subsidiary to consolidate or merge with the Company or another Restricted Subsidiary.

    The Indenture provides that, in the event of a sale or other disposition of all of the assets of any Guarantor (other than to or with the Company or another Guarantor), by way of merger, consolidation or otherwise, or a sale or other disposition of all of the capital stock of any Guarantor (other than to the Company or another Guarantor), then such Guarantor (in the event of a sale or other disposition, by way of such a merger, consolidation or otherwise, of all of the capital stock of such Guarantor) or the corporation acquiring the property (in the event of a sale or other disposition of all of the assets of such Guarantor) will be released and relieved of any obligations under its Subsidiary Guarantee; PROVIDED that the Net Proceeds of such sale or other disposition are applied in accordance with the applicable provisions of the Indenture. See "--Repurchase at Option of Holders--Asset Sales and Events of Loss." In addition, the Indenture provides that, in the event the Company designates a Subsidiary Guarantor to be an Unrestricted Subsidiary, then such Subsidiary Guarantor will be released and relieved of any obligations under its Subsidiary Guarantee; PROVIDED that such designation is conducted in accordance with the applicable provisions of the Indenture. See "--Certain Covenants--Restricted Payments" and "--Certain Definitions--Unrestricted Subsidiary."

    "Guarantors" means all current Subsidiaries of the Company, other than Box USA Paper Corporation and Box USA of Florida, L.P., and any other Subsidiary that executed a Subsidiary Guarantee in accordance with the provisions of the Indenture, and their respective successors and assigns, unless and until any successor replaces any such Guarantor in accordance with the terms of the Indenture, and thereafter includes each such successor.

    SECURITY. The New Notes will be secured by a first priority security interest in substantially all of the equipment and certain other assets of the Company and its Restricted Subsidiaries (but excluding, among other things, land and improvements thereon, inventories and accounts receivable, and the proceeds thereof), and by a pledge of the Capital Stock of the Subsidiaries of the Company. The Company and its Restricted Subsidiaries, other than Box USA of Florida, L.P., have entered into certain of the Collateral Documents providing for the grant by the Company and its Restricted Subsidiaries to the Trustee, as collateral agent (in such capacity, the "Collateral Agent") for the holders of the New Notes ("Holders"), of a first priority security interest in the Collateral. Such security interests will secure the payment and performance when due of all of the Obligations of the Company and its Restricted Subsidiaries under the Indenture, the New Notes and the Collateral Documents.

    In the event that any Collateral is sold in accordance with the provisions of the Indenture and the Net Proceeds therefrom are applied in accordance with the terms of the covenant entitled "Repurchase at the Option of Holders--Asset Sales and Events of Loss," the Collateral Agent shall release the Liens in favor of the Collateral Agent in the Collateral sold; PROVIDED, that the Collateral Agent shall have received from the Company an Officer's Certificate and an Opinion of Counsel that such Net Proceeds have been or will be so applied. Upon the full and final payment and performance of all Obligations of the Company and its Restricted Subsidiaries under the Indenture, the New Notes and the
Collateral Documents, the Collateral Documents shall terminate and the Collateral shall be released from the Lien of the applicable Collateral Document. If an Event of Default (as defined herein) shall have occurred and is continuing, the rights and remedies of the Trustee as Collateral Agent for the Holders of the New Notes with respect to the Collateral shall be as set forth in the Collateral Documents.

    PRINCIPAL, MATURITY AND INTEREST. The New Notes will be limited in aggregate principal amount to $170.0 million and will mature on June 1, 2006. Interest on the New Notes will accrue at the rate of 12% per annum and will be payable semi-annually in arrears on June 1 and December 1 of each year, commencing on December 1, 1996, to Holders of record on the immediately preceding May 15 and November 15. Interest on the New Notes will accrue from the most recent date to which interest has been paid or, if no interest has been paid, from the date of original issuance. Interest will be computed on the basis of a 360-day year comprised of twelve 30-day months. Principal of, premium and interest on the New Notes will be payable at the office or agency of the Company maintained for such purpose or, at the option of the Company, payment of interest may be made by check mailed to the Holders of the New Notes at their respective addresses set forth in the register of Holders of New Notes; PROVIDED that all payments with respect to New Notes the Holders of which have given wire transfer instructions to the Company will be required to be made by wire transfer of immediately available funds to the accounts specified by the Holders thereof. Until otherwise designated by the Company, the Company's office or agency will be the office of the Trustee maintained for such purpose. The New Notes will be issued in denominations of $1,000 and integral multiples thereof.

    OPTIONAL REDEMPTION. The New Notes will not be redeemable at the Company's option prior to June 1, 2001. Thereafter, the New Notes will be subject to redemption at the option of the Company, in whole or in part, upon not less than 30 nor more than 60 days' notice, at the redemption prices (expressed as percentages of principal amount) set forth below plus accrued and unpaid interest, if any, to the applicable redemption date, if redeemed during the twelve-month period beginning on June 1 of the years indicated below:

YEAR                                                                                PERCENTAGE
----------------------------------------------------------------------------------  -----------
2001..............................................................................       106.0%
2002..............................................................................       104.0%
2003..............................................................................       102.0%
2004 and thereafter...............................................................       100.0%

    Notwithstanding the foregoing, at any time prior to June 1, 1999, the Company may redeem up to one-third in aggregate principal amount of New Notes at a redemption price of 112% of the principal amount thereof, in each case plus accrued and unpaid interest, if any, to the redemption date, with the net proceeds of a public offering of common stock of the Company; PROVIDED that at least two-thirds in aggregate principal amount of the New Notes originally issued under the Indenture remain outstanding immediately after the occurrence of such redemption; and PROVIDED, further, that such redemption shall occur within 60 days following the date of the closing of such initial public offering of common stock of the Company.

    In addition, upon the occurrence of a Change of Control prior to June 1, 2001, the Company, at its option, may redeem all, but not less than all, of the outstanding New Notes at a redemption price equal to 100% of the principal amount thereof plus the applicable Make-Whole Premium (a "Change of Control Redemption"). The Company shall give not less than 30 and not more than 60 days' notice of such redemption within 30 days following a Change of Control.

    SELECTION AND NOTICE. If less than all of the New Notes are to be redeemed at any time, selection of New Notes for redemption will be made by the Trustee in compliance with the requirements of the principal national securities exchange, if any, on which the New Notes are listed, or, if the New Notes are not so listed, on a pro rata basis, by lot or by such method as the Trustee shall deem fair and appropriate; PROVIDED that no New Notes of $1,000 or less shall be redeemed in part. Notices of redemption shall be mailed by first class mail at least 30 but not more than 60 days before the redemption date to each Holder of New Notes to be redeemed at its registered address. If any New Note is to be redeemed in part only, the notice of redemption that relates to such New Note shall state the portion of the principal amount thereof to be redeemed. A new New Note in principal amount equal to the unredeemed portion thereof will be issued in the name of the Holder thereof upon cancellation of the original New Note. On and after the redemption date, interest shall cease to accrue on New Notes or the portions thereof called for redemption.

    MANDATORY  REDEMPTION.    Except  as  set  forth  below  under  the  caption
"--Repurchase at the Option of Holders," the Company is not required to make mandatory redemption or sinking fund payments with respect to the New Notes.

REPURCHASE AT THE OPTION OF HOLDERS

    CHANGE OF CONTROL. Upon the occurrence of a Change of Control, each Holder of New Notes will have the right to require the Company to repurchase all or any part (equal to $1,000 or an integral multiple thereof) of such Holder's New Notes pursuant to the offer described below (the "Change of Control Offer") at an offer price in cash equal to 101% of the aggregate principal amount thereof plus accrued and unpaid interest, if any, to the date of purchase (the "Change of Control Payment"). Within ten days following any Change of Control, the Company will mail a notice to each Holder that describes the transaction or transactions that constitute the Change of Control and offers to repurchase New Notes pursuant to the procedures required by the Indenture and described in such notice. The Company will comply with the requirements of Rule 14e-1 under the Exchange Act and any other securities laws and regulations thereunder to the extent such laws and regulations are applicable in connection with the repurchase of the New Notes as a result of a Change of Control.

    On the Change of Control Payment Date, the Company will, to the extent lawful, (1) accept for payment all New Notes or portions thereof properly tendered pursuant to the Change of Control Offer, (2) deposit with the Paying Agent an amount equal to the Change of Control Payment in respect of all New Notes or portions thereof so tendered and (3) deliver or cause to be delivered to the Trustee the New Notes so accepted together with an Officers' Certificate stating the aggregate principal amount of New Notes or portions thereof being purchased by the Company. The Paying Agent will promptly mail to each Holder of New Notes so tendered the Change of Control Payment for such New Notes, and the Trustee will promptly authenticate and mail (or cause to be transferred by book entry) to each Holder a new New Note equal in principal amount to any unpurchased portion of the New Notes surrendered, if any; PROVIDED that each such new New Note will be in a principal amount of $1,000 or an integral multiple thereof. The Company will publicly announce the results of the Change of Control Offer on or as soon as practicable after the Change of Control Payment Date.

    Except as described above with respect to a Change of Control, the Indenture does not contain provisions that permit the Holders of the New Notes to require that the Company repurchase or redeem the New Notes in the event of a takeover, recapitalization or similar transaction. The Company's ability to pay cash to the Holders of New Notes upon a repurchase may be limited by the Company's then existing financial resources. In addition, the occurrence of a Change of Control may constitute a default under the Credit Facility.

    The Company will not be required to make a Change of Control Offer upon a Change of Control if a third party makes the Change of Control Offer in the manner, at the times and otherwise in compliance with the requirements set forth in the Indenture applicable to a Change of Control Offer made by the Company and purchases all New Notes validly tendered and not withdrawn under such Change of Control Offer.

    "Change of Control" means the occurrence of any of the following: (i) the sale, lease, transfer, conveyance or other disposition (other than by way of merger or consolidation), in one or a series of related transactions, of all or substantially all of the assets of the Company and its Restricted Subsidiaries taken as a whole to any "person" (as such term is used in Section 13(d)(3) of the Exchange Act) other than the Principals (as defined below), (ii) the adoption of a plan relating to the liquidation or dissolution of the Company,
(iii) the consummation of any transaction (including, without limitation, any merger or consolidation) the result of which is that any "person" (as defined above), other than the Principals, becomes the "beneficial owner" (as such term is defined in Rule 13d-3 and Rule 13d-5 under the Exchange Act), directly or indirectly, of more than 35% of the voting stock of the Company, (iv) the consummation of the first transaction (including, without limitation, any merger or consolidation) the result of which is that any "person" (as defined above) becomes the "beneficial owner" (as defined above), directly or indirectly, of more of the voting stock of the Company than is at the time "beneficially owned" (as defined above) by the Principals or (v) the first day on which a majority of the members of the Board of Directors of the Company are not Continuing Directors. For purposes of this definition, any transfer of an equity interest of an entity that was formed for the purpose of acquiring voting stock of the Company will be deemed to be a transfer of such portion of such voting stock as corresponds to the portion of the equity of such entity that has been so transferred.

    "Continuing Directors" means, as of any date of determination, any member of the Board of Directors of the Company who (i) was a member of such Board of Directors on the date of the Indenture or (ii) was nominated for election or elected to such Board of Directors with the approval of a majority of the Continuing Directors who were members of such Board at the time of such nomination or election.

    "Principals" means Dennis Mehiel, his wife and lineal descendants, and any trust, corporation, partnership or other entity in which Dennis Mehiel and his wife and/or lineal descendants hold an 80% or more controlling interest.

    ASSET SALES AND EVENTS OF LOSS. The Indenture provides that the Company will not, and will not permit any of its Restricted Subsidiaries to, engage in an Asset Sale unless (i) the Company (or the Restricted Subsidiary, as the case may be) receives consideration at the time of such Asset Sale at least equal to the fair market value (evidenced by a resolution of the Board of Directors set forth in an Officers' Certificate delivered to the Trustee) of the assets or Equity Interests issued or sold or otherwise disposed of and (ii) at least 85% of the consideration therefor received by the Company or such Restricted Subsidiary is in the form of cash; PROVIDED that the amount of (x) any liabilities (as shown on the Company's or such

Restricted Subsidiary's most recent balance sheet), of the Company or any Restricted Subsidiary (other than contingent liabilities and liabilities that are by their terms subordinated to the New Notes or any guarantee thereof) that are assumed by the transferee of any such assets pursuant to a customary novation agreement that releases the Company or such Restricted Subsidiary from further liability, (y) any notes or other obligations received by the Company or any such Restricted Subsidiary from such transferee that are immediately converted by the Company or such Restricted Subsidiary into cash (to the extent of the cash received) and (z) sales, leases, conveyances or other dispositions of "Excluded Property" as that term is defined respectively in the Security
Agreement and in the Subsidiary Security Agreement, in each case, shall be deemed to be cash for purposes of this provision.

    Within 270 days after the receipt of any Net Proceeds from an Asset Sale or an Event of Loss, the Company may apply such Net Proceeds to the acquisition of a controlling interest in another business, the making of a capital expenditure or the acquisition of other tangible assets, in each case, in the same line of business as the Company was engaged in on the date of such Asset Sale or Event of Loss, upon the consummation of which the Collateral Agent shall have received a perfected first priority security interest in the assets so acquired. The Net Proceeds of all Asset Sales and Events of Loss shall promptly and without commingling be deposited with the Trustee in the form received to be held by the Trustee as Pledged Collateral in the applicable Cash Collateral Account established pursuant to the Indenture until applied as permitted pursuant to the Indenture. Any Net Proceeds from Asset Sales or Events of Loss that are not applied or invested as provided in the first sentence of this paragraph will be deemed to constitute "Excess Proceeds." When the aggregate amount of Excess Proceeds exceeds $5.0 million, the Company will be required to make an offer to all Holders of New Notes (an "Excess Proceeds Offer") to purchase the maximum principal amount of New Notes that may be purchased out of the Excess Proceeds, at an offer price in cash in an amount equal to 101% of the principal amount thereof plus accrued and unpaid interest, if any, to the date of purchase, in accordance with the procedures set forth in the Indenture. To the extent that the aggregate amount of New Notes tendered pursuant to an Excess Proceeds Offer is less than the Excess Proceeds, the Company may use any remaining Excess Proceeds for general corporate purposes. If the aggregate principal amount of New Notes surrendered by Holders thereof exceeds the amount of Excess Proceeds, the Trustee shall select the New Notes to be purchased on a pro rata basis. Upon completion of such offer to purchase, the amount of Excess Proceeds shall be reset at zero. The Trustee shall continue to have, and the Company shall grant to the Trustee, on behalf of the Holders, a first priority Lien on any properties or assets acquired with the Net Proceeds of any such Asset Sale or Event of Loss on the terms set forth in the Indenture and the Collateral Documents.

CERTAIN COVENANTS

    RESTRICTED PAYMENTS. The Indenture provides that the Company will not, and will not permit any of its Restricted Subsidiaries to, directly or indirectly:
(i) declare or pay any dividend or make any other payment or distribution on account of the Company's or any of its Restricted Subsidiaries' Equity Interests (including, without limitation, any payment in connection with any merger or consolidation involving the Company) or to the direct or indirect holders of the Company's Equity Interests in their capacity as such (other than dividends or distributions payable in Equity Interests (other than Disqualified Stock) of the Company and dividends or distributions payable to the Company or any Wholly Owned Restricted Subsidiary of the Company); (ii) purchase, redeem or otherwise acquire or retire for value any Equity Interests of the Company or any direct or indirect parent of the Company or other Affiliate of the Company (other than any such Equity Interests owned by the Company or any Wholly Owned Restricted Subsidiary of the Company); (iii) make any principal payment on, or purchase, redeem, defease or otherwise acquire or retire for value any Indebtedness that is subordinated to the New Notes, except at final maturity; or (iv) make any Restricted Investment (all such payments and other actions set forth in clauses
(i) through (iv) above being collectively referred to as "Restricted Payments"), unless, at the time of and after giving effect to such Restricted Payment:

        (a) no Default or Event of Default shall have occurred and be continuing or would occur as a consequence thereof;

        (b) the Company would, at the time of such Restricted Payment and after giving pro forma effect thereto as if such Restricted Payment had been made at the beginning of the applicable four-quarter period, have been permitted to incur at least $1.00 of additional Indebtedness pursuant to the Fixed Charge Coverage Ratio test set forth in the first paragraph of the covenant described below under the caption "--Certain Covenants--Incurrence of Indebtedness;" and

        (c) such Restricted Payment, together with the aggregate of all other Restricted Payments made by the Company and its Restricted Subsidiaries after the date of the Indenture (excluding Restricted Payments permitted by clauses (1) - (3), but including Restricted Payments permitted by clauses
    (4) and (5), of the next succeeding paragraph), is less than the sum of (i) 50% of the Consolidated Net Income of the Company for the period (taken as one accounting period) from the beginning of the first fiscal quarter commencing after the date of the Indenture to the end of the Company's most recently ended fiscal quarter for which internal financial statements are available at the time of such Restricted Payment (or, if such Consolidated Net Income for such period is a deficit, less 100% of such deficit), plus
    (ii) 100% of the aggregate net cash proceeds received by the Company from the issue or sale since the date of the Indenture of Equity Interests of the Company or of debt securities of the Company that have been converted into such Equity Interests (other than Equity Interests (or convertible debt securities) sold to a Subsidiary of the Company and other than Disqualified Stock or debt securities that have been converted into Disqualified Stock), plus (iii) 50% of the Net Income of any Unrestricted Subsidiary of the Company to the extent that such Net Income is received as a dividend by the Company in cash, plus (iv) to the extent that any Restricted Investment that was made after the date of the Indenture is sold for cash or otherwise liquidated or repaid for cash, the lesser of (A) the cash return of capital with respect to such Restricted Investment (less the cost of disposition, if any) and (B) the initial amount of such Restricted Investment.

    The foregoing provisions will not prohibit:

    (1) the payment of any dividend within 60 days after the date of declaration thereof, if at said date of declaration such payment would have complied with the provisions of the Indenture;

    (2) the redemption, repurchase, retirement or other acquisition of any Equity Interests of the Company in exchange for, or out of the proceeds of, the substantially concurrent sale (other than to a Subsidiary of the Company) of other Equity Interests of the Company (other than any Disqualified Stock); PROVIDED that the amount of any such net cash proceeds that are utilized for any such redemption, repurchase, retirement or other acquisition shall be excluded from clause (c)(ii) of the preceding paragraph;

    (3) the defeasance, redemption or repurchase of subordinated Indebtedness with the net cash proceeds from an incurrence of Permitted Refinancing Indebtedness or the substantially concurrent sale (other than to a Subsidiary of the Company) of Equity Interests of the Company (other than Disqualified Stock); PROVIDED that the amount of any such net cash proceeds that are utilized for any such redemption, repurchase, retirement or other acquisition shall be excluded from clause (c)(ii) of the preceding paragraph;

    (4) Investments in the Mill Joint Venture in an aggregate amount not to exceed $5.0 million, plus the amount of any such Investments in the Mill Joint Venture that are returned to the Company or its Restricted Subsidiaries in cash; PROVIDED that the amount of any such Investments that are returned to the Company or its Restricted Subsidiaries shall be excluded from clause (c)(iv) of the preceding paragraph; and

    (5) the repurchase, redemption or other acquisition or retirement for value of any Equity Interests of the Company or any Restricted Subsidiary of the Company held by any member of the Company's (or any of its Restricted Subsidiaries') management pursuant to any management equity subscription agreement or stock option agreement; PROVIDED that the aggregate price paid for all such repurchased, redeemed, acquired or retired Equity Interests shall not exceed $500,000 in any twelve-month period plus the aggregate cash proceeds received by the Company during such twelve-month period from any reissuance of Equity Interests by the Company to members of management of the Company and its Restricted Subsidiaries; and PROVIDED, FURTHER, that no Default or Event of Default shall have occurred and be continuing immediately after such transaction.

    The Board of Directors may designate any Restricted Subsidiary to be an Unrestricted Subsidiary if such designation would not cause a Default. For purposes of making such determination, all outstanding Investments by the Company and its Restricted Subsidiaries (except to the extent repaid in cash) in the Subsidiary so designated will be deemed to be Restricted Payments at the time of such designation and will reduce the amount available for Restricted Payments under the first paragraph of this covenant. All such outstanding Investments will be deemed to constitute Investments in an amount equal to the greatest of (x) the net book value of such Investments at the time of such designation, (y) the fair market value of such Investments at the time of such designation and (z) the original fair market value of such Investments at the time they were made. Such designation will only be permitted if such Restricted Payment would be permitted at such time and if such Restricted Subsidiary otherwise meets the definition of an Unrestricted Subsidiary.

    The amount of all Restricted Payments (other than cash) shall be the fair market value (evidenced by a resolution of the Board of Directors set forth in an Officers' Certificate delivered to the Trustee) on the date of the Restricted Payment of the asset(s) proposed to be transferred by the Company or such Restricted Subsidiary, as the case may be, pursuant to the Restricted Payment. Not later than the date of making any Restricted Payment, the Company shall deliver to the Trustee an Officers' Certificate stating that such Restricted Payment is permitted and setting forth the basis upon which the calculations required by the covenant "--Certain Covenants--Restricted Payments" were computed, which calculations may be based upon the Company's latest available financial statements.

    INCURRENCE OF INDEBTEDNESS. The Indenture provides that the Company will not, and will not permit any of its Subsidiaries to, directly or indirectly, create, incur, issue, assume, guaranty or otherwise become directly or indirectly liable, contingently or otherwise, with respect to (collectively, "incur") any Indebtedness (including Acquired Debt) and that the Company will not issue any Disqualified Stock; PROVIDED, HOWEVER, that the Company may incur Indebtedness (including Acquired Debt) or issue shares of Disqualified Stock if the Fixed Charge Coverage Ratio for the Company's most recently ended four full fiscal quarters for which internal financial statements are available immediately preceding the date on which such additional Indebtedness is incurred or such Disqualified Stock is issued would have been at least 2.0 to 1, if such Indebtedness is incurred or such Disqualified Stock is issued prior to July 31, 1998, or 2.25 to 1 thereafter, in each case determined on a pro forma basis (including a pro forma application of the net proceeds therefrom), as if the additional Indebtedness had been incurred, or the Disqualified Stock had been issued, as the case may be, at the beginning of such four-quarter period.

    The foregoing provisions will not apply to:

    (i) the incurrence by the Company or its Restricted Subsidiaries of Indebtedness pursuant to the Credit Facility in an aggregate principal amount at any time outstanding (with letters of credit being deemed to have a principal amount equal to the maximum potential liability of the Company and its Restricted Subsidiaries thereunder) not to exceed the greater of (a) the Borrowing Base and (b) $80.0 million;

    (ii) the incurrence by the Company and its Restricted Subsidiaries of the Existing Indebtedness;

   (iii) the incurrence by the Company of Indebtedness represented by the New Notes;

    (iv) the incurrence by the Company or any of its Restricted Subsidiaries of Indebtedness represented by Capital Lease Obligations, mortgage financings or purchase money obligations, in each case incurred for the purpose of financing all or any part of the purchase price or cost of construction or improvement of property, plant or equipment used in the business of the Company or such Restricted Subsidiary, in an aggregate principal amount not to exceed $10.0 million at any time outstanding;

    (v) the incurrence by the Company or any of its Restricted Subsidiaries of Indebtedness in connection with the acquisition of assets or a new Restricted Subsidiary; PROVIDED that such Indebtedness was incurred by the prior owner of such assets or such Restricted Subsidiary prior to such acquisition by the Company or one of its Restricted Subsidiaries and was not incurred in connection with, or in contemplation of, such acquisition by the Company or one of it Restricted Subsidiaries; and PROVIDED FURTHER that the principal amount (or accreted value, as applicable) of such Indebtedness, together with any other outstanding Indebtedness incurred pursuant to this clause (v), does not exceed $5.0 million;

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    (vi)  the incurrence by the Company or any of its Restricted Subsidiaries of
Permitted Refinancing Debt in exchange for, or the net proceeds of which are used to extend, refinance, renew, replace, defease or refund, Indebtedness that was permitted by the Indenture to be incurred;

   (vii) the incurrence by the Company or any of its Restricted Subsidiaries of intercompany Indebtedness between or among the Company and any of its Wholly Owned Restricted Subsidiaries; PROVIDED, HOWEVER, that (A) any subsequent issuance or transfer of Equity Interests that results in any such Indebtedness being held by a Person other than the Company or a Wholly Owned Restricted Subsidiary and (B) any sale or other transfer of any such Indebtedness to a Person that is not either the Company or a Wholly Owned Restricted Subsidiary shall be deemed, in each case, to constitute an incurrence of such Indebtedness by the Company or such Restricted Subsidiary, as the case may be;

  (viii) the incurrence by the Company or any of its Restricted Subsidiaries of Hedging Obligations that are incurred for the purpose of fixing or hedging interest rate risk with respect to any floating rate Indebtedness that is permitted by the terms of the Indenture to be outstanding;

    (ix) the incurrence by the Company and its Restricted Subsidiaries of additional Indebtedness in an aggregate amount not to exceed $10.0 million at any one time outstanding; and

    (x) the incurrence by the Company's Unrestricted Subsidiaries of Non-Recourse Debt, PROVIDED, HOWEVER, that if any such Indebtedness ceases to be Non-Recourse Debt of an Unrestricted Subsidiary, such event shall be deemed to constitute an incurrence of Indebtedness by a Restricted Subsidiary of the Company.

    LIENS. The Indenture provides that the Company will not, and will not permit any of its Subsidiaries to, directly or indirectly, create, incur, assume or suffer to exist any Lien on any asset now owned or hereafter acquired, or any income or profits therefrom or assign or convey any right to receive income therefrom, except Permitted Liens.

    DIVIDEND AND OTHER PAYMENT RESTRICTIONS AFFECTING SUBSIDIARIES. The Indenture provides that the Company will not, and will not permit any of its Restricted Subsidiaries to, directly or indirectly, create or otherwise cause or suffer to exist or become effective any encumbrance or restriction on the ability of any Restricted Subsidiary to (i)(a) pay dividends or make any other distributions to the Company or any of its Restricted Subsidiaries (1) on its Capital Stock or (2) with respect to any other interest or participation in, or measured by, its profits, or (b) pay any indebtedness owed to the Company or any of its Restricted Subsidiaries, (ii) make loans or advances to the Company or any of its Restricted Subsidiaries or (iii) transfer any of its properties or assets to the Company or any of its Restricted Subsidiaries, except for such encumbrances or restrictions existing under or by reason of (a) Existing Indebtedness as in effect on the date of the Indenture, (b) the Credit Facility as in effect as of the date of the Indenture, and any amendments, modifications, restatements, renewals, increases, supplements, refundings, replacements or
refinancings   thereof,   PROVIDED   that   such   amendments,    modifications,
restatements, renewals, increases, supplements, refundings, replacements or refinancings are no more restrictive with respect to such dividend and other payment restrictions than those contained in the Credit Facility as in effect on the date of the Indenture, (c) the Indenture and the New Notes, (d) applicable law, (e) any instrument governing Indebtedness or Capital Stock of a Person acquired by the Company or any of its Restricted Subsidiaries as in effect at the time of such acquisition (except to the extent such Indebtedness was incurred in connection with or in contemplation of such acquisition), which encumbrance or restriction is not applicable to any Person, or the properties or assets of any Person, other than the Person, or the property or assets of the Person, so acquired, provided that, in the case of Indebtedness, such Indebtedness was permitted by the terms of the Indenture to be incurred, (f) by reason of customary non-assignment provisions in leases entered into in the ordinary course of business and consistent with past practices, (g) purchase money obligations for property acquired in the ordinary course of business that impose restrictions of the nature described in clause (iii) above on the property so acquired, or (h) Permitted Refinancing Indebtedness, provided that the restrictions contained in the agreements governing such Permitted
Refinancing Indebtedness are no more restrictive than those contained in the agreements governing the Indebtedness being refinanced.

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
    MERGER, CONSOLIDATION, OR SALE OF ASSETS. The Indenture provides that the Company may not consolidate or merge with or into (whether or not the Company is the surviving corporation), or sell, assign, transfer, lease, convey or otherwise dispose of all or substantially all of its properties or assets in one or more related transactions, to another corporation, Person or entity unless
(i) the Company is the surviving corporation or the entity or the Person formed by or surviving any such consolidation or merger (if other than the Company) or to which such sale, assignment, transfer, lease, conveyance or other disposition shall have been made is a corporation organized or existing under the laws of the United States, any state thereof or the District of Columbia; (ii) the entity or Person formed by or surviving any such consolidation or merger (if other than the Company) or the entity or Person to which such sale, assignment, transfer, lease, conveyance or other disposition shall have been made assumes all the obligations of the Company under the New Notes and the Indenture pursuant to a supplemental indenture in a form reasonably satisfactory to the Trustee; (iii) immediately after such transaction no Default or Event of Default exists; and (iv) except in the case of a merger of the Company with or into a Wholly Owned Restricted Subsidiary of the Company, the Company or the entity or Person formed by or surviving any such consolidation or merger (if other than the Company), or to which such sale, assignment, transfer, lease, conveyance or other disposition shall have been made (A) will have Consolidated Net Worth immediately after the transaction equal to or greater than the Consolidated Net Worth of the Company immediately preceding the transaction and (B) will, at the time of such transaction and after giving pro forma effect thereto as if such transaction had occurred at the beginning of the applicable four-quarter period, be permitted to incur at least $1.00 of additional Indebtedness pursuant to the Fixed Charge Coverage Ratio test set forth in the first paragraph of the covenant described above under the caption "--Incurrence of Indebtedness;" provided, that the foregoing provisions will not restrict the ability of a Restricted Subsidiary to consolidate or merge with the Company.

    ISSUANCES AND SALES OF CAPITAL STOCK OF RESTRICTED SUBSIDIARIES. The Indenture provides that the Company (i) will not, and will not permit any of its Wholly Owned Restricted Subsidiaries to, transfer, convey, sell, lease or otherwise dispose of any Capital Stock of any Wholly Owned Restricted Subsidiary of the Company to any Person (other than the Company or another Wholly Owned Restricted Subsidiary), unless such transfer, conveyance, sale, lease or other disposition (a) is of all the Capital Stock of such Wholly Owned Restricted Subsidiary and (b) complies with the covenant described above under the caption "--Repurchase at the Option of Holders--Asset Sales and Events of Loss," (ii) will not permit any Wholly Owned Restricted Subsidiary of the Company to issue any of its Equity Interests (other than, if required by law, shares of Capital Stock constituting directors' qualifying shares of a Subsidiary that is organized outside of the United States) to any Person other than to the Company or a Wholly Owned Restricted Subsidiary of the Company and (iii) will not permit any of its Restricted Subsidiaries to issue any preferred Equity Interests to any Person other than to the Company or a Wholly Owned Restricted Subsidiary of the Company.

    TRANSACTIONS WITH AFFILIATES. The Indenture provides that the Company will not, and will not permit any of its Restricted Subsidiaries to, make any payment to, or sell, lease, transfer or otherwise dispose of any of its properties or assets to, or purchase any property or assets from, or enter into or make or amend any contract, agreement, understanding, loan, advance or guarantee with, or for the benefit of, any Affiliate (each of the foregoing, an "Affiliate Transaction"), unless (i) such Affiliate Transaction is on terms that are no less favorable to the Company or the relevant Restricted Subsidiary than those that would have been obtained in a comparable transaction by the Company or such Restricted Subsidiary with an unrelated Person and (ii) the Company delivers to the Trustee (a) with respect to any Affiliate Transaction or series of related Affiliate Transactions involving aggregate consideration in excess of $1.0 million, a resolution of the Board of Directors set forth in an Officers' Certificate certifying that such Affiliate Transaction complies with clause (i) above and that such Affiliate Transaction has been approved by a majority of the disinterested members of the Board of Directors and (b) with respect to any Affiliate Transaction or series of related Affiliate Transactions involving aggregate consideration in excess of $5.0 million, an opinion as to the fairness to the Holders of such Affiliate Transaction from a financial point of view issued by an investment banking firm of national standing with total assets in excess of $1.0 billion; PROVIDED that (1) any employment agreement entered into by the Company or any of its Restricted Subsidiaries in the ordinary course of business and consistent with the past practice of the Company or such Restricted Subsidiary, (2) transactions between or among the Company and/or its Restricted Subsidiaries, (3) transactions pursuant to the Output Purchase Agreement, the Subordinated Credit Facility, the Indemnification Reimbursement Agreement and the lease by Box USA Group, Inc. of the corrugator facility owned by Florida Coast Paper Company, L.L.C., in each case as in effect on the date of the Indenture and (4)
Restricted Payments and Permitted Investments that are permitted by the provisions of the Indenture described above under the caption "--Certain Covenants--Restricted Payments," in each case, shall not be deemed Affiliate Transactions.

    ADDITIONAL SUBSIDIARY GUARANTEES. The Indenture provides that if the Company or any of its Subsidiaries shall acquire or create another Subsidiary after the date of the Indenture, then such newly acquired or created Subsidiary shall (a) become a party to each of the Subsidiary Guarantee and the Contribution Agreement, the Drop-Down Note Security Agreement, the Subsidiary Pledge Agreement and the Subsidiary Security Agreement pursuant to the terms thereof and (b) execute and deliver to the Trustee, for the ratable benefit of the Holders, a Drop-Down Note, if required; PROVIDED, that this covenant shall not apply to all Subsidiaries that have been properly designated as Unrestricted Subsidiaries in accordance with the Indenture for so long as they continue to constitute Unrestricted Subsidiaries.

    BUSINESS ACTIVITIES. The Company will not, and will not permit any Restricted Subsidiary to, engage in any business other than the packaging and paper product manufacturing business engaged in by the Company or its Subsidiaries on the date of the Indenture and such business activities as are incidental or related thereto.

    PAYMENTS FOR CONSENT. The Indenture provides that neither the Company nor any of its Subsidiaries will, directly or indirectly, pay or cause to be paid any consideration, whether by way of interest, fee or otherwise, to any Holder of any New Notes for or as an inducement to any consent, waiver or amendment of any of the terms or provisions of the Indenture or the New Notes unless such consideration is offered to be paid or is paid to all Holders of the New Notes that consent, waive or agree to amend in the time frame set forth in the solicitation documents relating to such consent, waiver or agreement.

    REPORTS. The Indenture provides that, whether or not required by the rules and regulations of the Securities and Exchange Commission (the "Commission"), so long as any New Notes are outstanding, the Company will furnish to the Holders of New Notes (i) all quarterly and annual financial information that would be required to be contained in a filing with the Commission on Forms 10-Q and 10-K if the Company were required to file such Forms, including a "Management's Discussion and Analysis of Financial Condition and Results of Operations" that describes the financial condition and results of operations of the Company and its Restricted Subsidiaries and, with respect to the annual information only, a report thereon by the Company's certified independent accountants and (ii) all current reports that would be required to be filed with the Commission on Form 8-K if the Company were required to file such reports. In addition, whether or not required by the rules and regulations of the Commission, the Company will file a copy of all such information and reports with the Commission for public availability (unless the Commission will not accept such a filing) and make such information available to securities analysts and prospective investors upon request. In addition, the Company and the Subsidiary Guarantors have agreed that, for so long as any New Notes remain outstanding, they will furnish to the Holders and to securities analysts and prospective investors, upon their request, the information required to be delivered pursuant to Rule 144A(d)(4) under the Securities Act.

    EVENTS OF DEFAULT AND REMEDIES. The Indenture provides that each of the following constitutes an Event of Default: (i) default for 30 days in the payment when due of interest on the New Notes; (ii) default in payment when due of the principal of or premium, if any, on the New Notes; (iii) failure by the Company to comply with the provisions described above under the captions "--Repurchase at the Option of Holders-- Change of Control," "--Repurchase at the Option of Holders--Asset Sales and Events of Loss," "--Certain Covenants--Restricted Payments" or "--Certain Covenants--Incurrence of Indebtedness"; (iv) failure by the Company for 30 days after notice to comply with any of its other agreements in the Indenture or the New Notes; (v) default under any mortgage, indenture or instrument under which there may be issued or by which there may be secured or evidenced any Indebtedness for money borrowed by the Company or any of its Restricted Subsidiaries (or the payment of which is guaranteed by the Company or any of its Restricted

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
Subsidiaries) whether such Indebtedness or guarantee now exists, or is created after the date of the Indenture, which default (a) is caused by a failure to pay principal of or premium, if any, or interest on such Indebtedness prior to the expiration of the grace period provided in such Indebtedness on the date of such default (a "Payment Default") or (b) results in the acceleration of such Indebtedness prior to its express maturity and, in each case, the outstanding principal amount of any such Indebtedness, together with the outstanding principal amount of any other such Indebtedness under which there has been a Payment Default or the maturity of which has been so accelerated, aggregates $5.0 million or more; (vi) failure by the Company or any of its Restricted Subsidiaries to pay final judgments aggregating in excess of $5.0 million, which judgments are not paid, discharged or stayed for a period of 60 days; (vii) breach by the Company or any Subsidiary of any material representation or warranty set forth in any Collateral Document, or default by the Company or any Subsidiary in the performance of any covenant set forth in any Collateral Document (after giving effect to any applicable grace or cure periods), or repudiation by the Company or any Subsidiary of its obligations under any Collateral Document, or any Collateral Document shall be held in any judicial proceeding to be unenforceable or invalid or cease for any reason to be in full force and effect; (viii) except as permitted by the Indenture, any Subsidiary Guarantee shall be held in any judicial proceeding to be unenforceable or invalid or shall cease for any reason to be in full force and effect or any Guarantor, or any Person acing on behalf of any Guarantor, shall deny or disaffirm its obligations under its Subsidiary Guarantee; and (ix) certain events of bankruptcy or insolvency with respect to the Company or any of its Restricted Subsidiaries.

    If any Event of Default occurs and is continuing, the Trustee or the Holders of at least 25% in principal amount of the then outstanding New Notes may declare all the New Notes to be due and payable immediately. Notwithstanding the foregoing, in the case of an Event of Default arising from certain events of bankruptcy or insolvency, with respect to the Company, any Significant Subsidiary or any group of Restricted Subsidiaries that, taken together, would constitute a Significant Subsidiary, all outstanding New Notes will become due and payable without further action or notice. Holders of the New Notes may not enforce the Indenture or the New Notes except as provided in the Indenture. Subject to certain limitations, Holders of a majority in principal amount of the then outstanding New Notes may direct the Trustee in its exercise of any trust or power. The Trustee may withhold from Holders of the New Notes notice of any continuing Default or Event of Default (except a Default or Event of Default relating to the payment of principal or interest) if it determines that withholding notice is in their interest.

    In the case of any Event of Default occurring by reason of any willful action (or inaction) taken (or not taken) by or on behalf of the Company with the intention of avoiding payment of the premium that the Company would have had to pay if the Company then had elected to redeem the New Notes pursuant to the optional redemption provisions of the Indenture, an equivalent premium shall also become and be immediately due and payable to the extent permitted by law upon the acceleration of the New Notes. If an Event of Default occurs prior to June 1, 2001 by reason of any willful action (or inaction) taken (or not taken) by or on behalf of the Company with the intention of avoiding the prohibition on redemption of the New Notes prior to June 1, 2001, then the premium specified in the Indenture shall also become immediately due and payable to the extent permitted by law upon the acceleration of the New Notes.

    The Holders of a majority in aggregate principal amount of the New Notes then outstanding by notice to the Trustee may on behalf of the Holders of all of the New Notes waive any existing Default or Event of Default and its consequences under the Indenture except a continuing Default or Event of Default in the payment of principal of or interest on the New Notes.

    The Company is required to deliver to the Trustee annually a statement regarding compliance with the Indenture, and the Company is required upon becoming aware of any Default or Event of Default, to deliver to the Trustee a statement specifying such Default or Event of Default.

    NO PERSONAL LIABILITY OF DIRECTORS, OFFICERS, EMPLOYEES AND STOCKHOLDERS. No director, officer, employee, incorporator or stockholder of the Company, as such, shall have any liability for any obligations of the Company under the New Notes, the Indenture or the Security Agreement or for any claim based on, in respect of, or by reason of, such obligations or their creation. Each Holder of New Notes by accepting a New

Note waives and releases all such liability. The waiver and release are part of the consideration for issuance of the New Notes. Such waiver may not be effective to waive liabilities under the federal securities laws and it is the view of the Commission that such a waiver is against public policy.

    LEGAL DEFEASANCE AND COVENANT DEFEASANCE. The Company may, at its option and at any time, elect to have all of its obligations discharged with respect to the outstanding New Notes ("Legal Defeasance") except for (i) the rights of Holders of outstanding New Notes to receive principal of or premium and interest payments, if any, on such New Notes when such payments are due from the trust referred to below, (ii) the Company's obligations with respect to the New Notes concerning issuing temporary New Notes, registration of New Notes, mutilated, destroyed, lost or stolen New Notes and the maintenance of an office or agency for payment and money for security payments held in trust, (iii) the rights, powers, trusts, duties and immunities of the Trustee, and the Company's obligations in connection therewith and (iv) the Legal Defeasance provisions of the Indenture. In addition, the Company may, at its option and at any time, elect to have the obligations of the Company released with respect to certain covenants that are described in the Indenture ("Covenant Defeasance") and thereafter any omission to comply with such covenants shall not constitute a Default or Event of Default with respect to the New Notes. In the event Covenant Defeasance occurs, certain events (not including non-payment, bankruptcy, receivership, rehabilitation and insolvency events) described under "--Events of Default" will no longer constitute an Event of Default with respect to the New Notes.

    In order to exercise either Legal Defeasance or Covenant Defeasance, (i) the Company must irrevocably deposit with the Trustee, in trust, for the benefit of the Holders of the New Notes, cash in U.S. dollars, non-callable Government Securities, or a combination thereof, in such amounts as will be sufficient, in the opinion of a nationally recognized firm of independent public accountants, to pay the principal of and premium and interest, if any, on, the outstanding New Notes on the stated maturity or on the applicable redemption date, as the case may be, and the Company must specify whether the New Notes are being defeased to maturity or to a particular redemption date; (ii) in the case of Legal Defeasance, the Company shall have delivered to the Trustee an opinion of counsel in the United States reasonably acceptable to the Trustee confirming that (A) the Company has received from, or there has been published by, the Internal Revenue Service a ruling or (B) since the date of the Indenture, there has been a change in the applicable federal income tax law, in either case to the effect that, and based thereon such opinion of counsel shall confirm that, the Holders of the outstanding New Notes will not recognize income, gain or loss for federal income tax purposes as a result of such Legal Defeasance and will be subject to federal income tax on the same amounts, in the same manner and at the same times as would have been the case if such Legal Defeasance had not occurred; (iii) in the case of Covenant Defeasance, the Company shall have delivered to the Trustee an opinion of counsel in the United States reasonably acceptable to the Trustee confirming that the Holders of the outstanding New Notes will not recognize income, gain or loss for federal income tax purposes as a result of such Covenant Defeasance and will be subject to federal income tax on the same amounts, in the same manner and at the same times as would have been the case if such Covenant Defeasance had not occurred; (iv) no Default or Event of Default shall have occurred and be continuing on the date of such deposit (other than a Default or Event of Default resulting from the borrowing of funds to be applied to such deposit) or insofar as Events of Default from bankruptcy or insolvency events are concerned, at any time in the period ending on the 91st day after the date of deposit; (v) such Legal Defeasance or Covenant Defeasance will not result in a breach or violation of, or constitute a default under any material agreement or instrument (other than the Indenture) to which the Company or any of its Subsidiaries is a party or by which the Company or any of its Subsidiaries is bound; (vi) the Company must have delivered to the Trustee an opinion of counsel to the effect that after the 91st day following the deposit, the trust funds will not be subject to the effect of any applicable bankruptcy, insolvency, reorganization or similar laws affecting creditors' rights generally; (vii) the Company must deliver to the Trustee an Officers' Certificate stating that the deposit was not made by the Company with the intent of preferring the Holders of New Notes over the other creditors of the Company with the intent of defeating, hindering, delaying or defrauding creditors of the Company or others; and (viii) the Company must deliver to the Trustee an Officers' Certificate and an opinion of counsel, each stating that all conditions precedent provided for relating to the Legal Defeasance or the Covenant Defeasance have been complied with.

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
    TRANSFER AND EXCHANGE. A Holder may transfer or exchange New Notes in accordance with the Indenture. The Registrar and the Trustee may require a Holder, among other things, to furnish appropriate endorsements and transfer documents and the Company may require a Holder to pay any taxes and fees required by law or permitted by the Indenture. The Company is not required to transfer or exchange any New Note selected for redemption. Also, the Company is not required to transfer or exchange any New Note for a period of 15 days before a selection of New Notes to be redeemed.

    The registered Holder of a New Note will be treated as the owner of it for all purposes.

    AMENDMENT, SUPPLEMENT AND WAIVER. Except as provided in the next two succeeding paragraphs, the Indenture, the New Notes or the Security Agreement may be amended or supplemented with the consent of the Holders of at least a majority in principal amount of the New Notes then outstanding (including, without limitation, consents obtained in connection with a purchase of, or tender offer or exchange offer for, New Notes), and any existing default or compliance with any provision of the Indenture, the New Notes or the Collateral Documents may be waived with the consent of the Holders of a majority in principal amount of the then outstanding New Notes (including consents obtained in connection with a tender offer or exchange offer for New Notes).

    Without the consent of each Holder affected, an amendment or waiver may not (with respect to any New Notes held by a non-consenting Holder): (i) reduce the principal amount of New Notes whose Holders must consent to an amendment, supplement or waiver, (ii) reduce the principal of or change the fixed maturity of any New Note or alter the provisions with respect to the redemption of the New Notes (other than provisions relating to the covenants described above under the caption "--Repurchase at the Option of Holders"), (iii) reduce the rate of or change the time for payment of interest on any New Note, (iv) waive a Default or Event of Default in the payment of principal of or premium or interest on the New Notes (except a rescission of acceleration of the New Notes by the Holders of at least a majority in aggregate principal amount of the New Notes and a waiver of the payment default that resulted from such acceleration), (v) make any New Note payable in money other than that stated in the New Notes, (vi) make any change in the provisions of the Indenture relating to waivers of past Defaults or the rights of Holders of New Notes to receive interest payments on the New Notes, (vii) waive a redemption payment with respect to any New Note (other than a payment required by one of the covenants described above under the caption "--Repurchase at the Option of Holders"), (viii) consent to a release of the security interest in the Pledged Collateral or make any change in the provisions of the Indenture or the Collateral Documents relating to the security interest of the Trustee in Pledged Collateral or (ix) make any change in the foregoing amendment and waiver provisions.

    Notwithstanding the foregoing, without the consent of any Holder of New Notes, the Company and the Trustee may amend or supplement the Indenture, the New Notes or the Collateral Documents to cure any ambiguity, defect or inconsistency, to provide for uncertificated New Notes in addition to or in place of certificated New Notes, to provide for the assumption of the Company's obligations to Holders of New Notes in the case of a merger or consolidation, to make any change that would provide any additional rights or benefits to the Holders of New Notes or that does not adversely affect the legal rights under the Indenture of any such Holder, to provide for additional collateral to secure the New Notes or to comply with requirements of the Commission in order to effect or maintain the qualification of the Indenture under the Trust Indenture Act.

    CONCERNING THE TRUSTEE. The Indenture contains certain limitations on the rights of the Trustee, should it become a creditor of the Company, to obtain payment of claims in certain cases, or to realize on certain property received in respect of any such claim as security or otherwise. The Trustee will be permitted to engage in other transactions; however, if it acquires any conflicting interest it must eliminate such conflict within 90 days, apply to the Commission for permission to continue or resign.

    The Holders of a majority in principal amount of the then outstanding New Notes will have the right to direct the time, method and place of conducting any proceeding for exercising any remedy available to the Trustee, subject to certain exceptions. The Indenture provides that in case an Event of Default shall occur (which shall not be cured), the Trustee will be required, in the exercise of its power, to use the degree of care

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
of a prudent man in the conduct of his own affairs. Subject to such provisions, the Trustee will be under no obligation to exercise any of its rights or powers under the Indenture at the request of any Holder of New Notes, unless such Holder shall have offered to the Trustee security and indemnity satisfactory to it against any loss, liability or expense.

BOOK-ENTRY, DELIVERY AND FORM

    The New Notes to be resold as set forth herein will initially be issued in the form of one global note (the "Global Note"). The Global Note will be deposited on the closing date of the Exchange Offer becomes effective (the "Effective Date") with, or on behalf of, the Depositary and registered in the name of Cede & Co., as nominee of the Depositary (such nominee being referred to herein as the "Global Note Holder").

    New Notes that are issued as described below under the caption "--Certificated Notes" will be issued in the form of registered definitive certificates (the "Certificated Notes"). Upon the transfer of Certificated Notes, such Certificated Notes may, unless the Global Notes have previously been exchanged for Certificated Notes, be exchanged for an interest in the Global Note representing the principal amount of the New Notes being transferred.

    The Depositary is a limited-purpose trust company that was created to hold securities for its participating organizations (collectively, the "Participants" or the "Depositary's Participants") and to facilitate the clearance and settlement of transactions in such securities between Participants through electronic book-entry changes in accounts of its Participants. The Depositary's Participants include securities brokers and dealers (including the Initial Purchaser), banks and trust companies, clearing corporations and certain other organizations. Access to the Depositary's system is also available to other entities such as banks, brokers, dealers and trust companies (collectively, the "Indirect Participants" or the "Depositary's Indirect Participants") that clear through or maintain a custodial relationship with a Participant, either directly or indirectly. Persons who are not Participants may beneficially own securities held by or on behalf of the Depositary only through the Depositary's Participants or the Depositary's Indirect Participants.

    The Company expects that pursuant to procedures established by the Depositary (i) upon deposit of the Global Note, the Depositary will credit the accounts of Participants designated by the Initial Purchaser with portions of the Global Note and (ii) ownership of the Notes evidenced by the Global Note will be shown on, and the transfer of ownership thereof will be effected only through, records maintained by the Depositary (with respect to the interests of the Depositary's Participants), the Depositary's Participants and the Depositary's Indirect Participants. Prospective purchasers are advised that the laws of some states require that certain persons take physical delivery in definitive form of securities that they own. Consequently, the ability to transfer New Notes evidenced by the Global Notes will be limited to such extent.

    So long as the Global Note Holder is the registered owner of any New Notes, the Global Note Holder will be considered the sole owner of the New Notes represented by such Global Notes. Beneficial owners of New Notes evidenced by the Global Notes will not be considered the owners or holders thereof under the Indenture for any purpose, including with respect to the giving of any directions, instructions or approvals to Trustee thereunder. As a result, the ability of a person having a beneficial interest in New Notes represented by any Global Note, to pledge such interest to persons or entities that do not participate in the Depositary's system or to otherwise take actions in respect of such interest, may be affected by the lack of a physical certificate evidencing such interest. Neither the Company nor the Trustee will have any responsibility or liability for any aspect of the records relating to or payments made on account of New Notes by the Depositary, or for maintaining, supervising or reviewing any records of the Depositary relating to such New Notes.

    Payments in respect of the New Notes registered in the name of a Global Note Holder on the applicable record date will be payable by the applicable transfer agent to or at the direction of such Global Note Holder in its capacity as the registered holder of such New Notes. Under the terms of the Indenture, the Company and the Trustee may treat the persons in whose names New Notes, including the Global Notes, are registered as the owners thereof for the purpose of receiving such payments and for any and all other purposes whatsoever. Consequently, none of the Company nor the Trustee has or will have any responsibility or liability for the payment of such amounts to beneficial owners of the New Notes (including principal, premium and interest, if any). The Company believes, however, that it is currently the policy of the Depositary to immediately credit the accounts of the relevant Participants with such payments, in amounts proportionate to their respective holdings of beneficial interests in the relevant security as shown on the records of the Depositary. Payments by the Depositary's Participants and the Depositary's Indirect Participants to the beneficial owners of Notes will be governed by standing instructions and customary practice and will be the responsibility of the Depositary's Participants or the Depositary's Indirect Participants.

    CERTIFICATED NOTES.   Subject  to certain  conditions, any  person having  a
beneficial interest in any Global Note may, upon request to the Trustee, exchange such beneficial interest for New Notes in the form of Certificated Notes. Upon any such issuance, the Trustee is required to register such Certificated Notes in the name of, and cause the same to be delivered to, such person or persons (or the nominee of any thereof). In addition, if (i) a Company notifies the Trustee in writing that the Depositary is no longer willing or able to act as a depositary and the Company is unable to locate a qualified successor within 90 days or (ii) the Company, at its option, notifies the Trustee in writing that it elects to cause the issuance of New Notes in the form of Certificated Notes, then, upon surrender by the Global Note Holder of its Global Note, New Notes in such form will be issued to each person that the Global Note Holder and the Depositary identify as being the beneficial owner of the related New Notes.

    Neither the Company nor the Trustee will be liable for any delay by the Global Note Holder or the Depositary in identifying the beneficial owners of New Notes and the Company, and the Trustee may conclusively rely on, and will be protected in relying on, instructions from the Global Note Holder or the Depositary for all purposes.

    SAME-DAY SETTLEMENT AND PAYMENT. The Indenture requires that payments in respect of the New Notes represented by the Global Note (including principal, premium and interest, if any) be made by wire transfer of immediately available funds to the accounts specified by the Global Note Holder. With respect to Certificated Notes, the Company will make all payments in respect of the New Notes (including principal, premium and interest, if any), by wire transfer of immediately available funds to the accounts specified by the Holders thereof or, if no such account is specified, by mailing a check to each such Holder's registered address. Secondary trading in long-term notes and debentures of corporate issuers is generally settled in clearing-house or next-day funds. In contrast, the New Notes represented by the Global Notes are expected to be eligible to trade in the Depositary's Same-Day Funds Settlement System, and any permitted secondary market trading activity in such New Notes will, therefore, be required by the Depositary to be settled in immediately available funds. The Company expects that secondary trading in the Certificated Notes will also be settled in immediately available funds.

REGISTRATION RIGHTS; LIQUIDATED DAMAGES

    The Company, the Guarantors and the Initial Purchaser entered into the Registration Rights Agreement dated as of May 30, 1996. Pursuant to the Registration Rights Agreement, the Company and the Guarantors agreed to file with the Commission the Exchange Offer Registration Statement on the appropriate form under the Securities Act with respect to the New Notes. Upon the effectiveness of the Exchange Offer Registration Statement, the Company will offer to the Holders of Transfer Restricted Securities pursuant to the Exchange Offer who are able to make certain representations the opportunity to exchange their Transfer Restricted Securities for New Notes. If the Company does not meet its obligations under the Registration Rights Agreement, it may be required to pay Liquidated Damages to holders of Old Notes.

    Holders of New Notes are not entitled to any registration rights with respect to the New Notes. The Company agrees for a period of 270 days from the effective date of the Exchange Offer Registration Statement to make available a prospectus meeting the requirements of the Securities Act to any broker-dealer for use in connection with any resale of any New Notes. The Registration Statement of which this Prospectus is a part constitutes the registration statement for the Exchange Offer which is the subject of the Registration Rights Agreement. Upon the closing of the Exchange Offer, subject to certain limited exceptions, Holders of untendered Old Notes will not retain any rights under the Registration Rights Agreement.

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
    Holders of Transfer Restricted Securities will be required to make certain representations to the Company (as described in the Registration Rights Agreement) in order to participate in the Exchange Offer and will be required to deliver information to be used in connection with the Shelf Registration Statement, if any, and to provide comments on the Shelf Registration Statement within the time periods set forth in the Registration Rights Agreement in order to have their Transfer Restricted Securities included in the Shelf Registration Statement.

CERTAIN DEFINITIONS

    Set forth below are certain defined terms used in the Indenture. Reference is made to the Indenture for a full disclosure of all such terms, as well as any other capitalized terms used herein for which no definition is provided.

    "Acquired Debt" means, with respect to any specified Person, (i) Indebtedness of any other Person existing at the time such other Person is merged with or into or becomes a Subsidiary of such specified Person, including, without limitation, Indebtedness incurred in connection with, or in contemplation of, such other Person merging with or into or becoming a Subsidiary of such specified Person, and (ii) Indebtedness secured by a Lien encumbering any asset acquired by such specified Person.

    "Affiliate" of any specified Person means any other Person directly or indirectly controlling or controlled by or under direct or indirect common control with such specified Person. For purposes of this definition, "control" (including, with correlative meanings, the terms "controlling," "controlled by" and "under common control with"), as used with respect to any Person, shall mean the possession, directly or indirectly, of the power to direct or cause the direction of the management or policies of such Person, whether through the ownership of voting securities, by agreement or otherwise; PROVIDED that beneficial ownership of 10% or more of the voting securities of a Person shall be deemed to be control.

    "Asset Sale" means (i) the sale, lease, conveyance or other disposition of any assets (including, without limitation, by way of a sale and leaseback), other than (x) sales of inventory in the ordinary course of business consistent with past practices (PROVIDED that the sale, lease, conveyance or other disposition of all or substantially all of the assets of the Company and its Restricted Subsidiaries taken as a whole will be governed by the provisions of the Indenture described above under the caption "--Repurchase at the Option of the Holders--Change of Control" and/or the provisions described above under the caption "-- Certain Covenants--Merger, Consolidation, or Sale of Assets," and not by the provisions of the Asset Sale covenant), and (y) sales of the Company's equity interest in Groveton Paperboard, Inc. and (ii) the issue or sale of Equity Interests in any of its Subsidiaries, in the case of either clause (i) or (ii), whether in a single transaction or a series of related transactions (a) that have a fair market value in excess of $1.0 million or (b) for Net Proceeds in excess of $1.0 million. Notwithstanding the foregoing: (i) a transfer of assets by the Company to a Wholly Owned Restricted Subsidiary or by a Wholly Owned Restricted Subsidiary to the Company or to another Wholly Owned Restricted Subsidiary and (ii) a Restricted Payment that is permitted by the covenant described above under the caption "--Certain Covenants--Restricted Payments," as applicable, will not be deemed to be Asset Sales.

    "Asset Sale Account" means a cash collateral account in which the Net Proceeds from Asset Sales shall be deposited pursuant to the Indenture.

    "Borrowing Base" means, at any time, an amount equal to the aggregate of (i) 85% of the amount of eligible accounts receivable plus (ii) the lesser of 60% of the amount of eligible inventory or $40.0 million.

    "Capital Lease Obligation" means, at the time any determination thereof is to be made, the amount of the liability in respect of a capital lease that would at such time be required to be capitalized on a balance sheet in accordance with GAAP.

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
    "Capital  Stock" means  (i) in the  case of a  corporation, corporate stock,
(ii) in the case of an association or business entity, any and all shares, interests, participations, rights or other equivalents (however designated) of corporate stock, (iii) in the case of a partnership, partnership interests (whether general or limited) and (iv) any other interest or participation that confers on a Person the right to receive a share of the profits and losses of, or distributions of assets of, the issuing Person.

    "Cash Collateral Account" means the Asset Sale Account and the Event of Loss Account.

    "Cash Equivalents" means (i) United States dollars, (ii) securities issued or directly and fully guaranteed or insured by the United States government or any agency or instrumentality thereof having maturities of not more than six months from the date of acquisition, (iii) certificates of deposit and eurodollar time deposits with maturities of six months or less from the date of acquisition, bankers' acceptances with maturities not exceeding six months and overnight bank deposits, in each case with any domestic commercial bank having capital and surplus in excess of $500 million and a Keefe Bank Watch Rating of "B" or better, (iv) repurchase obligations with a term of not more than seven days for underlying securities of the types described in clauses (ii) and (iii) above entered into with any financial institution meeting the qualifications specified in clause (iii) above and (v) commercial paper having the highest rating obtainable from Moody's Investors Service, Inc. or Standard & Poor's Ratings Corporation and in each case maturing within six months after the date of acquisition.

    "Collateral Documents" means the Security Agreement, the Pledge Agreement, the Subsidiary Guarantee, the Contribution Agreement, the Subsidiary Security Agreement, the Subsidiary Pledge Agreement, the Drop-Down Notes and the Drop-Down Note Security Agreement and any other agreements, instruments, financing statements or other documents that evidence or set forth the Lien of the Trustee in the Pledged Collateral.

    "Consolidated Cash Flow" means, with respect to any Person for any period, the Consolidated Net Income of such Person and its Restricted Subsidiaries for such period plus (i) an amount equal to any extraordinary loss plus any net loss realized in connection with an Asset Sale (to the extent such losses were deducted in computing such Consolidated Net Income), plus (ii) provision for taxes based on income or profits of such Person and its Restricted Subsidiaries for such period, to the extent that such provision for taxes was included in computing such Consolidated Net Income, plus (iii) consolidated interest expense of such Person and its Restricted Subsidiaries for such period, whether paid or accrued and whether or not capitalized (including, without limitation, amortization of original issue discount, non-cash interest payments, the interest component of any deferred payment obligations, the interest component of all payments associated with Capital Lease Obligations, commissions, discounts and other fees and charges incurred in respect of letter of credit or bankers' acceptance financings, and net payments (if any) pursuant to Hedging Obligations), to the extent that any such expense was deducted in computing such Consolidated Net Income, plus (iv) depreciation and amortization (including amortization of goodwill and other intangibles but excluding amortization of prepaid cash expenses that were paid in a prior period) of such Person and its Restricted Subsidiaries for such period to the extent that such depreciation and amortization was deducted in computing such Consolidated Net Income, in each case, on a consolidated basis and determined in accordance with GAAP. Notwithstanding the foregoing, the provision for taxes on the income or profits of, and the depreciation and amortization of, a Subsidiary of the referent Person shall be added to Consolidated Net Income to compute Consolidated Cash Flow only to the extent (and in same proportion) that the Net Income of such Subsidiary was included in calculating the Consolidated Net Income of such Person and only if a corresponding amount would be permitted at the date of determination to be dividended, directly or indirectly, to the Company by such Subsidiary without prior governmental approval (that has not been obtained), and without direct or indirect restriction pursuant to the terms of its charter and all agreements, instruments, judgments, decrees, orders, statutes, rules and governmental regulations applicable to that Subsidiary or its stockholders.

    "Consolidated Net Income" means, with respect to any Person for any period, the aggregate of the Net Income of such Person and its Restricted Subsidiaries for such period, on a consolidated basis, determined in accordance with GAAP; PROVIDED that (i) the Net Income (but not loss) of any Person that is not a Subsidiary or that is accounted for by the equity method of accounting shall be included only to the extent of the amount of dividends or distributions paid in cash to the referent Person or a Wholly Owned Restricted Subsidiary thereof, (ii) the Net Income of any Restricted Subsidiary shall be excluded to the extent that the declaration or payment of dividends or similar distributions by that Restricted Subsidiary of that Net Income is not at the date of determination permitted without any prior governmental approval (that has not been obtained) or, directly or indirectly, by operation of the terms of its charter or any agreement, instrument, judgment, decree, order, statute, rule or governmental regulation applicable to that Restricted Subsidiary or its stockholders, (iii) the Net Income of any Person acquired in a pooling of interests transaction for any period prior to the date of such acquisition shall be excluded, (iv) the cumulative effect of a change in accounting principles shall be excluded and (v) the Net Income of any Unrestricted Subsidiary shall be excluded, whether or not distributed to the Company or one of its Restricted Subsidiaries.

    "Consolidated Net Worth" means, with respect to any Person as of any date, the sum of (i) the consolidated equity of the common stockholders of such Person and its Restricted Subsidiaries as of such date plus (ii) the respective amounts reported on such Person's balance sheet as of such date with respect to any series of preferred stock (other than Disqualified Stock) that by its terms is not entitled to the payment of dividends unless such dividends may be declared and paid only out of net earnings in respect of the year of such declaration and payment, but only to the extent of any cash received by such Person upon issuance of such preferred stock, less (x) all write-ups (other than write-ups resulting from foreign currency translations and write-ups of tangible assets of a going concern business made within 12 months after the acquisition of such business) subsequent to the date of the Indenture in the book value of any asset owned by such Person or a consolidated Subsidiary of such Person, (y) all investments as of such date in unconsolidated Subsidiaries and in Persons that are not Subsidiaries (except, in each case, Permitted Investments), and (z) all unamortized debt discount and expense and unamortized deferred charges as of such date, all of the foregoing determined in accordance with GAAP.

    "Contribution Agreement" means the Contribution Agreement, dated as of the date of the Indenture, by and among the Company's Restricted Subsidiaries, as such agreement may be amended, modified or supplemented from time to time.

    "Default" means any event that is or with the passage of time or the giving of notice or both would be an Event of Default.

    "Disqualified Stock" means any Capital Stock that, by its terms (or by the terms of any security into which it is convertible or for which it is exchangeable), or upon the happening of any event, matures or is mandatorily redeemable, pursuant to a sinking fund obligation or otherwise, or redeemable at the option of the Holder thereof, in whole or in part, on or prior to the date that is 91 days after the date on which the New Notes mature.

    "Equity Interests" means Capital Stock and all warrants, options or other rights to acquire Capital Stock (but excluding any debt security that is convertible into, or exchangeable for, Capital Stock).

    "Event of Loss" means (i) the loss or destruction of or damage to any assets of the Company or any of its Restricted Subsidiaries, (ii) the condemnation, seizure, confiscation, requisition of the use or taking by exercise of the power of eminent domain or otherwise of any assets of the Company or any of its Restricted Subsidiaries or (iii) any consensual settlement in lieu of any event listed in clause (ii), in each case whether in a single event or a series of related events, that results in net proceeds from all sources in excess of $1.0 million.

    "Event of Loss Account" means a cash collateral account in which the Net Proceeds from Events of Loss shall be deposited pursuant to the Indenture.

    "Existing   Indebtedness"  means   Indebtedness  of  the   Company  and  its
Subsidiaries (other than Indebtedness under the Credit Facility) in existence on the date of the Indenture, until such amounts are repaid.

    "Fixed Charges" means, with respect to any Person for any period, the sum, without duplication, of (i) the consolidated interest expense of such Person and its Restricted Subsidiaries for such period, whether

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paid  or accrued (including, without  limitation, amortization of original issue discount, non-cash interest payments, the interest component of any deferred payment obligations, the interest component of all payments associated with Capital Lease Obligations, commissions, discounts and other fees and charges incurred in respect of letter of credit or bankers' acceptance financings, and net payments (if any) pursuant to Hedging Obligations) and (ii) the consolidated interest expense of such Person and its Restricted Subsidiaries that was capitalized during such period, and (iii) any interest expense on Indebtedness of another Person that is Guaranteed by such Person or one of its Restricted Subsidiaries or secured by a Lien on assets of such Person or one of its Restricted Subsidiaries (whether or not such Guarantee or Lien is called upon) and (iv) the product of (a) all dividend payments on any series of preferred stock of such Person, other than dividend payments on preferred stock of the Company paid solely in additional shares of such preferred stock, times (b) a fraction, the numerator of which is one and the denominator of which is one minus the then current combined federal, state and local statutory tax rate of such Person, expressed as a decimal, in each case, on a consolidated basis and in accordance with GAAP.

    "Fixed Charge Coverage Ratio" means with respect to any Person for any period, the ratio of the Consolidated Cash Flow of such Person for such period to the Fixed Charges of such Person for such period. In the event that the Company or any of its Restricted Subsidiaries incurs, assumes, Guarantees or redeems any Indebtedness (other than revolving credit borrowings) or issues preferred stock subsequent to the commencement of the period for which the Fixed Charge Coverage Ratio is being calculated but prior to the date on which the event for which the calculation of the Fixed Charge Coverage Ratio is made (the "Calculation Date"), then the Fixed Charge Coverage Ratio shall be calculated giving pro forma effect to such incurrence, assumption, Guarantee or redemption of Indebtedness, or such issuance or redemption of preferred stock, as if the same had occurred at the beginning of the applicable four-quarter reference period. In addition, for purposes of making the computation referred to above,
(i) acquisitions that have been made by the Company or any of its Restricted Subsidiaries, including through mergers or consolidations and including any related financing transactions, during the four-quarter reference period or subsequent to such reference period and on or prior to the Calculation Date shall be deemed to have occurred on the first day of the four-quarter reference period and Consolidated Cash Flow for such reference period shall be calculated without giving effect to clause (iii) of the proviso set forth in the definition of Consolidated Net Income, and (ii) the Consolidated Cash Flow attributable to discontinued operations, as determined in accordance with GAAP, and operations or businesses disposed of prior to the Calculation Date, shall be excluded, and
(iii) the Fixed Charges attributable to discontinued operations, as determined in accordance with GAAP, and operations or businesses disposed of prior to the Calculation Date, shall be excluded, but only to the extent that the obligations giving rise to such Fixed Charges will not be obligations of the referent Person or any of its Restricted Subsidiaries following the Calculation Date.

    "GAAP" means generally accepted accounting principles set forth in the opinions and pronouncements of the Accounting Principles Board of the American Institute of Certified Public Accountants and statements and pronouncements of the Financial Accounting Standards Board or in such other statements by such other entity as have been approved by a significant segment of the accounting profession, which are in effect on the date of the Indenture.

    "Guarantee" means a guarantee (other than by endorsement of negotiable instruments for collection in the ordinary course of business), direct or indirect, in any manner (including, without limitation, letters of credit and reimbursement agreements in respect thereof), of all or any part of any Indebtedness.

    "Hedging Obligations" means, with respect to any Person, the obligations of such Person under (i) interest rate swap agreements, interest rate cap agreements and interest rate collar agreements and (ii) other agreements or arrangements designed to protect such Person against fluctuations in interest rates.

    "Indebtedness" means, with respect to any Person, any indebtedness of such Person, whether or not contingent, in respect of borrowed money or evidenced by bonds, notes, debentures or similar instruments or letters of credit (or reimbursement agreements in respect thereof) or banker's acceptances or representing Capital Lease Obligations or the balance deferred and unpaid of the purchase price of any property or representing any Hedging Obligations, except any such balance that constitutes an accrued expense or trade

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payable,  if and  to the  extent any of  the foregoing  indebtedness (other than letters of credit and Hedging Obligations) would appear as a liability upon a balance sheet of such Person prepared in accordance with GAAP, as well as all indebtedness of others secured by a Lien on any asset of such Person (in which case the amount of such Indebtedness shall be deemed to be the lesser of (a) the amount of such Indebtedness and (b) the fair market value of the asset that secures such Indebtedness), and, to the extent not otherwise included, the Guarantee by such Person of any indebtedness of any other Person.

    "Investments" means, with respect to any Person, all investments by such Person in other Persons (including Affiliates) in the forms of direct or indirect loans (including guarantees of Indebtedness or other obligations), advances or capital contributions (excluding commission, travel and similar advances to officers and employees made in the ordinary course of business), purchases or other acquisitions for consideration of Indebtedness, Equity
Interests or other securities, together with all items that are or would be classified as investments on a balance sheet prepared in accordance with GAAP; PROVIDED that an acquisition of assets, Equity Interests or other securities by the Company for consideration consisting of common equity securities of the Company shall not be deemed to be an Investment.

    "Lien" means, with respect to any asset, any mortgage, lien, pledge, charge, security interest or encumbrance of any kind in respect of such asset, whether or not filed, recorded or otherwise perfected under applicable law (including any conditional sale or other title retention agreement, any lease in the nature thereof, any option or other agreement to sell or give a security interest in and any filing of or agreement to give any financing statement under the Uniform Commercial Code (or equivalent statutes) of any jurisdiction).

    "Make-Whole Premium" with respect to a New Note means an amount equal to the greater of (i) 106% of the outstanding principal amount of such New Note and
(ii) the excess of (A) the present value of the remaining interest, premium and principal payments due on such New Note as if such Note were redeemed on June 1, 2001, computed using a discount rate equal to the Treasury Rate plus 50 basis points, over (B) the outstanding principal amount of such New Note.

    "Net Income" means, with respect to any Person, the net income (loss) of such Person, determined in accordance with GAAP and before any reduction in respect of preferred stock dividends, excluding, however, (i) any gain (but not loss), together with any related provision for taxes on such gain (but not loss), realized in connection with (a) any Asset Sale (including, without limitation, dispositions pursuant to sale and leaseback transactions) or (b) the disposition of any securities by such Person or any of its Restricted Subsidiaries or the extinguishment of any Indebtedness of such Person or any of its Restricted Subsidiaries and (ii) any extraordinary or nonrecurring gain (but not loss), together with any related provision for taxes on such extraordinary or nonrecurring gain (but not loss).

    "Net Proceeds" means the aggregate cash proceeds received by the Company or any of its Restricted Subsidiaries in respect of any Asset Sale or Event of Loss (including, without limitation, any cash received upon the sale or other disposition of any non-cash consideration received in any Asset Sale or Event of
Loss), net of the direct costs relating to such Asset Sale or Event of Loss (including, without limitation, legal, accounting and investment banking fees, and sales commissions) and any relocation expenses incurred as a result thereof, taxes paid or payable as a result thereof (after taking into account any available tax credits or deductions and any tax sharing arrangements), amounts required to be applied to the repayment of Indebtedness secured by a Lien on the asset or assets that were the subject of such Asset Sale or Event of Loss and any reserve for adjustment in respect of the sale price of such asset or assets established in accordance with GAAP.

    "Non-Recourse Debt" means Indebtedness (i) as to which neither the Company nor any of its Restricted Subsidiaries (a) provides credit support of any kind (including any undertaking, agreement or instrument that would constitute Indebtedness), (b) is directly or indirectly liable (as a guarantor or otherwise), or (c) constitutes the lender; and (ii) no default with respect to which (including any rights that the holders thereof may have to take enforcement action against an Unrestricted Subsidiary) would permit (upon notice, lapse of time or both) any holder of any other Indebtedness (other than the New Notes being offered hereby) of the Company or any of its Restricted Subsidiaries to declare a default on such other

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Indebtedness or cause the payment thereof to be accelerated or payable prior  to its stated maturity; and (iii) as to which the lenders have been notified in writing that they will not have any recourse to the stock or assets of the Company or any of its Restricted Subsidiaries.

    "Obligations"    means   any    principal,   interest,    penalties,   fees,
indemnifications, reimbursements, damages and other liabilities payable under the documentation governing any Indebtedness.

    "Permitted Investments" means (a) any Investment in the Company or in a Wholly Owned Restricted Subsidiary of the Company; (b) any Investment in Cash Equivalents; (c) any Investment by the Company or any Restricted Subsidiary of the Company in a Person, if as a result of such Investment (i) such Person becomes a Wholly Owned Restricted Subsidiary of the Company and a Guarantor or
(ii) such Person is merged, consolidated or amalgamated with or into, or transfers or conveys substantially all of its assets to, or is liquidated into, the Company or a Wholly Owned Restricted Subsidiary of the Company; (d) any Investment made as a result of the receipt of non-cash consideration from an Asset Sale that was made pursuant to and in compliance with the covenant described above under the caption "--Repurchase at the Option of Holders--Asset Sales and Events of Loss"; (e) Investments in the Joint Venture pursuant to the Subordinated Credit Facility in an aggregate amount not to exceed $10.0 million at any one time outstanding; and (f) Investments in the Joint Venture pursuant to the Indemnification Reimbursement Agreement as in effect on the date of the Indenture; (g) Investments to purchase equity interests of MannKraft Corporation not owned by the Company or any Affiliate of the Company in an aggregate amount not to exceed $4.5 million; (h) Investments in Persons engaged in the same line of business as the Company, or any business incidental or related thereto, in an amount not to exceed (i) $3.5 million during the period from the date of the Indenture through July 31, 1997, (ii) $3.5 million during the period from August 1, 1997 through July 31, 1998 and (iii) an aggregate of $7.0 million at any one time outstanding after July 31, 1998, plus to the extent that any such Investment is sold for cash or otherwise liquidated or repaid for cash, the lesser of (A) the cash return of capital with respect to such Investment (less the cost of disposition, if any) and (B) the initial amount of such Investment, plus (iv) to the extent that any Person in which any such Investment is made becomes a Wholly Owned Restricted Subsidiary and a Guarantor, the lesser of (A) the fair market value of the common equity of such Person at the time such Person becomes a Wholly Owned Restricted Subsidiary and a Guarantor and (B) the initial amount of such Investment; and (i) Investments in Box USA of Florida, L.P. in an aggregate amount not to exceed $5.0 million.

    "Permitted Liens" means (i) Liens securing the New Notes; (ii) Liens on Excluded Property described in clause (1) of the definition of such term in the Security Agreement securing Indebtedness under the Credit Facility, provided that such Indebtedness was permitted by the terms of the Indenture to be incurred; (iii) Liens in favor of the Company; (iv) Liens on property of a Person existing at the time such Person is merged into or consolidated with the Company or any Restricted Subsidiary of the Company; PROVIDED that such Liens were in existence prior to the contemplation of such merger or consolidation and do not extend to any assets other than those of the Person merged into or consolidated with the Company; (v) Liens on property existing at the time of acquisition thereof by the Company or any Restricted Subsidiary of the Company, PROVIDED that such Liens were in existence prior to the contemplation of such acquisition; (vi) Liens to secure the performance of statutory obligations, surety or appeal bonds, performance bonds or other obligations of a like nature incurred in the ordinary course of business; (vii) Liens to secure Indebtedness (including Capital Lease--Obligations) permitted by clause (iv) of the second paragraph of the covenant entitled "--Certain Covenants--Incurrence of Indebtedness," covering only the assets acquired with such Indebtedness; (viii) Liens existing on the date of the Indenture excluding (a) Liens on Indebtedness to be repaid with the proceeds of this Offering and (b) Liens securing Indebtedness under the Credit Facility; (ix) Liens for taxes, assessments or governmental charges or claims that are not yet delinquent or that are being contested in good faith by appropriate proceedings promptly instituted and diligently concluded, PROVIDED that any reserve or other appropriate provision as shall be required in conformity with GAAP shall have been made therefor; (x) Liens incurred in the ordinary course of business of the Company or any Restricted Subsidiary of the Company with respect to obligations that do not exceed $2.0 million at any one time outstanding and that (a) are not incurred in connection with the borrowing of money or the obtaining of advances or credit (other than trade credit in the ordinary course of business) and (b) do not in

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the  aggregate materially detract  from the value of  the property or materially impair the use thereof in the operation of business by the Company or such Restricted Subsidiary; (xi) renewals or refundings of any Liens referred to in clauses (ii) through (x) above, PROVIDED that any such renewal or refunding does not extend to any assets or secure any Indebtedness not securing or secured by the Liens being renewed or refinanced; and (xii) Liens on assets of Unrestricted Subsidiaries that secure Non-Recourse Debt of Unrestricted Subsidiaries.

    "Permitted Refinancing Debt" means any Indebtedness of the Company or any of its Restricted Subsidiaries issued in exchange for, or the net proceeds of which are used to extend, refinance, renew, replace, defease or refund other Indebtedness of the Company or any of its Restricted Subsidiaries; PROVIDED that: (i) the principal amount (or accreted value, if applicable) of such Permitted Refinancing Debt does not exceed the principal amount (or accreted value, if applicable) of the Indebtedness so extended, refinanced, renewed, replaced, defeased or refunded (plus the amount of reasonable expenses incurred in connection therewith); (ii) such Permitted Refinancing Debt has a final maturity date no earlier than the final maturity date of, and has a Weighted Average Life to Maturity equal to or greater than the Weighted Average Life to Maturity of, the Indebtedness being extended, refinanced, renewed, replaced, defeased or refunded; (iii) if the Indebtedness being extended, refinanced, renewed, replaced, defeased or refunded is subordinated in right of payment to the New Notes, such Permitted Refinancing Debt has a final maturity date no earlier than the final maturity date of, and is subordinated in right of payment to, the New Notes on terms at least as favorable to the Holders of New Notes as those contained in the documentation governing the Indebtedness being extended, refinanced, renewed, replaced, defeased or refunded; and (iv) such Indebtedness is incurred either by the Company or by the Restricted Subsidiary who is the obligor on the Indebtedness being extended, refinanced, renewed, replaced, defeased or refunded.

    "Pledged Collateral" means (i) any and all accounts at any time identified as Collateral in the Indenture or in any Collateral Document, all funds at any time on deposit in any such account, all investments of any such funds and all interest and dividends thereon, and (ii) all other assets of the Company or the Restricted Subsidiaries defined as Collateral in any of the Collateral Documents, excluding "Excluded Property" as that term is defined in the Security Agreement and in the Subsidiary Security Agreement, respectively.

    "Restricted  Investment"  means  an   Investment  other  than  a   Permitted
Investment.

    "Restricted Subsidiary" of a Person means any Subsidiary of the referent Person that is not an Unrestricted Subsidiary.

    "Significant Subsidiary" means any Restricted Subsidiary that would be a "significant subsidiary" as defined in Article 1, Rule 1-02 of Regulation S-X, promulgated pursuant to the Act, as such Regulation is in effect on the date hereof.

    "Subsidiary" means, with respect to any Person, (i) any corporation, association or other business entity of which more than 50% of the total voting power of shares of Capital Stock entitled (without regard to the occurrence of any contingency) to vote in the election of directors, managers or trustees thereof is at the time owned or controlled, directly or indirectly, by such Person or one or more of the other Subsidiaries of that Person (or a combination thereof) and (ii) any partnership (a) the sole general partner or the managing general partner of which is such Person or a Subsidiary of such Person or (b) the only general partners of which are such Person or of one or more Subsidiaries of such Person (or any combination thereof).

    "Treasury Rate" means the yield to maturity at the time of the computation of United States Treasury securities with a constant maturity (as compiled by and published in the most recent Federal Reserve Statistical Release H.15(519)), which has become publicly available at least two Business Days prior to the date fixed for prepayment (or, if such Statistical Release is no longer published, any publicly available source of similar market data) most nearly equal to the then remaining average life of the series of New Notes for which a Make-Whole Premium is being calculated; PROVIDED, HOWEVER, that if the average life of such note is not equal to the constant maturity of the United States Treasury security for which a weekly average yield is given, the Treasury Rate shall be obtained by linear interpolation (calculated to the nearest one-twelfth of a

                                       82
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year)  from the weekly  average yields of United  States Treasury securities for which such yields are given, except that if the average life of such Notes is less than one year, the weekly average yield on actually traded United States Treasury securities adjusted to a constant maturity of one year shall be used.

    "Unrestricted Subsidiary" means (i) any Subsidiary that is designated by the Board of Directors as an Unrestricted Subsidiary pursuant to a Board Resolution; but only to the extent that such Subsidiary: (a) has no Indebtedness other than Non-Recourse Debt; (b) is not party to any agreement, contract, arrangement or understanding with the Company or any Restricted Subsidiary of the Company unless the terms of any such agreement, contract, arrangement or understanding are no less favorable to the Company or such Restricted Subsidiary than those that might be obtained at the time from Persons who are not Affiliates of the Company; (c) is a Person with respect to which neither the Company nor any of its Restricted Subsidiaries has any direct or indirect obligation (x) to subscribe for additional Equity Interests or (y) to maintain or preserve such Person's financial condition or to cause such Person to achieve any specified levels of operating results; (d) has not guaranteed or otherwise directly or indirectly provided credit support for any Indebtedness of the Company or any of its Restricted Subsidiaries; (e) has at least one director on its board of directors that is not a director or executive officer of the Company or any of its Restricted Subsidiaries and has at least one executive officer that is not a director or executive officer of the Company or any of its Restricted Subsidiaries; and (f) does not own any Pledged Collateral. Any such designation by the Board of Directors shall be evidenced to the Trustee by filing with the Trustee a certified copy of the Board Resolution giving effect to such designation and an Officers' Certificate certifying that such designation complied with the foregoing conditions and was permitted by the covenant described above under the caption "--Certain Covenants--Restricted Payments." If, at any time, any Unrestricted Subsidiary would fail to meet the foregoing requirements as an Unrestricted Subsidiary, it shall thereafter cease to be an Unrestricted Subsidiary for purposes of the Indenture and any Indebtedness of such Subsidiary shall be deemed to be incurred by a Restricted Subsidiary of the Company as of such date (and, if such Indebtedness is not permitted to be incurred as of such date under the covenant described under the caption "Incurrence of Indebtedness," the Company shall be in default of such covenant). The Board of Directors of the Company may at any time designate any Unrestricted Subsidiary to be a Restricted Subsidiary; PROVIDED that such designation shall be deemed to be an incurrence of Indebtedness by a Restricted Subsidiary of the Company of any outstanding Indebtedness of such Unrestricted Subsidiary and such designation shall only be permitted if (i) such Indebtedness is permitted under the covenant described above under the caption "--Certain Covenants--Incurrence of Indebtedness," and (ii) no Default or Event of Default would be in existence following such designation.

    "Weighted Average Life to Maturity" means, when applied to any Indebtedness at any date, the number of years obtained by dividing (i) the sum of the products obtained by multiplying (a) the amount of each then remaining installment, sinking fund, serial maturity or other required payments of principal, including payment at final maturity, in respect thereof, by (b) the number of years (calculated to the nearest one-twelfth) that will elapse between such date and the making of such payment, by (ii) the then outstanding principal amount of such Indebtedness.

    "Wholly Owned Restricted Subsidiary" of any Person means a Restricted Subsidiary of such Person all of the outstanding Capital Stock or other ownership interests of which (other than directors' qualifying shares) shall at the time be owned by such Person or by one or more Wholly Owned Restricted Subsidiaries of such Person and one or more Wholly Owned Restricted Subsidiaries of such Person.

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
                         DESCRIPTION OF CREDIT FACILITY

    On May 30, 1996, the Company entered into the Credit Facility with the financial institutions which are parties thereto (the "Lenders") and NationsBank, N.A., as agent for the Lenders (the "Agent"), which provides for an aggregate revolving credit facility of $80.0 million under which approximately $28.5 million was drawn upon the consummation of the Acquisition. The Credit Facility will expire in 2001. Amounts outstanding under the Credit Facility bears interest at a rate per annum equal to one of the following rates, as selected and specified by the Company: (i) if the ratio of Funded Debt (as defined) to Tangible Net Worth (as defined) is less than 7:1, (a) the sum of the prime commercial lending rate of NationsBank, N.A. plus 0.5% per annum, or (b) LIBOR plus 2.5% per annum; and (ii) otherwise (a) the sum of the prime commercial lending rate of NationsBank, N.A. plus 0.75% per annum, or (b) LIBOR plus 2.75% per annum. The Company paid an arrangement fee of $1.0 million on May 30, 1996, the date of closing of the Acquisition. The Company will pay a quarterly commitment fee of 0.375% per annum on unused amounts of the revolving credit facility and a quarterly servicing fee of $12,500.

    The Company's indebtedness under the Credit Facility is secured by a first priority security interest in the Company's existing and hereafter acquired accounts receivable, inventory, chattel paper and other like assets. In addition, all loans and the performance by each of Four M and its subsidiaries entering into the Credit Facility is guaranteed by each of the other borrowers. A default with respect to any loan under the Credit Agreement will be a default with respect to all loans thereunder.

    Availability of initial and subsequent advances under the Credit Facility is subject to a borrowing base test. The borrowing base means, at any time, an amount equal to the aggregate of (i) 85% of the amount of eligible accounts receivable plus (ii) the lesser of 60% of the amount of eligible inventory or $40.0 million. The Credit Facility provides that the amount of Credit Facility borrowings must be at least $5.0 million less than the Borrowing Base after May 30, 1996. The Credit Facility limits advances by the Company to the Mill Joint Venture to $10.0 million.

    The Credit Facility requires mandatory prepayments of amounts outstanding if, and to the extent that, such amounts exceed the Borrowing Base minus $5.0 million. In addition, the Agent may apply portions of the net proceeds of certain cash proceeds of the collateral to repayment of the Credit Facility.

    The obligation of the Lenders under the Credit Facility to advance funds is subject to certain conditions customary for facilities of similar size and nature. In addition, the Company is subject to certain affirmative and negative covenants customarily found in agreements of this type, including, without limitation, covenants that restrict, subject to specified exceptions (i) mergers, consolidations, asset sales or changes in capital structure, (ii) creation or acquisition of subsidiaries, (iii) purchase or redemption of the Company's capital stock or declaration or payment of dividends or distributions on such capital stock, (iv) incurrence of additional indebtedness, (v) investment activities, (vi) capital expenditures, (vii) granting or incurrence of liens to secure other indebtedness, (viii) prepayment or modification of the terms of subordinated indebtedness and (ix) transactions with affiliates. In addition, the Credit Facility requires that the Company maintain certain specified financial covenants, including, without limitation, a minimum tangible net worth, a minimum interest coverage ratio, ranging from 1.20 to 1.0 for the fiscal quarter ended October 31, 1996 to 2.50 to 1.0 for the fiscal quarter ended July 31, 1999 and thereafter; a maximum funded debt to EBITDA ratio, ranging from 30.00 to 1.0 for the fiscal quarter ended October 31, 1996 to 3.00 to 1.0 for the fiscal quarter ended July 31, 1999 and thereafter; and a minimum fixed charge coverage ratio, ranging from 0.90 to 1.0 for the fiscal quarter ended October 31, 1996 to 1.10 to 1.0 for the fiscal quarter ended April 30, 2001.

    The Credit Facility also provides for customary events of default. Occurrence of any such events of default could result in acceleration of the Company's obligations under the Credit Facility and foreclosure on the collateral securing such obligations.

                              PLAN OF DISTRIBUTION

    Based on interpretations by the staff of the Commission set forth in no-action letters issued to third parties, the Company believes that New Notes issued pursuant to the Exchange Offer to an Eligible Holder in exchange for Old Notes may be offered for resale, resold and otherwise transferred by such Eligible Holder (other than (i) a broker-dealer who purchased the Old Notes directly from the Company for resale pursuant to Rule 144A under the Securities Act or any other available exemption under the Securities Act, or (ii) a person that is an affiliate of the Company within the meaning of Rule 405 under the Securities Act), without compliance with the registration and prospectus delivery provisions of the Securities Act, provided that the Eligible Holder is acquiring the New Notes in the ordinary course of business and is not participating, and has no arrangement or understanding with any person to participate, in a distribution of the New Notes.

    Each broker-dealer that holds Old Notes which were acquired for its own account as a result of market-making activities or other trading activities (other than Old Notes acquired directly from the Company or an affiliate of the Company), may exchange the Old Notes for New Notes in the Exchange Offer. However, such broker-dealer may be deemed an "underwriter" within the meaning of the Act and, therefore, must deliver a prospectus in connection with any resales of the New Notes received by such broker-dealer in the Exchange Offer. This prospectus delivery requirement may be satisfied by delivery of this Prospectus, as it may be amended or supplemented from time to time. The Company and the Guarantors have agreed that they will provide sufficient copies of the latest version of the Prospectus to broker-dealers promptly upon request at any time during the 270 day period following the effective date of the Exchange Offer Registration Statement to facilitate such resales.

    The Company will not receive any proceeds from any sale of the New Notes by broker-dealers. New Notes received by broker-dealers for their own accounts pursuant to the Exchange Offer may be sold from time to time in one or more transactions in the over-the-counter market, in negotiated transactions, through the writing of options on the New Notes or a combination of such methods of resale, at market prices at the time of resale, at prices related to such prevailing market prices or negotiated prices. Any such resale may be made directly to purchasers or to or through brokers or dealers who may receive compensation in the form of commissions or concessions from any such broker-dealer and/or the purchasers of any such New Notes. Any broker-dealer that resells New Notes that were received by it for its own account pursuant to the Exchange Offer and any broker or dealer that participates in a distribution of such New Notes may be deemed to be an "underwriter" within the meaning of the Securities Act and any profit on any such resale of New Notes and any commissions or concessions received by any such persons may be deemed to be underwriting compensation under the Securities Act. The Letter of Transmittal states that, by acknowledging that it will deliver and by delivering a prospectus, a broker-dealer will not be deemed to admit that it is an "underwriter" within the meaning of the Securities Act.

    By acceptance of the Exchange Offer, each broker-dealer and Holder that receives the New Notes pursuant to the Exchange Offer hereby agrees to notify the Company prior to using the Prospectus in connection with the sale or transfer of New Notes, and each broker-dealer and Holder agrees that upon receipt of any notice from the Company of the existence of any fact or the happening of any event that makes any statement of a material fact in the Prospectus, or any amendment or supplement hereto, or any document incorporated herein by reference untrue or requires the making of any additions or changes in the Prospectus (the "Notice"), such holder will forthwith discontinue the disposition of the New Notes until such Holder (i) receives copies of a supplemental Prospectus or (ii) is advised in writing by the Company that the use of the Prospectus may be resumed and has received copies of any additional or supplemental filings that are incorporated herein by reference. Upon the Company's request and at its expense, each Holder will deliver to the Company all copies, other than permanent file copies in such Holder's possession, of the Prospectus covering such New Notes that was current at the time of receipt of such Notice.

                                 LEGAL MATTERS

    The legality of the New Notes and Guarantees being issued in connection with the Exchange Offer will be passed upon for the Company by Kramer, Levin, Naftalis & Frankel, New York, New York.

                                    EXPERTS

    The consolidated financial statements of the Company as of July 31, 1994 and 1995 and for each of the two years in the period ended July 31, 1995 have been included herein upon reliance upon the report of BDO Seidman, LLP, independent certified public accountants, and upon the authority of such firm as experts in accounting and auditing.

    The consolidated financial statements of Four M Corporation for the year ended July 31, 1993 and the financial statements of St. Joe Container Company and St. Joe Forest Products Company--Linerboard Mill Operations ("St. Joe Forest") as of December 31, 1994 and 1995, and for each of the years in the three-year period ended December 31, 1995, have been included herein and in the Registration Statement in reliance upon the reports of KPMG Peat Marwick LLP, independent certified public accountants, appearing elsewhere herein, and upon the authority of said firm as experts in accounting and auditing. The report of KPMG Peat Marwick LLP on St. Joe Container Company refers to changes in the method of accounting for income taxes and investments. The report of KPMG Peat Marwick LLP on St. Joe Forest refers to a change in the method of accounting for income taxes.

                        CHANGE IN CERTIFYING ACCOUNTANTS

    In 1994, the Company changed its certifying accountants from KPMG Peat Marwick LLP (the "Former Accountants") to BDO Seidman, LLP. The Company's audit committee recommended the appointment of BDO Seidman, LLP as its certifying accountants which appointment was ratified by the Company's Board of Directors.

    During the fiscal year ended July 31, 1993 and the subsequent interim period preceding the hiring of BDO Seidman, LLP, there were no disagreements with the Former Accountants on any matter of accounting principles or practices, financial statement disclosure, or auditing scope or procedure, which disagreements, if not resolved to the satisfaction of the Former Accountants, would have caused them to make reference to the subject matter of the disagreement in their report. The Former Accountants' report on the Company's financial statements for the fiscal year ended July 31, 1993 did not contain an adverse opinion or disclaimer of opinion, or was modified as to uncertainty, audit scope, or accounting principles.

                         INDEX TO FINANCIAL STATEMENTS

                                                                                                              PAGE
                                                                                                            ---------
FOUR M CORPORATION AND SUBSIDIARIES
  Independent Auditors' Report............................................................................  F-2
  Independent Auditors' Report............................................................................  F-3
  Consolidated Balance Sheets as of July 31, 1994 and 1995 and April 30, 1996 (unaudited).................  F-4
  Consolidated Statements of Operations and Retained Earnings for the years ended July 31, 1993, 1994 and
   1995 and the nine months ended April 30, 1995 and 1996 (unaudited).....................................  F-5
  Consolidated Statements of Cash Flows for the years ended July 31, 1993, 1994 and 1995 and the nine months ended April 30, 1995 and 1996 (unaudited).......................................................  F-6
  Notes to Consolidated Financial Statements..............................................................  F-7

ST. JOE CONTAINER COMPANY
  Independent Auditors' Report............................................................................  F-17
  Statement of Financial Position as of December 31, 1994 and 1995........................................  F-18
  Statement of Operations for the years ended December 31, 1993, 1994 and 1995............................  F-19
  Statement of Cash Flows for the years ended December 31, 1993, 1994 and 1995............................  F-20
  Statement of Changes in Equity for the years ended December 31, 1993, 1994 and 1995.....................  F-21
  Notes to Financial Statements...........................................................................  F-22
  Unaudited Statement of Financial Position as of March 31, 1996..........................................  F-27
  Unaudited Statement of Operations for the three months ended March 31, 1995 and 1996....................  F-28
  Unaudited Statement of Cash Flows for the three months ended March 31, 1995 and 1996....................  F-29
  Notes to Unaudited Financial Statements.................................................................  F-30

ST. JOE FOREST PRODUCTS COMPANY--LINERBOARD MILL OPERATIONS
  Independent Auditors' Report............................................................................  F-32
  Statement of Financial Position as of December 31, 1994 and 1995........................................  F-33
  Statement of Operations for the years ended December 31, 1993, 1994 and 1995............................  F-34
  Statement of Cash Flows for the years ended December 31, 1993, 1994 and 1995............................  F-35
  Statement of Changes in Equity for the years ended December 31, 1993, 1994 and 1995.....................  F-36
  Notes to Financial Statements...........................................................................  F-37
  Unaudited Statement of Financial Position as of March 31, 1996..........................................  F-41
  Unaudited Statement of Operations for the three months ended March 31, 1995 and 1996....................  F-42
  Unaudited Statement of Cash Flows for the three months ended March 31, 1995 and 1996....................  F-43
  Notes to Unaudited Financial Statements.................................................................  F-44

                          INDEPENDENT AUDITORS' REPORT

Board of Directors and Stockholder
Four M Corporation and Subsidiaries

    We have audited the accompanying consolidated balance sheets of Four M Corporation and subsidiaries (the "Company") as of July 31, 1994 and 1995 and the related consolidated statements of operations and retained earnings and of cash flows for each of the years ended July 31, 1994 and 1995. These consolidated financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these consolidated financial statements based on our audits.

    We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

    In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of the Company at July 31, 1994 and 1995 and the results of their operations and their cash flows for each of the years ended July 31, 1994 and 1995 in conformity with generally accepted accounting principles.

                                          /s/ BDO SEIDMAN, LLP
                                          BDO SEIDMAN, LLP

Valhalla, New York
September 22, 1995, except for Note 3
for which the date is November 1, 1995.

                          INDEPENDENT AUDITORS' REPORT

The Board of Directors and Shareholder
Four M Corporation:

    We have audited the accompanying consolidated statements of operations and retained earnings and cash flows of Four M Corporation and subsidiaries for the year ended July 31, 1993. These consolidated financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these consolidated financial statements based on our audit.

    We conducted our audit in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audit provides a reasonable basis for our opinion.

    In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the results of operations and the cash flows of Four M Corporation and subsidiaries for the year ended July 31, 1993, in conformity with generally accepted accounting principles.

                                          /s/ KPMG PEAT MARWICK LLP
                                          KPMG Peat Marwick LLP

Stamford, Connecticut
October 29, 1993

                      FOUR M CORPORATION AND SUBSIDIARIES
                          CONSOLIDATED BALANCE SHEETS

                                     ASSETS

                                                                       JULY 31,     JULY 31,
                                                                         1994         1995
                                                                      -----------  -----------    APRIL 30,
                                                                                                     1996
                                                                                                --------------
                                                                                                 (UNAUDITED)
CURRENT ASSETS:
  Cash and cash equivalents.........................................  $ 1,900,000  $ 1,226,000  $    1,949,000
  Accounts receivable, less allowance for doubtful accounts of
   $1,542,000, $1,778,000 and $1,368,000 (Note 6)...................   26,570,000   22,867,000      21,997,000
  Notes, advances and other receivables.............................    1,752,000    1,452,000       1,460,000
  Inventories (Notes 4 and 6).......................................   18,683,000   15,110,000      11,019,000
  Deferred income taxes (Note 8)....................................    3,400,000    2,001,000       1,825,000
                                                                      -----------  -----------  --------------
    TOTAL CURRENT ASSETS............................................   52,305,000   42,656,000      38,250,000
Property, plant and equipment, net of accumulated depreciation
 (Notes 5 and 6)....................................................   36,536,000   27,044,000      34,977,000
Goodwill and other intangibles, net of accumulated amortization of
 $602,000, $546,000 and $647,000....................................    1,362,000    1,007,000         987,000
Other assets (Note 11)..............................................    3,730,000    2,430,000       3,040,000
                                                                      -----------  -----------  --------------
                                                                      $93,933,000  $73,137,000  $   77,254,000
                                                                      -----------  -----------  --------------
                                                                      -----------  -----------  --------------

                                     LIABILITIES AND STOCKHOLDER'S EQUITY

CURRENT LIABILITIES:
  Accounts payable and accrued liabilities..........................  $35,194,000  $24,703,000  $   21,167,000
  Current maturities of long-term debt (Notes 6 and 7)..............    8,208,000    3,449,000       4,158,000
                                                                      -----------  -----------  --------------
    TOTAL CURRENT LIABILITIES.......................................   43,402,000   28,152,000      25,325,000
Long-term debt, less current maturities (Note 6)....................   36,332,000   29,918,000      33,279,000
Subordinated debt, less current maturities (Note 7).................    7,773,000    1,080,000        --
Deferred income taxes (Note 8)......................................    4,700,000    3,663,000       4,410,000
Minority interest (Note 9)..........................................      180,000      326,000        --
Other liabilities...................................................      268,000    1,349,000         847,000
                                                                      -----------  -----------  --------------
    TOTAL LIABILITIES...............................................   92,655,000   64,488,000      63,861,000
                                                                      -----------  -----------  --------------
COMMITMENTS AND CONTINGENCIES (NOTES 10, 11 AND 12)
STOCKHOLDER'S EQUITY:
  Common stock, $.125 par value, 10,000,000 shares authorized;
   7,229,770 shares issued and 6,815,867 outstanding................      904,000      904,000         904,000
  Additional paid-in capital........................................      117,000      117,000         117,000
  Retained earnings.................................................    1,219,000    8,590,000      13,334,000
                                                                      -----------  -----------  --------------
                                                                        2,240,000    9,611,000      14,355,000
  Less treasury stock, at cost (413,903 shares).....................      962,000      962,000         962,000
                                                                      -----------  -----------  --------------
    TOTAL STOCKHOLDER'S EQUITY......................................    1,278,000    8,649,000      13,393,000
                                                                      -----------  -----------  --------------
                                                                      $93,933,000  $73,137,000  $   77,254,000
                                                                      -----------  -----------  --------------
                                                                      -----------  -----------  --------------

          See accompanying notes to consolidated financial statements.

                      FOUR M CORPORATION AND SUBSIDIARIES
          CONSOLIDATED STATEMENTS OF OPERATIONS AND RETAINED EARNINGS

                                                                                    NINE MONTHS     NINE MONTHS
                                                YEARS ENDED JULY 31,                   ENDED           ENDED
                                   ----------------------------------------------    APRIL 30,       APRIL 30,
                                        1993            1994            1995            1995            1996
                                   --------------  --------------  --------------  --------------  --------------
                                                                                            (UNAUDITED)

NET SALES........................  $  214,936,000  $  228,563,000  $  271,994,000  $  213,723,000  $  164,736,000
COST OF GOODS SOLD...............     192,208,000     205,025,000     232,154,000     181,870,000     141,973,000
                                   --------------  --------------  --------------  --------------  --------------
    GROSS PROFIT.................      22,728,000      23,538,000      39,840,000      31,853,000      22,763,000
                                   --------------  --------------  --------------  --------------  --------------
SELLING, GENERAL AND
 ADMINISTRATIVE EXPENSES.........      21,813,000      22,018,000      19,703,000      15,810,000      11,664,000
                                   --------------  --------------  --------------  --------------  --------------
    INCOME FROM OPERATIONS.......         915,000       1,520,000      20,137,000      16,043,000      11,099,000
OTHER INCOME (EXPENSE):
  Interest expense...............      (4,948,000)     (5,448,000)     (5,607,000)     (4,672,000)     (2,697,000)
  Gain on closure/sale of
   subsidiary (Note 3)...........       3,906,000        --              --              --              --
  (Loss) gain on sale of assets
   and other (Note 3)............        (255,000)        126,000       1,927,000       1,761,000        --
                                   --------------  --------------  --------------  --------------  --------------
    INCOME (LOSS) BEFORE
     PROVISION (BENEFIT) FOR
     INCOME TAXES, MINORITY
     INTEREST AND EXTRAORDINARY
     GAIN ON EARLY RETIREMENT OF
     DEBT........................        (382,000)     (3,802,000)     16,457,000      13,132,000       8,402,000
PROVISION (BENEFIT) FOR INCOME
 TAXES (NOTE 8)..................         453,000        (325,000)      5,483,000       4,350,000       3,658,000
                                   --------------  --------------  --------------  --------------  --------------
    INCOME (LOSS) BEFORE MINORITY
     INTEREST AND EXTRAORDINARY
     GAIN ON EARLY RETIREMENT OF
     DEBT........................        (835,000)     (3,477,000)     10,974,000       8,782,000       4,744,000
MINORITY INTEREST (NOTE 9).......        --              (180,000)       (146,000)       --              --
CUMULATIVE EFFECT OF CHANGE IN
 METHOD OF ACCOUNTING FOR TAXES
 ON INCOME (NOTE 8)..............        --               381,000        --              --              --
EXTRAORDINARY GAIN ON EARLY
 RETIREMENT OF DEBT (NOTES 6 AND
 7)..............................        --              --             2,219,000       2,219,000        --
                                   --------------  --------------  --------------  --------------  --------------
NET INCOME (LOSS)................        (835,000)     (3,276,000)     13,047,000      11,001,000       4,744,000
RETAINED EARNINGS, BEGINNING OF
 PERIOD..........................       5,330,000       4,495,000       1,219,000       1,219,000       8,590,000
DISTRIBUTION (NOTE 3)............        --              --            (5,676,000)     (5,676,000)       --
                                   --------------  --------------  --------------  --------------  --------------
RETAINED EARNINGS, END OF
 PERIOD..........................  $    4,495,000  $    1,219,000  $    8,590,000  $    6,544,000  $   13,334,000
                                   --------------  --------------  --------------  --------------  --------------
                                   --------------  --------------  --------------  --------------  --------------

          See accompanying notes to consolidated financial statements.

                      FOUR M CORPORATION AND SUBSIDIARIES
                     CONSOLIDATED STATEMENTS OF CASH FLOWS

                                                                                               NINE MONTHS   NINE MONTHS
                                                              YEARS ENDED JULY 31,                ENDED         ENDED
                                                     ---------------------------------------    APRIL 30,     APRIL 30,
                                                        1993         1994          1995           1995           1996
                                                     -----------  -----------  -------------  -------------  ------------
                                                                                                      (UNAUDITED)
CASH FLOWS FROM OPERATING ACTIVITIES:
  Net income (loss)................................  $  (835,000) $(3,276,000) $  13,047,000  $  11,001,000   $4,744,000
  Adjustments to reconcile net income (loss) to net
   cash provided by operating activities:
    Depreciation and amortization..................    5,294,000    5,276,000      5,245,000      3,990,000    2,852,000
    Allowance for doubtful accounts................      --           678,000        467,000        441,000     (331,000)
    Gain on sale/closure of subsidiary.............   (3,906,000)     --          (1,618,000)    (1,618,000)    (166,000)
    Gain from debt forgiveness.....................      --          (381,000)    (2,393,000)    (2,393,000)      --
    Non-cash interest expense......................    1,355,000    1,123,000        499,000        499,000       --
    Loss (gain) on sale of fixed assets............      182,000     (830,000)        32,000         32,000      168,000
    Deferred income taxes..........................     (209,000)    (600,000)      (312,000)      (822,000)     930,000
    Change in assets and liabilities, net of
     effects of acquisitions and disposals:
      Accounts, notes and other receivables........      158,000   (5,061,000)    (4,273,000)    (6,909,000)    (542,000)
      Inventories..................................      (35,000)  (1,194,000)   (10,594,000)   (10,897,000)   3,752,000
      Other assets, net of other liabilities.......       87,000     (387,000)       275,000     (1,535,000)  (1,398,000)
      Accounts payable and accrued liabilities.....    6,769,000    9,446,000     (2,592,000)     3,146,000   (2,690,000)
                                                     -----------  -----------  -------------  -------------  ------------
      NET CASH PROVIDED BY (USED IN) OPERATING
       ACTIVITIES..................................    8,860,000    4,794,000     (2,217,000)    (5,065,000)   7,319,000
                                                     -----------  -----------  -------------  -------------  ------------
CASH FLOWS FROM INVESTING ACTIVITIES:
  Capital expenditures.............................   (3,935,000)  (3,916,000)    (3,690,000)    (2,950,000)  (4,281,000)
  Proceeds from sale of subsidiaries...............      --         1,401,000      1,618,000      1,618,000      898,000
  Proceeds from sale or exchange of fixed assets...      121,000      174,000        397,000        397,000      679,000
  Payment for acquisitions, net of cash acquired...       93,000   (6,601,000)      --             --             --
  Payment related to subsidiary spin-off, net of
   common stock sold...............................      --           --            (300,000)      (300,000)      --
  Loans made to employees, net of payments.........     (414,000)    (184,000)      --             --             --
                                                     -----------  -----------  -------------  -------------  ------------
      NET CASH USED BY INVESTING ACTIVITIES........   (4,135,000)  (9,126,000)    (1,975,000)    (1,235,000)  (2,704,000)
                                                     -----------  -----------  -------------  -------------  ------------
CASH FLOWS FROM FINANCING ACTIVITIES:
  Short-term borrowings............................      --         3,428,000       --             --          7,161,000
  Repayment of short-term borrowings...............   (5,127,000)     --            --             --         (7,656,000)
  Payments to pre-petition creditors...............     (720,000)    (274,000)      (180,000)      (180,000)      --
  Secured term, mortgage, equipment and other
   borrowings......................................    5,500,000    7,446,000      9,094,000      6,454,000       --
  Repayments of long-term debt.....................   (3,494,000)  (5,418,000)    (5,396,000)    (1,195,000)  (3,397,000)
                                                     -----------  -----------  -------------  -------------  ------------
      NET CASH (USED IN) PROVIDED BY FINANCING
       ACTIVITIES..................................   (3,841,000)   5,182,000      3,518,000      5,079,000   (3,892,000)
                                                     -----------  -----------  -------------  -------------  ------------
TOTAL (DECREASE) INCREASE IN CASH AND CASH
 EQUIVALENTS.......................................      884,000      850,000       (674,000)    (1,221,000)     723,000
CASH AND CASH EQUIVALENTS, BEGINNING OF PERIOD.....      166,000    1,050,000      1,900,000      1,900,000    1,226,000
                                                     -----------  -----------  -------------  -------------  ------------
CASH AND CASH EQUIVALENTS, END OF PERIOD...........  $ 1,050,000  $ 1,900,000  $   1,226,000  $     679,000   $1,949,000
                                                     -----------  -----------  -------------  -------------  ------------
                                                     -----------  -----------  -------------  -------------  ------------
SUPPLEMENTAL DISCLOSURES OF CASH FLOW INFORMATION:
  Cash paid during the period for:
    Interest.......................................  $ 3,372,000  $ 4,015,000  $   4,822,000  $   3,005,000   $2,930,000
    Income taxes, net of refunds...................      234,000    1,080,000      6,052,000      1,678,000    1,990,000
SUPPLEMENTAL INFORMATION ON NON-CASH INVESTING
 ACTIVITIES:
  Purchase of equipment under capital leases.......      --           --            --             --          7,623,000
  Non-cash distribution and other..................      --         1,262,000      5,676,000      5,676,000       --

          See accompanying notes to consolidated financial statements.

                      FOUR M CORPORATION AND SUBSIDIARIES
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

1.  SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

    BUSINESS

    Four M Corporation and subsidiaries ("Four M" or the "Company") are manufacturers of corrugated paper, rolled paper and other paper products, such as cartons, displays, partitions and, prior to the distribution of The Fonda Group, Inc. ("Fonda") (see Note 3), paper cups and plates. The Company uses the trade name Box USA to conduct its business activities.

    Four M has no assets or independent business operations other than its ownership interest in its subsidiaries.

    PRINCIPLES OF CONSOLIDATION

    The consolidated financial statements include the accounts of Four M Corporation and its subsidiaries. All of the capital stock of Four M is owned by its Chairman of the Board and Chief Executive Officer, Dennis Mehiel (the "Stockholder"). Intercompany accounts and transactions have been eliminated.

    INTERIM FINANCIAL INFORMATION:

    The financial statements as of April 30, 1996 and for the nine months ended April 30, 1995 and 1996 are unaudited but, in the opinion of management, include all adjustments (consisting only of normal recurring adjustments and accruals) which the Company considers necessary for a fair presentation of the operating results and cash flows for that period. Results for interim periods are not necessarily indicative of results for the entire year.

    INVENTORIES

    Inventories are valued at the lower of cost (first-in, first-out) or market.

    PROPERTY, PLANT AND EQUIPMENT

    Property, plant and equipment are stated at cost, less accumulated depreciation. Depreciation is based on estimated useful lives of the assets and is provided using the straight-line method. For income tax purposes, statutory accelerated methods of depreciation are used.

    GOODWILL AND OTHER INTANGIBLES

    Goodwill and other intangibles principally relate to the excess of the purchase price of certain acquisitions over the fair value of the net assets acquired and are being amortized over their estimated useful lives, not exceeding a 40-year period, using the straight-line method.

    ACCOUNTS PAYABLE AND ACCRUED LIABILITIES

    Accrued liabilities were approximately $7,320,000, $4,603,000 and $3,375,000 at July 31, 1994 and 1995 and April 30, 1996, respectively. Accrued expenses consisted of various items including employee benefits, utilities, interest and plant repairs.

    REVENUE RECOGNITION

    Revenue is recognized when products are shipped.

    INCOME TAXES

    Deferred taxes are provided on the differences between the basis of assets and liabilities for financial reporting and income tax purposes using the statutory rates enacted for future periods. A consolidated federal income tax return is filed. State income tax returns are filed separately.

    CASH AND CASH EQUIVALENTS

    For purposes of the statement of cash flows, the Company considers all highly liquid debt instruments purchased with an original maturity of three months or less to be cash equivalents.

                      FOUR M CORPORATION AND SUBSIDIARIES
             NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)

1.  SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (CONTINUED)
    RECLASSIFICATIONS

    Certain prior year balances have been reclassified to conform with the 1995 presentation.

    ESTIMATES

    The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

    LONG-LIVED ASSETS

    As prescribed in Statement of Financial Accounting Standards No. 121, "Accounting for the Impairment of Long-lived Assets and for Long-lived Assets to be Disposed Of," long-lived assets are required to be adjusted to net realizable value if, in the opinion of management, there is a permanent diminution in value. The adoption of this pronouncement does not have a significant impact on the Company's financial statements.

    FAIR VALUE OF FINANCIAL INSTRUMENTS

    The carrying value of financial instruments including cash, accounts receivable, notes, advances and other receivables and accounts payable approximate fair value because of the relatively short maturities of these instruments. The carrying value of long term debt, including the current portion and subordinated debt, approximate fair value based upon market rates for similar instruments.

2.  CREDIT RISK
    Financial instruments which potentially subject the Company to concentrations of credit risk consist principally of temporary cash investments and trade receivables. The Company places its temporary cash investments with financial institutions having high credit ratings. Concentrations of credit risk with respect to trade receivables are limited due to the large number of customers comprising the Company's customer base, and their dispersion across many different geographical regions. At July 31, 1995, the Company had no significant concentrations of credit risk. No single customer accounted for 10% or more of net sales during any of the reported periods.

3.  ACQUISITIONS AND DISPOSITIONS

    ST. JOE CONTAINER COMPANY

    The Company entered into an agreement on November 1, 1995, as amended, to acquire substantially all the assets and liabilities of St. Joe Container Company for approximately $160 million. On May 30, 1996, the Company issued senior secured notes for $170 million to finance the purchase. The Series B Senior Secured Notes due 2006 of Four M Corporation in the principal amount of $170,000,000 (the "Notes") will be guaranteed by Box USA Group, Inc., Four M Paper Corporation, Page Packaging Corporation, Box USA, Inc., and Four M Manufacturing Group of Georgia, Inc. which are all of the direct and indirect, wholly-owned subsidiaries of Four M Corporation other than Box USA Paper Corporation (the "Guarantors"). All direct and indirect subsidiaries of Four M Corporation that are not guaranteeing such Notes are, individually and in the aggregate, inconsequential. The guarantees by the Guarantors are full and unconditional, joint and several. Four M Corporation is a holding company with no operations or assets other than its investment in its subsidiaries. Separate financial statements of each Guarantor have not been presented because management has determined that they are not material to investors.

    Subsequent to May 30, 1996, the Company acquired a 50% interest in Florida Coast Paper Company, L.L.C and a 49% interest in MannKraft Corporation. Therefore, subsequent to such date, such subsidiaries

                      FOUR M CORPORATION AND SUBSIDIARIES
             NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)

3. ACQUISITIONS AND DISPOSITIONS (CONTINUED) which are not guaranteeing the Notes will become consequential. In the future, the Company will provide condensed consolidating financial statements regarding the Company, the guarantor subsidiaries and the non-guaranteeing subsidiaries.

    TIMBERLINE PACKAGING, INC.

    In August 1995, the Company sold its 67% interest in Timberline Packaging, Inc. The sale resulted in a gain of approximately $166,000.

    THE FONDA GROUP, INC.

    In March 1995, Fonda concluded a purchase agreement with the Scott Paper Company to acquire certain net assets and the business of its Scott Foodservice Division for approximately $30 million in cash plus the assumption of certain liabilities.

    In March 1995, the stock of Fonda was distributed to the Stockholder, except for 3.5% which was distributed to a creditor as described in Note 7. The distribution to the Stockholder amounted to 96.5% of the net assets of Fonda as of March 31, 1995.

    Accordingly, the results of operations of Fonda are not included in the financial statements after March 31, 1995.

    The accounts of Fonda as of and for the years ended July 31, 1993 and 1994 and for the eight months ended March 31, 1995 are summarized as follows (in thousands):

                                                                              JULY 31,         MARCH 31,
                                                                        --------------------  -----------
                                                                          1993       1994        1995
                                                                        ---------  ---------  -----------
Net sales.............................................................    $61,079    $61,839     $42,413
Operating income......................................................      2,835      1,788       1,352
Net (loss) income.....................................................        960        251         (57 )
Total assets..........................................................     23,598     24,668      33,332
Stockholder's equity..................................................      3,717      5,977       5,882

    FIBER PARTITION PRODUCTS

    Effective March 20, 1995, the Company disposed of certain assets relating to its fiber partition products which resulted in a gain before income taxes of approximately $1,618,000.

    CONSOLIDATING PACKAGING CORPORATION, DEBTOR-IN-POSSESSION

    On January 5, 1994, the Company acquired certain assets of Consolidated Packaging Corporation, Debtor-in-Possession (the "CPC Acquisition"). The purchase price was approximately $5,285,000. Assets acquired included accounts receivable, inventories, equipment and certain real estate and leasehold interests, including a paper mill located in Ft. Madison, Iowa. The assets were transferred to certain subsidiaries. These financial statements reflect the operations of those subsidiaries from the date of acquisition.

    Effective July 31, 1994, the Company disposed of certain of the assets purchased in the CPC Acquisition, resulting in a gain before income taxes of approximately $622,000.

    In November 1994, the Company sold certain additional assets purchased in the CPC Acquisition, consisting of substantially all of the inventory, property and equipment and certain tangible assets of Four M Manufacturing Group of Somerset, Inc. The sale resulted in a loss of approximately $73,000 which was recorded in 1994.

                      FOUR M CORPORATION AND SUBSIDIARIES
             NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)

3.  ACQUISITIONS AND DISPOSITIONS (CONTINUED)
    GRAND CORRUGATED CONTAINER CORPORATION
    On May 31, 1993, one of the Company's subsidiaries, Grand Corrugated Container Corporation, ceased operations. Grand's assets and related liabilities, consisting principally of trade payables and accrued liabilities, were transferred to the respective creditors holding security interests in the assets. In connection with the closure of this subsidiary, the Company realized a gain of $3,906,000.

4.  INVENTORIES
    Inventories consist of the following:

                                                                      JULY 31,
                                                            ----------------------------
                                                                1994           1995
                                                            -------------  -------------    APRIL 30,
                                                                                          -------------
                                                                                              1996
                                                                                          -------------
                                                                                           (UNAUDITED)
Raw materials.............................................  $  12,453,000  $  10,710,000  $   7,894,000
Work-in-process...........................................        570,000        632,000        562,000
Finished goods............................................      5,660,000      3,768,000      2,563,000
                                                            -------------  -------------  -------------
                                                              $18,683,000    $15,110,000  $11,019,000
                                                            -------------  -------------  -------------
                                                            -------------  -------------  -------------

5.  PROPERTY, PLANT AND EQUIPMENT
    Property, plant and equipment consists of the following:

                                                                       JULY 31,
                                                  LIVES IN   ----------------------------
                                                    YEARS        1994           1995
                                                  ---------  -------------  -------------    APRIL 30,
                                                                                           -------------
                                                                                               1996
                                                                                           -------------
                                                                                            (UNAUDITED)
Land and buildings..............................     20      $  12,797,000  $   9,107,000  $   8,675,000
Machinery and equipment.........................    3-20        42,107,000     31,819,000     41,622,000
Leasehold improvements..........................    5-10         1,942,000      1,362,000      1,384,000
Furniture and fixtures..........................      5          3,275,000      2,987,000      2,825,000
Autos and trucks................................      5            318,000        306,000        457,000
                                                             -------------  -------------  -------------
                                                                60,439,000     45,581,000     54,963,000

Less: accumulated depreciation..................                23,903,000     18,537,000     19,986,000
                                                             -------------  -------------  -------------
                                                               $36,536,000    $27,044,000  $34,977,000
                                                             -------------  -------------  -------------
                                                             -------------  -------------  -------------

    Depreciation expense was approximately $5,060,000, $5,014,000, $4,887,000, $2,549,000 and $2,540,000 for the years ended July 31, 1993, 1994 and 1995 and the nine months ended April 30, 1995 and 1996, respectively.

                      FOUR M CORPORATION AND SUBSIDIARIES
             NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)

5.  PROPERTY, PLANT AND EQUIPMENT (CONTINUED)
    Property, plant and equipment includes property under capital leases as follows:

                                                                         JULY 31,            APRIL 30,
                                                                --------------------------  ------------
                                                                    1994          1995          1996
                                                                ------------  ------------  ------------
                                                                                            (UNAUDITED)
Building......................................................  $  2,217,000  $    --       $    --
Equipment.....................................................     2,489,000     1,170,000     8,117,000
Less: accumulated depreciation................................     1,614,000       311,000       386,000
                                                                ------------  ------------  ------------
                                                                $  3,092,000  $    859,000  $  7,731,000
                                                                ------------  ------------  ------------
                                                                ------------  ------------  ------------

6.  LONG-TERM DEBT
    Long-term debt consists of the following:

                                                                      JULY 31,              APRIL 30,
                                                            ----------------------------  -------------
                                                                1994           1995           1996
                                                            -------------  -------------  -------------
                                                                                           (UNAUDITED)
Revolving credit agreements(a)............................    $18,900,000    $16,110,000    $15,297,000
Term loans(b).............................................     12,173,000      9,913,000      8,922,000
Mortgages (weighted average rate as of
 April 30, 1996 7.8%).....................................      2,778,000      2,620,000      2,498,000
Pre-petition creditors (discounted at 9%)(c)..............        795,000        275,000       --
Other.....................................................      5,190,000      2,857,000      2,048,000
                                                            -------------  -------------  -------------
                                                               39,836,000     31,775,000     28,765,000
Capital lease obligations (Note 10).......................      2,204,000        592,000      7,592,000
                                                            -------------  -------------  -------------
                                                               42,040,000     32,367,000     36,357,000
Less: current portion.....................................      5,708,000      2,449,000      3,078,000
                                                            -------------  -------------  -------------
Long-term debt............................................    $36,332,000    $29,918,000    $33,279,000
                                                            -------------  -------------  -------------
                                                            -------------  -------------  -------------

------------------------
(a) Revolving credit agreements are secured by certain machinery and equipment, accounts receivable and inventories and are limited to 85% of eligible receivables and up to 60% of eligible inventories. The loans mature at various dates through 1998 and are automatically renewed for one year terms unless terminated. Interest rates at April 30, 1996 varied from prime plus 2 1/4% to prime plus 2 3/4%. The prime rate was 8 1/2% at April 30, 1996. At April 30, 1996, the Company had available approximately $14,149,000 of additional credit under these agreements. On May 30, 1996, the Company negotiated a new Credit Facility with similar terms in the amount of $80.0 million.

(b) Term loans are secured by property, plant and equipment and are payable in monthly installments over seven years through 2002 at interest rates of prime plus 2 3/4% at April 30, 1996.

(c) In January 1995, Four M assumed certain outstanding pre-petition creditor liabilities from Fonda aggregating $870,000 in exchange for partial settlement of amounts owed to Fonda by Four M. In July 1995, this assumed liability of $870,000 was settled for $455,000, resulting in an extraordinary gain of $241,000, net of income taxes.

    The Company is subject to certain financial covenants, the most restrictive of which limits capital expenditures. The Company has obtained waivers of non-compliance with this covenant at July 31, 1995.

                      FOUR M CORPORATION AND SUBSIDIARIES
             NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)

6.  LONG-TERM DEBT (CONTINUED)
    Long-term debt, excluding capital lease obligations, is payable as follows:

PERIOD ENDING APRIL 30,
-----------------------------------------------------------------------------------------
1997.....................................................................................  $   2,129,000
1998.....................................................................................     17,328,000
1999.....................................................................................      1,848,000
2000.....................................................................................      1,354,000
2001.....................................................................................      1,334,000
Thereafter...............................................................................      4,772,000
                                                                                           -------------
                                                                                           $28,765,000
                                                                                           -------------
                                                                                           -------------

7.  SUBORDINATED DEBT
    Subordinated debt consists of the following:

                                                                       JULY 31,
                                                              ---------------------------   APRIL 30,
                                                                  1994           1995          1996
                                                              -------------  ------------  ------------
                                                                                           (UNAUDITED)
Debt with Warrants(a):
  Face value................................................  $   4,000,000  $  2,080,000  $  1,080,000
  Accretion to redemption value.............................      1,760,000       --            --
  Deferred interest.........................................      2,013,000       --            --
Debentures(b)...............................................      2,500,000       --            --
                                                              -------------  ------------  ------------
                                                                 10,273,000     2,080,000     1,080,000
Less: current portion.......................................      2,500,000     1,000,000     1,080,000
                                                              -------------  ------------  ------------
Long-term subordinated debt.................................  $   7,773,000  $  1,080,000  $    --
                                                              -------------  ------------  ------------
                                                              -------------  ------------  ------------

------------------------
(a) In January 1990, the Company borrowed $4,000,000 (the "Subordinated Debt") from a lender (the "Holder") and issued a warrant (the "Warrant") to the Holder to purchase 513,000 shares of its common stock. Interest on the Warrant was accreted such that at March 31, 1995, the Warrant had a value of $2,184,000. In March 1995, the Subordinated Debt was restructured as follows: (i) the Company distributed 35 shares (3.5%) of the issued and outstanding stock of Fonda to the Holder (see Note 3), in exchange for the cancellation of a portion of the outstanding principal balance of the Subordinated Debt; and (ii) in consideration of the Holder's surrendering the Warrants, and in satisfaction of the remaining portion of the Subordinated Debt and interest accrued thereon, payments aggregating $4,000,000 were made, with a final payment of $1,080,000 to be made on July 31, 1996, together with interest accrued thereon. As a result, the Company recognized an extraordinary gain of $1,978,000 which represented the excess of the recorded value of the Warrant settled less $206,000, representing 3.5% of the net assets of Fonda at March 31, 1995.

(b) On July 31, 1987, the Company borrowed $3,000,000 from an investor, with interest at 12%, payable quarterly commencing in the first quarter of fiscal year 1991, and with equal annual principal payments beginning in 1993 through 1995. In April of 1992, $2,500,000 of principal payments and a portion of future interest payments were deferred. In August 1994, the terms of the debentures evidencing such borrowings were modified and, as a result, principal payments aggregating $1,911,000 were made and the rights to convert the debentures into 890,000 shares of common stock were terminated. The balance was paid during 1995.

                      FOUR M CORPORATION AND SUBSIDIARIES
             NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)

8.  TAXES PROVISION (BENEFIT) FOR INCOME (RECOVERIES)
    Components of provision (benefit) for income taxes are as follows:

                                                                                       APRIL 30,
                                                             JULY 31,                     1995
                                               -------------------------------------  ------------
                                                  1993        1994          1995
                                               ----------  -----------  ------------  (UNAUDITED)    APRIL 30,
                                                                                                        1996
                                                                                                    ------------
                                                                                                    (UNAUDITED)
Current:
  Federal....................................    $199,000  $   --       $  4,675,000  $  4,603,000  $  2,428,000
  State......................................     429,000      275,000     1,120,000       569,000       300,000
                                               ----------  -----------  ------------  ------------  ------------
                                                  628,000      275,000     5,795,000     5,172,000     2,728,000
                                               ----------  -----------  ------------  ------------  ------------
Deferred:
  Federal....................................    (153,000)    (481,000)     (250,000)     (712,000)      821,000
  State......................................     (22,000)    (119,000)      (62,000)     (110,000)      109,000
                                               ----------  -----------  ------------  ------------  ------------
                                                 (175,000)    (600,000)     (312,000)     (822,000)      930,000
                                               ----------  -----------  ------------  ------------  ------------
Provision (benefit) for income taxes before
 extraordinary item..........................     453,000     (325,000)    5,483,000     4,350,000     3,658,000
                                               ----------  -----------  ------------  ------------  ------------
Taxes on extraordinary item..................      --          --            174,000       174,000       --
                                               ----------  -----------  ------------  ------------  ------------
                                                 $453,000    $(325,000)   $5,657,000    $4,524,000    $3,658,000
                                               ----------  -----------  ------------  ------------  ------------
                                               ----------  -----------  ------------  ------------  ------------

    Deferred income taxes reflect the tax effect of temporary differences between amounts of assets and liabilities for financial reporting and income tax purposes. Deferred tax assets (liabilities) result from temporary differences as follows:

                                                                            JULY 31,
                                                                  ----------------------------
                                                                      1994           1995
                                                                  -------------  -------------    APRIL 30,
                                                                                                -------------
                                                                                                    1996
                                                                                                -------------
                                                                                                 (UNAUDITED)
Allowance for doubtful accounts receivable......................  $     587,000  $     751,000  $     520,000
Capitalized inventory costs.....................................        768,000        762,000        628,000
Accrued salaries and benefits...................................        849,000        299,000        380,000
Other...........................................................        206,000        189,000        297,000
Net operating loss carryover....................................        990,000       --             --
                                                                  -------------  -------------  -------------
Gross deferred tax assets.......................................      3,400,000      2,001,000      1,825,000
Property, plant and equipment...................................     (4,700,000)    (3,663,000)    (4,410,000)
                                                                  -------------  -------------  -------------
Net deferred tax liabilities....................................    $(1,300,000)   $(1,662,000)   $(2,585,000)
                                                                  -------------  -------------  -------------
                                                                  -------------  -------------  -------------

    The effective tax rate was different than the federal statutory rate due to the following:

                                                                          JULY 31,
                                                               -------------------------------   APRIL 30,    APRIL 30,
                                                                 1993       1994       1995        1995         1996
                                                               ---------  ---------  ---------  -----------  -----------
Tax (benefit) at the statutory Federal rate..................      (34.0)%     (34.0)%      34.0%       34.0%       34.0%
State income taxes (net of Federal benefit)..................       70.0        7.0        4.0         4.0          4.0
Non-deductible interest......................................       39.0        5.3        3.0         3.0
Goodwill amortization........................................       14.4        1.4         .1          .1           .1
Officers' life insurance.....................................       12.5         .1     --          --           --
Provision for (reversal of) valuation allowance..............     --           11.7      (3.7)       (3.7)       --
Permanent differences related to sale of subsidiary, ceased
 operations and other........................................       11.3     --          (4.1)       (4.1)          3.3
Meals and entertainment......................................        5.8     --         --          --              2.1
                                                               ---------  ---------        ---         ---          ---
                                                                   119.0%     (8.5)%      33.3%       33.3%        43.5%
                                                               ---------  ---------        ---         ---          ---
                                                               ---------  ---------        ---         ---          ---

                      FOUR M CORPORATION AND SUBSIDIARIES
             NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)

8.  TAXES PROVISION (BENEFIT) FOR INCOME (RECOVERIES) (CONTINUED)
    During 1994, the Company adopted the provisions of Financial Accounting Standards Board Statement No. 109, "Accounting for Income Taxes" ("FASB 109"). The cumulative effect of this change in method of accounting for taxes on income has been reported as of the beginning of the 1994 fiscal year in the consolidated statement of operations.

    During 1993, the Company accounted for income taxes under the provisions of Financial Accounting Standards Board Statement No. 96, "Accounting for Income Taxes."

9.  MINORITY INTEREST
    Minority interest represents the minority stockholders' investment plus their proportionate share of the income or loss of the respective subsidiary.

10. LEASES
    The Company leases several facilities and certain equipment used in connection with its manufacturing operations. Future minimum payments for capital leases and noncancellable operating leases with initial or remaining terms of one year or more are:

                                                                              CAPITAL       OPERATING
YEAR ENDING APRIL 30,                                                         LEASES         LEASES
-------------------------------------------------------------------------  -------------  -------------
1997.....................................................................  $   1,828,000  $   3,779,000
1998.....................................................................      1,796,000      3,489,000
1999.....................................................................      1,734,000      2,933,000
2000.....................................................................      1,611,000      2,328,000
2001.....................................................................      1,609,000      1,900,000
Thereafter...............................................................      2,143,000     12,332,000
                                                                           -------------  -------------
Total minimum lease payments.............................................     10,721,000  $  26,761,000
                                                                                          -------------
                                                                                          -------------
Less: amount representing interest.......................................      3,129,000
                                                                           -------------
Present value of capital lease obligations...............................  $   7,592,000
                                                                           -------------
                                                                           -------------

    Rent expense under operating leases was approximately $4,997,000, $4,984,000, $4,613,000, $3,460,000 and $3,206,000 for the years ended July 31,
1993, 1994 and 1995 and for the nine months ended April 30, 1995 and 1996, respectively.

11. RELATED PARTY TRANSACTIONS
    The Stockholder is an owner of entities from which the Company rents certain property, plant and equipment. Rent expense for the years ended July 31, 1993, 1994 and 1995 and for the nine months ended April 30, 1995 and 1996 was $883,000, $1,120,000, $929,000, $697,000 and $771,000, respectively. Included in lease commitments at April 30, 1996 are approximately $16,589,000 relating to operating leases with these entities.

    The Stockholder is part owner in an entity to which the Company sold $15,000,000, $3,300,000 and $1,351,000 for the years ended July 31, 1993, 1994 and for the nine months ended April 30, 1996, respectively. There were no material sales to this entity for the year ended July 31, 1995 or for the nine months ended April 30, 1995.

    The Company had outstanding notes and loans receivable from officers and employees in the amount of $1,264,000, $1,474,000 and $1,605,000, at July 31,
1994 and 1995 and April 30, 1996, respectively, all of which were non-interest bearing. These notes and loans are classified as other assets.

                      FOUR M CORPORATION AND SUBSIDIARIES
             NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)

11. RELATED PARTY TRANSACTIONS (CONTINUED)
    An officer of the Company owns a minority interest in a subsidiary which had sales of $5,884,000, $7,558,000, $13,579,000, $10,061,000 and $1,398,000 for the
years ended July 31, 1993, 1994 and 1995 and for the nine months ended April 30, 1995 and 1996, respectively.

12. COMMITMENT AND CONTINGENCIES

    PURCHASE COMMITMENTS

    The Company has commitments to purchase paperboard inventory from four major vendors. The total commitment is for the purchase of 160,000 tons of inventory through December 2001. The prices per ton will be based on market rates, less applicable rebates.

    LITIGATION

    The Company is involved in various legal actions and claims arising in the ordinary course of its business. Management believes that current litigation and claims will be resolved without any material effect on the Company's financial position or results of operations.

    SAVINGS AND INVESTMENT PLANS

    The Company has two defined contribution savings and investment plans covering most of its non-union employees with at least one year of service. One plan does not provide for matching of employee contributions. Under the other plan, employee contributions up to 6% of their salary are matched at 20%. Expenses incurred under both plans amounted to approximately $70,000, $81,000, $107,000, $82,000 and $50,000 for the years ended July 31, 1993, 1994 and 1995, and the nine months ended April 30, 1995 and 1996, respectively.

    PENSION PLANS

    The Company has a defined contribution plan for its union employees. Contributions are made by the Company at a defined rate per hour worked. Expense incurred under these plans amounted to approximately $518,000, $431,000, $67,000, $43,000 and $57,000 for the years ended July 31, 1993, 1994 and 1995 and the nine months ended April 30, 1995 and 1996, respectively.

    STOCK APPRECIATION UNIT PLAN

    On September 8, 1993, the Company's Board of Directors approved a Stock Appreciation Unit Plan (the "Plan"). Pursuant to the Plan units may be granted to key employees at the discretion of the Chief Executive Officer and the non-employee directors of the Company. Units awarded under the Plan are subject to the vesting and redemption terms of the Plan. Employees may elect to redeem vested units awarded under the Plan. Units to be redeemed will be paid in cash over a period of time at an amount based on earnings and increases in book value.

13. SUBSEQUENT EVENTS

    PURCHASE OF FIBRE MARKETING

    Pursuant to a Limited Liability Company Agreement dated as of May 24, 1996, the Company acquired a 50% interest in Fibre Marketing Company, L.L.C. ("Fibre Marketing"). The Company made an aggregate capital contribution of $280,000 to Fibre Marketing in August 1996.

    DISPOSITION OF FLINT

    On August 16, 1996, Box USA discontinued its operations at its Flint, Michigan facility and disposed of substantially all of the machinery and equipment, finished goods and work-in-progress inventory and certain related assets utilized at such facility for a purchase price of approximately $2.6 million. Box USA retained all accounts receivable, accounts payable and raw material inventory. The equipment was transferred pursuant to a like-kind exchange within the meaning of section 1031 of the Code, as amended.

                      FOUR M CORPORATION AND SUBSIDIARIES
             NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)

13. SUBSEQUENT EVENTS (CONTINUED)
    PURCHASE OF MANNKRAFT

    On August 5, 1996, the Company acquired 490 shares of the common stock of MannKraft Corporation ("MannKraft") from Stone Container Corporation. The purchase represented 49% of MannKraft's outstanding shares and was acquired by the Company for $5.5 million, which was paid on August 6, 1996. The Company's interest in MannKraft is now 50%. This transaction was made in compliance with the covenants contained in the Indenture. The Company's interest in MannKraft will be accounted for under the consolidation method.

                          INDEPENDENT AUDITORS' REPORT

The Board of Directors
St. Joe Container Company:

    We have audited the accompanying statements of financial position of St. Joe Container Company as of December 31, 1994 and 1995, and the related statements of operations, cash flows and changes in equity for each of the years in the three-year period ended December 31, 1995. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

    We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

    In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of St. Joe Container Company as of December 31, 1994 and 1995, and the results of its operations and its cash flows for each of the years in the three-year period ended December 31, 1995, in conformity with generally accepted accounting principles.

    As disclosed in note 3(f) to the financial statements, St. Joe Container Company changed its method of accounting for income taxes effective January 1, 1993 to adopt the provisions of the Financial Accounting Standards Board's Statement of Financial Accounting Standards (SFAS) No. 109, "Accounting for Income Taxes." As disclosed in note 3(g), St. Joe Container Company changed its method of accounting for investments to adopt the provisions of the Financial Accounting Standards Board's SFAS No. 115, "Accounting for Certain Investments in Debt and Equity Securities" at December 31, 1993.

                                          /s/ KPMG PEAT MARWICK LLP
                                          KPMG Peat Marwick LLP

Jacksonville, Florida
February 12, 1996

                           ST. JOE CONTAINER COMPANY
                        STATEMENT OF FINANCIAL POSITION
                           DECEMBER 31, 1994 AND 1995

                                     ASSETS

                                                                                               1994        1995
                                                                                            ----------  ----------
                                                                                            (DOLLARS IN THOUSANDS)
CURRENT ASSETS:
  Cash and cash equivalents...............................................................  $    2,220       1,143
  Accounts receivable.....................................................................      29,885      28,566
  Inventories.............................................................................      24,910      36,012
  Prepaid and other assets................................................................         957         886
                                                                                            ----------  ----------
      TOTAL CURRENT ASSETS................................................................      57,972      66,607
                                                                                            ----------  ----------
Investments and other assets:
  Other investments.......................................................................       2,977       3,088
  Other assets............................................................................         118         174
                                                                                            ----------  ----------
      TOTAL INVESTMENTS AND OTHER ASSETS..................................................       3,095       3,262
                                                                                            ----------  ----------
Property, plant and equipment, net........................................................      45,395      37,306
                                                                                            ----------  ----------
      TOTAL ASSETS........................................................................  $  106,462     107,175
                                                                                            ----------  ----------
                                                                                            ----------  ----------

                                              LIABILITIES AND EQUITY

CURRENT LIABILITIES:
  Accounts payable........................................................................  $    8,257       5,372
  Accrued reserves........................................................................       1,851       1,659
  Property and other taxes................................................................         521         602
  Accrued liabilities.....................................................................         463         522
  Notes payable to banks..................................................................       5,400      --
  Long-term debt due within one year......................................................       1,185      --
                                                                                            ----------  ----------
      TOTAL CURRENT LIABILITIES...........................................................      17,677       8,155
                                                                                            ----------  ----------
Accrued reserves..........................................................................       1,693       1,939
Long-term debt due after one year.........................................................       2,401      --
Deferred income taxes.....................................................................       5,639       4,459
                                                                                            ----------  ----------
      TOTAL LIABILITIES...................................................................      27,410      14,553
                                                                                            ----------  ----------
EQUITY:
  Equity in net assets....................................................................      77,302      90,798
  Net unrealized gain on marketable equity securities.....................................       1,750       1,824
                                                                                            ----------  ----------
                                                                                                79,052      92,622
                                                                                            ----------  ----------
      TOTAL LIABILITIES AND EQUITY........................................................  $  106,462     107,175
                                                                                            ----------  ----------
                                                                                            ----------  ----------

                See accompanying notes to financial statements.

                           ST. JOE CONTAINER COMPANY
                            STATEMENT OF OPERATIONS
                  YEARS ENDED DECEMBER 31, 1993, 1994 AND 1995

                                                                                  1993        1994        1995
                                                                               ----------  ----------  ----------
                                                                                     (DOLLARS IN THOUSANDS)
NET SALES....................................................................  $  237,539     283,902     326,713
COST OF SALES................................................................     227,401     270,913     299,907
SELLING, GENERAL AND ADMINISTRATIVE EXPENSES.................................      20,806      23,493      23,184
                                                                               ----------  ----------  ----------
    OPERATING INCOME (LOSS)..................................................     (10,668)    (10,504)      3,622
                                                                               ----------  ----------  ----------
OTHER INCOME (EXPENSE):
  Interest income............................................................          69          99         110
  Interest expense...........................................................        (388)       (408)       (373)
  Gain on sale of property...................................................      --          --           1,816
  Other, net.................................................................         (23)        (79)     --
                                                                               ----------  ----------  ----------
                                                                                     (342)       (388)      1,553
                                                                               ----------  ----------  ----------
Income (loss) before income taxes and cumulative effect of change in
 accounting principle........................................................     (11,010)    (10,892)      5,175
Provision for income taxes:
  Current....................................................................      (3,532)     (3,412)      2,983
  Deferred...................................................................        (273)       (448)     (1,149)
                                                                               ----------  ----------  ----------
    TOTAL PROVISION FOR INCOME TAXES.........................................      (3,805)     (3,860)      1,834
                                                                               ----------  ----------  ----------
Income (loss) before cumulative effect of change in accounting principle.....      (7,205)     (7,032)      3,341
Cumulative effect of change in accounting principle for income taxes.........        (184)     --          --
                                                                               ----------  ----------  ----------
    NET INCOME (LOSS)........................................................  $   (7,389)     (7,032)      3,341
                                                                               ----------  ----------  ----------
                                                                               ----------  ----------  ----------

                See accompanying notes to financial statements.

                           ST. JOE CONTAINER COMPANY
                            STATEMENT OF CASH FLOWS
                  YEARS ENDED DECEMBER 31, 1993, 1994 AND 1995

                                                                                      1993       1994       1995
                                                                                   ----------  ---------  ---------
                                                                                        (DOLLARS IN THOUSANDS)
CASH FLOWS FROM OPERATING ACTIVITIES:
  Net income (loss)..............................................................  $   (7,389)    (7,032)     3,341
  Adjustments to reconcile net income (loss) to cash used in operating activities:
    Cumulative effect of change in accounting principle..........................         184     --         --
    Depreciation.................................................................       7,823      7,845      7,837
    Gain on sale of property.....................................................      --         --         (1,816)
    Decrease in deferred income taxes............................................        (273)      (448)    (1,149)
    Changes in operating assets and liabilities:
      Accounts receivable........................................................         389     (8,681)     1,319
      Inventories................................................................      (2,625)     2,097    (11,102)
      Prepaid and other assets...................................................         152        (55)       (53)
      Accounts payable...........................................................          42      3,441     (2,885)
      Accrued liabilities........................................................        (382)       165         59
      Property and other taxes...................................................         (11)        12         81
      Accrued reserves...........................................................        (278)       594         54
                                                                                   ----------  ---------  ---------
        CASH USED IN OPERATING ACTIVITIES........................................      (2,368)    (2,062)    (4,314)
                                                                                   ----------  ---------  ---------
CASH FLOWS FROM INVESTING ACTIVITIES:
  Purchases of property, plant and equipment.....................................      (5,412)    (7,574)      (905)
  Proceeds from sale of property.................................................      --         --          2,973
  Purchases of available for sale investments....................................         (50)       (99)    --
                                                                                   ----------  ---------  ---------
        CASH PROVIDED BY (USED IN) INVESTING ACTIVITIES..........................      (5,462)    (7,673)     2,068
                                                                                   ----------  ---------  ---------
CASH FLOWS FROM FINANCING ACTIVITIES:
  Net change in notes payable to banks...........................................       1,200      4,200     (5,400)
  Repayment of long-term debt....................................................      (1,126)    (1,182)    (3,586)
  Changes in intercompany accounts...............................................       6,629      6,152     10,155
                                                                                   ----------  ---------  ---------
        CASH PROVIDED BY FINANCING ACTIVITIES....................................       6,703      9,170      1,169
                                                                                   ----------  ---------  ---------
NET DECREASE IN CASH AND CASH EQUIVALENTS........................................      (1,127)      (565)    (1,077)
CASH AND CASH EQUIVALENTS AT BEGINNING OF PERIOD.................................       3,912      2,785      2,220
                                                                                   ----------  ---------  ---------
CASH AND CASH EQUIVALENTS AT END OF PERIOD.......................................  $    2,785      2,220      1,143
                                                                                   ----------  ---------  ---------
                                                                                   ----------  ---------  ---------
SUPPLEMENTAL DISCLOSURE OF CASH FLOW INFORMATION:
  Cash paid during the year for interest.........................................  $      381        408        351
                                                                                   ----------  ---------  ---------
                                                                                   ----------  ---------  ---------

                See accompanying notes to financial statements.

                           ST. JOE CONTAINER COMPANY
                         STATEMENT OF CHANGES IN EQUITY
                  YEARS ENDED DECEMBER 31, 1993, 1994 AND 1995

                                                                                1993         1994         1995
                                                                             -----------  -----------  -----------
                                                                                    (DOLLARS IN THOUSANDS)
Common stock...............................................................  $     4,900        4,900        4,900
                                                                             -----------  -----------  -----------
                                                                             -----------  -----------  -----------
Additional paid in capital.................................................  $   110,919      110,919      110,919
                                                                             -----------  -----------  -----------
                                                                             -----------  -----------  -----------
Retained deficit:
  Balance at beginning of year.............................................  $   (96,420)    (103,809)    (110,841)
  Net income (loss)........................................................       (7,389)      (7,032)       3,341
                                                                             -----------  -----------  -----------
  Balance at end of year...................................................  $  (103,809)    (110,841)    (107,500)
                                                                             -----------  -----------  -----------
                                                                             -----------  -----------  -----------
Intercompany accounts:
  Balance at beginning of year.............................................  $    59,543       66,172       72,324
  Net change...............................................................        6,629        6,152       10,155
                                                                             -----------  -----------  -----------
  Balance at end of year...................................................  $    66,172       72,324       82,479
                                                                             -----------  -----------  -----------
                                                                             -----------  -----------  -----------
Unrealized gain on marketable equity securities:
  Balance at beginning of year.............................................  $   --             1,743        1,750
  Increase in net unrealized gain, net of tax effect.......................      --                 7           74
  Cumulative effect of change in accounting principle for investments......        1,743      --           --
                                                                             -----------  -----------  -----------
  Balance at end of year...................................................  $     1,743        1,750        1,824
                                                                             -----------  -----------  -----------
                                                                             -----------  -----------  -----------

                See accompanying notes to financial statements.

                           ST. JOE CONTAINER COMPANY
                         NOTES TO FINANCIAL STATEMENTS
                        DECEMBER 31, 1993, 1994 AND 1995
                             (DOLLARS IN THOUSANDS)

(1) NATURE OF OPERATIONS
    St. Joe Container Company (SJCC), a wholly owned subsidiary of St. Joe Forest Products Company (SJFP), is engaged in the manufacture of corrugated containers. SJCC operates sixteen production facilities which are located in the eastern half of the United States. Corrugated containers are typically manufactured to customer order. SJCC supplies manufacturers and distributors in the food and beverage (approximately 31% of revenues for the year ended December 31, 1995), paper and printing (approximately 21%) and rubber and plastic industries (approximately 32%) among others.

(2) BASIS OF PRESENTATION
    The accompanying financial statements include all of the relevant assets, liabilities, revenues and expenses attributable to the container operation of SJCC. Certain of the assets and liabilities are under contract for sale as defined in the asset purchase agreement between St. Joe Paper Company (SJPC), SJFP, SJCC, Florida Coast Paper Company, L.L.C. and Four M Corporation dated November 1, 1995.

(3) SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

    (A)  ESTIMATES

    The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

    (B)  CASH AND CASH EQUIVALENTS

    For purposes of the statement of cash flows, cash and cash equivalents include cash on hand, bank demand accounts, money market accounts, remarketed certificates of participation and repurchase agreements having original maturities of three months or less.

    (C)  INVENTORIES

    Inventories are stated at the lower of cost or market. Costs for manufactured paper products and associated raw materials are determined under the last-in, first-out (LIFO) method. Costs for substantially all other inventories are determined under the first in, first out (FIFO) or the average cost method.

    (D)  PROPERTY, PLANT AND EQUIPMENT

    Depreciation is computed using both straight-line and accelerated methods over the useful lives of various assets.

    (E)  FAIR VALUE OF FINANCIAL INSTRUMENTS

    The fair value of investments differs from cost as disclosed in note 4.

    (F)  INCOME TAXES

    SJCC's results of operations are included in the consolidated U.S. federal and Florida income tax returns of SJPC. In other states, SJCC files a separate return. The tax provisions and deferred tax liabilities presented have been determined as if SJCC was a stand-alone business filing separate returns, except to the extent that an operating loss can be utilized by SJPC, the benefit is allocated to SJCC. Current tax liabilities or benefits are paid to or refunded by SJPC, the parent company.

    SJCC follows the asset and liability method of accounting for income taxes in accordance with Statement of Financial Accounting Standards (SFAS) No. 109 "Accounting for Income Taxes." Under SFAS 109, deferred tax assets and liabilities are recognized for the future tax consequences attributable to differences

                           ST. JOE CONTAINER COMPANY
                   NOTES TO FINANCIAL STATEMENTS (CONTINUED)
                        DECEMBER 31, 1993, 1994 AND 1995
                             (DOLLARS IN THOUSANDS)

(3) SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (CONTINUED) between the financial statement carrying amounts of existing assets and liabilities and their respective tax bases. Deferred tax assets and liabilities are measured using enacted tax rates expected to apply to taxable income in the years in which those temporary differences are expected to be recovered or settled. Under SFAS 109, the effect on deferred tax assets and liabilities of a change in tax rates is recognized in income in the period that includes the enactment date. Effective January 1, 1993, SJCC adopted SFAS 109 and has reported the cumulative effect of that change in the method of accounting for income taxes of ($184) in the 1993 statement of operations.

    (G)  INVESTMENTS

    Investments consist of common stocks, which are classified as other investments. SJCC adopted the provisions of SFAS No. 115, "Accounting for Certain Investments in Debt and Equity Securities" at December 31, 1993. Under SFAS 115, SJCC classifies its marketable equity securities as available-for-sale. Available-for-sale securities are recorded at fair value and unrealized holding gains and losses, net of the related income tax, are excluded from earnings and are reported as a separate component of equity until realized. A decline in the fair value of any available-for-sale security below cost that is deemed other than temporary is charged to earnings resulting in the establishment of a new cost basis for the security. Realized gains and losses for securities classified as available-for-sale are included in earnings and are derived using the specific identification method for determining the cost of securities sold.

(4) INVESTMENTS
    Investments at December 31 consist of marketable equity securities as follows:

                                                                                     FAIR     GROSS UNREALIZED
                                                                          COST       VALUE      HOLDING GAIN
                                                                        ---------  ---------  -----------------
1994..................................................................  $     266      2,977          2,711
1995..................................................................  $     266      3,088          2,822

(5) INVENTORIES
    Inventories as of December 31 consist of:

                                                                                      1994       1995
                                                                                    ---------  ---------
Manufactured paper products and associated raw materials..........................  $  17,918     29,769
Materials and supplies............................................................      6,992      6,243
                                                                                    ---------  ---------
                                                                                    $  24,910     36,012
                                                                                    ---------  ---------
                                                                                    ---------  ---------

    The replacement cost of manufactured paper products and associated raw material inventories was in excess of LIFO stated cost by approximately $26,824 as of December 31, 1995 ($18,439 in 1994). During 1994, inventory quantities were reduced, resulting in a LIFO liquidation that decreased net loss by $646.

                           ST. JOE CONTAINER COMPANY
                   NOTES TO FINANCIAL STATEMENTS (CONTINUED)
                        DECEMBER 31, 1993, 1994 AND 1995
                             (DOLLARS IN THOUSANDS)

(6) PROPERTY, PLANT AND EQUIPMENT
    Property, plant and equipment, at cost, as of December 31 consists of:

                                                                                             ESTIMATED
                                                                                               USEFUL
                                                                        1994        1995        LIFE
                                                                     ----------  ----------  ----------
Land...............................................................  $      857         803      --
Land improvements..................................................       1,873       1,792      20
Buildings..........................................................      27,966      26,278      45
Machinery and equipment............................................     103,790     104,095    12-30
Office equipment...................................................       2,859       2,678      10
Autos and trucks...................................................       1,958       2,007     3-6
Construction in progress...........................................         632         160      --
                                                                     ----------  ----------
                                                                        139,935     137,813
Accumulated depreciation...........................................      94,540     100,507
                                                                     ----------  ----------
                                                                     $   45,395      37,306
                                                                     ----------  ----------
                                                                     ----------  ----------

(7) INCOME TAXES
    Total income tax expense (benefit) for the years ended December 31, 1993, 1994 and 1995 was allocated as follows:

                                                                              1993       1994       1995
                                                                            ---------  ---------  ---------
Income (loss) from continuing operations..................................  $  (3,805)    (3,860)     1,834
Equity, for recognition of unrealized gain on marketable equity
 securities...............................................................        957          4         37
                                                                            ---------  ---------  ---------
                                                                            $  (2,848)    (3,856)     1,871
                                                                            ---------  ---------  ---------
                                                                            ---------  ---------  ---------

    Income tax expense (benefit) attributable to income (loss) from continuing operations differed from the amount computed by applying the statutory federal income tax rate to pre-tax income (loss) as a result of the following:

                                                                              1993       1994       1995
                                                                            ---------  ---------  ---------
Tax at the statutory federal rate.........................................  $  (3,854)    (3,812)     1,811
State income taxes (net of federal benefit)...............................        (49)       (48)        23
Adjustment to deferred tax assets and liabilities for enacted changes in
 tax laws and rates.......................................................         98     --         --
                                                                            ---------  ---------  ---------
                                                                            $  (3,805)    (3,860)     1,834
                                                                            ---------  ---------  ---------
                                                                            ---------  ---------  ---------

                           ST. JOE CONTAINER COMPANY
                   NOTES TO FINANCIAL STATEMENTS (CONTINUED)
                        DECEMBER 31, 1993, 1994 AND 1995
                             (DOLLARS IN THOUSANDS)

(7) INCOME TAXES (CONTINUED)
    The tax effects of temporary differences that give rise to significant portions of deferred tax assets and deferred tax liabilities at December 31, 1994 and 1995, are presented below:

                                                                                         1994       1995
                                                                                       ---------  ---------
Deferred tax liabilities:
  Property, plant and equipment, principally due to differences in depreciation......  $   5,275      4,377
  Unrealized gain on marketable equity securities....................................        961        998
                                                                                       ---------  ---------
      Total gross deferred tax liabilities...........................................      6,236      5,375
                                                                                       ---------  ---------
Deferred tax assets:
  Current:
    Accrued expenses.................................................................        656        588
  Noncurrent:
    Accrued reserves.................................................................        597        916
    State net operating loss carryforward............................................      6,371      6,034
                                                                                       ---------  ---------
  Gross noncurrent deferred tax assets...............................................      6,968      6,950
  Valuation allowance................................................................      6,371      6,034
                                                                                       ---------  ---------
  Net noncurrent deferred tax assets.................................................        597        916
                                                                                       ---------  ---------
      Net deferred tax assets........................................................      1,253      1,504
                                                                                       ---------  ---------
      Net deferred tax liability.....................................................  $   4,983      3,871
                                                                                       ---------  ---------
                                                                                       ---------  ---------

    Based on the timing of reversal of future taxable amounts and SJPC's history of reporting taxable income, SJCC believes that the deferred tax assets will be realized and a valuation allowance is not considered necessary except for those resulting from the net operating loss carryforward available for state income taxes. Because of SJCC's history of reporting tax losses in certain states, SJCC believes that substantially all carryforwards will not be realized and, accordingly, has recorded a valuation allowance equal to the entire amount. This valuation allowance was $6,371 and $6,034 at December 31, 1994 and 1995, which increased $188 and decreased $337 in 1994 and 1995, respectively. The current deferred tax asset of $656 and $588 is recorded in other current assets as of December 31, 1994 and 1995, respectively.

(8) PENSION AND RETIREMENT PLANS
    Substantially all of SJCC's employees, along with other SJPC and subsidiaries eligible employees, participate in SJPC pension plans. During the past three years, the assets of the SJPC pension plan have exceeded benefit obligations under such plans, resulting in pension income under SFAS No. 87 "Employers' Accounting for Pensions." SJPC has an Employee Stock Ownership Plan
(ESOP) for the purpose of purchasing stock of SJPC for the benefit of qualified employees. Contributions to the ESOP are limited to .5% of compensation of employees covered under the ESOP. No assets of the SJPC pension plan or the ESOP will be transferred as a result of the asset purchase agreement. No allocation of benefit or expense from the pension plans or ESOP has been made to SJCC during the years ended December 31, 1993, 1994 and 1995.

    SJPC also has other defined contribution plans which, in conjunction with the ESOP, cover substantially all its salaried employees. Contributions are at the employees' discretion and are matched by SJPC up to certain limits. SJCC's expense for these defined contribution plans was $365 in 1993 and $380 in 1994 and

                           ST. JOE CONTAINER COMPANY
                   NOTES TO FINANCIAL STATEMENTS (CONTINUED)
                        DECEMBER 31, 1993, 1994 AND 1995
                             (DOLLARS IN THOUSANDS)

(8) PENSION AND RETIREMENT PLANS (CONTINUED)
1995. Pursuant to the asset purchase agreement, the assets of the defined contribution plans attributable to transferred SJCC employees may be paid out immediately to the employee, left in the plans or rolled over into a qualified plan of the buyer, if such plan exists.

(9) RELATED PARTY TRANSACTIONS
    Intercompany due to and due from balances between SJCC and SJPC and its affiliates have been included in equity. The net intercompany due to SJPC was $72,324 and $82,479 at December 31, 1994 and 1995, respectively. The intercompany transactions described below may or may not be indicative of what such transactions would have been had SJCC operated either as an unaffiliated entity or in affiliation with another entity.

    An allocation of costs of overhead of SJPC is included in selling, general and administrative expenses. SJPC provides services for SJCC in treasury, taxes, benefits administration and legal support and other financial systems and support. SJPC's budgeted overhead was allocated based on a formula which equally weighted each subsidiary's proportional share of payroll, sales and fixed assets. This formula is similar to that which is used by many states to determine the economic activity of an entity and is considered by management to be a reasonable measure of the use of corporate resources by each subsidiary. SJCC was billed approximately $931 annually for such services in 1993, 1994 and 1995.

    Purchases from SJFP, the parent of SJCC, amounted to approximately $87,015, $97,691 and $126,410 representing approximately 251,000, 248,000 and 238,000 tons for the years ended December 31, 1993, 1994 and 1995, respectively. Pricing for these transactions was based on the PULP & PAPER WEEK Price Watch: Paper and Paperboard. In addition, SJFP purchases both linerboard and corrugating medium for SJCC from outside suppliers. The price paid by SJFP for this rollstock was negotiated with each supplier. SJCC was charged for the rollstock at the prices published in PULP & PAPER WEEK.

(10)CONTINGENCIES
    SJCC is involved in litigation on a number of matters and is subject to certain claims which arise in the normal course of business, none of which, in the opinion of management, is expected to have a material adverse effect on SJCC's financial position or results of operations.

    SJCC has retained certain self-insurance risks with respect to losses for third party liability, property damage and group health insurance provided to employees. Aggregate related accruals were $3,244 and $2,848 as of December 31, 1994 and 1995, respectively.

    SJCC is subject to costs arising out of environmental laws and regulations, which include obligations to remove or limit the effects on the environment of the disposal or release of certain wastes or substances at various sites. It is SJCC's policy to accrue and charge against earnings environmental cleanup costs when it is probable that a liability has been incurred and an amount is reasonably estimable. As assessments and cleanups proceed, these accruals are reviewed and adjusted, if necessary, as additional information becomes available.

    SJCC is currently a party to, or involved in, legal proceedings involving environmental matters such as alleged discharges into water or soil. It is not possible to quantify future environmental costs because many issues relate to actions by third parties or changes in environmental regulation. Environmental liabilities are paid over an extended period and the timing of such payments cannot be predicted with any confidence. Based on information presently available, management believes that the ultimate disposition of currently known matters will not have a material effect on the financial position, liquidity, or results of operations of SJCC. Aggregate environmental related accruals were $300 and $750 as of December 31, 1994 and 1995, respectively.

                           ST. JOE CONTAINER COMPANY
                   UNAUDITED STATEMENT OF FINANCIAL POSITION
                                 MARCH 31, 1996
                             (DOLLARS IN THOUSANDS)

                                            ASSETS

CURRENT ASSETS:
  Cash and cash equivalents.......................................................   $     871
  Accounts receivable.............................................................      28,837
  Inventories.....................................................................      30,128
  Prepaid and other assets........................................................         687
                                                                                    -----------
    TOTAL CURRENT ASSETS..........................................................      60,523
                                                                                    -----------

Investments and other assets:
  Other investments...............................................................       3,113
  Other assets....................................................................         128
                                                                                    -----------
    TOTAL INVESTMENTS AND OTHER ASSETS............................................       3,241

Property, plant and equipment, net................................................      35,298
                                                                                    -----------
    TOTAL ASSETS..................................................................   $  99,062
                                                                                    -----------
                                                                                    -----------

                                    LIABILITIES AND EQUITY

CURRENT LIABILITIES:
  Accounts payable................................................................   $   6,092
  Accrued liabilities.............................................................       3,656
                                                                                    -----------
    TOTAL CURRENT LIABILITIES.....................................................       9,748

Accrued reserves..................................................................       1,939
Deferred income taxes.............................................................       4,234
                                                                                    -----------
    TOTAL LIABILITIES.............................................................      15,921

EQUITY:
  Equity in net assets............................................................      81,318
  Net unrealized gain on marketable equity securities.............................       1,823
                                                                                    -----------
                                                                                        83,141
                                                                                    -----------
    TOTAL LIABILITIES AND EQUITY..................................................   $  99,062
                                                                                    -----------
                                                                                    -----------

           See accompanying notes to unaudited financial statements.

                           ST. JOE CONTAINER COMPANY
                       UNAUDITED STATEMENT OF OPERATIONS
                   THREE MONTHS ENDED MARCH 31, 1995 AND 1996

                                                                                             1995         1996
                                                                                          -----------  -----------
                                                                                           (DOLLARS IN THOUSANDS)
NET SALES...............................................................................  $    83,093       71,886
COST OF SALES...........................................................................       72,675       66,576
SELLING, GENERAL AND ADMINISTRATIVE EXPENSES............................................        6,044        6,438
                                                                                          -----------  -----------
  OPERATING INCOME (LOSS)...............................................................        4,374       (1,128)

OTHER INCOME (EXPENSE):
  Interest income.......................................................................           35      --
  Interest expense......................................................................         (168)     --
  Other, net............................................................................           14            1
                                                                                          -----------  -----------
                                                                                                 (119)           1
                                                                                          -----------  -----------
Income (loss) before income taxes.......................................................        4,255       (1,127)
Provision for income taxes:
  Current...............................................................................        1,695         (175)
  Deferred..............................................................................         (187)        (224)
                                                                                          -----------  -----------
    TOTAL PROVISION FOR INCOME TAXES....................................................        1,508         (399)
                                                                                          -----------  -----------
    NET INCOME (LOSS)...................................................................  $     2,747         (728)
                                                                                          -----------  -----------
                                                                                          -----------  -----------

           See accompanying notes to unaudited financial statements.

                           ST. JOE CONTAINER COMPANY
                       UNAUDITED STATEMENT OF CASH FLOWS
                   THREE MONTHS ENDED MARCH 31, 1995 AND 1996

                                                                                               1995       1996
                                                                                             ---------  ---------
                                                                                                 (DOLLARS IN
                                                                                                  THOUSANDS)
CASH FLOWS FROM OPERATING ACTIVITIES:
  Net income (loss)........................................................................  $   2,747       (728)
  Adjustments to reconcile net income (loss) to cash provided by operating activities:
    Depreciation...........................................................................      2,008      1,945
    Decrease in deferred income taxes......................................................       (187)      (224)
    Changes in operating assets and liabilities:
      Accounts receivable..................................................................     (2,918)      (271)
      Inventories..........................................................................     (3,296)     5,884
      Prepaid and other assets.............................................................       (149)       245
      Accounts payable.....................................................................      1,923        720
      Accrued liabilities and reserves.....................................................      1,254        873
                                                                                             ---------  ---------
        CASH PROVIDED BY OPERATING ACTIVITIES..............................................      1,382      8,444
                                                                                             ---------  ---------
CASH FLOWS FROM INVESTING ACTIVITIES:
  Purchases of property, plant and equipment, net of disposals.............................       (372)        63
  Purchases of available for sale investments..............................................        (26)       (25)
                                                                                             ---------  ---------
        CASH PROVIDED BY (USED IN) INVESTING ACTIVITIES....................................       (398)        38
                                                                                             ---------  ---------
CASH FLOWS FROM FINANCING ACTIVITIES:
  Repayment of long-term debt..............................................................        (84)    --
  Changes in intercompany accounts.........................................................     (1,529)    (8,754)
                                                                                             ---------  ---------
        CASH USED IN FINANCING ACTIVITIES..................................................     (1,613)    (8,754)
                                                                                             ---------  ---------
NET DECREASE IN CASH AND CASH EQUIVALENTS..................................................       (629)      (272)
CASH AND CASH EQUIVALENTS AT BEGINNING OF PERIOD...........................................      2,220      1,143
                                                                                             ---------  ---------
CASH AND CASH EQUIVALENTS AT END OF PERIOD.................................................  $   1,591        871
                                                                                             ---------  ---------
                                                                                             ---------  ---------
SUPPLEMENTAL DISCLOSURE OF CASH FLOW INFORMATION:
  Cash paid during the period for interest.................................................  $     120     --
                                                                                             ---------  ---------
                                                                                             ---------  ---------

           See accompanying notes to unaudited financial statements.

                           ST. JOE CONTAINER COMPANY
                    NOTES TO UNAUDITED FINANCIAL STATEMENTS
                             (DOLLARS IN THOUSANDS)

1. In the opinion of St. Joe Container Company (SJCC), the accompanying unaudited financial statements contain all adjustments (consisting of only normal recurring accruals) necessary to present fairly the financial position as of March 31, 1996 and the results of operations and cash flows for the three month periods ended March 31, 1995 and 1996.

2. The accompanying financial statements include all of the relevant assets, liabilities, revenues and expenses attributable to the container operations of SJCC. Certain of the assets and liabilities are under contract for sale as defined in the asset purchase agreement between St. Joe Paper Company ("SJPC"), St. Joe Forest Products Company ("SJFP"), SJCC, Florida Coast Paper Company, L.L.C. and Four M Corporation dated November 1, 1995.

3. The results of operations for the three month periods ended March 31, 1995 and 1996 are not necessarily indicative of the results that may be expected for the full year.

4.  Inventories as of March 31, 1996 consist of:

Manufactured paper products and associated raw materials....................   $  28,733
Materials and supplies......................................................       1,395
                                                                              -----------
                                                                               $  30,128
                                                                              -----------
                                                                              -----------

5. Intercompany due to and due from balances between SJCC and SJPC and its affiliates have been included in equity. The net intercompany due to SJPC was $74,505 at March 31, 1996. The intercompany transactions described below may or may not be indicative of what such transactions would have been had SJCC operated either as an unaffiliated entity or in affiliation with another entity.

    An allocation of costs of overhead of SJPC is included in selling, general and administrative expenses. SJPC provides services for SJCC in treasury, taxes, benefits administration and legal support and other financial systems and support. SJPC's budgeted overhead was allocated based on a formula which equally weighted each subsidiary's proportional share of payroll, sales and fixed assets. This formula is similar to that which is used by many states to determine the economic activity of an entity and is considered by management to be a reasonable measure of the use of corporate resources by each subsidiary. SJCC was billed approximately $233 for such services in the three month periods ended March 31, 1995 and 1996.

    Purchases from SJFP, the parent of SJCC, amounted to approximately $30,161 and $27,245 representing approximately 62,000 and 56,000 tons for the three month periods ended March 31, 1995 and 1996, respectively. Pricing for these transactions was based on the PULP & PAPER WEEK Price Watch: Paper and Paperboard. In addition, SJFP purchases both linerboard and corrugating medium for SJCC from outside suppliers. The price paid by SJFP for this rollstock was negotiated with each supplier. SJCC was charged for the rollstock at the prices published in PULP & PAPER WEEK.

6. SJCC is involved in litigation on a number of matters and is subject to certain claims which arise in the normal course of business, none of which, in the opinion of management, is expected to have a material adverse effect on SJCC's financial position or results of operations.

    SJCC has retained certain self-insurance risks with respect to losses for third-party liability, property damage and group health insurance provided to employees. Aggregate related accruals were $2,848 as of March 31, 1996.

                           ST. JOE CONTAINER COMPANY
              NOTES TO UNAUDITED FINANCIAL STATEMENTS (CONTINUED)
                             (DOLLARS IN THOUSANDS)

    6. (Continued)

    SJCC is subject to costs arising out of environmental laws and regulations, which include obligations to remove or limit the effects on the environment of the disposal or release of certain wastes or substances at various sites. It is SJCC's policy to accrue and charge against earnings environmental cleanup costs when it is probable that a liability has been incurred and an amount is reasonably estimable. As assessments and cleanups proceed, these accruals are reviewed and adjusted, if necessary, as additional information becomes available.

    SJCC is currently a party to, or involved in, legal proceedings, involving environmental matters such as alleged discharges into water or soil. It is not possible to quantify future environmental costs because many issues relate to actions by third parties or changes in environmental regulation. Environmental liabilities are paid over an extended period and the timing of such payments cannot be predicted with any confidence. Based on information presently available, management believes that the ultimate disposition of currently known matters will not have a material effect on the financial position, liquidity, or results of operations of SJCC. Aggregate environmental related accruals were $750 as of March 31, 1996.

                          INDEPENDENT AUDITORS' REPORT

The Board of Directors
St. Joe Forest Products Company:

    We have audited the accompanying statements of financial position of St. Joe Forest Products Company--Linerboard Mill Operations as of December 31, 1994 and 1995, and the related statements of operations, cash flows and changes in equity for each of the years in the three-year period ended December 31, 1995. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

    We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

    In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of St. Joe Forest Products Company--Linerboard Mill Operations as of December 31, 1994 and 1995, and the results of its operations and its cash flows for each of the years in the three-year period ended December 31, 1995, in conformity with generally accepted accounting principles.

    As disclosed in note 3(g) to the financial statements, St. Joe Forest Products Company--Linerboard Mill Operations changed its method of accounting for income taxes effective January 1, 1993 to adopt the provisions of the Financial Accounting Standards Board's Statement of Financial Accounting Standards No. 109, "Accounting for Income Taxes."

                                          /s/ KPMG Peat Marwick LLP
                                          KPMG Peat Marwick LLP

Jacksonville, Florida
February 12, 1996

          ST. JOE FOREST PRODUCTS COMPANY--LINERBOARD MILL OPERATIONS

                        STATEMENT OF FINANCIAL POSITION

                           DECEMBER 31, 1994 AND 1995
                             (DOLLARS IN THOUSANDS)

                                                                                                1994       1995
                                                                                             ----------  ---------
                                                      ASSETS
Current assets:
  Cash and cash equivalents................................................................  $   13,561         --
  Accounts receivable......................................................................      12,292      9,249
  Inventories, net.........................................................................      12,108     14,632
  Other assets.............................................................................         831      1,143
                                                                                             ----------  ---------
    Total current assets...................................................................      38,792     25,024
Property, plant and equipment, net.........................................................     171,021    169,424
                                                                                             ----------  ---------
    Total assets...........................................................................  $  209,813    194,448
                                                                                             ----------  ---------
                                                                                             ----------  ---------

                                              LIABILITIES AND EQUITY
Current liabilities:
  Accounts payable.........................................................................  $    8,556      7,746
  Accrued liabilities......................................................................         796      1,354
  Accrued reserves.........................................................................       1,424      2,056
                                                                                             ----------  ---------
    Total current liabilities..............................................................      10,776     11,156
Accrued reserves...........................................................................       1,799      2,379
Deferred income taxes......................................................................      34,020     33,553
                                                                                             ----------  ---------
    Total liabilities......................................................................      46,595     47,088
                                                                                             ----------  ---------
Equity in net assets.......................................................................     163,218    147,360
                                                                                             ----------  ---------
    Total liabilities and equity...........................................................  $  209,813    194,448
                                                                                             ----------  ---------
                                                                                             ----------  ---------

                See accompanying notes to financial statements.

          ST. JOE FOREST PRODUCTS COMPANY--LINERBOARD MILL OPERATIONS

                            STATEMENT OF OPERATIONS

                  YEARS ENDED DECEMBER 31, 1993, 1994 AND 1995
                             (DOLLARS IN THOUSANDS)

                                                                                     1993       1994       1995
                                                                                  ----------  ---------  ---------
Net sales.......................................................................  $  153,005    192,886    239,165
Cost of sales...................................................................     167,247    183,800    180,788
Selling, general and administrative expenses....................................       4,199      3,077      4,672
                                                                                  ----------  ---------  ---------
    Operating profit (loss).....................................................     (18,441)     6,009     53,705
                                                                                  ----------  ---------  ---------
Other income:
  Interest income...............................................................          97        383        962
  Other, net....................................................................         430        227         95
                                                                                  ----------  ---------  ---------
                                                                                         527        610      1,057
                                                                                  ----------  ---------  ---------
Income (loss) before income taxes and cumulative
 effect of change in accounting principle.......................................     (17,914)     6,619     54,762
Provision for income taxes:
  Current.......................................................................      (8,518)      (494)    20,995
  Deferred......................................................................       2,647      2,947       (701)
                                                                                  ----------  ---------  ---------
    Total provision for income taxes............................................      (5,871)     2,453     20,294
                                                                                  ----------  ---------  ---------
Income (loss) before cumulative effect of change in
 accounting principle...........................................................     (12,043)     4,166     34,468
Cumulative effect of change in accounting principle
 for income taxes...............................................................       5,003         --         --
                                                                                  ----------  ---------  ---------
    Net income (loss)...........................................................  $   (7,040)     4,166     34,468
                                                                                  ----------  ---------  ---------
                                                                                  ----------  ---------  ---------

                See accompanying notes to financial statements.

          ST. JOE FOREST PRODUCTS COMPANY--LINERBOARD MILL OPERATIONS
                            STATEMENT OF CASH FLOWS
                  YEARS ENDED DECEMBER 31, 1993, 1994 AND 1995
                             (DOLLARS IN THOUSANDS)

                                                                                       1993       1994       1995
                                                                                    ----------  ---------  ---------
Cash flows from operating activities:
  Net income (loss)...............................................................  $   (7,040)     4,166     34,468
  Adjustments to reconcile net income (loss) to cash
   provided by operating activities:
    Cumulative effect of change in accounting principle...........................      (5,003)        --         --
    Depreciation..................................................................      24,451     23,678     24,054
    Increase (decrease) in deferred income taxes..................................       2,647      2,947       (701)
    Changes in operating assets and liabilities:
      Accounts receivable.........................................................      (1,913)    (3,920)     3,043
      Inventories, net............................................................      (2,543)     2,370     (2,524)
      Other assets................................................................         (31)        (4)       (78)
      Accounts payable............................................................         338        426       (810)
      Accrued liabilities.........................................................        (212)       333        558
      Accrued expenses and reserves...............................................         565       (153)     1,212
                                                                                    ----------  ---------  ---------
        Cash provided by operating activities.....................................      11,259     29,843     59,222
                                                                                    ----------  ---------  ---------
Cash flows from investing activities:
  Purchases of property, plant and equipment......................................     (13,381)    (8,321)   (22,457)
  Purchases of held to maturity investments.......................................          --     (3,951)    (8,850)
  Proceeds from maturity of investments...........................................          --      3,951      8,850
                                                                                    ----------  ---------  ---------
        Cash used in investing activities.........................................     (13,381)    (8,321)   (22,457)
                                                                                    ----------  ---------  ---------
Cash flows from financing activities:
  Change in intercompany accounts.................................................       3,276     (8,434)   (50,326)
                                                                                    ----------  ---------  ---------
        Cash (used in) provided by financing activities...........................       3,276     (8,434)   (50,326)
                                                                                    ----------  ---------  ---------
Net (decrease) increase in cash and cash equivalents..............................       1,154     13,088    (13,561)
Cash and cash equivalents (deficit) at beginning of period........................        (681)       473     13,561
                                                                                    ----------  ---------  ---------
Cash and cash equivalents at end of period........................................  $      473     13,561         --
                                                                                    ----------  ---------  ---------
                                                                                    ----------  ---------  ---------

                See accompanying notes to financial statements.

          ST. JOE FOREST PRODUCTS COMPANY--LINERBOARD MILL OPERATIONS
                         STATEMENT OF CHANGES IN EQUITY
                  YEARS ENDED DECEMBER 31, 1993, 1994 AND 1995
                             (DOLLARS IN THOUSANDS)

                                                                                     1993       1994       1995
                                                                                  ----------  ---------  ---------
Common stock....................................................................  $       10         10         10
                                                                                  ----------  ---------  ---------
                                                                                  ----------  ---------  ---------
Additional paid in capital......................................................  $   75,014     75,014     75,014
                                                                                  ----------  ---------  ---------
                                                                                  ----------  ---------  ---------
Retained earnings:
  Balance at beginning of year..................................................  $  127,090    120,050    124,216
  Net income (loss).............................................................      (7,040)     4,166     34,468
                                                                                  ----------  ---------  ---------
  Balance at end of year........................................................  $  120,050    124,216    158,684
                                                                                  ----------  ---------  ---------
                                                                                  ----------  ---------  ---------
Intercompany accounts:
  Balance at beginning of year..................................................  $  (30,864)   (27,588)   (36,022)
  Net change....................................................................       3,276     (8,434)   (50,326)
                                                                                  ----------  ---------  ---------
  Balance at end of year........................................................  $  (27,588)   (36,022)   (86,348)
                                                                                  ----------  ---------  ---------
                                                                                  ----------  ---------  ---------

                See accompanying notes to financial statements.

          ST. JOE FOREST PRODUCTS COMPANY--LINERBOARD MILL OPERATIONS
                         NOTES TO FINANCIAL STATEMENTS
                        DECEMBER 31, 1993, 1994 AND 1995
                             (DOLLARS IN THOUSANDS)

(1) NATURE OF OPERATIONS
    St. Joe Forest Products Company (SJFP) is engaged in the manufacture of mottled white and unbleached kraft linerboard. SJFP operates one production facility which is located in Port St. Joe, Florida. Sales are primarily to manufacturers of corrugated containers, both domestic and foreign.

(2) BASIS OF PRESENTATION
    The accompanying financial statements include all of the relevant assets, liabilities, revenues and expenses attributable to the linerboard mill operation of SJFP. Certain of the assets and liabilities are under contract for sale as defined in the asset purchase agreement between St. Joe Paper Company (SJPC), SJFP, St. Joe Container Company (SJCC), Florida Coast Paper Company, L.L.C. and Four M Corporation dated November 1, 1995. The financial statements do not reflect SJFP's wholly-owned subsidiaries.

(3) SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

    (A)  ESTIMATES

    The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

    (B)  REVENUE RECOGNITION

    Revenue from the sale of linerboard is recognized generally on delivery of the product to the common carrier.

    (C)  CASH AND CASH EQUIVALENTS

    For purposes of the statement of cash flows, cash and cash equivalents include cash on hand, bank demand accounts, money market accounts, remarketed certificates of participation and repurchase agreements having original maturities of three months or less.

    (D)  INVENTORIES

    Inventories  are  stated  at  the  lower  of  cost  or  market.  Costs   for
manufactured paper products and associated raw materials are determined under the last-in, first-out (LIFO) method. Costs for substantially all other inventories are determined under the first in, first out (FIFO) or the average cost method. A reserve for obsolescence is established for materials and supplies having no activity in the previous seven years.

    (E)  PROPERTY, PLANT AND EQUIPMENT

    Depreciation is computed using both straight-line and accelerated methods over the useful lives of various assets.

    (F)  SELF-INSURANCE

    Self-insurance reserves are established for automobile liability, workers' compensation, group health insurance provided to employees and property losses based on claims filed and claims incurred but not reported, with a maximum per occurrence of $25 for automobile liability, $600 for workers' compensation, $50 for property loss, other than windstorm, and $250 for damage due to windstorm. SJFP is insured for insurance costs in excess of these limits.

    (G)  INCOME TAXES

    SJFP's results of operations are included in the consolidated U.S. federal and Florida income tax returns of SJPC. The tax provisions and deferred tax liabilities presented have been determined as if SJFP was a stand-alone business filing separate returns, except to the extent that an operating loss can be utilized by SJPC, the benefit is allocated to SJFP. Current tax liabilities are paid to or refunded by SJPC.

          ST. JOE FOREST PRODUCTS COMPANY--LINERBOARD MILL OPERATIONS
                   NOTES TO FINANCIAL STATEMENTS (CONTINUED)
                        DECEMBER 31, 1993, 1994 AND 1995
                             (DOLLARS IN THOUSANDS)

(3) SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (CONTINUED)
    SJFP follows the asset and liability method of accounting for income taxes in accordance with Statement of Financial Accounting Standards (SFAS) No. 109 "Accounting for Income Taxes." Under SFAS 109, deferred tax assets and liabilities are recognized for the future tax consequences attributable to differences between the financial statement carrying amounts of existing assets and liabilities and their respective tax bases. Deferred tax assets and liabilities are measured using enacted tax rates expected to apply to taxable income in the years in which those temporary differences are expected to be recovered or settled. Under SFAS 109, the effect on deferred tax assets and liabilities of a change in tax rates is recognized in income in the period that includes the enactment date. Effective January 1, 1993, SJFP adopted SFAS 109 and has reported the cumulative effect of that change in the method of accounting for income taxes of $5,003 in the 1993 statement of operations.

(4) INVENTORIES
    Inventories as of December 31 consist of:

                                                                                       1994       1995
                                                                                     ---------  ---------
Manufactured paper products and associated raw materials...........................  $   2,157      3,886
Materials and supplies.............................................................      9,951     10,746
                                                                                     ---------  ---------
                                                                                     $  12,108     14,632
                                                                                     ---------  ---------
                                                                                     ---------  ---------

    The replacement cost of manufactured paper products and associated raw material inventories was in excess of LIFO stated cost by approximately $2,750 as of December 31, 1995 ($2,662 in 1994). The reserve for obsolescence was approximately $2,100 at December 31, 1994 and 1995.

(5) PROPERTY, PLANT AND EQUIPMENT
    Property, plant and equipment, at cost, as of December 31 consists of:

                                                                                             ESTIMATED
                                                                                               USEFUL
                                                                         1994       1995        LIFE
                                                                      ----------  ---------  ----------
Land................................................................  $      200        200      --
Land improvements...................................................       4,020      4,123      20
Buildings...........................................................      10,584     11,474      45
Machinery and equipment.............................................     345,965    366,225   12 - 30
Office equipment....................................................         701        732      10
Autos and trucks....................................................         744        861    3 - 6
Construction in progress............................................       6,402      1,796      --
                                                                      ----------  ---------
                                                                         368,616    385,411
Accumulated depreciation............................................     197,595    215,987
                                                                      ----------  ---------
                                                                      $  171,021    169,424
                                                                      ----------  ---------
                                                                      ----------  ---------

(6) INCOME TAXES
    Total income tax expense (benefit) for the year ended December 31, 1993, 1994 and 1995, was attributable to income (loss) from continuing operations and was ($5,871), $2,453 and $20,294, respectively.

          ST. JOE FOREST PRODUCTS COMPANY--LINERBOARD MILL OPERATIONS
                   NOTES TO FINANCIAL STATEMENTS (CONTINUED)
                        DECEMBER 31, 1993, 1994 AND 1995
                             (DOLLARS IN THOUSANDS)

(6) INCOME TAXES (CONTINUED)
    Income tax expense (benefit) attributable to income (loss) from continuing operations differed from the amount computed by applying the statutory federal income tax rate to pre-tax income (loss) as a result of the following:

                                                                            1993       1994       1995
                                                                          ---------  ---------  ---------
Tax at the statutory federal rate.......................................  $  (6,270)     2,317     19,167
State income taxes (net of federal benefit).............................       (367)       136      1,127
Adjustment to deferred tax assets and liabilities for enacted changes in
 tax laws and rates.....................................................        766         --         --
                                                                          ---------  ---------  ---------
                                                                          $  (5,871)     2,453     20,294
                                                                          ---------  ---------  ---------
                                                                          ---------  ---------  ---------

    The tax effects of temporary differences that give rise to significant portions of deferred tax liabilities and deferred tax assets at December 31, 1994 and 1995, are presented below:

                                                                                       1994       1995
                                                                                     ---------  ---------
Deferred tax liabilities:
  Property, plant and equipment, principally due to differences in depreciation....  $  35,448     35,197
Deferred tax assets:
  Current:
    Accrued reserves...............................................................        528        762
  Noncurrent:
    Accrued reserves...............................................................      1,428      1,644
                                                                                     ---------  ---------
      Total deferred tax assets....................................................      1,956      2,406
                                                                                     ---------  ---------
Net deferred tax liability.........................................................  $  33,492     32,791
                                                                                     ---------  ---------
                                                                                     ---------  ---------

    Based on the timing of reversal of future taxable amounts and SJFP's history of reporting taxable income, SJFP believes that the deferred tax assets will be realized and a valuation allowance is not considered necessary. The current deferred tax asset of $528 and $762 is recorded in other assets as of December 31, 1994 and 1995, respectively.

(7) PENSION AND RETIREMENT PLANS
    Substantially all of SJFP's employees, along with other SJPC and subsidiaries eligible employees, participate in SJPC pension plans. During the past three years, the assets of the SJPC pension plan have exceeded benefit obligations under such plans, resulting in pension income under SFAS No. 87 "Employers' Accounting for Pensions." SJPC has an Employee Stock Ownership Plan
(ESOP) for the purpose of purchasing stock of SJPC for the benefit of qualified employees. Contributions to the ESOP are limited to .5% of compensation of employees covered under the ESOP. No assets of the SJPC pension plan or the ESOP will be transferred as a result of the asset purchase agreement. No allocation of benefit or expense from the pension plans or ESOP has been made to SJFP during the years ended December 31, 1993, 1994 and 1995 due to immateriality.

    SJPC also has other defined contribution plans which, in conjunction with the ESOP, cover substantially all its salaried employees. Contributions are at the employees' discretion and are matched by SJPC up to certain limits. SJFP's expense for these defined contribution plans was $132, $133, and $131 in 1993, 1994 and 1995, respectively. Pursuant to the asset purchase agreement, the assets of the defined contribution plans attributable to transferred SJFP employees may be paid out immediately to the employee, left in the plans or rolled over into a qualified plan of the buyer, if such plan exists.

          ST. JOE FOREST PRODUCTS COMPANY--LINERBOARD MILL OPERATIONS
                   NOTES TO FINANCIAL STATEMENTS (CONTINUED)
                        DECEMBER 31, 1993, 1994 AND 1995
                             (DOLLARS IN THOUSANDS)

(8) RELATED PARTY TRANSACTIONS
    Intercompany due to and due from balances between SJFP and SJPC and its affiliates have been included in equity. The net intercompany due to SJFP was $36,022 and $86,348 at December 31, 1994 and 1995, respectively. The intercompany transactions described below may or may not be indicative of what such transactions would have been had SJFP operated either as an unaffiliated entity or in affiliation with another entity.

    An allocation of costs of overhead of SJPC is included in selling, general and administrative expenses. SJPC provides services for SJFP in treasury, taxes, benefits administration and legal support and other financial systems and support. SJPC's budgeted overhead was allocated based on a formula which equally weighted each subsidiary's proportional share of payroll, sales and fixed assets. This formula is similar to that which is used by many states to determine the economic activity of any entity and is considered by management to be a reasonable measure of the use of corporate resources by each subsidiary. SJFP was billed approximately $960 annually for such services in 1993, 1994 and 1995.

    Sales to SJCC, a wholly owned subsidiary of SJFP, amounted to approximately $87,015, $97,691, and $126,410 representing approximately 251,000, 248,000 and
238,000 tons for the years ended December 31, 1993, 1994 and 1995, respectively. Pricing for these transactions was based on the PULP & PAPER WEEK Price Watch:
Paper   and  Paperboard.  In  addition,   SJFP  purchases  both  linerboard  and
corrugating medium for SJCC from outside suppliers. The price paid by SJFP for this rollstock was negotiated with each supplier. SJCC was charged for this rollstock at the prices published in PULP & PAPER WEEK.

    Purchases of pulpwood and wood chips from St. Joseph Land and Development Company, a wholly owned subsidiary of SJFP, amounted to approximately $53,994, $54,321 and $55,225 representing approximately 2,038,000, 2,028,000 and
2,033,000   tons  for  the  years  ended  December  31,  1993,  1994  and  1995, respectively.

    SJFP ships the majority of its product via Apalachicola Northern Railroad, a subsidiary of SJPC. Amounts billed for freight amounted to approximately $4,409, $4,489 and $4,310 for the years ended December 31, 1993, 1994 and 1995, respectively.

(9) CONTINGENCIES
    SJFP is involved in litigation on a number of matters and is subject to certain claims which arise in the normal course of business, none of which, in the opinion of management, is expected to have a material adverse effect on SJFP's financial position, liquidity or results of operations.

    SJFP has retained certain self-insurance risks with respect to losses for third party liability, property damage and group health insurance provided to employees.

    SJFP is subject to costs arising out of environmental laws and regulations, which include obligations to remove or limit the effects on the environment of the disposal or release of certain wastes or substances at various sites. It is SJFP's policy to accrue and charge against earnings environmental cleanup costs when it is probable that a liability has been incurred and an amount is reasonably estimable. As assessments and cleanups proceed, these accruals are reviewed and adjusted, if necessary, as additional information becomes available.

    SJFP is currently a party to, or involved in, legal proceedings involving environmental matters such as alleged discharges into water or soil. It is not possible to quantify future environmental costs because many issues relate to actions by third parties or changes in environmental regulation. Environmental liabilities are paid over an extended period and the timing of such payments cannot be predicted with any confidence. Based on information presently available, management believes that the ultimate disposition of currently known matters will not have a material effect on the financial position, liquidity, or results of operations of SJFP. Aggregate environmental related accruals were approximately $1,000 as of December 31, 1994 and 1995.

          ST. JOE FOREST PRODUCTS COMPANY--LINERBOARD MILL OPERATIONS
                   UNAUDITED STATEMENT OF FINANCIAL POSITION
                                 MARCH 31, 1996

                             (DOLLARS IN THOUSANDS)

                                     ASSETS

Current assets:
  Accounts receivable.............................................................  $  10,629
  Inventories, net................................................................     15,635
  Other assets....................................................................      1,071
                                                                                    ---------
      Total current assets........................................................     27,335
Property, plant and equipment, net................................................    165,669
                                                                                    ---------
      Total assets................................................................  $ 193,004
                                                                                    ---------
                                                                                    ---------

                                   LIABILITIES AND EQUITY

Current liabilities:
  Accounts payable................................................................  $   3,328
  Accrued liabilities.............................................................      1,605
  Accrued reserves................................................................      2,056
                                                                                    ---------
      Total current liabilities...................................................      6,989
                                                                                    ---------
Accrued reserves..................................................................      2,379
Deferred income taxes.............................................................     33,453
                                                                                    ---------
      Total liabilities...........................................................     42,821
                                                                                    ---------
Equity in net assets..............................................................    150,183
                                                                                    ---------
      Total liabilities and equity................................................  $ 193,004
                                                                                    ---------
                                                                                    ---------

           See accompanying notes to unaudited financial statements.

          ST. JOE FOREST PRODUCTS COMPANY--LINERBOARD MILL OPERATIONS
                       UNAUDITED STATEMENT OF OPERATIONS
                   THREE MONTHS ENDED MARCH 31, 1995 AND 1996
                             (DOLLARS IN THOUSANDS)

                                                                                               1995        1996
                                                                                            ----------  ----------
Net sales.................................................................................  $   62,375      49,759
Cost of sales.............................................................................      47,331      45,106
Selling, general and administrative expenses..............................................         800         766
                                                                                            ----------  ----------
    Operating profit......................................................................      14,244       3,887
Other income:
  Interest income.........................................................................         355          --
  Other, net..............................................................................          33         122
                                                                                            ----------  ----------
                                                                                                   388         122
                                                                                            ----------  ----------
Income before income taxes................................................................      14,632       4,009
Provision for income taxes:
  Current.................................................................................       5,360       1,586
  Deferred................................................................................          63        (100)
                                                                                            ----------  ----------
    Total provision for income taxes......................................................       5,423       1,486
                                                                                            ----------  ----------
Net income................................................................................  $    9,209       2,523
                                                                                            ----------  ----------
                                                                                            ----------  ----------

           See accompanying notes to unaudited financial statements.

          ST. JOE FOREST PRODUCTS COMPANY--LINERBOARD MILL OPERATIONS
                       UNAUDITED STATEMENT OF CASH FLOWS
                   THREE MONTHS ENDED MARCH 31, 1995 AND 1996
                             (DOLLARS IN THOUSANDS)

                                                                                                 1995       1996
                                                                                               ---------  ---------
Cash flows from operating activities:
  Net income.................................................................................  $   9,209      2,523
  Adjustments to reconcile net income to cash
   provided by operating activities:
    Depreciation.............................................................................      5,920      6,241
    Increase (decrease) in deferred income taxes.............................................         63       (100)
    Changes in operating assets and liabilities:
      Accounts receivable....................................................................       (308)    (1,380)
      Inventories, net.......................................................................        (95)    (1,003)
      Other assets...........................................................................       (430)        72
      Accounts payable.......................................................................     (3,316)    (4,418)
      Accrued liabilities....................................................................      1,032        251
                                                                                               ---------  ---------
        Cash provided by operating activities................................................     12,075      2,186
                                                                                               ---------  ---------
Cash flows from investing activities:
  Purchases of property, plant and equipment.................................................     (3,140)    (2,486)
                                                                                               ---------  ---------
        Cash used in investing activities....................................................     (3,140)    (2,486)
                                                                                               ---------  ---------
Cash flows from financing activities:
  Change in intercompany accounts............................................................        388        300
                                                                                               ---------  ---------
        Cash provided by financing activities................................................        388        300
                                                                                               ---------  ---------
Net increase in cash and cash equivalents....................................................      9,323         --
Cash and cash equivalents at beginning of period.............................................     13,561         --
                                                                                               ---------  ---------
Cash and cash equivalents at end of period...................................................  $  22,884         --
                                                                                               ---------  ---------
                                                                                               ---------  ---------

           See accompanying notes to unaudited financial statements.

          ST. JOE FOREST PRODUCTS COMPANY - LINERBOARD MILL OPERATIONS
                    NOTES TO UNAUDITED FINANCIAL STATEMENTS
                             (DOLLARS IN THOUSANDS)

1. In the opinion of St. Joe Forest Products Company (SJFP), the accompanying unaudited financial statements contain all adjustments (consisting of only normal recurring accruals) necessary to present fairly the financial position as of March 31, 1996 and the results of operations and cash flows for the three month periods ended March 31, 1995 and 1996.

2. The accompanying financial statements include all of the relevant assets, liabilities, revenues and expenses attributable to the linerboard mill operation of SJFP. Certain of the assets and liabilities are under contract for sale as defined in the asset purchase agreement between St. Joe Paper Company (SJPC), SJFP, St. Joe Container Company (SJCC), Florida Coast Paper Company, L.L.C. and Four M Corporation dated November 1, 1995. The financial statements do not reflect SJFP's wholly-owned subsidiaries.

3. The results of operations for the three month periods ended March 31, 1995 and 1996 are not necessarily indicative of the results that may be expected for the full year.

4.  Inventories as of March 31, 1996 consist of:

Manufactured paper products and associated raw materials......................   $   5,040
Materials and supplies........................................................      10,595
                                                                                -----------
                                                                                 $  15,635
                                                                                -----------
                                                                                -----------

5. Intercompany due to and due from balances between SJFP and SJPC and its affiliates have been included in equity. The net intercompany due to SJFP was $86,049 at March 31, 1996. The intercompany transactions described below may or may not be indicative of what such transactions would have been had SJFP operated either as an unaffiliated entity or in affiliation with another entity.

    An allocation of costs of overhead of SJPC is included in selling, general and administrative expenses. SJPC provides services for SJFP in treasury, taxes, benefits administration and legal support and other financial systems and support. SJPC's budgeted overhead was allocated based on a formula which equally weighted each subsidiary's proportional share of payroll, sales and fixed assets. This formula is similar to that which is used by many states to determine the economic activity of any entity and is considered by management to be a reasonable measure of the use of corporate resources by each subsidiary. SJFP was billed approximately $240 for such services for the three months ended March 31, 1995 and 1996.

    Sales to SJCC, a wholly owned subsidiary of SJFP, amounted to approximately $30,161 and $27,245 representing approximately 62,000 and 56,000 tons for the three months ended March 31, 1995 and 1996, respectively. Pricing for these transactions was based on the PULP & PAPER WEEK Price Watch: Paper and Paperboard. In addition, SJFP purchases both linerboard and corrugating medium for SJCC from outside suppliers. The price paid by SJFP for this rollstock was negotiated with each supplier. SJCC was charged for this rollstock at the prices published in PULP & PAPER WEEK.

    Purchases of pulpwood and wood chips from St. Joseph Land and Development Company, a wholly owned subsidiary of SJFP, amounted to approximately $13,793 and $14,218 representing approximately 508,000 and 474,000 tons for the three months ended March 31, 1995 and 1996, respectively.

    SJFP ships the majority of its product via Apalachicola Northern Railroad, a subsidiary of SJPC. Amounts billed for freight amounted to approximately $1,189 and $941 for the three months ended March 31, 1995 and 1996, respectively.

          ST. JOE FOREST PRODUCTS COMPANY - LINERBOARD MILL OPERATIONS
              NOTES TO UNAUDITED FINANCIAL STATEMENTS (CONTINUED)
                             (DOLLARS IN THOUSANDS)

6. SJFP is involved in litigation on a number of matters and is subject to certain claims which arise in the normal course of business, none of which, in the opinion of management, is expected to have a material adverse effect on SJFP's financial position, liquidity or results of operations.

    SJFP has retained certain self-insurance risks with respect to losses for third party liability, property damage and group health insurance provided to employees.

    SJFP is subject to costs arising out of environmental laws and regulations, which include obligations to remove or limit the effects on the environment of the disposal or release of certain wastes or substances at various sites. It is SJFP's policy to accrue and charge against earnings environmental cleanup costs when it is probable that a liability has been incurred and an amount is reasonably estimable. As assessments and cleanups proceed, these accruals are reviewed and adjusted, if necessary, as additional information becomes available.

    SJFP is currently a party to, or involved in, legal proceedings involving environmental matters such as alleged discharges into water or soil. It is not possible to quantify future environmental costs because many issues relate to actions by third parties or changes in environmental regulation. Environmental liabilities are paid over an extended period and the timing of such payments cannot be predicted with any confidence. Based on information presently available, management believes that the ultimate disposition of currently known matters will not have a material effect on the financial position, liquidity, or results of operations of SJFP. Aggregate environmental related accruals were approximately $1,000 as of March 31, 1996.

-------------------------------------------
                                     -------------------------------------------
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                                     -------------------------------------------

    NO PERSON HAS BEEN AUTHORIZED TO GIVE ANY INFORMATION OR TO MAKE ANY REPRESENTATIONS OTHER THAN THOSE CONTAINED IN THIS PROSPECTUS, AND, IF GIVEN OR MADE, SUCH INFORMATION OR REPRESENTATIONS MUST NOT BE RELIED UPON AS HAVING BEEN AUTHORIZED. THIS PROSPECTUS DOES NOT CONSTITUTE AN OFFER TO SELL OR THE SOLICITATION OF AN OFFER TO BUY ANY SECURITIES OTHER THAN THE SECURITIES TO WHICH IT RELATES OR ANY OFFER TO SELL OR THE SOLICITATION OF AN OFFER TO BUY SUCH SECURITIES IN ANY CIRCUMSTANCES IN WHICH SUCH OFFER OR SOLICITATION IS UNLAWFUL. NEITHER THE DELIVERY OF THIS PROSPECTUS NOR ANY SALE MADE HEREUNDER SHALL, UNDER ANY CIRCUMSTANCES, CREATE ANY IMPLICATION THAT THERE HAS BEEN NO CHANGE IN THE AFFAIRS OF THE COMPANY SINCE THE DATE HEREOF OR THAT ANY INFORMATION CONTAINED HEREIN IS CORRECT AS OF ANY TIME SUBSEQUENT TO ITS DATE.

                            ------------------------

                               TABLE OF CONTENTS

                                                   PAGE
                                                 ---------
Available Information..........................          i
Prospectus Summary.............................          1
Risk Factors...................................         12
The Exchange Offer.............................         17
The Acquisition................................         24
Capitalization.................................         25
Selected Historical Financial Data.............         26
Unaudited Pro Forma Combined Condensed
  Financial Data...............................         28
Management's Discussion and Analysis of
  Financial Condition and Results of
  Operations...................................         37
Industry Overview..............................         44
Business.......................................         46
Management.....................................         56
Security Ownership.............................         60
Related Party Transactions.....................         60
Description of New Notes.......................         61
Description of Credit Facility.................         84
Plan of Distribution...........................         85
Legal Matters..................................         86
Experts........................................         86
Change in Certifying Accountants...............         86
Index to Financial Statements..................        F-1

                               FOUR M CORPORATION

                             OFFER TO EXCHANGE ITS
                              12% SERIES B SENIOR
                             SECURED NOTES DUE 2006
                           WHICH HAVE BEEN REGISTERED
                            UNDER THE SECURITIES ACT
                             FOR ANY AND ALL OF ITS
                                  OUTSTANDING
                              12% SERIES A SENIOR
                             SECURED NOTES DUE 2006

                             ---------------------

                                   PROSPECTUS

                             ---------------------

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